UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

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Valley National Bancorp

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December 3, 2021

PROPOSED TRANSACTION—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend a special meeting (the “Special Meeting”) of shareholders of Valley National Bancorp, a New Jersey corporation (“Valley,” “we,” “us” or “our”). The Special Meeting will be held in a completely virtual format and conducted through a live audio webcast. The matters to be acted upon are described in the Notice of Special Meeting of Shareholders and the accompanying proxy statement.

The Special Meeting will be held virtually on January 13, 2022 at www.virtualshareholdermeeting.com/VLY2022SM, at 3:00 p.m., Eastern Time. Shareholders will be able to listen, vote, and submit questions during the Special Meeting. You will need the 16-digit control number printed on your proxy card or voting instruction form in order to attend and vote at the Special Meeting.

The purpose of the Special Meeting is to consider and vote on proposals relating to the proposed acquisition by Valley of Bank Leumi Le-Israel Corporation, a New York corporation (“Leumi USA”), which is the U.S. subsidiary of Bank Leumi Le-Israel B.M., an Israeli corporation (“BLITA”). Regardless of whether you plan to attend the Special Meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined in the accompanying proxy statement on page 29.

On September 22, 2021, Valley entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), by and among Valley, Leumi USA and Volcano Merger Sub Corporation, a New York corporation and subsidiary of Valley (“Merger Sub”), which provides for the acquisition of Leumi USA by Valley. Under the Merger Agreement, Merger Sub will merge with and into Leumi USA, with Leumi USA remaining as the surviving entity and becoming a wholly owned subsidiary of Valley (the “Merger”). Such surviving entity will, immediately following the effective time of the Merger (the “Effective Time”) and as part of a single integrated transaction, merge with and into Valley (the “Follow-On Merger”). Immediately following the effective time of the Follow-On Merger, Bank Leumi USA, a New York state-chartered bank and subsidiary of Leumi USA, will merge with and into Valley National Bank, a national banking association and subsidiary of Valley, with Valley National Bank as the surviving bank.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of common stock, par value $0.10 per share, of Leumi USA (the “Leumi USA Common Stock”) outstanding immediately prior to the Effective Time, other than certain shares held by Valley or Leumi USA, will be converted into the right to receive (1) 3.8025 shares (the “Per Share Equity Consideration”) of common stock, no par value, of Valley (the “Valley Common Stock”) and (2) $5.35 in cash (subject to specified adjustments, which based on the number of shares of Leumi USA Common Stock outstanding as of the date of the Merger Agreement, are expected to result in a reduction of such per share cash amount to $5.08) (the “Per Share Cash Consideration”).

In addition, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (1) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the Merger Agreement will fully vest and be converted into the right to receive cash equal to the excess of the sum of the Per Share Cash Consideration and the value of the Per Share Equity Consideration (measured based on the volume-weighted average price of a share of Valley Common Stock for the ten-day period ending on the second-to-last trading day prior to the closing of the Merger (the “Closing”)) over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option will fully vest and be converted into a stock option to acquire shares of Valley Common Stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock.

The Valley Common Stock to be issued in connection with the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. Valley will be required to, no later than the later of (i) the date of the Closing and (ii) ten business days following receipt by Valley of the required financial statements and financial information regarding Leumi USA and any other information reasonably required from the holders of Leumi USA Common Stock to be included or incorporated by reference in such registration statement, file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 to provide for the public resale of the shares of Valley Common Stock issued pursuant to the Merger Agreement, other than such shares that will be beneficially owned by BLITA.

Valley is sending you the accompanying proxy statement to ask you to attend the Special Meeting, or to vote your shares by proxy, in respect of the following proposals in connection with the Merger:

1.	To approve the issuance of shares of Valley Common Stock pursuant to the Merger Agreement; and

2.

To approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal above.

Valley’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Valley Common Stock pursuant to the Merger Agreement (the “Share Issuance”), are advisable and fair to and in the best interests of Valley and its shareholders, and recommends that you vote “FOR” each of the foregoing proposals.

The accompanying proxy statement provides you with information about the Merger Agreement, the Merger, the Share Issuance and the Special Meeting. Valley encourages you to read the proxy statement carefully and in its entirety, including the Merger Agreement, which is attached as Annex A. Before deciding how to vote, you should consider the “Risk Factors” beginning on page 22 of the proxy statement. You may also obtain more information about Valley from documents Valley has filed with the SEC as described under “Where You Can Find More Information” beginning on page 92 of the proxy statement.

YOUR VOTE IS IMPORTANT. The Merger cannot be completed unless the proposal to approve the Share Issuance is approved by the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, Valley urges you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on attending the Special Meeting or voting your shares, please refer to the section entitled “The Special Meeting” in the accompanying proxy statement. Returning the proxy does not deprive you of your right to attend the Special Meeting and to vote your shares at the Special Meeting.

Sincerely,

Ira Robbins
Chairman, President and Chief Executive Officer

The proxy statement is dated December 3, 2021 and, together with the accompanying proxy card, is first being mailed or otherwise distributed to shareholders of Valley on or about December 3, 2021.

VALLEY NATIONAL BANCORP

1455 VALLEY ROAD

WAYNE, NEW JERSEY 07470

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held at 3:00 p.m. Eastern Time on January 13, 2022

Dear Shareholders of Valley National Bancorp:

Valley National Bancorp, a New Jersey corporation (“Valley”) cordially invites you to attend a special meeting of shareholders (the “Special Meeting”) of Valley, which will be held virtually on January 13, 2022 at 3:00 p.m. Eastern Time. You can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VLY2022SM, where you will be able to listen to the meeting live, submit live questions and vote your shares online during the meeting, just as you could at an in-person meeting. Questions may be submitted beginning thirty minutes before the start of the Special Meeting through www.virtualshareholdermeeting.com/VLY2022SM.

On September 22, 2021, Valley entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), by and among Valley, Bank Leumi Le-Israel Corporation, a New York corporation (“Leumi USA”) and Volcano Merger Sub Corporation, a New York corporation and subsidiary of Valley, pursuant to which, upon the terms and subject to the conditions set forth therein, Valley will acquire Leumi USA (the “Merger”).

Valley is holding the Special Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To approve the issuance of shares of common stock, no par value, of Valley (the “Valley Common Stock”) pursuant to the Merger Agreement (the “Share Issuance Proposal”); and

2.

To approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal above.

Valley’s board of directors has fixed the close of business on November 19, 2021 as the record date for the Special Meeting. Only shareholders of record on November 19, 2021 are entitled to notice of, and to vote at, the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available for examination at the virtual meeting website during the Special Meeting. Further information regarding voting rights, the matters to be voted upon and instructions to attend the Special Meeting is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Each of the proposals to be considered and voted upon at the Special Meeting is subject to a separate vote by Valley shareholders. The Merger cannot be completed unless the Share Issuance Proposal is approved by the affirmative vote of a majority of votes cast by the holders of Valley Common Stock at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, Valley urges you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on attending the Special Meeting or voting your shares, please refer to the section entitled “The Special Meeting” in the accompanying proxy statement. Returning the proxy does not deprive you of your right to attend the Special Meeting and to vote your shares at the Special Meeting.

Instructions on the different ways to vote are found on the enclosed proxy card or voting instruction form and on page 29 of the accompanying proxy statement. Please vote each and every proxy card or voting instruction form you receive. You may revoke your proxy at any time before it is voted at the Special Meeting by following the procedures set forth in the accompanying proxy statement or voting instruction form, as applicable.

Valley’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Valley Common Stock pursuant to the Merger Agreement, are advisable and fair to and in the best interests of Valley and its shareholders, and recommends that you vote “FOR” each of the proposals to be considered and voted upon at the Special Meeting.

By order of the Board of Directors,

Ira Robbins
Chairman, President and Chief Executive Officer

December 3, 2021

i

LIST OF ANNEXES

Annex A	Merger Agreement
Annex B	Leumi USA Financial Statements
Annex C	Opinion of Valley’s Financial Advisor
Annex D	Consent of KPMG LLP
Annex E	Consent of KPMG LLP
Annex F	Consent of Ernst & Young LLP
Annex G	Form of Proxy of Valley National Bancorp

ii

SUMMARY TERM SHEET

This proxy statement is being furnished to the shareholders of Valley National Bancorp, a New Jersey corporation (“Valley”) in connection with the solicitation of proxies by Valley’s board of directors (the “Valley Board”) for use at a special meeting of shareholders to be held virtually on January 13, 2022 at 3:00 p.m. Eastern Time (the “Special Meeting”) and at any reconvened meeting following any adjournment or postponement thereof. The purpose of the Special Meeting is for Valley shareholders to consider and vote upon certain proposals in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 22, 2021 (as amended from time to time, the “Merger Agreement”), by and among Valley, Bank Leumi Le-Israel Corporation, a New York corporation (“Leumi USA”) and Volcano Merger Sub Corporation, a New York corporation and subsidiary of Valley (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Valley will acquire Leumi USA.

The following summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that may be important to you. Accordingly, you are urged to read carefully this entire proxy statement, including the attached annexes, the information incorporated by reference herein and the other documents to which this proxy statement refers you in order for you to understand the matters being considered at the Special Meeting. See “Where You Can Find More Information” beginning on page 92 of this proxy statement. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

•

About Valley National Bancorp (see page 56). Valley is a New Jersey corporation organized in 1983 as a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Valley elected to become a financial holding company in August 2021. Valley is headquartered in New York, New York, and as of September 30, 2021, had, on a consolidated basis, total assets of approximately $41.3 billion, total loans of approximately $32.6 billion, total deposits of approximately $33.6 billion and total shareholders’ equity of approximately $4.8 billion. Valley conducts its banking operations through its subsidiary bank, Valley National Bank, a national banking association (“VNB”), in 225 branches or financial centers located in northern and central New Jersey, the New York City Boroughs of Manhattan, Brooklyn, Queens, and Long Island, Florida and Alabama. The common stock, no par value, of Valley (the “Valley Common Stock”) is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “VLY.” Additional information about Valley is included in documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

•

About Bank Leumi Le-Israel Corporation (see page 57). Leumi USA is the U.S. subsidiary of Bank Leumi Le-Israel B.M., an Israeli corporation (“BLITA”) and the parent company of Bank Leumi USA, a New York state chartered bank offering a full range of commercial loan and deposit products. Leumi USA has over 60 years of experience in the U.S. commercial banking industry and currently operates commercial offices in New York City, Chicago, Los Angeles, Palo Alto, and Aventura (Florida).

•

About Volcano Merger Sub Corporation (see page 57). Merger Sub is a New York corporation and subsidiary of Valley. Merger Sub was incorporated on September 20, 2021 for the sole purpose of effecting the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement.

•

The Mergers (see page 35). On September 22, 2021, Valley, Leumi USA and Merger Sub entered into the Merger Agreement, which provides for the acquisition by Valley of Leumi USA. Under the Merger Agreement, Merger Sub will merge with and into Leumi USA, with Leumi USA remaining as the surviving entity and becoming a wholly owned subsidiary of Valley (the “Merger”). Such surviving entity will, immediately following the effective time of the Merger (the “Effective Time”) and as part of a single integrated transaction, merge with and into Valley (the “Follow-On Merger”). Immediately following the effective time of the Follow-On Merger (the “Follow-On Merger Effective Time”), Bank Leumi USA will merge with and into VNB, with VNB as the surviving bank (the “Bank Merger” and together with the Merger and the Follow-On Merger, the “Mergers”). The Mergers are intended to be treated as a single integrated transaction treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”).

•

Merger Consideration (see page 69). Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of common stock, par value $0.10 per share, of Leumi USA (the “Leumi USA Common Stock”) outstanding immediately prior to the Effective Time, other than shares of Leumi USA Common Stock held by Valley, Leumi USA (including as treasury stock) or Leumi USA’s subsidiaries (collectively, the “Disregarded Shares”), will be converted into the right to receive (1) 3.8025 shares of Valley Common Stock (the “Per Share Equity Consideration”) and (2) $5.35 in cash (subject to specified adjustments, which based on the number of shares of Leumi USA Common Stock outstanding as of the date of the Merger Agreement, are expected to result in a reduction of such per share cash amount to $5.08) (the “Per Share Cash Consideration” and together with the Per Share Equity Consideration, the “Per Share Consideration”). Based on the closing price of $14.33 per share of Valley Common Stock as reported on NASDAQ on November 19, 2021, the record date for the Special Meeting, the aggregate value of the merger consideration to be delivered to holders of Leumi USA Common Stock was approximately $1.33 billion.

•

Treatment of Leumi USA Stock Options (see page 71). Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (1) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the Merger Agreement will fully vest and be converted into the right to receive cash equal to the excess of the sum of the Per Share Cash Consideration and the value of the Per Share Equity Consideration (measured based on the volume-weighted average price of a share of Valley Common Stock for the ten-day period ending on the second-to-last trading day prior to the closing of the Merger (the “Closing”)) over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option will fully vest and be converted into a stock option to acquire shares of Valley Common Stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock.

•

Board Recommendation (see page 41). The Valley Board has determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of Valley Common Stock pursuant to the Merger Agreement, are advisable, fair to and in the best interests of Valley and its shareholders, and recommends that you vote “FOR” the proposal to approve the issuance of shares of Valley Common Stock pursuant to the Merger Agreement (the “Share Issuance Proposal”) and “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal (the “Adjournment Proposal”).

•

Opinion of Valley’s Financial Advisor (see page 43). Valley retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as a financial advisor to the Valley Board in connection with the Merger. The Valley Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of the financial services industry, market and regulatory environment and the business and affairs of Valley, and its substantial experience in transactions similar to the Merger. At the meeting of the Valley Board on September 22, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be paid by Valley pursuant to the Merger Agreement was fair from a financial point of view to Valley. The full text of the written opinion of Morgan Stanley, dated as of September 22, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex C. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion addressed only the fairness to Valley from a financial point of view of the consideration to be paid by Valley pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or the price at which shares of Valley Common Stock would trade at any time in the future. The opinion was addressed to, and rendered for the benefit of, the Valley Board and was not intended to, and does not, constitute advice or a recommendation to any Valley shareholder as to how to vote or act on any matter with respect to the Merger or related transactions or any other action with respect to the transactions contemplated by the Merger Agreement.

•

Accounting Treatment (see page 49). Valley prepares its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Valley will account for the acquisition using the acquisition method of accounting, as prescribed in Accounting Standards Codification No. 805, Business Combinations, under U.S. GAAP. Valley will be treated as the acquirer for accounting purposes.

•

Board of Directors Following the Merger (see page 50). Pursuant to the terms of the Merger Agreement, Valley will take all action necessary so that, as of the Effective Time, (i) the number of directors that comprise the Valley Board and the board of directors of VNB (the “VNB Board” and together with the Valley Board, the “Valley Boards”) will each be increased by two and (ii) two individuals designated by BLITA will be appointed to fill such newly created vacancies. In addition, pursuant to the terms and subject to the conditions of the Investor Rights Agreement (as defined below), as of the Closing, BLITA will be entitled to designate one individual to be a nonvoting observer on the Valley Board and the VNB Board.

•

Material U.S. Federal Income Tax Consequences of the Merger (see page 51). There are no material U.S. federal income tax consequences to Valley’s existing shareholders that will result from the Mergers or the issuance of shares of Valley Common Stock in the Merger.

•

No Appraisal or Dissenters’ Rights (see page 52). Under New Jersey law, holders of shares of Valley Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Mergers or any of the matters to be acted on at the Special Meeting.

•

Regulatory Approvals (see page 53). Subject to the terms of the Merger Agreement, Valley and Leumi USA have agreed to use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents, approvals and authorizations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, and Valley has agreed to certain additional covenants in connection therewith. These consents, approvals and authorizations include, among others, approvals pursuant to the BHC Act and the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) by the Federal Reserve and the Office of the Comptroller of the Currency (the “OCC”), respectively, and the receipt from the Federal Reserve of a determination that the consummation of the Merger will not result in Valley being deemed to be “controlled” by BLITA as that term is interpreted by the Federal

Reserve under the BHC Act (the “Non-Control Determination”). On November 2, 2021, Valley submitted applications to the Federal Reserve and the OCC. In addition, concurrently with the execution and delivery of the Merger Agreement, Valley and BLITA entered into a letter agreement (the “BLITA Letter Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, BLITA has agreed to, among other things, use its reasonable best efforts to obtain as promptly as practicable any necessary approvals BLITA is required to obtain from the Bank of Israel in connection with the transactions contemplated by the Merger Agreement. Although Valley does not know of any reason why the parties cannot obtain these regulatory approvals in a timely manner, Valley cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions or restrictions on the completion of the Merger, the Follow-On Merger or the Bank Merger or on Valley following completion of the Mergers.

•

NASDAQ Supplemental Listing; Form S-3 Registration (see page 80). The Valley Common Stock to be issued in connection with the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. Valley will be required to, no later than the later of (i) the date of the Closing (the “Closing Date”) and (ii) ten business days following receipt by Valley of the required financial statements and financial information regarding Leumi USA and any other information reasonably required from the holders of Leumi USA Common Stock to be included or incorporated by reference in such registration statement, file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (together with any prospectus, prospectus supplement or amendment thereto, the “S-3 Shelf”) (which, if Valley is at such time eligible, will be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act)) to provide for the public resale of the shares of Valley Common Stock issued pursuant to the Merger Agreement, other than such shares that will be beneficially owned by BLITA. In addition, under the Merger Agreement, Valley has agreed to take all action necessary to cause the shares of Valley Common Stock issued pursuant to the Merger Agreement to be listed on NASDAQ effective as of the Closing.

•

Conditions to Completion of the Merger (see page 84). As more fully described in this proxy statement and in the Merger Agreement, the obligations of Valley, Merger Sub and Leumi USA to complete the Closing are subject to the satisfaction (or, where permitted, waiver) of several conditions, including (i) the approval of the issuance of shares of Valley Common Stock pursuant to the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting (the “Valley Shareholder Approval”), (ii) the approval and adoption of the Merger Agreement by the holders of at least two-thirds of the outstanding shares of Leumi USA Common Stock (the “Leumi USA Shareholder Approval”), which approval and adoption was obtained on September 22, 2021, (iii) the receipt of specified governmental or self-regulatory organization consents and approvals (or the expiration or termination of applicable waiting periods in respect thereof), without, in the case of Valley’s obligation to consummate the Closing, the imposition of a condition or restriction that would reasonably be expected to result in a material adverse effect on Valley and its subsidiaries (without giving effect to the transactions contemplated by the Merger Agreement), taken as a whole (a “Burdensome Condition”), (iv) the receipt of the Non-Control Determination, (v) the absence of any order or other legal restraint by any court of competent jurisdiction or other governmental authority in a jurisdiction in which Valley or Leumi USA has material business operations prohibiting or enjoining the consummation of the Closing or the other transactions contemplated by the Merger Agreement (a “Legal Restraint”), (vi) subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party, (vii) the absence of a material breach by the other party of its obligations under the Merger Agreement, (viii) the absence of a Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties”) with respect to the other party, (ix) in the case of Valley’s obligation to consummate the Closing, Leumi USA’s compliance with its obligation to effect certain agreed upon actions to cause Leumi USA to be the sole stockholder of Bank Leumi USA as of immediately prior to the Closing (the “Pre-Closing Reorganization”), and (x) in the case of Leumi USA’s obligation to consummate the Closing, Valley’s compliance with its obligation to take all action necessary so that, as of the Effective Time (i) the number of directors that comprise the Valley Board and the VNB Board will each be increased by two and (ii) two individuals designated by BLITA will be appointed to fill such newly created vacancies.

•

Termination of the Merger Agreement (see page 85). The Merger Agreement provides for certain termination rights, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, a termination fee of $18.5 million will be payable by Valley to Leumi USA.

•

Ancillary Agreements (see page 87). The Merger Agreement contemplates that, at the Closing, Valley and BLITA will enter into an investor rights agreement in the form attached to the Merger Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, in accordance with the terms and subject to the conditions set forth therein, (i) for so long as BLITA holds greater than or equal to 12.5% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate two directors to each of the Valley Board and the VNB Board and (ii) for so long as BLITA holds greater than or equal to 5.0% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate one director to each of the Valley Board and the VNB Board. In addition, pursuant to the terms and subject to the conditions of the Investor Rights Agreement, at the Closing, BLITA will be entitled to designate one individual to be a nonvoting observer on the Valley Board and the VNB Board. The Merger Agreement also contemplates that, at the Closing, Valley and BLITA will enter into a business cooperation agreement in the form attached to the Merger Agreement (the “Business Cooperation Agreement”) providing for, among other things, an ongoing business relationship, which will include loan participations by BLITA.

•	Risk Factors (see page 22). In evaluating the proposals to be considered at the Special Meeting, you should carefully review the risk factors set forth under the section entitled “Risk Factors.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Valley and Leumi USA after giving effect to the Merger, and also reflects Valley’s acquisition of The Westchester Bank Holding Corporation (“Westchester” and such acquisition, the “Westchester Acquisition”), which was completed on December 1, 2021.

The unaudited pro forma condensed combined balance sheet information assumes the Merger and the Westchester Acquisition each took place on September 30, 2021 and combines the historical balance sheets of Valley, Leumi USA and Westchester as of September 30, 2021.

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2020 and the interim period ended September 30, 2021 combine the historical consolidated statements of income of Valley, Leumi USA and Westchester and assume the Merger and the Westchester Acquisition occurred on January 1, 2020, the first day of Valley’s fiscal year 2020.

The consummation of the Merger remains subject to satisfaction of various closing conditions, including receipt of shareholder, regulatory and other approvals. Valley notes that the Merger has not been consummated, and may never be consummated, including due to reasons outside of Valley’s control. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” for more information regarding the conditions to completion of the Merger.

The pro forma adjustments are based upon currently available information and certain assumptions that Valley’s management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The actual adjustments to Valley’s audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the completion of the Merger. Accordingly, the actual adjustments that will appear in Valley’s financial statements will differ from these pro forma adjustments, and those differences may be material.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Merger or the Westchester Acquisition.

In addition, the value of the portion of the consideration in the Westchester Acquisition and the Merger paid (in the case of the Westchester Acquisition) or to be paid (in the case of the Merger) by Valley in shares of Valley Common Stock was (in the case of the Westchester Acquisition) or will be (in the case of the Merger) determined based on the closing prices of shares of Valley Common Stock and of the number of shares of common stock of Westchester and Leumi USA Common Stock outstanding, in each case as of the date of completion of the Westchester Acquisition and the Merger, as applicable. The actual value of the consideration paid (in the case of the Westchester Acquisition) or to be paid (in the case of the Merger) may differ from the amount reflected in the unaudited pro forma condensed combined financial information, and the difference may be material.

VALLEY NATIONAL BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

AS OF SEPTEMBER 30, 2021

(in thousands, except for share data)

	September 30, 2021
	Valley Historical	Westchester Historical	Westchester Adjustments		Leumi USA Historical	Leumi USA Adjustments		Pro Forma
Assets
Cash and interest bearing deposits with banks	$1,500,156	$230,870	$(10,111)	A	$407,722	$(113,374)	A	$2,015,263
Investment securities	3,832,470	112,226	2,440	B	1,786,573	5,191	B	5,738,900
Loans held for sale, at fair value	157,084	—	—		—	—		157,084
Loans	32,606,814	906,163	(11,538)	C	5,501,439	(43,600)	C	38,959,278
Less: Allowance for loan losses	(342,527)	(14,999)	9,743	D	(71,899)	17,187	D	(402,495)

Net Loans	32,264,287	891,164	(1,795)		5,429,540	(26,413)		38,556,783

Goodwill	1,382,442	—	87,133	E	4,550	461,108	E	1,935,233
Other intangible assets, net	62,525	—	2,990	F	—	31,937	F	97,452
Other assets	2,079,043	46,671	656	G	343,030	66,257	G	2,535,657

Total Assets	$41,278,007	$1,280,931	$81,313		$7,971,415	$424,706		$51,036,372

Liabilities
Deposits:
Non–interest bearing	$10,789,237	$393,657	$—		$4,164,204	$—		$15,347,098
Interest bearing	22,843,368	682,604	353	H	2,603,004	3,100	H	26,132,429

Total deposits	33,632,605	1,076,261	353		6,767,208	3,100		41,479,527

Borrowings	2,267,116	47,324	763	I	113,914	1,156	I	2,430,273
Other liabilities	555,788	9,606	882	J	191,593	71,549	J	829,418

Total Liabilities	36,455,509	1,133,191	1,998		7,072,715	75,805		44,739,218

Shareholders’ Equity
Preferred equity	209,691	—			—			209,691
Common equity	4,612,807	147,740	79,315	K	898,133	348,901	K	6,086,896

Total Shareholders’ Equity	4,822,498	147,740	79,315		898,133	348,901		6,296,587
Non–controlling interest	—	—	—		567	—		567

Total Equity	4,822,498	147,740	79,315		898,700	348,901		6,297,154

Total Liabilities and Shareholders’ Equity	$41,278,007	$1,280,931	$81,313		$7,971,415	$424,706		$51,036,372

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

VALLEY NATIONAL BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except for share data)

	For the Nine Months Ended September 30, 2021
	Valley Historical	Westchester Historical	Westchester Adjustments		Leumi USA Historical	Leumi USA Adjustments		Pro Forma
Interest Income

Interest and fees on loans	$938,248	$28,778	$2,793	A	$158,819	$10,475	A	$1,139,113
Interest and dividends on investment securities	54,898	3,017	(345)	B	26,580	(212)	B	83,938
Other interest income	1,101	214	—		487	—		1,802

Total interest income	994,247	32,009	2,448		185,886	10,263		1,224,853

Interest Expense
Interest on deposits	54,662	2,497	(265)	C	5,246	(1,550)	C	60,590
Interest on borrowings	44,985	577	(358)	D	1,479	(578)	D	46,105

Total interest expense	99,647	3,074	(623)		6,725	(2,129)		106,695

Net Interest Income	894,600	28,935	3,071		179,161	12,392		1,118,158
Provision for credit losses	20,934	300	—		3,877	—		25,111

Net Interest Income After Provision for Credit Losses	873,666	28,635	3,071		175,284	12,392		1,093,047

Non–Interest Income
Trust and investment services	10,411	—	—		22,026	—		32,437
Insurance commissions	5,805	—	—		441	—		6,246
Service charges on deposit accounts	15,614	309	—		8,706	—		24,629
Gains on sales of loans, net	20,016	—	—		—	—		20,016
Other	64,944	1,027	—		16,495	—		82,466

Total non–interest income	116,790	1,336	—		47,668	—		165,794

Non–Interest Expense
Salary and employee benefits expense	273,190	7,332	—		86,850	—		367,372
Net occupancy and equipment expense	97,112	1,580	57	F	23,596	(81)	F	122,264
FDIC insurance assessment	10,294	315	—		2,100	—		12,709
Amortization of other intangible assets	16,753	—	408	G	—	4,355	G	21,516
Amortization of tax credit investments	8,795	—	—		—			8,795
Other	100,884	4,115	—		29,408	(3,249)	H	131,158

Total non–interest expense	507,028	13,342	465		141,954	1,025		663,814

Income Before Income Taxes	483,428	16,629	2,606		80,998	11,367		595,027
Income tax expense	124,626	4,014	730	I	19,844	3,183	I	152,397

Net Income	$358,802	$12,615	$1,876		$61,154	$8,184		$442,630
Dividends on preferred stock	9,516	—	—		—	—		9,516
Net income attributable to non–controlling interest	—	—	—		28	—		28

Net Income Available to Common Shareholders	$349,286	$12,615	$1,876		$61,126	$8,184		$433,086

Earnings Per Common Share:
Basic	$0.86	$190.18	$—		$2.74	$—		$0.86
Diluted	$0.86	$187.65	$—		$2.74	$—		$0.85
Weighted Average Number of Common Shares Outstanding:

Basic	405,986,114	66,333	—		22,317,655	—		506,082,039	J

Diluted	408,509,767	67,226	—		22,317,655	—		508,810,765	J

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

VALLEY NATIONAL BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except for share data)

	For the Year Ended December 31, 2020
	Valley Historical	Westchester Historical	Westchester Adjustments		Leumi USA Historical	Leumi USA Adjustments		Pro Forma
Interest Income

Interest and fees on loans	$1,284,707	$38,366	$3,724	A	$223,210	$13,967	A	$1,563,974
Interest and dividends on investment securities	96,456	3,224	(460)	B	33,191	(282)	B	132,129
Other interest income	2,556	380	—		460	—		3,396

Total interest income	1,383,719	41,970	3,264		256,861	13,685		1,699,499

Interest Expense
Interest on deposits	182,236	5,560	(353)	C	23,429	(2,067)	C	208,805
Interest on borrowings	82,579	957	(477)	D	3,544	(771)	D	85,832

Total interest expense	264,815	6,517	(830)		26,973	(2,838)		294,637

Net Interest Income	1,118,904	35,453	4,094		229,888	16,523		1,404,862
Provision for credit losses	125,722	3,400	7,884	E	52,665	66,870	E	256,541

Net Interest Income After Provision for Credit Losses	993,182	32,053	(3,790)		177,223	(50,347)		1,148,321

Non–Interest Income
Trust and investment services	12,415	—	—		27,225	—		39,640
Insurance commissions	7,398	—	—		1,507	—		8,905
Service charges on deposit accounts	18,257	384	—		11,088	—		29,729
Gains on sales of loans, net	42,251	—	—		—	—		42,251
Other	102,711	717	—		28,057	—		131,485

Total non–interest income	183,032	1,101	—		67,877	—		252,010

Non–Interest Expense
Salary and employee benefits expense	333,221	9,933	—		107,104	—		450,258
Net occupancy and equipment expense	129,002	2,205	71	F	32,952	204	F	164,434
FDIC insurance assessment	18,949	285	—		2,818	—		22,052
Amortization of other intangible assets	24,645	—	544	G	—	5,807	G	30,996
Amortization of tax credit investments	13,335	—	—		—	—		13,335
Other	126,996	4,768	—		37,398	—		169,162

Total non–interest expense	646,148	17,191	615		180,272	6,011		850,237

Income Before Income Taxes	530,066	15,963	(4,405)		64,828	(56,358)		550,094
Income tax expense	139,460	3,769	(1,233)	I	16,400	(15,780)	I	142,616

Net Income	390,606	12,194	(3,172)		48,428	(40,578)		407,478
Dividends on preferred stock	12,688	—	—		—	—		12,688
Net income attributable to non–controlling interest	—	—	—		21	—		21

Net Income Available to Common Shareholders	$377,918	$12,194	$(3,172)		$48,407	$(40,578)		$394,769

Earnings Per Common Share:
Basic	$0.94	$188.07	$—		$2.17	$—		$0.78
Diluted	$0.93	$184.10	$—		$2.17	$—		$0.78
Weighted Average Number of Common Shares Outstanding:

Basic	403,754,356	64,838	—		22,317,655	—		503,506,962	J

Diluted	405,046,207	66,234	—		22,317,655	—		505,119,397	J

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combine the historical income statements of Valley, Westchester and Leumi USA, giving effect to the Merger and the Westchester Acquisition as if they had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheets of Valley, Westchester and Leumi USA, giving effect to the Merger and the Westchester Acquisition, as if they had been completed on September 30, 2021.

The accompanying unaudited pro forma condensed combined financial statements and related notes have been prepared to illustrate the effects of the acquisitions by Valley of Westchester and Leumi USA under the acquisition method of accounting with Valley treated as the acquirer. As of the effective time of each acquisition, the assets and liabilities of Westchester and Leumi USA were (in the case of the Westchester Acquisition) or will be (in the case of the Merger) recorded by Valley at their respective fair values, and the excess of the merger consideration over the fair value of the Westchester’s and Leumi USA’s net assets was (in the case of the Westchester Acquisition) or will be (in the case of the Merger) allocated to goodwill. The unaudited pro forma condensed combined financial statements have been adjusted to include estimated transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, including the effects of the Merger and the Westchester Acquisition as further described in Notes 3 and 4.

For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their fair values as of September 30, 2021. The pro forma calculation of the purchase price assumes a closing price for Valley Common Stock of $14.54, which represents the closing trading price of shares of Valley Common Stock on the NASDAQ on November 15, 2021. Valley has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of these assets to be acquired or liabilities assumed. Assets and liabilities presented are based on preliminary estimates for intangible assets and certain financial assets and financial liabilities. Upon completion of the Merger, or as more information becomes available, Valley will perform a more detailed review of the Westchester and Leumi USA accounting policies. As a result of that review, differences could be identified between the accounting policies of Valley, Westchester and Leumi USA that, when conformed, could have a material impact on the combined company’s pro forma financial information.

Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the preliminary calculation of each of the estimated Westchester and Leumi USA merger consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of Valley Common Stock from the November 15, 2021 baseline with its impact on the preliminary goodwill.

	As of September 30, 2021
	Westchester	Leumi USA	Total	10% increase	10% decrease
	(in thousands, except for price per share)
Shares outstanding	68	22,318	22,386	22,386	22,386
Exchange ratio	229.645	3.8025	233.4475	233.4475	233.4475
Price per share of Valley’s common stock	$14.54	$14.54	$14.54	$15.99	$13.09
Valley common shares issued	15,616	84,863	100,479	100,479	100,479
Preliminary consideration for common stock	$227,055	$1,233,906	$1,460,961	$1,607,057	$1,314,865
Consideration for equity awards	—	13,128	13,128	13,128	13,128

Total equity consideration	$227,055	$1,247,034	$1,474,089	$1,620,185	$1,327,993

Cash consideration	10,111	113,374	123,485	123,485	123,485

Total preliminary proforma purchase price consideration	$237,166	$1,360,408	$1,597,574	$1,743,670	$1,451,478

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Westchester and Leumi USA based on their preliminary estimated fair values. Assets and liabilities presented are based on preliminary estimates for intangible assets and certain financial assets and financial liabilities. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Valley believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of each of the estimated merger consideration to the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed by Valley using Westchester’s and Leumi USA’s unaudited consolidated balance sheets as of September 30, 2021:

	Westchester	Leumi USA
	(in thousands)
Preliminary calculation of estimated total merger consideration	$237,166	$1,360,408
Assets
Cash and interest-bearing deposits with banks	230,870	407,722
Investment securities	114,666	1,791,764
Loans, net	889,369	5,403,127
Other intangible assets, net	2,990	31,937
Other assets	47,327	409,287

Total assets	1,285,222	8,043,837

Liabilities
Deposits	1,076,614	6,770,308
Borrowings	48,087	115,070
Other liabilities	10,488	263,142

Total liabilities	1,135,189	7,148,520

Net assets acquired	150,033	895,317
Fair value of non-controlling interest	—	567

Goodwill recognized	$87,133	$465,658

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Condition

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of financial condition. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Adjustments to cash and interest-bearing deposits with banks as follows:

	Westchester	Leumi USA
	(in thousands)
Net merger costs	$(10,954)	$(90,867)
Add: Merger costs incurred over time*	10,954	90,867
Less: Cash out value of options	(10,111)	—
Less: Cash consideration paid	—	(113,374)

Total	$(10,111)	$(113,374)

*

Estimated merger-related transaction costs are comprised of change in control, legal and professional fees and other expenses. Estimated merger costs are expected to be recognized over time and are therefore excluded from the pro-forma.

B.	Adjustment to securities classified as held-to maturity to reflect the estimated fair value.

C.	Net adjustments to loans as follows:

	Westchester	Leumi USA
	(in thousands)
Record fair value of interest rate mark for the loan portfolio	$(4,531)	$11,003
Record fair value of credit for the loan portfolio	(13,139)	(121,582)
Record the purchased credit deteriorated (PCD) loans CECL gross-up	5,256	54,712
Derecognize historical net unearned loan fees	876	12,267

Total	$(11,538)	$(43,600)

D.	Net adjustments to the allowance for credit losses as follows:

	Westchester	Leumi USA
	(in thousands)
Derecognize the historical allowance for credit losses	$14,999	$71,899
Recognize the allowance for credit losses for PCD loans	(5,256)	(54,712)

Total	$9,743	$17,187

E.	Net adjustments to goodwill as follows:

	Westchester	Leumi USA
	(in thousands)
Derecognize historical goodwill	$—	$(4,550)
Recognize goodwill from the acquisition	87,133	465,658

Total	$87,133	$461,108

F.	Record estimated core deposit intangibles.

G.	Net adjustments to other assets as follows:

	Westchester	Leumi USA
	(in thousands)
Recognize the lease right of use assets under ASC 842, adjusted for estimated unfavorable lease terms	$—	$66,797
Adjustment for remeasurement of leases at acquisition	1,361	—
Recognize a reduction to deferred tax assets related to the proforma adjustments	(705)	(540)

Total	$656	$66,257

H.	Adjustment to reflect the estimate fair value of acquired interest-bearing deposits.

I.	Adjustment to reflect the estimated fair value of acquired long-term borrowings.

J.	Net adjustments to other liabilities:

	Westchester	Leumi USA
	(in thousands)
Derecognize deferred rent liabilities	$—	$(16,080)
Recognize lease liabilities	—	87,629
Adjustment for remeasurement of leases at acquisition	882	—

Total	$882	$71,549

K.	Net adjustments to common equity:

	Westchester	Leumi USA
	(in thousands)
Total pro forma purchase price consideration	$227,055	$1,247,034
Elimination of common equity	(147,740)	(898,133)

Total	$79,315	$348,901

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

	Nine Months Ended September 30, 2021		Year Ended December 31, 2020
	Westchester	Leumi USA	Westchester	Leumi USA
	(in thousands)

A. Net adjustment to interest income for the net discount accretion on acquired loans	$2,793	$10,475	$3,724	$13,967

B. Adjustment to interest and dividends on investment securities for net premium amortization on acquired debt securities	(345)	(212)	(460)	(282)

C. Adjustment to interest expense on deposits to reflect amortization from the fair value adjustment on deposits.	(265)	(1,550)	(353)	(2,067)

D. Net adjustment to interest expense on borrowings to reflect amortization from fair value adjustment on borrowings	(358)	(578)	(477)	(771)

E. Adjustment to provision for credit losses related to non-PCD acquired loans.

F. Adjustment to lease expense under ASC 842	57	(81)	71	204

G. Adjustment to amortization for acquired core deposit intangible assets using an accelerated method over approximately 10 years	408	4,355	544	5,807

H. Adjustment to eliminate the transaction costs incurred during the period by Valley and Leumi USA totaling $1.0 million and $2.2 million, respectively.	—	(3,249)	—	—

I. Adjustment to income tax expense to record the income tax effects of pro forma adjustments that are tax-effected and other items on a blended federal and state statutory rate of 28%.

J.   Adjustments to eliminate historical weighted average shares of common stock outstanding and record shares of Valley Common Stock to be issued per share of Westchester common stock and Leumi USA Common Stock exchange ratios of 229.645 and 3.8025, respectively.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Valley Common Stock is listed on NASDAQ under the symbol “VLY.” Historical market price information is publicly available. Valley has a history of paying quarterly cash dividends on Valley Common Stock, and intends to continue to pay such dividends in the future; however, there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future.

There is no established public trading market for Leumi USA Common Stock. In addition, because there have been no recent private sales of Leumi USA Common Stock of which Valley or Leumi USA are aware, no recent price data regarding Leumi USA Common Stock is available.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully, including the attached annexes, the documents incorporated by reference herein and the other documents to which this proxy statement refers you. Information contained on, or that can be accessed through, Valley’s or Leumi USA’s website is not intended to be incorporated by reference into this proxy statement, and references to Valley’s website address or Leumi USA’s website address in this proxy statement are inactive textual references only.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because Valley is proposing to acquire Leumi USA pursuant to the terms and conditions of the Merger Agreement that is described in this proxy statement.

In order to complete the Merger, the Share Issuance Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting and all other conditions to the Merger must be satisfied (or, to the extent permitted, waived). Valley will hold the Special Meeting to obtain the required approval of its shareholders.

This proxy statement contains important information about the Merger and the proposals being voted on at the Special Meeting, and you should read it carefully.

Your vote is important. Valley encourages you to vote as soon as possible.

Q:	What will happen in the Mergers?

A:

Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Leumi USA, with Leumi USA remaining as the surviving entity and becoming a wholly owned subsidiary of Valley. Such surviving entity will, immediately following the Effective Time and as part of a single integrated transaction, merge with and into Valley. Immediately following the Follow-On Merger Effective Time, Bank Leumi USA will merge with and into VNB, with VNB as the surviving bank. The Mergers are intended to be considered together as a single integrated transaction for U.S. federal income tax purposes and to qualify as a “reorganization” within the meaning of the Code. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Q:	What will I receive in the Merger?

A:	Valley shareholders will not receive any consideration in the Merger and will continue to own their existing shares of Valley Common Stock after the Merger.

Q:	What will Leumi USA shareholders receive in the Merger?

A:

If the Merger is completed, each share of Leumi USA Common Stock will be converted into the right to receive (1) 3.8025 shares of Valley Common Stock and (2) $5.35 in cash (subject to specified adjustments, which based on the number of shares of Leumi USA Common Stock outstanding as of the date of the Merger Agreement, are expected to result in a reduction of such per share cash amount to $5.08). Upon completion of the Merger, Valley anticipates that shares of Valley Common Stock held by former Leumi USA shareholders will represent approximately 16.7% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, with BLITA and its subsidiaries beneficially owning approximately 14.2% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, and the shares of Valley Common Stock held by existing Valley shareholders will represent approximately 83.3% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, in each case based on the number of shares outstanding as of December 1, 2021 (including, in the case of the number of shares of Valley Common Stock outstanding as of December 1, 2021, approximately 15,700,000 shares of Valley Common Stock issued or to be issued by Valley in connection with the closing of the Westchester Acquisition). Based on the number of shares of Leumi USA

Common Stock issued and outstanding as of December 1, 2021, approximately 84,862,883 shares of Valley Common Stock will be issued upon completion of the Merger. However, the actual number of shares of Valley Common Stock that will be issued in the Merger will depend on the number of shares of Leumi USA Common Stock outstanding immediately prior to the Effective Time, and the actual relative ownership levels of Valley Common Stock will also depend on the number of shares of Valley Common Stock outstanding at the completion of the Merger. Accordingly, at the time you vote, you will not be able to ascertain the precise number of shares of Valley Common Stock that will be issued in the Merger or the relative ownership levels of former Leumi USA shareholders (including BLITA) and current Valley shareholders after the completion of the Merger.

Q:	How will the Merger affect Leumi USA stock options?

A:

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (1) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the Merger Agreement will fully vest and be converted into the right to receive cash equal to the excess of the sum of the Per Share Cash Consideration and the value of the Per Share Equity Consideration (measured based on the volume-weighted average price of a share of Valley Common Stock for the ten-day period ending on the second-to-last trading day prior to the Closing) over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option will fully vest and be converted into a stock option to acquire shares of Valley Common Stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock.

Q:	When and where will Valley hold its Special Meeting?

A:	The Special Meeting will be held virtually at 3:00 p.m. Eastern Time on January 13, 2022.

Q:	Who is entitled to vote at the Special Meeting?

A:

Holders of Valley Common Stock as of the close of business on November 19, 2021, which is the record date for the Special Meeting (the “Record Date”), may vote at the Special Meeting. As of the Record Date, there were 406,747,860 shares of Valley Common Stock outstanding. Each share of Valley Common Stock is entitled to one vote on each proposal.

Registered Shareholders. If, as of the Record Date, shares of Valley Common Stock are registered directly in your name with Valley’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy solicitation materials were provided to you directly by Valley. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Special Meeting. Throughout this proxy statement, these registered shareholders are referred to as “shareholders of record.”

Street Name Shareholders. If, as of the Record Date, shares of Valley Common Stock are held on your behalf in a brokerage account or by a broker, bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and Valley’s proxy solicitation materials were forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number in order to attend the Special Meeting and vote your shares of Valley Common Stock live at the Special Meeting. If you receive a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, shareholders who hold their shares through a broker, bank or other nominee are referred to as “street name shareholders.”

Q:	What do I need to do to attend and participate in the Special Meeting?

A:

The Special Meeting will be a completely virtual meeting of shareholders, which Valley believes provides the opportunity for participation by a broader group of shareholders while reducing the carbon impact and the costs associated with in-person meetings. Shareholders of record and street name shareholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VLY2022SM, which will allow such shareholders to vote shares electronically at the meeting.

Valley designed the format of the virtual Special Meeting to ensure that Valley shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. The virtual format facilitates shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world.

To participate in the Special Meeting, you will need the control number included on your proxy card or the instructions that accompanied your proxy materials to attend the Special Meeting. The Special Meeting webcast will begin promptly at 3:00 p.m. Eastern Time. Valley encourages you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. Eastern Time, and you should allow ample time for the check-in procedures. You will be permitted to submit live questions at the Special Meeting just as if you were attending a physical meeting. Questions may be submitted starting thirty minutes before the start of the Special Meeting through www.virtualshareholdermeeting.com/VLY2022SM.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

Valley will have technicians to assist you if you experience technical difficulties accessing the virtual meeting. If you need technical support to access the Special Meeting, there will be a toll-free number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the Special Meeting and through the conclusion of the Special Meeting.

Q:	What matters am I voting on at the Special Meeting?

A:	At the Special Meeting, Valley shareholders will be asked to consider and vote on:

1.	the Share Issuance Proposal; and

2.	the Adjournment Proposal.

Q:	What will the Leumi USA shareholders be asked to vote on?

A:	Leumi USA shareholders will not be asked to vote on any of the proposals to be considered and voted on at the Special Meeting. The Leumi USA Shareholder Approval was obtained on September 22, 2021.

Q:	How does the Valley Board recommend that I vote on these proposals?

A:

The Valley Board recommends that you vote “FOR” each of the proposals to be considered and voted on at the Special Meeting. For a discussion of the reasoning of the Valley Board, see “The Merger—Valley’s Reasons for the Merger” beginning on page 39 of this proxy statement.

Q:	What constitutes a quorum for the Special Meeting?

A:

A quorum is the minimum number of shares required to be present at the Special Meeting to properly hold a special meeting of shareholders and conduct business under Valley’s amended and restated bylaws and New Jersey law. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Valley Common Stock at the Special Meeting will constitute a quorum at the Special Meeting. Shares for which a shareholder directs an “abstention” and proxies received from banks, brokers or other nominees who, in the absence of specific voting instructions from beneficial owners of shares of Valley Common Stock, are unable to vote such shares in those instances where discretionary voting by banks, brokers or other nominees is not permitted (“broker non-votes”) are counted as shares present for purposes of determining a quorum.

If a quorum is not present at the Special Meeting, the holders of a majority of the shares entitled to vote and present in person or by proxy at the Special Meeting, though less than a quorum, may adjourn the meeting to continue to solicit proxies.

Q:	What vote by the Valley shareholders is required to approve the Share Issuance Proposal?

A:

Approval of the Share Issuance Proposal will require the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting. An abstention from voting or a broker non-vote will have no effect on the Share Issuance Proposal.

Q:	What vote by the Valley shareholders is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting, whether or not a quorum is present. An abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

Q:	Why is my vote important?

A:	It is a condition to the completion of the Merger that the Share Issuance Proposal be approved by Valley’s shareholders.

Q:	Why am I being asked to consider and vote upon the Share Issuance Proposal?

A:

Under NASDAQ Rule 5635(a), a NASDAQ-listed company is required to obtain shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if (i) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such shares or (ii) the common stock to be issued has, or will upon issuance have, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares. Because the Merger Agreement contemplates the issuance of shares of Valley Common Stock that may be in excess of these 20% thresholds, Valley is asking you to approve the Share Issuance Proposal.

Q:	Will the shares of Valley Common Stock issued pursuant to the Merger Agreement be traded on an exchange?

A:	Valley has agreed to take all actions necessary to cause the Valley Common Stock that will be issued at the Closing to be listed on NASDAQ effective as of the Closing.

Q:	What are Valley’s reasons for the Merger and entering into the Merger Agreement?

A:

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Valley Common Stock pursuant to the Merger Agreement (the “Share Issuance”), are advisable and fair to and in the best interests of Valley and its shareholders, and to recommend that Valley shareholders vote “FOR” the Share Issuance Proposal, the Valley Board consulted and received advice from its external financial and legal advisors and from Valley’s management, and considered a number of factors. In the course of its deliberations, the Valley Board considered potential risks related to the Merger, but ultimately concluded that the anticipated benefits of the Merger were likely to substantially outweigh these risks. For a detailed discussion of the reasoning of the Valley Board, see “The Merger—Valley’s Reasons for the Merger” beginning on page 39 of this proxy statement and “The Merger—Recommendations of Valley’s Board of Directors” beginning on page 41 of this proxy statement.

Q:	What do I need to do now?

A:

You should read this proxy statement (including the attached annexes, information incorporated by reference into this proxy statement, and the other documents to which this proxy statement refers you) carefully to consider how the Merger affects you. After you read this proxy statement, you should return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Valley Common Stock will be voted in accordance with your instructions.

Q:	How do I vote?

A:	If you are a shareholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on January 12, 2022 (please have your proxy card in hand when you visit the website);

•

by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on January 12, 2022 (please follow the instructions on your proxy card or voting instruction form from your broker, bank or other nominee provided to you by email or over the Internet);

•	by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Special Meeting; or

•

by attending the Special Meeting by visiting www.virtualshareholdermeeting.com/VLY2022SM, where you may vote during the meeting. Please have your proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

If you are a shareholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give voting instructions, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Even if you plan to attend the Special Meeting, Valley recommends that you also vote by proxy so that your vote will be counted if you later decide not to attend the Special Meeting.

If you are a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank or other nominee. If you are a street name shareholder, you may also vote your shares live at the virtual Special Meeting.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Special Meeting by:

•	entering a new vote by Internet or by telephone (prior to 11:59 p.m. Eastern Time on the day prior to the date of the Special Meeting);

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Valley, in writing, at Valley National Bancorp, 1455 Valley Road, Wayne, NJ 07470; or

•	attending and voting at the Special Meeting (although attendance at the Special Meeting will not, by itself, revoke a proxy).

If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.

Q:	What is “householding”?

A:

Valley has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Valley delivers a single copy of the proxy materials to multiple shareholders who share the same address, unless it has received contrary instructions from one or more of such shareholders. This procedure reduces printing and mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you are a shareholder of record, upon written or oral request, Valley will deliver promptly a separate copy of the proxy materials to you at a shared address to which it delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder of record is receiving multiple copies, to request that we only send a single copy of the proxy materials, such shareholder may contact Valley’s proxy solicitor, EQ Proxy Services, by calling toll-free at 1(833) 656-0644.

Additionally, shareholders of record who share the same address and receive multiple copies of the proxy materials can request a single set of proxy materials by contacting EQ Proxy Services at the telephone number above.

Street name shareholders may contact their broker, bank or other nominee to request information about householding.

Q:	What happens if I sell my shares of common stock before the Special Meeting?

A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Valley Common Stock after the Record Date, but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting unless special arrangements are made between you and the person to whom you transfer your shares.

Q:	What is the effect of giving a proxy?

A:

Proxies are solicited by and on behalf of the Valley Board. Andrew B. Abramson, Eric P. Edelstein and Suresh L. Sani have been designated as proxy holders by the Valley Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the shareholder. For shareholders of record, if no specific instructions are given, however, the shares will be voted in accordance with the recommendations of the Valley Board as described above. If the Special Meeting is adjourned or postponed, the proxy holders can vote the shares on the new special meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Q:	Where can I find the voting results of the Special Meeting?

A:

Within four business days following certification of the final voting results, Valley intends to file the final voting results of the Special Meeting with the SEC in a Current Report on Form 8-K. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Special Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Am I entitled to appraisal rights?

A:

No. Under New Jersey law, holders of shares of Valley Common Stock are not entitled to appraisal rights or rights to dissent in connection with the Mergers or any of the matters to be acted on at the Special Meeting.

Q:	Is completion of the Merger subject to any conditions?

A:

Yes. Valley, Leumi USA and Merger Sub are not required to complete the Merger unless a number of conditions are satisfied (or, to the extent permitted, waived), including receipt of specified governmental approvals and the approval of the Share Issuance Proposal by Valley shareholders. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84 of this proxy statement for a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger.

Q:	When is the Merger expected to be completed?

A:

We are working towards completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed by late first quarter or early second quarter of 2022, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived). For additional information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84 of this proxy statement.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, Valley will not deliver to Leumi USA shareholders any consideration for their shares of Leumi USA Common Stock. Instead, Leumi USA will remain an independent company, Leumi USA shareholders will continue to own their shares of Leumi USA Common Stock, and Valley will not complete the Share Issuance. In certain circumstances, Valley may be obligated to pay Leumi USA a termination fee. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 86 of this proxy statement for a more complete summary of conditions under which a termination fee may be payable by Valley.

Q:	Are there any risks in the Merger and the Share Issuance that I should consider?

A:

Yes. There are risks associated with all business combinations, including the Merger, and the related Share Issuance. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 22 of this proxy statement.

Q:	Who can help answer my questions?

A:

If you are a Valley shareholder and have questions about the Special Meeting or if you need additional copies of this proxy statement, you should contact Valley’s proxy solicitor at the address or telephone number listed below:

EQ Proxy Services

275 Madison Avenue

34th Floor

New York, NY 10016

Toll-free number for stockholders: (833) 656-0644

Brokers, banks and other nominees: (516) 220-8356

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this proxy statement, you should carefully consider the following risks before deciding whether to vote for the Share Issuance Proposal and the Adjournment Proposal. For additional information about Valley and Leumi USA, see “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Risks Related to the Mergers

Valley is expected to incur significant costs related to the Merger and integration.

Valley has incurred and expects to incur certain non-recurring costs associated with the Merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by Valley regardless of whether or not the Merger is completed.

Valley is expected to incur substantial costs in connection with the integration of Valley and Leumi USA. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, vendor management, risk management, lines of business, pricing and benefits. While Valley has assumed that a certain level of costs will be incurred, there are many factors beyond Valley’s control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Valley taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

Combining Valley and Leumi USA may be more difficult, costly or time consuming than expected and Valley may fail to realize the anticipated benefits of the Merger.

To realize the anticipated benefits and synergies from the Merger, Valley and Leumi USA must successfully integrate and combine their businesses in a manner that permits those synergies to be realized. If Valley and Leumi USA are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual synergies and anticipated benefits of the Merger could be less than anticipated, and integration may result in additional unforeseen expenses.

Valley and Leumi USA have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger will depend, in part, on Valley’s ability to successfully combine and integrate the businesses of both companies in a manner that does not materially disrupt existing customer relations or result in decreased revenue or reputational harm. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, difficulties in integrating operations and systems, including communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the Merger. Any disruption to either company’s business could cause its customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Valley and Leumi USA during this transition period and for an undetermined period after completion of the Merger on Valley.

Valley may be unable to retain Valley or Leumi USA personnel successfully while the Merger is pending or after the Merger is completed.

The success of the Merger will depend in part on Valley’s ability to retain the talents and dedication of key employees currently employed by Valley and Leumi USA. It is possible that these employees may decide not to remain with Valley or Leumi USA, as applicable, while the Merger is pending or with Valley after the Merger is consummated. If Valley and Leumi USA are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Valley and Leumi USA could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, Valley’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Valley and Leumi USA to hiring suitable replacements, all of which may cause Valley’s or Leumi USA’s businesses to suffer. In addition, Valley and Leumi USA may not be able to locate or retain suitable replacements for any key employees who leave either company.

The unaudited pro forma financial information included in this proxy statement is preliminary and the actual financial condition and results of operations of Valley after the Merger may differ materially.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what Valley’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to, among other things, record the Leumi USA identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this proxy statement are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Leumi USA as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6 of this proxy statement.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Valley following the Merger.

Various consents, approvals and authorizations must be obtained from certain governmental authorities, including the Federal Reserve and the OCC, as a condition to closing of the Merger. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “Regulatory Approvals Required for the Mergers” beginning on page 53 of this proxy statement. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s or its affiliates’ regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment, including as a result of changes in regulatory agency leadership.

Even if the specified regulatory approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Valley’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of Valley following the Merger or otherwise reduce the anticipated benefits of the Merger if the Merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could negatively affect Valley.

If the Merger is not completed for any reason, including as a result of Valley shareholders failing to approve the Share Issuance Proposal, there may be various adverse consequences and Valley may experience negative reactions from the financial markets and from its customers and employees. For example, Valley’s business may be affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of Valley Common Stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. In addition, if the Merger Agreement is terminated under certain circumstances, Valley may be required to pay a termination fee of $18.5 million to Leumi USA.

Valley has also incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, Valley would have to pay these expenses without realizing the expected benefits of the Merger.

Morgan Stanley’s opinion regarding the fairness, from a financial point of view, of the consideration to be paid by Valley pursuant to the Merger Agreement, delivered to the Valley Board prior to the signing of the Merger Agreement, does not reflect any changes in circumstances since the date on which such opinion was delivered.

The opinion rendered by Morgan Stanley, financial advisor to Valley, to the Valley Board on September 22, 2021, was based upon information available to Morgan Stanley as of the date of such opinion. The opinion does not reflect any changes that may occur or may have occurred after the date on which the opinion was delivered, including changes to the operations and prospects of Valley or Leumi USA, changes in general market and economic conditions, or other changes which may be beyond the control of Valley and Leumi USA. Any such changes may alter the relative value of Valley or Leumi USA. The opinion does not speak as of the date the Merger will be completed or as of any date other than the date of the opinion. For a description of the opinion that the Valley Board received from Valley’s financial advisor, please see “The Merger—Opinion of Valley’s Financial Advisor” beginning on page 43 of this proxy statement.

Litigation against Valley or Leumi USA, or the members of the Valley Board or the Leumi USA board of directors, could prevent or delay the completion of the Merger or otherwise negatively affect the business and operations of Valley and Leumi USA.

Valley and Leumi USA may incur costs in connection with the defense or settlement of any lawsuits, including shareholder lawsuits, filed in connection with the Merger. Such litigation could have an adverse effect on the financial condition and results of operations of Valley and Leumi USA and could prevent or delay the completion of the Merger.

The market price of Valley Common Stock after the Merger may be affected by factors different from those affecting the shares of Valley Common Stock currently.

Valley’s business differs from that of Leumi USA. Accordingly, the results of operations of Valley and the market price of Valley Common Stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Valley and Leumi USA. For a discussion of the businesses of Valley and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement and referred to under “Where You Can Find More Information” beginning on page 92 of this proxy statement.

The future results of Valley following the Merger may suffer if Valley does not effectively manage its expanded operations.

Following the Merger, the size of the business of Valley will increase beyond its current size. Valley’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Valley may also face increased scrutiny from governmental authorities as a result of the increase in the size of its business. There can be no assurances that Valley will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

Leumi USA is subject to regulatory risks in connection with its international private banking business, and these risks may adversely affect Valley after completion of the Merger.

Leumi USA operates a private banking business with domestic clients and international clients primarily domiciled in Latin America. The risk of noncompliance with the USA PATRIOT Act, the Bank Secrecy Act and other anti-money laundering laws and regulations (collectively, “AML laws”) and the rules of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) can be heightened for financial institutions that have a significant number of international customers, and can be particularly acute for financial institutions that have a significant number of customers from, or do business in, Latin America. AML laws and OFAC rules and regulations have become increasingly complex and detailed, require improved systems and sophisticated monitoring and compliance personnel and have become the subject of enhanced government supervision.

Following the completion of the Merger, Valley will be responsible for maintaining a compliance program that is effective in combatting the increased legal and regulatory risks associated with Leumi USA’s international private banking business. Although Valley believes its anti-money laundering and OFAC compliance programs, policies and procedures are sufficient to comply with applicable laws and regulations, and Valley will evaluate on an ongoing basis whether enhancements are appropriate so that Valley continues to maintain an effective compliance program following the completion of the Merger, Valley may not be able to eliminate all attempts by customers to use Valley to engage in money laundering and other illegal or improper activities. If Valley’s policies, procedures and systems are deemed deficient or fail to prevent violations of applicable laws or regulations, the OCC, along with other banking agencies, have the authority to impose fines and other penalties and sanctions on Valley, and Valley’s business and reputation could suffer. Failure to successfully manage these risks could have a material adverse effect on Valley’s business, results of operations and financial condition.

Leumi USA and its subsidiaries are currently involved in a number of legal proceedings, the results of which could have an adverse effect on Valley after completion of the Merger.

Leumi USA and its subsidiaries are currently involved in a number of legal proceedings, and may from time to time be involved in government and regulatory investigations and inquiries, relating to matters that arise in connection with the conduct of their businesses. For example, Bank Leumi USA is a defendant in a lawsuit filed in the United States District Court for the District of Columbia, captioned Bassem Al-Tamimi, et al v. Sheldon Adelson, et al., Docket No. 1:16-cv-00445. The plaintiffs, both Palestinian nationals and Palestinian Americans, generally allege that the defendants engaged in a conspiracy to expel all non-Jews from a territory in the Middle East. Leumi USA believes that this lawsuit is without merit and intends to defend against this action vigorously. However, the ultimate outcome of this matter, any future similar matters, and any other legal proceedings in which Leumi USA is or may become involved cannot be predicted with certainty. Adverse judgments, fines or penalties in one or more of the legal proceedings in which Leumi USA and its subsidiaries are or may become involved could have a material adverse effect on Valley’s business, financial condition, or results of operations.

Risks Related to the Share Issuance

Valley’s shareholders will have a reduced ownership and voting interest in and will exercise less influence over management of Valley after the Merger.

Valley’s shareholders currently have the right to vote in the election of the Valley Board and on other matters affecting Valley. Upon completion of the Merger, Valley anticipates that shares of Valley Common Stock held by former Leumi USA shareholders will represent approximately 16.7% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, with BLITA and its subsidiaries beneficially owning approximately 14.2% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, and the shares of Valley Common Stock held by existing Valley shareholders will represent approximately 83.3% of the outstanding shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, in each case based on the number of shares outstanding as of December 1, 2021 (including, in the case of the number of shares of Valley Common Stock outstanding as of December 1, 2021, approximately 15,700,000 shares of Valley Common Stock issued or to be issued by Valley in connection with the closing of the Westchester Acquisition). Accordingly, Valley’s shareholders may have less influence on the management and policies of Valley after completion of the Merger than they now have on the management and policies of Valley.

The dilution caused by the Share Issuance may adversely affect the market price of Valley Common Stock.

Based on the current number of shares of Leumi USA Common Stock issued and outstanding, Valley expects to issue approximately 84,862,883 shares of Valley Common Stock to Leumi USA shareholders. The dilution caused by the Share Issuance may result in fluctuations in the market price of Valley Common Stock, including a stock price decrease.

Risks Related to Valley’s Business

You should read and consider risk factors specific to Valley’s business that will continue to affect Valley after the Merger. These risks are described in the sections entitled “Risk Factors” in Valley’s Annual Report on Form 10-K for the year ended December 31, 2020, Valley’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and in other documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement for the location of information incorporated by reference into this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the Mergers and the Share Issuance. Forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Examples of forward-looking statements in this proxy statement include, among others, statements regarding the future performance of Valley and Leumi USA, the perceived synergies and other benefits of the Merger, expectations around the financial impact of the Merger on Valley’s financials and statements regarding the expected timing for the Closing.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks and uncertainties. In addition to factors previously disclosed in Valley’s reports filed with the SEC, those described under “Risk Factors” beginning on page 22 of this proxy statement and those identified elsewhere in this proxy statement, factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following:

•

the possibility that the Merger does not close when expected or at all because shareholder, regulatory or other approvals or other conditions to the closing of the Merger are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Valley or the expected benefits of the Merger);

•

the inability to realize expected cost savings and synergies from the Merger in amounts or in the timeframe anticipated, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Valley and Leumi USA operate;

•	changes in the estimates of non-recurring charges;

•	the possible diversion of management’s attention and time from ongoing business operations and opportunities on issues relating to the Merger;

•	the possibility that costs or difficulties relating to Leumi USA integration matters might be greater than expected, including as a result of unexpected factors or events;

•	changes in the stock price of Valley;

•	material adverse changes in Valley’s or Leumi USA’s operations or earnings;

•	the inability to retain customers and qualified employees of Leumi USA;

•	higher- or lower-than-expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	weakness or a decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island), Florida, California or the Chicago metropolitan area;

•	an unexpected decline in commercial real estate values within Valley’s or Leumi USA’s market areas;

•

reputational risk and potential adverse reactions of Valley’s or Leumi USA’s customers, employees or other business partners, including those resulting from the announcement or completion of the Merger;

•	the outcome of any legal proceedings that may be instituted against Valley or Leumi USA; and

•	the impact of the global COVID-19 pandemic on Valley’s or Leumi USA’s businesses, the ability to complete the Merger or any of the other foregoing risks.

Further information regarding Valley and factors which could affect the forward-looking statements contained in this proxy statement are set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and future filings and reports by Valley.

Valley cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. Investors are cautioned not to place undue reliance on these statements.

All forward-looking statements are based on information and estimates available to Valley as of the date of this proxy statement and are not guarantees of future performance. Except as required by law, Valley does not assume any obligation to update any of the statements in this proxy statement.

THE SPECIAL MEETING

Date, Time, and Location

Date and Time: January 13, 2022 at 3:00 p.m. Eastern Time.

Location: The Special Meeting will be a completely virtual meeting. If you are a shareholder of record or a street name shareholder, you will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VLY2022SM, where you will be able to listen to the meeting live and vote your shares online during the meeting.

To participate in the Special Meeting, you will need the control number included on your proxy card or the instructions that accompanied your proxy materials to attend the Special Meeting. The Special Meeting webcast will begin promptly at 3:00 p.m. Eastern Time. Valley encourages you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. Eastern Time, and you should allow ample time for the check-in procedures. If you need technical support to access the Special Meeting, there will be a toll-free number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the Special Meeting and through the conclusion of the Special Meeting.

You will be permitted to submit live questions at the Special Meeting just as if you were attending a physical meeting. Questions may be submitted starting 30 minutes before the start of the Special Meeting through www.virtualshareholdermeeting.com/VLY2022SM.

Purpose

The purpose of the Special Meeting is to consider and vote on the following proposals:

1.	the Share Issuance Proposal; and

2.	the Adjournment Proposal.

The approval of the Share Issuance Proposal is a condition to Valley’s and Leumi USA’s obligations to consummate the Closing under the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which you are encouraged to read in its entirety. For a more detailed discussion of the conditions that must be satisfied or waived prior to the completion of the Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84 of this proxy statement.

Recommendation of Valley’s Board of Directors

The Valley Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Valley Common Stock pursuant to the Merger Agreement, are advisable and fair to and in the best interests of Valley and its shareholders. Accordingly, the Valley Board recommends that Valley shareholders vote “FOR” each of the foregoing proposals. For a more detailed discussion of the reasoning of the Valley Board, see “The Merger—Valley’s Reasons for the Merger” beginning on page 39 of this proxy statement.

The Valley shareholders can cast separate votes on each proposal.

Valley shareholders should carefully read this proxy statement, including the attached annexes and any documents incorporated by reference herein, in its entirety for more detailed information concerning the Merger. In particular, Valley shareholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Record Date; Outstanding Shares; Shares Entitled to Vote

Holders of Valley Common Stock as of the close of business on November 19, 2021, the Record Date, may vote at the Special Meeting. As of the Record Date, there were 406,747,860 shares of Valley Common Stock outstanding. Each share of Valley Common Stock is entitled to one vote on each proposal.

If, as of the Record Date, shares of Valley Common Stock are registered directly in your name with Valley’s transfer agent, you are considered the shareholder of record with respect to those shares, and as the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Special Meeting.

If, as of the Record Date, shares of Valley Common Stock are held on your behalf in a brokerage account or by a broker, bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number in order to attend the Special Meeting and vote your shares of Valley Common Stock live at the Special Meeting. If you receive a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.

Quorum

The presence, in person or represented by proxy, of holders of a majority of the issued and outstanding shares of Valley Common Stock will constitute a quorum at the Special Meeting. Abstentions and broker non-votes are counted as shares present for purposes of determining a quorum.

If a quorum is not present at the meeting, the holders of a majority of the shares entitled to vote and present in person or by proxy at the Special Meeting, though less than a quorum, may adjourn the meeting to continue to solicit proxies.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Valley’s voting securities as of September 30, 2021, except where otherwise noted, for:

•	each of Valley’s directors;

•	each of Valley’s named executive officers;

•	all of Valley’s current directors and executive officers as a group; and

•	each person or group known by Valley to be the beneficial owner of more than 5% of any class of Valley’s voting securities.

Valley has determined beneficial ownership in accordance with the rules of the SEC, and thus beneficial ownership represents sole or shared voting or investment power with respect to Valley’s securities. It also includes shares owned by (i) a spouse, minor children or by relatives sharing the same home, (ii) entities owned or controlled by the named person and (iii) the named person if such person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise indicated below, to Valley’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

Valley has based its calculation of the percentage of beneficial ownership on 407,317,006 shares of Valley Common Stock outstanding as of September 30, 2021. The total includes unvested restricted stock but not unvested restricted stock units. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options held by that individual are also taken into account to the extent such options were exercisable within 60 days. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. The information provided in the table is based on Valley’s records, information filed with the SEC and information provided to Valley, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Directors and Named Executive Officers:
Andrew B. Abramson	286,387	(1)	0.07%
Robert J. Bardusch	41,914		0.01
Peter J. Baum	65,707	(2)	0.02
Eric P. Edelstein	80,395		0.02
Michael D. Hagedorn	11,445		—
Thomas A. Iadanza	136,666		0.03
Ronald H. Janis	76,776	(3)	0.02
Marc J. Lenner	254.145	(4)	0.06
Peter V. Maio	27,177	(5)	0.01
Ira Robbins	219,969	(6)	0.05
Suresh L. Sani	80,358	(7)	0.02
Lisa J. Schultz	34,952		0.01
Jennifer W. Steans	4,199,916	(8)	1.03
Jeffrey S. Wilks	442,515	(9)	0.11
Dr. Sidney S. Williams, Jr.	309		—
Directors and Executive Officers as a group (20 persons)	6,800,978	(10)	1.67
Principal Shareholders:
BlackRock, Inc.(11) 55 East 52nd Street, New York, NY 10055	52,166,868		12.81%
The Vanguard Group(12) 100 Vanguard Blvd., Malvern, PA 19355	36,978,631		9.08
Dimensional Fund Advisors LP(13) Building One 6300 Bee Cave Road Austin, Texas, 78746	23,118,768		5.68

(1)

This total includes 16,742 shares held by Mr. Abramson’s wife, 14,001 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 40,157 shares held by a family foundation, 10,401 shares held in a self-directed IRA, and 2,636 shares in a self- directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(2)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.
(3)	This total includes 17,205 shares held by Mr. Janis’ wife.
(4)

This total includes 24,547 shares held in a retirement pension, 675 shares held by Mr. Lenner’s wife, 34,596 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% co-trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 24,522 shares held by a charitable foundation.

(5)	Mr. Maio purchased 20,000 shares shortly after his election to the Valley Board on January 28, 2020.
(6)	This total includes 2,000 shares held by Mr. Robbins’ wife and 343 shares held in trusts for the benefit of Mr. Robbins’ nieces.
(7)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for the benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.
(8)

This total includes 729,700 shares held by Ms. Steans’ spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 1,176,374 shares held by a partnership of which Ms. Steans is one of three partners and 55,000 shares held in her IRA. Ms. Steans has 85,742 shares in her own name. The remaining 4,319,997 shares are pledged as security for loans.
(9)

This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held in estate created trusts for which Mr. Wilks and his wife are trustees and under which Mr. Wilks’ wife is a beneficiary. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trusts.

(10)

This total includes 842,347 shares owned by 5 executive officers who are not directors or named executive officers. The total does not include shares held by VNB’s trust department in fiduciary capacity for third parties.

(11)

Based on a Schedule 13G/A Information Statement filed January 26, 2021 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 51,505,663 shares and sole dispositive power as to 52,166,868 shares, and shared voting power and shared dispositive power as to 0 shares.

(12)

Based on a Schedule 13G/A Information Statement filed February 10, 2021 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to 0 shares, shared voting power as to 391,053 shares, sole dispositive power as to 36,240,176 shares, and shared dispositive power as to 738,455 shares.

(13)

Based on a Schedule 13G Information Statement filed February 16, 2021 by Dimensional Fund Advisors LP. The Schedule 13G discloses that Dimensional Fund Advisors LP has sole voting power as to 22,636,960 shares, sole dispositive power as to 23,118,768 shares and shared voting and shared dispositive power as to 0 shares.

Required Vote

Assuming a quorum is present, approval of the Share Issuance Proposal will require the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting. An abstention from voting or a broker non-vote will have no effect on the Share Issuance Proposal.

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting, whether or not a quorum is present. An abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Valley Board for the purpose of requesting that you allow your shares of Valley Common Stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. All shares of Valley Common Stock represented at the Special Meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as follows:

•	“FOR” approval of the Share Issuance Proposal; and

•	“FOR” approval of the Adjournment Proposal.

How to Vote

If you are a shareholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on January 12, 2022 (please have your proxy card in hand when you visit the website);

•

by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on January 12, 2022 (please follow the instructions on your proxy card or voting instruction form from your broker, bank or other nominee provided to you by email or over the Internet);

•	by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Special Meeting; or

•

by attending the Special Meeting by visiting www.virtualshareholdermeeting.com/VLY2022SM, where you may vote during the meeting. Please have your proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

If you are a shareholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give voting instructions, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Even if you plan to attend the Special Meeting, Valley recommends that you also vote by proxy so that your vote will be counted if you later decide not to attend the Special Meeting.

If you are a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank or other nominee. If you are a street name shareholder, you may also vote your shares live at the virtual Special Meeting.

Revoking Your Proxy

If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Special Meeting by:

•	entering a new vote by Internet or by telephone (prior to 11:59 p.m. Eastern Time on the day prior to the date of the Special Meeting);

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Valley, in writing, at Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470; or

•	attending and voting at the Special Meeting (although attendance at the Special Meeting will not, by itself, revoke a proxy).

If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date, subject to Leumi USA’s consent rights over certain adjournments or postponements described under “The Merger Agreement—Valley Shareholder Meeting and Recommendation of the Valley Board of Directors” beginning on page 81 of this proxy statement. Pursuant to Valley’s amended and restated bylaws, any adjournment may be made without notice, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the business transacted at the adjourned meeting is limited to that which might have been transacted at the original meeting. However, if after the adjournment, the Valley Board fixes a new record date for the adjourned meeting, then Valley will be required to give notice of the adjourned meeting to each shareholder of record on the new record date. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow Valley shareholders who have already sent in their proxies to revoke them at any time before voting occurs at the Special Meeting as adjourned. See “Proposal 2: Adjournment of the Special Meeting” beginning on page 90 of this proxy statement for more information about the Adjournment Proposal.

Householding

Valley has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Valley delivers a single copy of the proxy materials to multiple shareholders who share the same address, unless it has received contrary instructions from one or more of such shareholders. This procedure reduces printing and mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you are a shareholder of record, upon written or oral request, Valley will deliver promptly a separate copy of the proxy materials to such shareholder at a shared address to which it delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder of record is receiving multiple copies, to request that we only send a single copy of the proxy materials, such shareholder may contact Valley’s proxy solicitor, EQ Proxy Services, by calling toll-free at 1 (833) 656-0644.

Additionally, shareholders of record who share the same address and receive multiple copies of the proxy materials can request a single set of proxy materials by contacting EQ Proxy Services at the telephone number above.

Street name shareholders may contact their broker, bank or other nominee to request information about householding.

Solicitation of Proxies

Valley is soliciting proxies for the Special Meeting from Valley shareholders. All expenses associated with this solicitation will be borne by Valley, including the expenses incurred in connection with the preparation of this proxy statement and its filing with the SEC. Valley will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending proxy materials to you if a broker, bank or other nominee holds shares of Valley Common Stock on your behalf. In addition, Valley’s directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Valley’s directors, officers, and employees will not be paid any additional compensation for soliciting proxies. Valley is paying EQ Proxy Services a fee of $9,500 plus out of pocket expenses to assist with solicitation of proxies.

A list of Valley shareholders entitled to vote at the Special Meeting will be available for examination online during the Special Meeting.

THE MERGER

The following discussion contains important information relating to the Merger. You are urged to read this discussion together with the Merger Agreement and related documents attached as annexes to this proxy statement and incorporated herein by reference before voting on the Share Issuance Proposal and the Adjournment Proposal.

Terms of the Mergers

On September 22, 2021, Valley entered into the Merger Agreement, by and among Valley, Leumi USA and Merger Sub, which provides for the acquisition by Valley of Leumi USA. Under the Merger Agreement, Merger Sub will merge with and into Leumi USA, with Leumi USA remaining as the surviving entity and becoming a wholly owned subsidiary of Valley. Such surviving entity will, immediately following the Effective Time and as part of a single integrated transaction, merge with and into Valley. Immediately following the Follow-On Merger Effective Time, Bank Leumi USA will merge with and into VNB, with VNB as the surviving bank.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Leumi USA Common Stock outstanding immediately prior to the Effective Time, other than Disregarded Shares, will be converted into the right to receive (1) 3.8025 shares of Valley Common Stock and (2) $5.35 in cash (subject to specified adjustments, which based on the number of shares of Leumi USA Common Stock outstanding as of the date of the Merger Agreement, are expected to result in a reduction of such per share cash amount to $5.08). Based on the closing price of $14.33 per share of Valley Common Stock as reported on NASDAQ on November 19, 2021, the record date for the Special Meeting, the aggregate value of the merger consideration to be delivered to holders of Leumi USA Common Stock was approximately $1.33 billion.

In addition, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (1) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the Merger Agreement will fully vest and be converted into the right to receive cash equal to the excess of the sum of the Per Share Cash Consideration and the value of the Per Share Equity Consideration (measured based on the volume-weighted average price of a share of Valley Common Stock for the ten-day period ending on the second-to-last trading day prior to the Closing) over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option will fully vest and be converted into a stock option to acquire shares of Valley Common Stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock.

Background of the Merger

As part of the ongoing consideration and evaluation of Valley’s long-term prospects and strategies, the Valley Board and Valley’s senior management have regularly reviewed and assessed Valley’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Valley, all with the goal of enhancing value for Valley shareholders and delivering the best possible services to Valley’s customers and communities. These reviews have included periodic discussions with respect to strategic transactions, including potential business combinations, acquisitions and dispositions.

Valley’s Chairman, President and Chief Executive Officer, Ira Robbins, had communicated with Avner Mendelson, the President and Chief Executive Officer of Leumi USA, about various banking-related matters unrelated to the Mergers for approximately five years. Members of Valley’s management team have also regularly communicated with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, current industry trends and potential acquisition or strategic transaction opportunities. In April, 2021, representatives of Piper Sandler, financial advisor to Leumi USA, contacted members of Valley’s management team, including Mr. Robbins and Michael Hagedorn, Valley’s Senior Executive Vice President and Chief Financial Officer, to gauge Valley’s interest in discussing a potential merger with or acquisition of Leumi USA with or acquisition of Leumi USA by Valley. Representatives of Piper Sandler indicated that Leumi USA and its shareholders, including BLITA, would be considering and reviewing proposals from interested third parties regarding a potential transaction, and that BLITA and the other Leumi USA shareholders were focused on, among other things, maximizing Leumi USA’s valuation and obtaining liquidity for their investment, the potential for an ongoing business relationship between BLITA and any potential transaction partner, including with respect to customer referrals and loan participations, and ensuring that BLITA would no longer be deemed to be a “source of strength” for Bank Leumi USA for regulatory purposes.

Following this conversation, to facilitate further discussion, on April 19, 2021, VNB and Bank Leumi USA entered into a mutual confidentiality agreement (the “Confidentiality Agreement”).

On May 18, 2021, at a special meeting of the Valley Board, Valley’s management team made a presentation to the Valley Board regarding potential M&A alternatives. At that meeting of the Valley Board, members of the Valley Board and Valley senior management discussed the potential acquisition of Leumi USA. The Valley Board considered the potential acquisition of Leumi USA, and authorized management to pursue discussions, including preliminary valuation negotiations.

Thereafter, the parties continued to engage in high-level exploratory discussions regarding a potential transaction and representatives of Valley and Leumi USA shared selected confidential information regarding the parties’ respective businesses. These discussions and review of diligence materials supported the preliminary assessment of Valley senior management that Valley and Leumi USA had compatible cultures and complementary businesses, and that an acquisition of Leumi USA had potential to diversify Valley’s revenue streams and position Valley for sustainable future growth, and could thereby enhance the value of Valley’s franchise.

On June 1, 2021, Morgan Stanley, Valley’s financial advisor, first provided a verbal price indication on behalf of Valley to Piper Sandler of $1.0 billion to $1.1 billion. On June 8, 2021, members of Valley management, including Mr. Robbins, met with members of Leumi USA’s management, including Mr. Mendelson, to discuss the verbal indication and to clarify certain aspects of Valley’s preliminary indication of interest. After Valley received additional information from and engaged in discussions with Leumi USA’s management team, Morgan Stanley, on behalf of Valley, delivered a revised verbal indication of interest to Piper Sandler on June 11, 2021 with an aggregate purchase price range of $1.15 billion to $1.25 billion.

In mid-June 2021, representatives of Valley requested additional diligence information regarding Leumi USA. As a condition to Leumi USA’s willingness to provide such additional information, on June 23, 2021, VNB and Bank Leumi USA entered into an amendment to the Confidentiality Agreement to include a customary employee non-solicitation provision.

On July 1, 2021, members of senior management of Leumi USA and BLITA, including Hanan Friedman, President and Chief Executive Officer of BLITA, and members of senior management of Valley, along with Andrew Abramson, Valley’s Lead Independent Director, met and discussed high-level operational diligence matters regarding Valley, including Valley’s market presence and capabilities, and the potential for an ongoing commercial relationship between BLITA and its affiliates and Valley in the event that Valley acquired Leumi USA.

Following the July 1, 2021 meeting until the parties entered into the Merger Agreement, representatives of Valley and Leumi USA engaged in extensive mutual due diligence, including through a review of materials provided by each party and a significant number of telephone calls and meetings between members of senior management of each party and senior personnel from each party’s various business lines and functional areas.

On July 12, 2021, representatives of Piper Sandler provided to Valley an initial draft merger agreement and an initial draft term sheet for an investor rights agreement that proposed the terms of the post-closing relationship between Valley and certain shareholders of Leumi USA who were contemplated to receive shares of Valley Common Stock in a transaction.

On July 22, 2021, representatives of Piper Sandler circulated to Valley a letter outlining the timetable and procedures for interested parties to submit definitive written proposals regarding a strategic transaction with Leumi USA.

On July 26, 2021, Mr. Robbins and Mr. Friedman had a telephonic discussion regarding the parameters of the proposed post-closing shareholder and commercial relationship between Valley and BLITA in the event the parties entered into a transaction in which BLITA received consideration in the form of Valley Common Stock. In addition to discussion of specific terms relating to post-closing board representation, transfer restrictions and voting arrangements, Mr. Robbins and Mr. Friedman discussed the potential benefits to both parties and their respective shareholders and other constituencies of a possible transaction, including with respect to ongoing loan participations and customer referrals as between BLITA and Valley. Later on July 26, 2021, representatives of Valley sent to representatives of Leumi USA a revised term sheet with respect to the potential post-closing relationship between Valley and BLITA.

Following additional conversations among the parties and their representatives, on July 29, 2021, the parties exchanged additional drafts of the term sheet with respect to the potential post-closing relationship between Valley and BLITA.

On August 4, 2021, Valley submitted a written proposal to Leumi USA, including a revised draft of the Merger Agreement and a revised draft of the post-closing relationship term sheet. Valley’s proposal included an aggregate purchase price of $1.150 billion, deliverable in a combination of cash representing 15% of the consideration and shares of Valley Common Stock representing the remaining 85% of the consideration.

Mr. Robbins met informally with Mr. Friedman on August 6, 2021 and August 11, 2021, during which meetings further negotiations took place regarding the economic terms of the potential transaction.

On August 17, 2021, Mr. Robbins and Mr. Friedman further discussed the economic terms of a potential transaction, including the opportunities presented by a potential post-closing commercial relationship. At the conclusion of the conversation, Mr. Robbins and Mr. Friedman each confirmed that, at the appropriate time, they would recommend to their respective boards of directors a transaction in which Valley would acquire Leumi USA for consideration equivalent to an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock, which consideration would be delivered 10% in cash and 90% in Valley Common Stock, subject to agreement on other terms of a transaction that remained to be negotiated and the parties’ acknowledgement that entering into the transaction was subject to the parties’ ongoing due diligence.

On August 18, 2021, the Valley Board held a special meeting, which representatives of Valley senior management and representatives of Morgan Stanley joined. At the meeting, the Valley Board had an in-depth discussion with Valley senior management regarding specific proposed terms of the potential acquisition of Leumi USA. Mr. Robbins and other members of Valley senior management provided an update regarding negotiations with Leumi USA and its shareholders, and reviewed with the Valley Board the proposed consideration and a detailed description of the principal terms of the proposed transaction that had been included in Valley’s August 4 proposal and refined in subsequent discussions with representatives of Leumi USA, including Mr. Robbins’ discussion with Mr. Friedman the prior day. Mr. Robbins and other members of Valley senior management also discussed with the Valley Board the strategic and financial rationales and considerations for the proposed transaction, and reviewed key diligence findings. Representatives of Morgan Stanley reviewed with the Valley Board valuation considerations regarding each of Valley and Leumi USA, as well as recent industry and market developments. The Valley Board discussed the potential advantages and risks to Valley, its shareholders and its other constituencies of the proposed transaction, and asked Valley senior management and Morgan Stanley a number of questions about the proposed transaction. Following discussion, the Valley Board directed Valley senior management to move forward with negotiating the proposed transaction on the terms discussed with the Valley Board.

Later on August 18, 2021, representatives of Piper Sandler informed representatives of Morgan Stanley that the Leumi USA board of directors had directed Leumi USA senior management to move forward with negotiating the proposed transaction with Valley on an exclusive basis.

On August 30, 2021, Leumi USA’s outside counsel, Davis Polk & Wardwell LLP (“Davis Polk”), delivered a revised draft of the Merger Agreement to Valley’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), and on September 3, 2021, Wachtell Lipton delivered an initial draft of the form of Investor Rights Agreement to Davis Polk. Between September 3, 2021 and September 22, 2021, Davis Polk and Wachtell Lipton exchanged several drafts of the Merger Agreement, the form of Investor Rights Agreement and the related ancillary documents to be entered into or agreed upon in connection with the transaction, and engaged in negotiations regarding the terms of the Merger Agreement, Investor Rights Agreement and such other transaction documents.

Over the course of the first three weeks of September, the parties worked to complete their respective due diligence reviews, and representatives of the parties continued discussions regarding due diligence and transaction terms. On September 10, 2021 and again on September 19, 2021, Mr. Robbins and Mr. Friedman had telephone conversations in which they discussed certain outstanding issues that had arisen in connection with the negotiations between the respective parties, including with respect to certain purchase price adjustments to the cash portion of the consideration in the Merger, the treatment of outstanding Leumi USA equity awards and the nature of the anticipated post-closing commercial relationship between Valley and Leumi USA.

On September 21, 2021, the Valley Board held a special meeting to analyze and consider further the terms of the proposed transaction. Representatives of Morgan Stanley and Wachtell Lipton were present at the meeting to discuss the financial, legal and regulatory implications of the potential transaction. Valley senior management discussed with the Valley Board the strategic rationale for the transaction and the potential benefits and risks of the transaction to Valley, its shareholders and its other constituencies, and reviewed applicable diligence findings. Representatives of Morgan Stanley updated the Valley Board on recent market and industry activity, and reviewed the financial and strategic aspects of the transaction, including discussing the various financial methodologies used in Morgan Stanley’s analysis. Representatives of Wachtell Lipton updated the Valley Board on the status of negotiations, and described the proposed terms of the Merger Agreement and related transaction documents, including matters relating to the proposed post-closing relationship with BLITA and the proposed terms of retention arrangements expected to be entered into with key members of Leumi USA’s management team. Representatives of Wachtell Lipton also discussed the regulatory requirements for approvals of bank and bank holding company transactions, and reviewed the fiduciary duties of directors in connection with their evaluation of the potential transaction. During the meeting, the Valley Board engaged in further discussion of the potential benefits, risks and uncertainties of the proposed transaction with Leumi USA. At the conclusion of the meeting, the Valley Board unanimously expressed the view that the proposed transaction with Leumi USA offered significant benefits to Valley, its shareholders and other constituencies and directed Valley’s senior management team and its advisors, including Morgan Stanley and Wachtell Lipton, to move forward with negotiating the transaction on the terms described to the Valley Board and to seek to finalize transaction terms as promptly as practicable.

Over the course of September 21, 2021 and September 22, 2021, the parties and their advisors finalized the terms of the Merger Agreement and the other transaction documents, including finalizing the methodology for valuing shares of Valley Common Stock for purposes of establishing the exact amount of the Per Share Cash Consideration.

On September 22, 2021, the Leumi USA board of directors held a special meeting, at which the Leumi USA board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

Later on September 22, 2021, the Valley Board held a special meeting to consider the proposed transaction and the entry into the Merger Agreement by Valley. Representatives of Morgan Stanley and Wachtell Lipton were present at the meeting. Representatives of Valley senior management provided the Valley Board with an update on the status of negotiations and terms of the Merger Agreement. Representatives of Morgan Stanley reviewed with the Valley Board Morgan Stanley’s financial analysis summarized below under “—Opinion of Valley’s Financial Advisor” and delivered to the Valley Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of September 22, 2021, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review set forth in such opinion, the consideration to be paid by Valley pursuant to the Merger Agreement was fair from a financial point of view to Valley. Representatives of Wachtell Lipton reviewed the fiduciary duties of the directors in connection with their evaluation of the potential transaction, summarized the proposed final terms of the Merger Agreement and related transaction documents, and described the resolutions the Valley directors would be asked to consider if they were to approve the Merger Agreement and the Merger. After considering the proposed terms of the Merger Agreement and related transaction documents and the presentations of Valley’s financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Valley Board, including the anticipated benefits and the potential risks and uncertainties related to the Merger, and after considering the factors described under “—Valley’s Reasons for the Merger,” the Valley Board unanimously determined that the Mergers, the Merger Agreement and the transactions contemplated thereby (including the issuance of shares of Valley Common Stock pursuant to the Merger Agreement) are advisable and fair to and in the best interests of Valley and its shareholders, and the Valley Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and determined to recommend that Valley shareholders approve the issuance of shares of Valley Common Stock pursuant to the Merger Agreement.

Subsequently, the Merger Agreement and applicable ancillary agreements were executed and delivered and the transaction was announced on the morning of September 23, 2021 in a press release jointly issued by Valley and Leumi USA.

Valley’s Reasons for the Merger

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Share Issuance, are advisable and fair to and in the best interests of Valley and its shareholders, and to recommend that Valley shareholders vote “FOR” the Share Issuance Proposal described in this proxy statement, the Valley Board consulted and received advice from its external financial and legal advisors and from Valley’s management and considered a number of factors, including the following material factors:

•	each of Valley’s and Leumi USA’s business, operations, financial condition, asset quality, earnings and prospects;

•

the Valley Board’s assessment, informed through information obtained through due diligence, that Leumi USA’s business, operations, risk profile and geographic footprint complement those of Valley, and that the Merger and the other transactions contemplated by the Merger Agreement would enable Valley to serve an expanded customer base and position Valley for continued growth and investment;

•

the strategic rationale for the Merger, including that the Merger is expected to diversify Valley’s revenue streams, enhance Valleys deposit gathering and further solidify Valley’s position as a top-tier, relationship-focused commercial bank;

•

the Valley Board’s belief that Valley and Leumi USA share a similar focus on customer service and credit quality, and that the complementary cultures would facilitate the successful completion of the Merger and integration following consummation of the Merger;

•

the Valley Board’s and management’s familiarity with and understanding of Valley’s business, results of operations, asset quality, financial and market position and expectations concerning Valley’s future earnings and prospects;

•

the Valley Board’s review and discussions with Valley’s management and advisors concerning Valley’s due diligence investigation of the operations, financial condition and regulatory compliance programs and prospects of Leumi USA;

•	the Valley Board’s belief that the Merger will accelerate the growth of Valley’s private banking and technology and venture capital businesses;

•

the complementary nature of the products, services, customers and markets of the two companies, which the Valley Board believed would provide the opportunity to mitigate risks and increase potential returns;

•	the anticipated pro forma financial impact of the Merger on Valley, including the expected positive impact on certain financial metrics;

•

the Valley Board’s understanding of the current and prospective environment in which Valley and Leumi USA operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, and the competitive environment for financial institutions generally;

•

the oral opinion of Morgan Stanley, subsequently confirmed in writing, rendered to the Valley Board that, as of September 22, 2021 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be paid by Valley pursuant to the Merger Agreement was fair from a financial point of view to Valley. Such opinion is more fully described below under “—Opinion of Valley’s Financial Advisor”;

•

the Valley Board’s review with Valley’s outside legal advisor, Wachtell Lipton, of the terms and conditions of the Merger Agreement and the other transaction documents, including the representations, covenants, deal protection and termination provisions, tax treatment, closing conditions and post-Closing governance and commercial matters;

•

Valley’s past record of integrating mergers and of realizing projected financial goals and benefits of acquisitions and the perceived strength of Valley management and infrastructure to successfully complete the integration process following the completion of the Merger; and

•	the regulatory and other approvals required in connection with the Mergers and the expectation that such approvals would be received in a timely manner and without unacceptable conditions.

In the course of its deliberations, the Valley Board also considered potential risks related to the Mergers and the other transactions contemplated by the Merger Agreement, but ultimately concluded that the anticipated benefits of the Mergers and such other transactions were likely to substantially outweigh these risks. These potential risks considered included:

•

certain anticipated merger-related costs, including a number of non-recurring costs in connection with the Merger even if the Merger is not ultimately consummated, including a potential $18.5 million termination fee if the Merger Agreement is terminated under certain circumstances;

•	the possibility of encountering difficulties in achieving, or failing to achieve, anticipated synergies in the amounts estimated or in the time frame contemplated;

•

the regulatory and other approvals required in connection with the Mergers and the risk that such regulatory approvals may not be received in a timely matter or at all or may impose unacceptable conditions;

•	the possibility of encountering challenges in successfully integrating Valley’s and Leumi USA’s business, operations and workforce;

•	the risk of losing key Valley or Leumi USA management or employees during the pendency of the Merger and thereafter;

•	the increased anti-money laundering and Bank Secrecy Act risks in connection with Leumi USA’s foreign private banking business;

•	the risks associated with BLITA’s anticipated post-Closing ownership of a significant number of shares of Valley Common Stock;

•	the possible diversion of management attention and resources from the operation of Valley’s business or other strategic opportunities towards the completion of the Merger; and

•	the potential effect of the COVID-19 pandemic on the completion, timing or benefits of the Merger.

The foregoing discussion of the information and factors considered by the Valley Board is not intended to be exhaustive, but rather includes the material factors considered. In reaching its decision that the Merger Agreement and the transactions contemplated thereby, including the Share Issuance, are advisable and fair to and in the best interests of Valley and its shareholders, and to recommend that Valley shareholders vote “FOR” the Share Issuance Proposal set forth in this proxy statement, the Valley Board did not quantify, rank or otherwise assign relative weights to the factors considered, and individual members of the Valley Board may have given different weight to different factors. The Valley Board considered all these factors as a whole, including through its discussions with Valley’s management and financial and legal advisors, in evaluating the Merger Agreement and the transactions contemplated thereby, including the Share Issuance.

It should be noted that this explanation of the reasoning of the Valley Board and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward Looking Statements” on page 27 of this proxy statement.

Recommendations of Valley’s Board of Directors

The Valley Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Share Issuance, are advisable and fair to and in the best interests of Valley and its shareholders. Accordingly, the Valley Board recommends that Valley shareholders vote:

•	“FOR” approval of the Share Issuance Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Certain Unaudited Prospective Financial Information

Valley does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in regular earnings press releases and other investor materials.

However, Valley is including in this proxy statement certain limited unaudited prospective financial information for Leumi USA on a standalone basis, without giving effect to the Merger, that was made available to the Valley Board and to Valley’s financial advisor, Morgan Stanley, in connection with the Merger (collectively, the “prospective financial information”). A summary of certain significant elements of this information is set forth below and is included in this proxy statement solely for the purpose of providing holders of Valley Common Stock access to certain nonpublic information that was provided to the Valley Board in its evaluation of the Merger and also was provided to Morgan Stanley, Valley’s financial advisor, for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “—Opinion of Valley’s Financial Advisor” beginning on page 43 of this proxy statement.

The following table presents a summary of the unaudited prospective financial information with respect to Leumi USA which was used, at the direction of Valley senior management, in certain analyses in connection with Morgan Stanley’s fairness opinion to the Valley Board.

	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Shareholders ($ in millions)	$80	$91	$103	$111	$120	$130
Return on Average Assets (%)	1.05	1.10	1.16	1.18	1.24	1.30

The above prospective financial information with respect to Leumi USA on a stand-alone basis for (i) calendar years 2021 through 2023 was prepared by Leumi USA management and (ii) calendar years 2024 through 2026 was extrapolated from the prospective financial information prepared by Leumi USA management at the direction of Valley senior management by applying a 8% annual net income growth rate and 3% annual total asset and risk-weighted asset growth rates. At the direction of Valley senior management, Morgan Stanley assumed a target common equity Tier 1 ratio level for Leumi USA of 10.0% for calendar years 2021 through 2026, and a return on tangible common equity, adjusted for excess capital above such 10.0% target, of 14.8%.

With the approval of Valley senior management, for purposes of certain of its analysis, Morgan Stanley also estimated annual run-rate cost savings of 32.5% of Leumi USA’s expected non-interest expense base.

The inclusion of any of the foregoing information should not be regarded as an indication that any of Valley, Leumi USA, Morgan Stanley, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was not prepared for external use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Leumi USA’s business, all of which are difficult to predict and many of which are beyond Valley’s or Leumi USA’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Valley can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Leumi USA’s business, industry performance, general business and economic conditions (including in connection with the COVID-19 pandemic), customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 22 and 27, respectively, of this proxy statement.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with U.S. GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Valley’s nor Leumi USA’s respective independent registered public accounting firms, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Valley does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Leumi USA of the Mergers or the other transactions contemplated by the Merger Agreement. The unaudited prospective financial information does not give effect to the Mergers, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Mergers, the potential synergies that may be achieved by Valley as a result of the Mergers, the effect on Leumi USA of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Mergers. Further, the unaudited prospective financial information does not take into account the effect on Leumi USA of any possible failure of the Mergers to occur. None of Valley, Leumi USA, Morgan Stanley, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Valley or other person regarding Valley’s or Leumi USA’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Valley, Leumi USA, Morgan Stanley or any other person that it is viewed as material information of Valley or Leumi USA, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote in favor of the Share Issuance Proposal or any other proposal to be considered at the Special Meeting, but is being provided solely because it was made available to the Valley Board and Valley’s financial advisor in connection with the Merger.

In light of the foregoing, and considering that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Valley shareholders are cautioned not to place unwarranted reliance on such information, and Valley urges all Valley shareholders to review Valley’s most recent SEC filings for a description of Valley’s reported financial results. See “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Opinion of Valley’s Financial Advisor

Valley retained Morgan Stanley to provide it with financial advisory services in connection with a possible strategic transaction with Leumi USA, and, if requested by Valley, a financial opinion with respect thereto. Valley selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the financial services industry, market and regulatory environment and business and affairs of Valley, and its substantial experience in transactions similar to the Merger. Morgan Stanley rendered to the Valley Board at its special meeting on September 22, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion dated September 22, 2021, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the consideration to be paid by Valley pursuant to the Merger Agreement was fair from a financial point of view to Valley.

The full text of the written opinion of Morgan Stanley, dated September 22, 2021, is attached as Annex C and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Valley Board and addresses only the fairness to Valley, from a financial point of view, of the consideration to be paid by Valley pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the Merger Agreement and does not constitute a recommendation to shareholders of Valley as to how to act or vote at the Special Meeting or whether to take any other action with respect to the Merger or related transactions. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Valley Common Stock will trade following the consummation of the Merger or at any time.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain financial statements and other publicly available business and financial information of Leumi USA and Valley, respectively;

•	reviewed certain internal financial statements and other business, financial and operating data concerning Leumi USA and Valley, respectively;

•	reviewed certain financial projections prepared or furnished to Morgan Stanley by the management of Leumi USA (the “Leumi USA Management Financial Projections”);

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Leumi USA and Valley, respectively;

•	discussed the past and current operations and financial condition and the prospects of Leumi USA with senior executives of Leumi USA;

•

discussed the past and current operations and financial condition and the prospects of Valley, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Valley;

•

reviewed the pro forma impact of the Merger on Valley’s earnings per share, tangible book value per share, common equity Tier 1 ratio, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for the Valley Common Stock;

•

compared the financial performance of Leumi USA and Valley and the prices and trading activity of the Valley Common Stock with that of certain publicly-traded companies comparable with Leumi USA and Valley, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Leumi USA and Valley and their financial and legal advisors;

•	reviewed the Merger Agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Leumi USA and Valley, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Leumi USA and Valley of the future financial performance of Leumi USA.

In addition, Morgan Stanley assumed, in all respects material to its analysis, that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger in a manner that would be material to Morgan Stanley’s analysis. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby (other than the consideration to be paid by Valley pursuant to the Merger Agreement to the extent expressly specified in the opinion) or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, including, without limitation, any terms, aspects or implications of any related transactions. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other alternative business transaction or other business or financial strategies that might be available to Valley, nor did the opinion address the underlying business decision of Valley to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. Morgan Stanley is not a legal, tax, or regulatory advisor, nor an expert in the evaluation of allowance for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at Valley or Leumi USA, nor did it examine any individual loan credit files of Valley or Leumi USA nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for loan losses of Valley and Leumi USA, respectively, were adequate. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Valley and Leumi USA and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Valley or Leumi USA, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of September 22, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 22, 2021. The various financial analyses summarized below were based on closing prices of Valley Common Stock and selected peers as of September 22, 2021, the last full trading day prior to the special meeting of the Valley Board held on September 22, 2021 to consider, adopt and approve the Merger Agreement. For purposes of its analyses, Morgan Stanley assumed that the consideration for Leumi USA Common Stock pursuant to the Merger Agreement had an aggregate value of $1,147,958,865, representing the sum of (i) the aggregate value of the cash component of the Per Share Consideration of $5.35, as adjusted to $5.08064, pursuant to the Merger Agreement and based on the number of shares of Leumi USA Common Stock outstanding as of September 22, 2021, and (ii) the aggregate value of the equity component of the Per Share Consideration, based on an exchange ratio of 3.8025x and the closing price of Valley Common Stock of $12.07 on September 22, 2021, the last full trading day prior to the special meeting of the Valley Board held on September 22, 2021 to consider, adopt and approve the Merger Agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Leumi USA Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of Leumi USA with publicly available information for a group of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Leumi USA’s.

The selected companies consisted of specified publicly traded banks in the United States with total assets between $5 billion and $20 billion located in the New York metropolitan area, as well as similar sized public commercial banks in the U.S. with small branch networks. The selected companies consisted of:

•	Axos Financial, Inc.

•	Provident Financial Services, Inc.

•	Dime Community Bancshares, Inc.

•	TriState Capital Holdings, Inc.

•	OceanFirst Bank, N.A.

•	Flushing Financial Corporation

•	Lakeland Bancorp, Inc.

•	ConnectOne Bancorp, Inc.

•	Kearny Financial Corp.

•	Peapack Gladstone Financial Corporation

•	Metropolitan Bank Holding Corp.

•	Northfield Bancorp Inc.

•	CrossFirst Bankshares, Inc.

In all instances, multiples were based on closing stock prices on September 22, 2021. For each of the following analyses performed by Morgan Stanley, financial and market data for the group of selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the group of selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated diluted earnings per share for 2022 (“Price / 2022E EPS”); and

•	multiple of price to estimated diluted earnings per share for 2023 (“Price / 2023E EPS”).

	Selected Companies’ Top Quartile	Selected Companies’ Median	Selected Companies’ Bottom Quartile
Price / 2022E EPS	12.1x	10.7x	9.9x
Price / 2023E EPS	11.2x	9.7x	8.9x

Based on the analysis of the relevant metrics for each of the selected banks, and taking into account differences between Leumi USA and the selected banks including with respect to historical profitability, cost of deposits and credit metrics, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for Leumi USA. For purposes of this analysis, Morgan Stanley utilized estimated GAAP net income to common shareholders for 2022 and 2023 as set forth in the Leumi USA Management Financial Projections.

Morgan Stanley estimated the implied trading value of Leumi USA Common Stock as of September 22, 2021, as follows:

	Leumi USA Metric	Multiple Statistic Range	Implied Value of Leumi USA Common Stock

Price / 2022E EPS	$91MM	9.5x – 11.5x	$860MM –$1,045MM
Price / 2023E EPS	$103MM	8.5x – 10.5x	$875MM –$1,080MM

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2022 return on tangible common equity for each of the selected companies. Utilizing a 2022 estimate for return on tangible common equity, adjusted for excess capital, for Leumi USA of 14.8%, as set forth in the Leumi USA Management Financial Projections, the low-end range of $1,160MM represents the implied value if Leumi USA were valued at 90% of the value implied by the regression line and the high-end range of $1,420MM represents the implied value if Leumi USA were valued at 110% of the value implied by the regression line.

No company in the public trading comparables analysis is identical to Leumi USA. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Leumi USA, such as the impact of competition on the business of Leumi USA or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Leumi USA or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Leumi USA Dividend Discount Analysis

Using the Leumi USA Management Financial Projections for 2021 through 2023 and assuming, at the direction of Valley management, 8.0% annual net income growth thereafter and that Leumi USA would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for Leumi USA on a standalone basis. Morgan Stanley calculated a range of implied values of Leumi USA Common Stock based on the sum of the discounted present values of (a) projected dividends on shares of Leumi USA Common Stock for 2021 through 2026 and (b) a projected terminal value of Leumi USA Common Stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.5x to 11.5x to the terminal year 2026 estimated earnings, 9.2% to 11.2% discount rates, using the capital asset pricing model, and a 0.25% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications of Leumi USA Common Stock ranging from $1,330MM to $1,596MM.

Select Precedent M&A Transactions Analysis

Using publicly available information, Morgan Stanley reviewed the terms of selected precedent transactions with a deal value between $500 million and $2 billion announced since September 15, 2018, in which the targets were banks that operate in and/or were exposed to similar lines of business as Leumi USA. For each of these transactions, Morgan Stanley reviewed the price paid and calculated the multiple of price to tangible book value and the multiple of price to forward earnings per share (“EPS”). The following table sets forth the selected transactions considered, including their respective dates of announcement:

Select Precedent M&A Transactions

Buyer/Target	Announcement Date
Independent Bank Corp. / Meridian Bancorp, Inc.	04/22/21
United Bankshares, Inc. / Carolina Financial Corporation	11/18/19
Pacific Premier Bancorp, Inc. / Opus Bank	02/03/20
WSFS Financial Corporation / Bryn Mawr Bank Corporation	03/10/21
SVB Financial Group / Boston Private Financial Holdings, Inc.	01/04/21
Glacier Bancorp, Inc. / Altabancorp	05/18/21
Home BancShares, Inc. / Happy Bancshares, Inc.	09/15/21
CenterState Bank Corporation / National Commerce Corporation	11/26/18
Ameris Bancorp / Fidelity Southern Corporation	12/17/18
People’s United Financial, Inc. / United Financial Bancorp, Inc.	07/15/19
Valley National Bancorp / Oritani Financial Corp.	06/26/19
Independent Bank Corp. / Blue Hills Bancorp, Inc.	09/20/18
Eastern Bankshares, Inc. / Century Bancorp, Inc.	04/07/21
Union Bankshares Corporation / Access National Corporation	10/05/18
FB Financial Corporation / Franklin Financial Network, Inc.	01/21/20
SouthState Corporation / Atlantic Capital Bancshares, Inc.	07/23/21
United Community Banks, Inc. / Reliant Bancorp, Inc.	07/14/21
Banco Bradesco S.A. / BAC Florida Bank	05/06/19

Morgan Stanley reviewed for each of the transactions listed above, among other things, the multiple of price to tangible book value, the multiple of price to forward EPS, and the multiple of price to forward EPS adjusted to include expected cost savings. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information at the time of announcement of the relevant transaction. Morgan Stanley selected the 25th and 75th percentiles of multiples of the precedent transactions and applied these ranges of multiples and premiums to the relevant financial statistics for Leumi USA. For purposes of this analysis, Morgan Stanley utilized 2022 net income to common shareholders estimate of $91MM based on Leumi USA Management Financial Projections, 2022 net income to common shareholders, adjusted for expected cost savings based on Leumi USA Management Projections (and assuming, for purposes of Morgan Stanley’s analysis, fully-phased in cost savings), of $137MM, and tangible book value of Leumi USA Common Stock of $875MM as of June 30, 2021.

Morgan Stanley estimated the implied value of Leumi USA Common Stock as of September 22, 2021, as follows:

	Leumi USA Metric	Multiple Statistic Range	Implied Value of Leumi USA Common Stock
Price / Forward Earnings	$91MM	14.5x – 18.1x	$1,315MM – $1,640MM
Price / Tangible Book Value	$875MM	1.49x – 2.06x	$1,305MM – $1,800MM
Price / Forward Earnings with Cost Savings	$137MM	8.5x – 11.9x	$1,165MM – $1,630MM

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to Leumi USA, nor are the transactions identical to the transactions contemplated by the Merger Agreement. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Leumi USA, such as the impact of competition on the business of Leumi USA or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Leumi USA or the industry or in the financial markets in general, which could affect the value of Leumi USA and the aggregate value of the transactions to which the Merger is being compared. Accordingly, mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

General

In connection with the review of the Merger by the Valley Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Leumi USA. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of Leumi USA. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to Valley of the consideration to be paid by Valley pursuant to the Merger Agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to the Valley Board. These analyses do not purport to be appraisals or to reflect the prices at which Leumi USA Common Stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Valley should act or vote in connection with the Merger.

The consideration to be paid by Valley was determined through arm’s-length negotiations between Valley and Leumi USA and was approved by the Valley Board. Morgan Stanley provided advice to Valley during these negotiations but did not, however, recommend any specific form, mix or amount of consideration to Valley, or that any specific form, mix or amount of consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Valley Board was one of many factors taken into consideration by the Valley Board in deciding to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated thereby. See “Valley’s Reasons for the Merger” beginning on page 39 of this proxy statement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Valley Board with respect to the consideration to be paid by Valley pursuant to the Merger Agreement or of whether the Valley Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Valley Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Valley, Leumi USA or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, as compensation for its services relating to the merger, Valley has agreed to pay Morgan Stanley a fee of $6,000,000 in the aggregate, $1,002,000 of which was payable upon the rendering of its opinion and $4,998,000 of which is contingent upon the consummation of the Merger. Valley has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including certain fees of outside counsel. In addition, Valley has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement.

During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates provided financing services to Valley and Leumi USA for which Morgan Stanley and its affiliates received aggregate fees, in each case, of less than $1 million. Morgan Stanley may also seek to provide financial advisory and financing services to Valley, Leumi USA and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Accounting Treatment

Valley prepares its financial statements in accordance with U.S. GAAP. The Merger will be accounted for using the acquisition method of accounting. Valley will be treated as the acquirer for accounting purposes. Valley will record assets acquired, including identifiable intangible assets, and liabilities assumed from Leumi USA at their respective estimated fair values at the date of completion of the Merger. Any excess of the purchase price (as described under Note 2—“Preliminary Purchase Price Allocation” under “Unaudited Pro Forma Condensed

Combined Financial Information—Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 10 of this proxy statement) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Valley after completion of the Merger will include the financial condition and results of operations of Leumi USA after completion of the Merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Leumi USA. The earnings of Valley following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Valley determines that indefinite lived intangible assets and goodwill are impaired, Valley would record an impairment charge at that time.

Board of Directors and Management Following the Merger

Pursuant to the terms of the Merger Agreement, Valley will take all action necessary so that, as of the Effective Time (i) the number of directors that comprise the Valley Board and the VNB Board will each be increased by two and (ii) subject to the terms of the Investor Rights Agreement, two individuals designated by BLITA will be appointed to fill such newly created vacancies. In addition, pursuant to the terms and subject to the conditions of the Investor Rights Agreement, as of the Closing, BLITA will be entitled to designate one individual to be a nonvoting observer on the Valley Board and the VNB Board. For addition information regarding the governance of Valley after the Merger, see “The Merger Agreement—Ancillary Agreements” below.

It is currently anticipated that Leumi USA President and Chief Executive Officer Avner Mendelson will be one of the two individuals designated by BLITA and will join the Valley Board and the VNB Board as Vice Chairman. In connection with the execution of the Merger Agreement, Leumi USA and Mr. Mendelson entered into a non-competition agreement pursuant to which Mr. Mendelson agreed to covenants concerning noncompetition and nonsolicitation of customers and employees, which apply during his period of service to Leumi USA and its affiliates and for three years following the Closing, and to covenants concerning nondisclosure of confidential information and nondisparagement, which are perpetual. In consideration for Mr. Mendelson’s compliance with the foregoing covenants, Leumi USA will grant Mr. Mendelson (a) a restricted stock unit award with a grant date fair value of $1,800,000, which will vest and be settled in three equal installments on the first, second and third anniversaries of the Closing, subject to his compliance with the terms of the non-competition agreement and the other terms and conditions of the applicable award agreement, and (b) a cash award of $3,600,000, which will be paid at or immediately prior to the Closing. The non-competition agreement also includes an acknowledgement that, upon the Closing, Mr. Mendelson’s employment will terminate and he will be entitled to the severance benefits contemplated by his employment agreement with Bank Leumi USA (comprising any accrued but unpaid base salary and any unpaid annual incentive bonus in respect of the year prior to termination, a cash severance payment equal to three years of Mr. Mendelson’s base salary and target annual incentive bonus, accelerated vesting of any outstanding and unvested stock options and continuation of group health plan, welfare plan and fringe benefits for up to three years).

In addition, in connection with the execution of the Merger Agreement, Valley entered into employment agreements with certain executives of Leumi USA who are expected to continue with Valley following the Closing. The employment agreements contain covenants concerning noncompetition and nonsolicitation of customers and employees, which apply during the applicable executive’s period of service to Valley and its affiliates and for one year thereafter, and to covenants concerning nondisclosure of confidential information and nondisparagement, which are perpetual.

Federal Securities Laws Consequences; Stock Transfer Restrictions

The issuance of the shares of Valley Common Stock to be issued in the Merger has not been, and is not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction. The issuance of the shares of Valley Common Stock to be issued in the Merger will be pursuant to an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. Section 4(a)(2) of the Securities Act exempts from registration transactions by an issuer not involving any public offering.

Valley has agreed to, no later than the later of (i) the Closing Date and (ii) ten business days following receipt by Valley of the required financial statements and financial information regarding Leumi USA and any other information reasonably required from the holders of Leumi USA Common Stock to be included or incorporated by reference in such registration statement, file with the SEC the S-3 Shelf to provide for the public resale of the shares of Valley Common Stock issued pursuant to the Merger Agreement, other than such shares that will be beneficially owned by BLITA.

Material United States Federal Income Tax Consequences of the Merger

There are no material U.S. federal income tax consequences to Valley’s existing shareholders that will result from the issuance of shares of Valley Common Stock in the Merger.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Under New Jersey law, holders of shares of Valley Common Stock are not entitled to appraisal rights or rights to dissent in connection with the Mergers or any of the matters to be acted on at the Special Meeting.

REGULATORY APPROVALS REQUIRED FOR THE MERGERS

Completion of the Mergers is subject to the receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, Valley and Leumi USA have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents to be obtained from any governmental authority or other third party that are necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement.

Federal Reserve

The Merger and the Follow-On Merger are subject to approval by the Federal Reserve pursuant to Section 3 of the BHC Act. The Federal Reserve takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of risk management systems, the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma financials and capital ratios) and future prospects of the combined organization. The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking and financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve must also take into account the record of performance of each of VNB and Bank Leumi USA in meeting the credit needs of the entire community, including low- and moderate-income individuals and neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve frequently receives protests from community groups and others. In their most recent CRA performance evaluations with their federal regulators, Valley’s depository institution subsidiary, VNB, received an overall “outstanding” rating from the OCC and Leumi USA’s depository institution subsidiary, Bank Leumi USA, received an overall “outstanding” rating from the Federal Deposit Insurance Corporation.

In addition, in connection with an interstate merger transaction, the Federal Reserve considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, relevant state law regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment laws.

Completion of the Merger is also subject to the receipt from the Federal Reserve of the Non-Control Determination.

The initial filing of the applications to the Federal Reserve occurred on November 2, 2021.

OCC

Certain of the transactions contemplated by the Merger Agreement, including the Bank Merger, also require the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating an application, the OCC considers: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the surviving company, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’

effectiveness in combating money-laundering activities, (iv) the competitive effects of the Bank Merger and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the Bank Merger, the OCC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, relevant state law regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

The initial filing of the application to the OCC occurred on November 2, 2021.

Public Notice and Comments

The BHC Act, the Bank Merger Act and Federal Reserve and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.

Department of Justice Review and Waiting Periods

Transactions approved under Section 3 of the BHC Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the U.S. Department of Justice (“DOJ”) may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.

In reviewing the Mergers, the DOJ could analyze the Mergers’ effect on competition differently than the Federal Reserve or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the Mergers’ effects on competition. A determination by the DOJ not to object to the Mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Bank of Israel

The obligation of Leumi USA to consummate the Closing is subject to the receipt by BLITA of any necessary approvals from the Bank of Israel under Section 31 of Israel’s Banking (Licensing) Law, 5741-1981. Concurrently with the execution and delivery of the Merger Agreement, Valley and BLITA entered into the BLITA Letter Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, BLITA has agreed to, among other things, use its reasonable best efforts to obtain as promptly as practicable any necessary approvals BLITA is required to obtain from the Bank of Israel in connection with the transactions contemplated by the Merger Agreement.

FINRA

Completion of the transactions contemplated by the Merger Agreement is subject to either (a) the written approval by the Financial Industry Regulatory Authority (“FINRA”) of an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership and control of Leumi USA Investment Services Inc. (“LISI”), Leumi USA USA’s broker-dealer subsidiary, or (b) the elapsing of at least 30 calendar days from the date of submission of such an application that FINRA has determined to be substantially complete and not otherwise terminated or withdrawn without FINRA having advised that the parties are prohibited from consummating the transactions contemplated by the Merger Agreement or that FINRA expects to disapprove the application or impose any restrictions or limitations in connection therewith. In its review of applications pursuant to FINRA Rule 1017, FINRA generally considers the prospective new owner of a broker-dealer, its ownership structure and disciplinary history, if any, and how a proposed transaction would impact (if at all) the broker-dealer’s business, management, financial condition and supervisory structure.

LISI submitted the required application pursuant to FINRA Rule 1017 on November 4, 2021 and was notified by FINRA on November 12, 2021 that such application has been deemed substantially complete as of the date of its submission.

New York Department of Financial Services

The Bank Merger will also require approval of an application to the New York Department of Financial Services (“NYDFS”) under Section 143-B of the New York Banking Law. In acting on the application, the NYDFS considers the effect of the transaction on the safety and soundness of the current and resulting bank operations, the merger’s effect on the concentration of resources and competition, and the public interest and other needs and convenience served by the merger. The NYDFS also takes into consideration whether the current and resulting banking organizations have in place effective programs and internal controls to combat money laundering and terrorism financing and other financial crimes.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

INFORMATION ABOUT THE COMPANIES

Valley National Bancorp

One Penn Plaza

New York, NY 10119

Telephone: (973) 305-8800

Valley is a New Jersey corporation organized in 1983 as a bank holding company registered with the Federal Reserve under the BHC Act. Valley is headquartered in New York, New York, and as of September 30, 2021, had, on a consolidated basis, total assets of approximately $41.3 billion, total loans of approximately $32.6 billion, total deposits of approximately $33.6 billion and total shareholders’ equity of approximately $4.8 billion. Valley conducts its banking operations through its subsidiary bank, VNB, in 225 branches or financial centers located in northern and central New Jersey, the New York City Boroughs of Manhattan, Brooklyn, Queens, and Long Island, Florida and Alabama. In addition to its principal subsidiary, VNB, Valley owns all of the voting and common shares of GCB Capital Trust III, State Bancorp Capital Trusts I and II and Aliant Statutory Trust II through which trust preferred securities were issued. Valley Common Stock is listed on NASDAQ under the symbol “VLY.”

VNB is a national banking association chartered in 1927 under the laws of the United States. VNB offers commercial, retail, insurance and wealth management financial services products. VNB also provides a variety of banking services including automated teller machines, telephone and internet banking, remote deposit capture, overdraft facilities, drive-in and night deposit services and safe deposit facilities. In addition, certain international banking services are available to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange transactions, documentary collections, foreign wire transfers, as well as transaction accounts for non-resident aliens.

VNB’s subsidiaries are all included in the consolidated financial statements of Valley. These subsidiaries include, but are not limited to:

•	an insurance agency offering property and casualty, life and health insurance;

•	an asset management adviser that is a registered investment adviser with the SEC;

•	a title insurance agency in New York, which also provides services in New Jersey;

•	subsidiaries which hold, maintain and manage investment assets for VNB;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans.

VNB’s subsidiaries also include real estate investment trust (“REIT”) subsidiaries, which own real estate related investments and a REIT subsidiary that owns some of the real estate utilized by VNB and related real estate investments.

Valley’s primary focus is to build and develop profitable customer relationships across all lines of business and create a convenient and innovative omni-channel customer experience beyond its traditional branch footprint, including through the use and promotion of Valley’s mobile and online service offerings, such as the ValleyDirect on-line savings account.

Additional information about Valley may be found in the documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Volcano Merger Sub Corporation

c/o Valley National Bancorp

One Penn Plaza

New York, NY 10119

Telephone: (973) 305-8800

Merger Sub is a New York corporation and subsidiary of Valley. Merger Sub was incorporated on September 20, 2021 for the sole purpose of effecting the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Bank Leumi Le-Israel Corporation

Leumi USA is the U.S. subsidiary of BLITA and the parent company of Bank Leumi USA, a New York state chartered bank offering a full range of commercial loan and deposit products. Leumi USA has over 60 years of experience in the U.S. commercial banking industry and currently operates commercial offices in New York City, Chicago, Los Angeles, Palo Alto, and Aventura (Florida).

LEUMI USA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of Leumi USA’s consolidated financial condition at September 30, 2021, December 31, 2020, and December 31, 2019 and results of operations for the years ended December 31, 2020, December 31, 2019, December 31, 2018 and the nine months ended September 30, 2021 and September 30, 2020 and should be read in conjunction with Leumi USA’s consolidated financial statements and notes thereto attached to this proxy statement as Annex B.

Overview

Leumi USA is the holding company of Bank Leumi USA, a full-service commercial and private bank headquartered in New York City. Leumi USA has built its business over 50 years as a relationship-driven commercial bank with global ties that operates in five strategically located, major metropolitan markets across the United States. As of September 30, 2021, Leumi USA had $8.0 billion of assets, $5.4 billion of net loans and $6.8 billion of deposits. Leumi USA has a long history of operations as the U.S. subsidiary of BLITA.

Results of operations

Leumi USA’s business operations and activities constitute a single reportable segment. An operating segment is a component of an entity which conducts business, incurs revenues and expenses for which discrete financial information is available that is reviewed by the chief operating decision maker in assessing performance and making resource allocation decisions. Leumi USA has a single operating segment and therefore a single reportable segment.

Performance summary

For the nine months ended September 30, 2021 compared with the nine months ended September 30, 2020

For the nine months ended September 30, 2021, net income increased $28.0 million, or 85%, to $61.1 million compared to $33.1 million for the prior period. This increase was primarily driven by a $44.7 million decrease in the provision for loan losses. The increase in pre-tax income resulted in higher applicable income taxes compared to the same period in 2020.

For the year ended December 31, 2020 compared with the year ended December 31, 2019

For the year ended December 31, 2020, net income decreased $24.8 million, or 34%, to $48.4 million compared to $73.2 million in 2019. This decrease was primarily driven by a $33.1 million increase in the provision for loan losses. The decrease in pre-tax income resulted in lower applicable income taxes in 2020 compared to 2019.

For the year ended December 31, 2019 compared with the year ended December 31, 2018

For the year ended December 31, 2019, net income increased $11.1 million, or 18%, to $73.2 million compared to $62.1 million in 2018. This increase was primarily driven by a $9.7 million decrease in the provision for loan losses in 2019. The increase in pre-tax income resulted in higher applicable income taxes in 2019 compared to 2018.

Net Interest Income and Margin

Net interest income, the primary contributor to Leumi USA’s earnings, represents the difference between the income that Leumi USA earns on its interest-earning assets and the cost of its deposits and interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates that Leumi USA earns or pays on them.

The following tables present information regarding average balances for assets and liabilities, the total dollar amounts of interest income from the average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing the income or expense by the average balances for assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans.

	Nine Months Ending September 2021			Nine Months Ending September 2020
	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
			(Dollars in thousands)
Interest earning assets:
Federal reserve deposits and other short term deposits	543,160	487	0.12%	180,301	426	0.32%
Loans, net of unearned income	5,468,594	158,819	3.87%	5,408,595	173,041	4.27%
Debt securities	1,784,590	26,580	1.99%	1,330,903	23,673	2.37%

Total interest earning assets	7,796,344	185,886	3.18%	6,919,799	197,140	3.80%

Less: allowance for loan losses	(73,901)			(61,739)
Non-interest earning assets	418,005			451,189

Total assets	8,140,448			7,309,249
Interest bearing liabilities
Time deposits	491,136	3,094	0.84%	1,328,797	14,042	1.41%
Money market and other interest bearing deposits	2,595,880	2,152	0.11%	2,071,919	6,305	0.41%
Non-interest bearing deposits	3,844,296	—	0.00%	2,484,751	—	0.00%
FHLB advances and other borrowings	130,547	1,479	1.51%	414,110	2,902	0.93%

Total deposits and interest bearing liabilities	7,061,859	6,725	0.13%	6,299,577	23,249	0.49%

Non-interest bearing liabilities	200,099			149,309

Total liabilities	7,261,958			6,448,886

Total shareholder’s equity	878,490			860,363

Total liabilities and shareholder’s equity	8,140,448			7,309,249

Net interest income		179,161			173,891

Net interest margin			3.06%			3.35%

For the nine months ended September 30, 2021 compared with the nine months ended September 30, 2020

For the nine months ended September 30, 2021, net interest income increased $5.3 million, or 3%, to $179.2 million compared to $173.9 million for the prior period. This increase was primarily driven by a $16.5 million, or 71%, decrease in interest expense, mainly resulting from deposit repricing executed given the lower overall market interest rate environment. Additionally, the 2021 period had lower interest-bearing average deposit balances, and higher non-interest-bearing average deposit balances than the 2020 period due to customer deposit activities. The decrease in expense was partially offset by a $14.2 million or an 8% decrease in loan interest income. The loan interest income decrease was primarily due to the floating rate nature of the loan portfolio, which repriced based upon lower benchmark interest rates during the comparable periods.

	Year Ended December 31,
	2020			2019			2018
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
	(Dollars in thousands)
Interest earning assets:
Federal reserve deposits and other short term deposits	167,176	460	0.28%	131,860	3,289	2.49%	221,499	4,170	1.88%
Loans, net of unearned income	5,422,988	223,210	4.12%	5,085,770	263,229	5.18%	5,000,437	251,377	5.03%
Debt securities	1,344,188	33,191	2.47%	1,397,645	39,294	2.81%	1,409,655	42,050	2.98%

Total interest earning assets	6,934,352	256,861	3.70%	6,615,275	305,812	4.62%	6,631,591	297,597	4.49%

Less: allowance for loan losses	(68,117)			(54,126)			(48,369)
Non-interest earning assets	448,598			400,831			388,976

Total assets	7,314,833			6,961,980			6,972,198
Interest bearing liabilities
Time deposits	1,197,339	16,116	1.35%	1,960,533	42,693	2.18%	1,708,798	31,640	1.85%
Money market and other interest bearing deposits	2,113,463	7,313	0.35%	1,730,643	21,817	1.26%	1,919,192	20,921	1.09%
Non-interest bearing deposits	2,624,811	—	0.00%	1,906,800	—	0.00%	1,938,003	—	0.00%
FHLB advances and other borrowings	357,094	3,544	0.99%	387,151	9,329	2.41%	481,652	9,749	2.02%

Total deposits and interest bearing liabilities	6,292,707	26,973	0.43%	5,985,127	73,829	1.23%	6,047,645	62,310	1.03%

Non-interest bearing liabilities	160,531			148,973			145,989

Total liabilities	6,453,238			6,134,100			6,193,634

Total shareholder’s equity	861,595			827,880			778,564

Total liabilities and shareholder’s equity	7,314,833			6,961,980			6,972,198

Net interest income		229,888			231,983			235,287

Net interest margin			3.32%			3.51%			3.55%

For the year ended December 31, 2020 compared with the year ended December 31, 2019

For the year ended December 31, 2020, net interest income decreased $2.1 million, or 0.9%, to $229.9 million compared to $232.0 million in 2019. This decrease was primarily driven by lower yields for the loan portfolio. The decrease was partially offset by lower interest expense on deposits resulting from overall interest rate market trends during the comparative periods, as well as a higher average loans balance resulting from Bank Leumi USA’s participation in the Small Business Administration’s Paycheck Protection Program.

For the year ended December 31, 2019 compared with the year ended December 31, 2018

For the year ended December 31, 2019, net interest income decreased $3.3 million, or 1.4%, to $232.0 million compared to $235.3 million in 2018. This decrease was primarily driven by lower yields on debt securities.

Provision for Loan Losses

Leumi USA considers several factors in determining the required level of loan loss reserves and the provision required to achieve what management believes is the appropriate reserve level, including loan growth, credit risk rating trends, nonperforming loan levels, delinquencies, loan portfolio concentrations and economic and market trends. The provision for loan losses represents management’s determination of the amount necessary to be charged against the period’s earnings to maintain the allowance for loan losses (“ALLL”) at a level considered adequate in relation to the estimated losses inherent in the loan portfolio.

For the nine months ended September 30, 2021 compared with the nine months ended September 30, 2020

The provision for loan losses was $3.9 million for the nine months ended September 30, 2021, compared to $48.6 million for the nine months ended September 30, 2020. The decrease of $44.7 million was primarily attributed to additional provisions recognized in 2020 related to commercial loans. In 2020, commercial clients were negatively impacted by the COVID-19 pandemic’s adverse influence on their respective businesses. In 2021, Leumi USA noted general overall economic improvements, resulting in a lower provision on a comparative basis. As of September 30, 2021, Leumi USA’s ALLL was $71.9 million (1.31% of total loans). As of September 30, 2020, Leumi USA’s ALLL was $87.4 million (1.61% of total loans).

For the year ended December 31, 2020 compared with the year ended December 31, 2019

The provision for loan losses was $52.7 million for the year ended December 31, 2020, as compared to $19.6 million for the year ended December 31, 2019. The increase of $33.1 million was primarily attributed to factors stemming from the COVID-19 pandemic. As of December 31, 2020, Leumi USA’s ALLL was $79.4 million (1.47% of total loans). As of December 31, 2019, Leumi USA’s ALLL was $52.9 million (1.03% of total loans).

For the year ended December 31, 2019 compared with the year ended December 31, 2018

The provision for loan losses was $19.6 million for the year ended December 31, 2019, as compared to $29.3 million for the year ended December 31, 2018. The decrease of $9.7 million was primarily attributed to a larger provision in 2018 stemming from specific reserve considerations. As of December 31, 2019, Leumi USA’s ALLL was $52.9 million (1.03% of total loans). As of December 31, 2018, Leumi USA’s ALLL was $53.9 million (1.07% of total loans).

Non-interest revenue

For the nine months ended September 30, 2021 compared with the nine months ended September 30, 2020

The following table shows the components of non-interest revenue and the dollar changes from September 30, 2020 to September 30, 2021.

	Nine Months Ended September 30		Change
(Dollars in thousands)	2021	2020	Dollar
Non-interest revenue:
Commissions & fees	$41,371	$33,297	$8,074
(Loss) gain on sales of AFS debt securities	(258)	13,370	(13,628)
Foreign exchange revenue	3,453	4,022	(569)
Other, net	3,102	(612)	3,714

Total non-interest revenue	47,668	50,077	(2,409)

Non-interest revenue of $47.7 million in the first nine months of 2021 represented a 4.8% decrease from the first nine months of 2020, primarily due to realized gains and losses on AFS debt securities transactions over the comparative periods. The decrease was partially offset by increases in commission and fee revenue related to private banking activities.

For the year ended December 31, 2020 compared with the year ended December 31, 2019

The following table shows the components of non-interest revenue and the dollar changes from December 31, 2019 to December 31, 2020.

	Year ended December 31,		Change
(Dollars in thousands)	2020	2019	Dollar
Non-interest revenue:
Commissions & fees	$44,738	$46,217	$(1,479)
Gain on sales of AFS debt securities	13,779	5,631	8,148
Foreign exchange revenue	4,972	7,206	(2,234)
Other, net	4,388	2,256	2,132

Total non-interest revenue	67,877	61,310	6,567

Non-interest revenue of $67.9 million in 2020 represented a 10.7% increase from 2019, primarily due to gains on sales of AFS securities, offset by decreases in foreign exchange revenue and lower commissions and fees compared to 2019.

For the year ended December 31, 2019 compared with the year ended December 31, 2018

The following table shows the components of non-interest revenue and the dollar changes from December 31, 2018 to December 31, 2019.

	Year ended December 31,		Change
(Dollars in thousands)	2019	2018	Dollar
Non-interest revenue:
Commissions & fees	$46,217	$39,728	$6,489
Gain on sales of AFS debt securities	5,631	2,050	3,581
Foreign exchange revenue	7,206	7,068	138
Other, net	2,256	4,867	(2,611)

Total non-interest revenue	61,310	53,713	7,597

Non-interest revenue of $61.3 million in 2019 represented a 14.1% increase from 2018, primarily due to increased commission and fee revenue related to private banking activities and gains on sales of available-for-sale securities.

Non-Interest Expense

For the nine months ended September 30, 2021 compared with the nine months ended September 30, 2020

The following table shows the components of non-interest expense and related dollar changes.

	Nine Months ended September 30,		Change
(Dollars in thousands)	2021	2020	Dollar
Employee compensation and benefits	86,850	80,205	6,645
Equipment and data processing	25,626	26,101	(475)
Professional services	13,633	10,585	3,048
Occupancy	8,393	8,720	(327)
Other	7,452	7,738	(286)

Total non-interest expense	141,954	133,349	8,605

For the nine months ended September 30, 2021, Leumi USA recognized $142.0 million of non-interest expense, an increase of $8.6 million, or 6.5%, as compared to $133.3 million in 2020, primarily due to increased employee compensation and performance-based benefits in comparison to 2020, as well as non-recurring professional service fees.

For the year ended December 31, 2020 compared with the year ended December 31, 2019

The following table shows the components of non-interest expense and related dollar changes.

	Year ended December 31,		Change
(Dollars in thousands)	2020	2019	Dollar
Employee compensation and benefits	107,104	105,267	1,837
Equipment and data processing	35,886	31,759	4,127
Professional services	14,854	16,720	(1,866)
Occupancy	11,457	11,342	115
Other	10,971	11,943	(972)

Total non-interest expense	180,272	177,031	3,241

For the year ended December 31, 2020, Leumi USA recognized $180.3 million of non-interest expense, an increase of $3.2 million, or 1.8%, as compared to $177.0 million in 2019, driven primarily by increased technology expenses.

For the year ended December 31, 2019 compared with the year ended December 31, 2018

The following table shows the components of non-interest expense and related dollar changes.

	Year ended December 31,		Change
(Dollars in thousands)	2019	2018	Dollar
Employee compensation and benefits	105,267	105,922	(655)
Equipment and data processing	31,759	27,935	3,824
Professional services	16,720	16,644	76
Occupancy	11,342	11,179	163
Other	11,943	14,829	(2,886)

Total non-interest expense	177,031	176,509	522

For the year ended December 31, 2019, Leumi USA recognized $177.0 million of non-interest expense, an increase of $0.5 million, or 0.3%, as compared to $176.5 million in 2018, driven primarily by increased technology expenses.

Discussion and analysis of financial condition

Loans

The following table presents the balance and associated percentage of each category of loans within Leumi USA’s loan portfolio at the dates indicated.

	At
	September 30, 2021		December 31, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate	$2,644,025	48.06%	$2,401,667	44.34%	$2,171,523	42.14%
Healthcare	635,161	11.55	815,747	15.06	908,333	17.63
Media & Entertainment	1,339	0.02	11,308	0.21	48,365	0.94
Middle market and other	2,233,180	40.59	2,200,902	40.63	2,034,331	39.48

Total loans	5,513,705	100.22	5,429,624	100.24	5,162,552	100.19

Less deferred fees, net	(12,266)	(0.22)	(12,765)	(0.24)	(9,945)	(0.19)

Loans, net deferred fees	$5,501,439	100.0%	$5,416,859	100.0%	$5,152,607	100.0%

For the periods disclosed, Leumi USA’s loan portfolio was primarily comprised of commercial loans. Further, below is a summary of the major categories of Leumi USA’s commercial loan portfolio:

•	Real estate. Real estate loans are most typically used to finance the construction of residential and commercial properties, multifamily residential buildings, or commercial real estate.

•	Healthcare. The healthcare portfolio typically includes loans made to established operators of senior care facilities.

•	Middle market and other. The middle market and other portfolio includes multiple middle market sub-sectors, in addition to Israeli corporations, technology, private banking and other.

Analysis of nonperforming and classified assets. Leumi USA places loans on non-accrual status if Leumi USA has determined, based upon current information available, that the timely collection of principal or interest is in doubt. When a loan is placed on non-accrual status, any previously accrued and non-collected revenue is reversed and recorded as a reduction of loan interest and fee income. Interest paid on non-accrual loans is credited to principal or recognized as income on a cash basis, depending on management’s assessment of the ultimate collectability of principal.

The following table provides information with respect to Leumi USA’s nonperforming assets at the dates indicated.

	As of
(Dollars in thousands)	9/30/21	12/31/20	12/31/19
Non-accrual loans:
Real estate	21,349	32,632	1,325
Healthcare	5,841	44,538	65,661
Media & entertainment	—	3,467	5,659
Middle market and other	24,858	2,354	2,823

Total non-accrual loans	52,048	82,991	75,468

Total accruing loans past 90 days or more	218	165	7,938

Total nonperforming loans	52,266	83,156	83,406

Total nonperforming loans to total loans	0.95%	1.54%	1.62%

At September 30, 2021, Leumi USA’s total non-performing loans were $52.3 million, a $30.9 million, or 37.1% decrease from December 31, 2020. At September 30, 2021, nonperforming loans represented 0.95% of total loans.

At December 31, 2020, Leumi USA’s total non-performing loans were $83.2 million, a $0.3 million, or 0.3% decrease from December 31, 2019. At December 31, 2020, nonperforming loans represented 1.54% of total loans.

Management is proactive in its approach to identifying and resolving problem loans and is focused on working with the borrowers and guarantors of these loans to provide loan modifications when warranted. The level of nonperforming assets fluctuates in response to changing economic and market conditions, the relative size and composition of the loan portfolio, as well as management’s degree of success in resolving problem assets.

Debt securities

The following table sets forth the amortized cost and fair values of Leumi USA’s securities portfolio at the dates indicated.

	9/30/21		12/31/20		12/31/19
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Available for sale:
Mortgage related:
Agency-backed	436,269	440,007	493,717	506,498	694,206	698,264
Private label	18,525	18,712	31,104	31,772	42,113	42,548
Other securities:
U.S. treasuries	363,445	346,623	89,957	86,197	65,011	63,439
U.S. federal agencies	74,956	72,746	130,804	130,439	17,710	17,733
Foreign governments	25,000	26,788	85,000	88,949	95,000	97,543
State and municipal securities	156,348	164,809	239,590	254,080	178,990	186,652
Corporate and bank debt securities	81,243	82,328	27,000	27,692	—	—
Asset backed securities	86,749	87,086	—	—	—	—

Total available for sale	1,242,535	1,239,099	1,097,172	1,125,627	1,093,030	1,106,179

Held-to-maturity securities:
Mortgage related:
Agency-backed	23,646	21,998	50,551	49,542	1,516	1,571
Other securities:
U.S. federal agencies	246,483	237,829	68,424	68,771	115,913	115,294
Foreign governments	—	—	—	—	10,000	10,041
State and municipal securities	277,345	292,838	168,663	187,284	103,679	111,632

Total held to maturity	547,474	552,665	287,638	305,597	231,108	238,538

As of September 30, 2021 compared with December 31, 2020

The available for sale (“AFS”) securities portfolio totaled $1.2 billion at September 30, 2021, an increase of $113.5 million, or 10.1%, compared to $1.1 billion at December 31, 2020. This increase was primarily due to the purchase of U.S. treasury securities. These purchases were primarily offset by principal repayments on mortgage related positions, calls and maturities of certain positions, and overall mark-to-market decreases resulting from higher market interest rates.

The held-to-maturity (“HTM”) securities portfolio totaled $547.5 million at September 30, 2021, an increase of $259.8 million, or 90.3%, compared to $287.6 million at December 31, 2020. This increase was primarily attributed to the U.S. federal agencies and the state and municipal securities categories.

As of December 31, 2020 compared with December 31, 2019

The AFS securities portfolio totaled $1.1 billion at December 31, 2020, an increase of $19.5 million, or 1.8%, compared to $1.1 billion at December 31, 2019. This increase was primarily due to purchases and partially offset by securities sold, called, matured, and principal repayments.

The HTM securities portfolio totaled $287.6 million at December 31, 2020, an increase of $56.5 million, or 24.5%, compared to $231.1 million at December 31, 2019. This increase was primarily due to the purchase of agency-backed mortgage related positions and state and municipal positions. This increase was partially offset by the call or maturity of U.S. federal agency positions and foreign government positions.

Deposits

The following table sets forth the composition of Leumi USA’s deposits at the dates indicated.

	As of
	9/30/21		12/31/2020		12/31/2019
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
As of:
Non-interest bearing deposits:
Demand deposits	4,164,204	61%	3,219,515	54%	2,062,420	38%
Interest bearing deposits:
Time deposits	379,767	6%	623,301	10%	1,519,511	28%
Money Market and other interest bearing deposits	2,223,237	33%	2,121,115	36%	1,824,502	34%

Total period end deposits	6,767,208	100%	5,963,931	100%	5,406,433	100%

Liquidity and capital resources

Liquidity risk

Liquidity management

Liquidity management is the ability to meet current and future financial obligations of a short-term nature. Leumi USA’s primary sources of funds consist of deposit inflows, loan repayments and sales, as well as the maturities and pay downs of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flow, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

Leumi USA regularly adjusts its investment in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of Leumi USA’s asset/liability management, funds management and liquidity policies. The objective of the liquidity policy is to reduce the risk to Leumi USA’s earnings and capital arising from the inability to meet obligations in a timely manner without incurring unacceptable losses, which entails ensuring sufficient funds are available at a reasonable cost to meet potential demand from both fund providers and borrowers. Liquid assets, defined as cash, due from banks, federal funds sold, repurchase agreements and available for sale securities were approximately 20% of total assets at September 30, 2021. Excess liquid assets are generally invested in investment grade AFS securities.

Capital management

Leumi USA is required to maintain specific amounts of capital pursuant federal regulatory requirements. As of September 30, 2021, Leumi USA and Bank Leumi USA were in compliance with all regulatory capital requirements and was considered “well-capitalized” under applicable regulatory guidelines. See below:

	As of			Minimum ratio to be “adequately capitalized”	Minimum ratio to be “well capitalized”(1)
	9/30/21	12/31/20	12/31/19
Company:
Total capital ratio	15.17%	15.14%	14.98%	8.00%	10.00%
Tier 1 capital ratio	14.03%	13.89%	14.10%	6.00%	6.00%
Common equity tier 1 capital	14.02%	13.88%	14.09%	4.50%	N/A

Bank:
Total capital ratio	15.13%	15.07%	14.91%	8.00%	10.00%
Tier 1 capital ratio	14.00%	13.82%	14.04%	6.00%	8.00%
Common equity tier 1 capital	14.00%	13.82%	14.04%	4.50%	6.50%

(1)

Reflects the well capitalized standard applicable to Leumi USA under Federal Reserve Regulation Y and the well capitalized standard applicable to Bank Leumi USA under the Federal Deposit Insurance Corporation’s prompt corrective action regulations.

Off-balance sheet arrangements

In the normal course of operations, Leumi USA engages in a variety of financial transactions that, in accordance with GAAP, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The following table summarizes Leumi USA’s off balance sheet arrangements at the dates indicated

	As of
(Dollars in thousands)	9/30/21	12/31/20	12/31/19
Commitments to extend credit	1,111,928	902,489	1,023,632
Standby letters of credit	210,301	191,583	205,448
Commercial letters of credit	70,783	48,281	41,954

Total commitments	1,393,012	1,142,353	1,271,034

Quantitative and qualitative disclosure of market risks and risk management

Interest rate risk

Interest rate risk management. Interest rate risk is the primary market risk and can result from timing and volume of differences in the repricing of Leumi USA’s rate-sensitive assets and liabilities, widening or tightening of credit spreads, changes in the general level of market interest rates and changes in the shape and level of market yield curves. Additionally, changes in interest rates can influence the rate of principal prepayments on mortgage securities, which affects the rate of amortization of purchase premiums and accretion of purchase discounts and ultimately the yield of such securities.

Leumi USA manages the interest rate sensitivity of the interest-bearing liabilities and interest earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Management of interest rate risk is carried out primarily through strategies involving the AFS securities and available funding sources. In addition, Leumi USA’s policies permit the use of on-and off-balance sheet derivative financial instruments to assist in managing interest rate risk.

Leumi USA has a management asset/liability and investments committee to communicate, coordinate and control all aspects involving interest rate risk management. The management asset/liability and investments committee, with oversight from the Leumi USA board of directors’ risk committee, establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals. Adherence to relevant policies is monitored on an ongoing basis.

The management asset/liability and investments committee performs a monthly analysis over the bank’s net interest income sensitivity exposure for the prospective 12-month period. The simulation uses a projected repricing of assets and liabilities on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. While Leumi USA management believes such assumptions made are reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity. The analysis performed at September 30, 2021 for the 12-month period ending September 30, 2022 estimated that in an up 100 basis points scenario first year net interest income exposure would increase $22.6 million.

Critical accounting policies and estimates

Leumi USA considers accounting policies involving significant judgements and assumptions by Leumi USA management to have, or could have, a material impact on the carrying value of certain assets or income to be critical accounting policies:

Allowance and provision for loan and lease losses: The ALLL is management’s estimate of credit losses inherent in the loan portfolio as of the balance sheet date. Management periodically determines the adequacy of the ALLL based on evaluations of the loan portfolio and other factors, including but not limited to past loss experience, results of ongoing loan review processes, legal and regulatory requirements, and economic conditions. Some of these evaluations are inherently subjective as they require management to make material estimates that may be susceptible to substantial change. Additionally, a change in one or more of these evaluation factors, including but not limited to default rate, loss or recoveries, disposition intent and nature of portfolio, could result in an ALLL adjustment.

Actual losses in any year may exceed the allowance amounts; however, Leumi USA maintains the ALLL at a level Leumi USA believes is sufficient to absorb losses that may reasonably occur in the loan portfolio. Loans deemed uncollectible are charged against the ALLL, and subsequent recoveries, if any, are credited to the allowance.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the full text of the Merger Agreement, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about Valley or Leumi USA. Such factual information about Valley can be found elsewhere in this proxy statement and in the public filings Valley makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Valley or Leumi USA contained in this proxy statement or in the public reports that Valley files with the SEC may supplement, update or modify the factual disclosures about Valley or Leumi USA contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Valley, on the one hand, and by Leumi USA, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by Valley and Leumi USA were qualified and subject to important limitations agreed to by Valley and Leumi USA in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Valley and Leumi USA each delivered in connection with the Merger Agreement and, with respect to Valley, certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Valley or Leumi USA at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Structure of the Mergers

On September 22, 2021, Valley entered into the Merger Agreement, by and among Valley, Leumi USA and Merger Sub, which provides for the acquisition by Valley of Leumi USA. Under the Merger Agreement, Merger Sub will merge with and into Leumi USA, with Leumi USA remaining as the surviving entity and becoming a wholly owned subsidiary of Valley. Such surviving entity will, immediately following the Effective Time and as part of a single integrated transaction, merge with and into Valley. Immediately following the Follow-On Merger Effective Time, Bank Leumi USA will merge with and into VNB, with VNB as the surviving bank.

Merger Consideration

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Leumi USA Common Stock outstanding immediately prior to the Effective Time, other than Disregarded Shares, will be converted into the right to receive (1) 3.8025 shares of Valley Common Stock and

(2) $5.35 in cash (subject to specified adjustments, which based on the number of shares of Leumi USA Common Stock outstanding as of the date of the Merger Agreement, are expected to result in a reduction of such per share cash amount to $5.08).

Each share of Leumi USA Common Stock converted into the right to receive the Per Share Consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the Effective Time, and each such share will thereafter represent only the right to receive the Per Share Consideration, without any interest thereon, to be paid in accordance with the Merger Agreement.

If, following the date of the Merger Agreement and prior to the Effective Time, the outstanding shares of Valley Common Stock or Leumi USA Common Stock have been increased, decreased, changed into or exchanged for a different number or class of shares solely as a result of a reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event or any extraordinary stock dividend thereon with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise of stock options or other equity awards to purchase shares of Valley Common Stock or shares of Leumi USA Common Stock or the settlement of restricted stock, restricted stock units, performance units or other equity-based awards of Valley, (ii) the grant of equity-based compensation to directors or employees of Valley or Leumi USA (x) in the ordinary course of business consistent with past practice (taking into account Valley’s historical practices of granting equity-based compensation) or (y) in connection with new hire grants (including grants to employees or other service providers of Leumi USA or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement) or any transaction-related grants to employees or other service providers of Valley or its subsidiaries or any person acquired by Valley or its subsidiaries or (iii) any of the matters set forth on in the confidential disclosure schedules) an appropriate and proportionate adjustment will be made to the consideration payable pursuant to the Merger Agreement to give Valley and Leumi USA and the holders of Leumi USA Common Stock the same economic effect as contemplated by the Merger Agreement prior to such event.

At the Effective Time, all shares of Leumi USA Common Stock owned by Leumi USA or its subsidiaries (including as treasury stock) or Valley as of immediately prior to the Effective Time will be cancelled and will cease to exist and no payment will be made with respect to such shares.

In addition, at and after the Effective Time, each share of Valley Common Stock issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding share of Valley Common Stock and will not be affected by the Merger.

Fractional Shares

No fractional shares of Valley Common Stock will be issued in the Merger. In lieu of the issuance of any fractional shares, all fractional shares of Valley Common Stock that a holder of Leumi USA Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and if such aggregation does not result in a whole number, such holder will be entitled to receive with respect thereto a number of shares of Valley Common Stock equal to such number of shares of Valley Common Stock rounded up or down to the nearest whole number.

Allocation Schedule

Promptly after close of business on the second-to-last trading day immediately prior to the Closing Date, Leumi USA will deliver to Valley an updated allocation schedule (the “Allocation Schedule”), setting forth the final allocation as among the holders of Leumi USA Common Stock of the aggregate Per Share Equity Consideration and the aggregate Per Share Cash Consideration. Valley will be entitled to rely upon the Allocation Schedule delivered to Valley for all purposes (including to establish the identity of those persons entitled to receive the Per Share Consideration).

Governing Documents

At the Follow-On Merger Effective Time, the amended and restated certificate of incorporation of Valley, as in effect immediately prior to the Follow-On Merger Effective Time, will be the certificate of incorporation of Valley until thereafter amended in accordance with applicable law, and the amended and restated bylaws of Valley, as in effect immediately prior to the Follow-On Merger Effective Time, will be the bylaws of Valley until thereafter amended in accordance with applicable law.

Treatment of Leumi USA Stock Options

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (1) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the Merger Agreement will fully vest and be converted into the right to receive cash equal to the excess of the sum of the Per Share Cash Consideration and the value of the Per Share Equity Consideration (measured based on the volume weighted average price of a share of Valley Common Stock for the ten-day period ending on the second to last trading day prior to the Closing) over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option will fully vest and be converted into a stock option to acquire shares of Valley Common Stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley Common Stock per share of Leumi USA Common Stock. If requested by Valley, Leumi USA will use reasonable best efforts to obtain from each holder of a Leumi USA stock option that is converted into a Valley stock option an agreement not to exercise 50% of such converted Valley stock options prior to the first anniversary of the Closing.

Prior to the Closing, Leumi USA will take all actions as are reasonably necessary or appropriate to effectuate and approve the treatment of the Leumi USA stock options contemplated by the Merger Agreement, including (i) the Leumi USA board of directors (or the compensation committee (or equivalent committee) of the Leumi USA board of directors) adopting such resolutions as are reasonably necessary to give effect to the transactions contemplated by the Merger Agreement, (ii) obtaining consents from holders of Leumi USA stock options, as necessary, and (iii) making any amendments to the terms of the Bank Leumi le-Israel Corporation 2018 Stock Option Plan or any applicable Leumi USA stock option, in accordance with applicable law and the terms of the Bank Leumi le-Israel Corporation 2018 Stock Option Plan and any agreements evidencing a Leumi USA stock option.

Closing and Effective Time of the Merger

Subject to the terms and conditions of the Merger Agreement, the Closing will take place (i) (A) on the first day of the month after the day on which the last of the conditions precedent set forth in the Merger Agreement has been satisfied or, to the extent permitted under applicable law, waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable law, waiver thereof) or (B) in the event such satisfaction or waiver occurs less than two business days prior to the last business day of any month, on the first day of the second month following the month in which such satisfaction or waiver occurs, in each case, subject to the satisfaction (or waiver in writing by the party or parties entitled to the benefit of such conditions) of the conditions precedent set forth in the Merger Agreement at the Closing, or (ii) at such other time, date or place as Valley and Leumi USA may mutually agree.

The Merger will become effective at such time as the certificate of merger is duly filed with the Department of State of the State of New York (or at such later time as may be agreed upon by Leumi USA and Valley and specified in such certificate of merger).

The Follow-On Merger will become effective at such time following the Effective Time as the certificate of merger is duly filed with the Department of State of the State of New York and the Department of Treasury of the State of New Jersey (or at such time following the Effective Time as may be specified by Valley in such certificate of merger).

Conversion of Shares; Exchange of Leumi USA Stock Certificates

Letter of Transmittal

At least ten business days prior to the Closing, Valley will send, or will cause an agent (the “Paying Agent”) to send, to each holder of record of Leumi USA Common Stock a letter of transmittal in the form attached to the Merger Agreement (the “Letter of Transmittal”) to be completed and delivered by each such Leumi USA shareholder, and instructions for use to effect the exchange of such Leumi USA shareholder’s shares of Leumi USA Common Stock for the payment of the consideration to be paid pursuant to the Merger Agreement in respect of each share of Leumi USA Common Stock represented thereby, as well as any dividends or distributions to be paid pursuant to the Merger Agreement, without any interest thereon.

At or prior to the Effective Time, Valley will deliver or cause to be delivered to the Paying Agent, for the benefit of the holders of Leumi USA Common Stock, the aggregate Per Share Consideration (including (i) evidence of shares in book-entry form representing the shares of Valley Common Stock constituting the aggregate Per Share Equity Consideration and (ii) an amount in cash by wire transfer of immediately available funds constituting the aggregate Per Share Cash Consideration) to be paid to the holders of Leumi USA Common Stock in accordance with the Merger Agreement and the Allocation Schedule.

Upon (i) surrender to the Paying Agent of one or more certificates representing shares of Leumi USA Common Stock (“Certificates”), together with a properly completed Letter of Transmittal, or (ii) receipt by the Paying Agent of a properly completed Letter of Transmittal and such other evidence of transfer as the Paying Agent may reasonably request in the case of a book-entry transfer of uncertificated shares of Leumi USA Common Stock (“Uncertificated Shares”), a holder of Leumi USA Common Stock whose shares of Leumi USA Common Stock have been converted into the right to receive the consideration to be paid pursuant to the Merger Agreement will be entitled to promptly, but in no event more than three business days after receipt by the Paying Agent of the items described in clause (i) or (ii) above (but in no event prior to the Effective Time), receive in exchange therefor, without interest, the applicable Per Share Consideration payable for each such share of Leumi USA Common Stock. However, a holder of Leumi USA Common Stock who has delivered to the Paying Agent at least three business days prior to the Closing Date the items described in clause (i) or (ii) above will be paid by the Paying Agent, on the Closing Date, without interest, the applicable Per Share Consideration payable for each such share of Leumi USA Common Stock, as applicable, represented by such Certificate(s) or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Share (other than Disregarded Shares) will represent after the Effective Time for all purposes only the right to receive the consideration to be paid pursuant to the Merger Agreement and such Certificate(s) and/or Uncertificated Shares will be canceled and cease to exist.

After the Effective Time, the stock transfer books of Leumi USA will be closed and there will be no further registration or transfers of Leumi USA Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Valley or the Paying Agent, they will be cancelled and exchanged for the consideration to be paid pursuant to the Merger Agreement as provided in the Merger Agreement.

None of Valley, Merger Sub, Leumi USA, the Paying Agent or any other person will be liable to any former holder of shares of Leumi USA Common Stock for any amount delivered to a governmental authority pursuant to applicable abandoned property, escheat or similar laws.

Withholding

Valley and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement such amounts as Valley (or any affiliate of Valley) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under any tax law. To the extent that amounts are so withheld by Valley or the Paying Agent, the withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of Leumi USA Common Stock in respect of whom the deduction and withholding were made by Valley or the Paying Agent. However, Valley or Paying Agent, as applicable, must (i) promptly notify Leumi USA if Valley or the Paying Agent believes that it is required by applicable law to withhold from any amount payable to the holders of Leumi USA Common Stock under the Merger Agreement (except for any withholding required by reason of failure of Leumi USA to deliver a FIRPTA certificate pursuant to the Merger Agreement or any Leumi USA shareholder’s failure to deliver an IRS Form W-9 or appropriate Form W-8, as applicable), which notice must include a reasonable description of such planned withholding and (ii) use reasonable best efforts to cooperate with Leumi USA to minimize or eliminate the amount of any taxes required to be deducted and withheld under applicable tax law.

Dividends and Distributions

No dividends or other distributions declared with respect to Valley Common Stock will be paid to the holder of any unsurrendered Certificate or Uncertificated Share, as applicable, until the holder thereof has surrendered such Certificate or Uncertificated Share, as applicable, in accordance with the Merger Agreement. After the surrender of a Certificate or an Uncertificated Share, as applicable, in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of Valley Common Stock which the shares of Leumi USA Common Stock represented by such Certificate or Uncertificated Share have been converted into the right to receive.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of Valley and Leumi USA relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Mergers;

•	required governmental and other regulatory filings and consents and approvals in connection with the Mergers;

•	the timely filing of reports to regulatory agencies;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the Mergers;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies;

•	environmental matters;

•	labor matters;

•	real property;

•	intellectual property;

•	related party transactions;

•	fiduciary activities;

•	loan portfolio matters;

•	investment adviser subsidiaries;

•	broker-dealer subsidiaries;

•	insurance matters; and

•	data security.

The Merger Agreement contains additional representations and warranties by Leumi USA relating to a number of matters, including the following:

•	the status of each holder of Leumi USA Common Stock as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; and

•	the accuracy of information supplied for inclusion in this proxy statement and other similar documents.

The Merger Agreement contains additional representations and warranties by Valley relating to a number of matters, including the following:

•	SEC reports; and

•	solvency.

Certain representations and warranties of Valley and Leumi USA are qualified as to “materiality” or whether they are matters that would not, individually or in the aggregate, reasonably be expected to have a “Material Adverse Effect.” A “Material Adverse Effect” means, with respect to Valley or Leumi USA, as the case may be, any event, circumstance, condition, occurrence, development, change or effect that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to consummate the Mergers on the terms set forth in the Merger Agreement. However, with respect to clause (i), a “Material Adverse Effect” will not be deemed to include the effect, event, fact, development or change resulting from or arising out of:

(a)

changes, after the date of the Merger Agreement, in GAAP or other accounting requirements or principles (or the interpretation thereof) applicable to any industry in which such party or any of its subsidiaries operate;

(b)

changes, after the date of the Merger Agreement, in general economic or political conditions, general conditions in the securities markets, capital markets, credit markets, commodity markets, currency markets or other financial markets or any disruption thereof, including (i) changes, after the date of the Merger Agreement, in interest or exchange rates, (ii) any suspension of trading in any securities or (iii) any decline in the price of any security or any market index;

(c)	changes, after the date of the Merger Agreement, in general social, regulatory, legal or tax conditions in any jurisdiction in which such party or any of its subsidiaries operate;

(d)

changes (including changes of applicable law or other binding directives issued by any governmental authority, or interpretations of the foregoing), after the date of the Merger Agreement, or conditions generally affecting any of the industries in which such party and its subsidiaries operate;

(e)	any stoppage or shutdown of the U.S. federal government (including any default by the U.S. government or delays in payments by government agencies);

(f)

hostilities, actual or threatened acts of war, sabotage, cyberattack, terrorism, civil unrest, military or police actions or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), epidemics or pandemics (including COVID-19), any escalation or worsening of any of the foregoing or public behavior in response thereto or any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar applicable laws, directives or guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act (“COVID-19 Measures”) or any change in such COVID-19 Measures or interpretations thereof following the date of the Merger Agreement;

(g)

the execution or performance of the Merger Agreement and the other transaction documents, the announcement or consummation of the transactions contemplated by the Merger Agreement or the other transaction documents, or the identity of the other party to the Merger Agreement, including the effect of any of the foregoing on the relationships, contractual or otherwise, of such party or its subsidiaries with customers, employees, suppliers, vendors or service providers (other than for purposes of certain representations of such party);

(h)

the failure, in and of itself, by such party to meet any internal or other projections, forecasts or predictions in respect of financial performance or, in the case of a Material Adverse Effect on Valley, any decline in the trading price of the Valley Common Stock (it being understood that the underlying causes of such failure or decline that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”);

(i)	any action taken (or omitted to be taken) at the written request of the other party to the Merger Agreement; or

(j)	any action taken by such party or any of its subsidiaries that is expressly required by the Merger Agreement.

In the case of clauses (a), (b), (c), (d), (e) and (f) above, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to the effects on other participants in the industry or industries in which such party and its subsidiaries operate, then such disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred.

Covenants and Agreements

Conduct of Leumi USA Businesses Prior to the Completion of the Mergers

During the period from the date of the Merger Agreement to the Closing, except (i) as expressly contemplated by the Merger Agreement (including as set forth in the confidential disclosure schedules or to effect the Pre-Closing Reorganization in accordance with the Merger Agreement), (ii) as required by law or as required or requested by any governmental authority (including any COVID-19 Measures), (iii) with the prior written consent of Valley (such consent not to be unreasonably withheld, conditioned or delayed), or, (iv) with respect to certain matters, as reasonably taken or omitted to be taken in response to the COVID-19 Measures (so long as, to the extent practicable under the circumstances, Leumi USA provides prior notice to and consults in good faith with Valley prior to taking such action) (collectively, the “Permitted Actions”), Leumi USA will, and will cause its subsidiaries to, use their respective reasonable best efforts to (a) conduct their businesses in the ordinary course and (b) maintain and preserve intact their business organizations, their rights, franchises and other authorizations issued by governmental authorities and their relationships with their customers, regulators, employees and other persons with whom they have advantageous business relationships.

In addition, during the period from the date of the Merger Agreement to the Closing, except for the Permitted Actions, Leumi USA will not, and will cause its subsidiaries not to:

•

amend or waive (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent governing documents of Leumi USA or any of its subsidiaries;

•

(A) split, combine or reclassify, or redeem, purchase or otherwise acquire, any securities of Leumi USA or securities of any subsidiary of Leumi USA, (B) amend any term or alter any rights of any outstanding securities of Leumi USA or securities of any subsidiary of Leumi USA, or (C) declare, set aside, set a record date for, or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof), other than (x) cash dividends or other cash distributions in respect of securities of any subsidiary of Leumi USA by Leumi USA’s subsidiaries to Leumi USA or (y) as may facilitate the settlement of intercompany accounts between Leumi USA and any of its wholly owned subsidiaries, on the one hand, and Leumi USA or any of Leumi USA’s other wholly owned subsidiaries, on the other;

•

issue, deliver, dispose of, encumber, grant or sell or otherwise permit to become outstanding any securities of Leumi USA or securities of any subsidiary of Leumi USA, other than the issuance or sale of any securities of any subsidiary of Leumi USA by any of Leumi USA’s subsidiaries to Leumi USA;

•

acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, or all or any material portion of the business or capital stock of any person, other than in the ordinary course of business;

•

authorize, make or incur any capital expenditures or obligation or liabilities in connection therewith, other than capital expenditures made in the ordinary course of business and not to exceed $3,000,000 in the aggregate;

•

sell, transfer, mortgage, encumber, subject to any lien (other than certain permitted liens) lease, license or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any properties or assets, other than in the ordinary course of business consistent with past practice;

•

enter into, renew, waive any material provision under, amend in any material respect or terminate certain material contracts, other than normal renewals or replacements, including ordinary course loan workouts or restructurings, of certain material contracts existing on the date of the Merger Agreement that are made in the ordinary course of business on terms that are not materially adverse to Leumi USA relative to the applicable contract in effect on the date of the Merger Agreement;

•

except for loan workouts or restructurings in the ordinary course of business, pay, discharge, settle or compromise any claim, proceeding, investigation or controversy, other than any payments, discharges, settlements or compromises in the ordinary course of business that both (A) involve solely monetary damages in amounts that would not exceed $500,000 individually or $3,000,000 in the aggregate, and (B) do not impose any equitable relief or any material restriction on the business of Leumi USA or any of its affiliates, or following the Closing, Valley or any of its affiliates;

•

(A) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk, securitization, and asset liability management and other banking, operating, and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental authority or (B) fail to follow or comply with such practices and policies in any material respect, except with respect to exceptions made by Leumi USA and its subsidiaries in the application of such practices and policies in the ordinary course of business consistent with past practice;

•

(i) make any capital contributions to, or material investments in, any other person, other than (A) in the ordinary course of business or (B) capital contributions to, or investments in, Leumi USA or any of its wholly owned subsidiaries or (ii) form any new subsidiaries;

•

make any loans (other than loans approved prior to the date of the Merger Agreement) or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any loan or renewal thereof with a risk rating of “Pass” or higher (as determined in the ordinary course of business consistent with past practice under Leumi USA’s and its subsidiaries’ lending policies in effect as of the date of the Merger Agreement), not in excess of a net amount of $35,000,000 (or a net amount of $40,000,000 in the case of renewals) and (B) in the case of any loan or renewal thereof with a risk rating of “Criticized” or lower (as determined in the ordinary course of business consistent with past practice under Leumi USA’s and its subsidiaries’ lending policies in effect as of the date of the Merger Agreement), not in excess of a net amount of $30,000,000 (except that, if Valley does not respond to any consent request from Leumi USA within three business days after the relevant loan package is provided to Valley, such non-response will be deemed to constitute consent);

•

incur any indebtedness or other liability for borrowed money or guarantee any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, or forgive any indebtedness for borrowed money or guarantees thereof owing to any of Leumi USA or its subsidiaries, other than (A) federal funds borrowings in the ordinary course of business that are repaid in full prior to the Effective Time or (B) with respect to indebtedness for borrowed money or guarantees thereof solely between or among Leumi USA and its wholly owned subsidiaries;

•

other than as required by the terms of any Leumi USA benefit plan in effect as of the date of the Merger Agreement or applicable law, (a) increase the compensation or consulting fees, incentive opportunities, pension, severance or termination pay or other benefits of any current, prospective or former Leumi USA employee, director, individual independent contractor or consultant (who is a natural person) (other than increases in base compensation of Leumi USA employees below the level of First Vice President of up to 3% in the aggregate in the ordinary course of business in connection with annual compensation review cycle or promotions), (b) become a party to, establish, adopt, amend (other than de minimis administrative amendments), commence participation in or terminate any Leumi USA benefit plan, (c) grant or commit to grant any new equity, equity-based or non-equity-based awards, including Leumi USA stock options, or amend or modify the terms of any outstanding equity, equity-based or non-equity-based awards under any Leumi USA benefit plan, including Leumi USA stock options, (d) accelerate the vesting or lapsing of restrictions or payment, of, or otherwise deviate from the terms provided in the applicable agreement with respect to the vesting, payment, settlement or exercisability of, any Leumi USA stock options, (e) fund or in any other way secure the payment, of compensation or benefits under any Leumi USA benefit plan, (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Leumi USA benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (g) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Leumi USA employee, (h) enter into any collective bargaining agreement or similar agreement or arrangement, (i) terminate the employment or services of any Leumi USA employee or other individual independent contractor (who is a natural person) whose annual base compensation is greater than $200,000, other than for cause, or (j) hire or engage the services of any employee or other individual independent contractor (who is a natural person) whose annual base compensation is greater than $200,000;

•	make or change any material tax election or method of accounting for U.S. federal income tax purposes, except as required by applicable law;

•	make any change to Leumi USA’s or any of its subsidiaries’ methods, practices or principles of financial accounting, except as required by changes in GAAP or other applicable law;

•	take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

•	merge or consolidate itself with any other person or adopt a plan or agreement of complete or partial liquidation, recapitalization, restructuring or dissolution; or

•	agree, resolve or commit to do any of the foregoing.

Conduct of Valley Businesses Prior to the Completion of the Mergers

During the period from the date of the Merger Agreement to the Closing, except as expressly contemplated or permitted by the Merger Agreement (including as set forth in the confidential disclosure schedules) or as required by law or as required or requested by any governmental authority (including any COVID-19 Measures), Valley will not, and will cause its subsidiaries not to, without the prior written consent of Leumi USA (such consent not to be unreasonably withheld, conditioned or delayed):

•

amend or waive (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent governing documents of Valley or any of its subsidiaries in a manner that would be adverse to the holders of Leumi USA Common Stock relative to other holders of Valley Common Stock following the Effective Time;

•

(A) split, combine or reclassify any securities of Valley or any of its subsidiaries or (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) other than (x) dividends or other distributions by Valley’s subsidiaries to Valley or another subsidiary of Valley, (y) cash dividends or other cash distributions with respect to Valley Common Stock in the ordinary course of business consistent with past practice in an amount not to exceed $0.11 per share of Valley Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Valley Common Stock) or (z) stock dividends on Valley Common Stock;

•	adopt a plan or agreement of complete or partial liquidation, restructuring or dissolution;

•	take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

•	agree, resolve or commit to do any of the foregoing.

Regulatory Matters

Each of Valley and Leumi USA has agreed to use its reasonable best efforts to prepare and file, as promptly as practicable, all documentation to effect all necessary applications, notices, petitions and filings (and in the case of any necessary filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to make such filings within 30 days of the date BLITA is informed by the Federal Reserve that it is required to submit a filing to the Federal Reserve under the Change in Bank Control Act), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities which are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Each of Valley and Leumi USA has agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, and to consult with the other in advance of any meeting or conference with any governmental authority in connection with the transactions contemplated by the Merger Agreement and, to the extent permitted by such governmental authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.

Leumi USA has also agreed to use reasonable best efforts to cause its broker-dealer subsidiary to prepare and submit to FINRA an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of the broker-dealer subsidiary (the “FINRA Application”).

Valley has agreed to use its reasonable best efforts to resolve any impediment under applicable law that may be asserted by any governmental authority (other than any impediment asserted by any governmental authority solely as a result of BLITA’s or any of its affiliates’ (other than Leumi USA and its subsidiaries) regulatory status) with respect to the transactions contemplated by the Merger Agreement so as to enable the transactions contemplated by the Merger Agreement to occur as soon as reasonably possible, and in any event, prior to September 22, 2022. However, nothing contained in the Merger Agreement will be deemed to require Valley or any of its affiliates to (and Leumi USA and its affiliates may not, without Valley’s prior written consent) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be expected to result in a Burdensome Condition.

To the extent permitted by applicable law, Valley and Leumi USA have agreed to, upon request, furnish each other with all information concerning themselves, their affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of Valley, Leumi USA, or any of their respective affiliates to any governmental authority in connection with the Mergers and the other transactions contemplated by the Merger Agreement.

Each of Valley and Leumi USA has agreed to not, and to cause its respective affiliates not to, take, refrain from taking, fail to take or cause to be taken any action that (i) it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any governmental authorities or (ii) is intended to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement.

Employee Matters

Valley has agreed to provide each employee of Leumi USA and its subsidiaries as of the Effective Time who continues employment with Valley (a “Continuing Employee”), during the period from the Closing until December 31, 2022, with the following: (a) a base salary or wage rate that is no less favorable than as was in effect for such Continuing Employee immediately prior to the Effective Time, (b) target annual cash incentive compensation opportunities that are no less favorable than as were in effect for such Continuing Employee immediately prior to the Effective Time, (c) employee benefits (other than severance protections and entitlements) that are no less favorable, in the aggregate, than those in effect with respect to such Continuing Employee immediately prior to the Effective Time and (d) for each Continuing Employee who is not party to an individual agreement providing the contractual right to severance benefits and who is involuntarily terminated, severance benefits that are no less favorable than those in effect with the respect to such Continuing Employee prior to the Closing.

From and after the Closing Date, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement, Valley will cause each Continuing Employee to receive service credit for service with Leumi USA and its subsidiaries to the same extent such service credit was granted under any similar Leumi USA benefit plan (other than for any purposes under any defined benefit plan or any benefit plan that is frozen or provides grandfathered benefits, any retiree medical plans or arrangements or to the extent that such credit would result in a duplication of benefits) immediately prior to the Closing Date. In addition, Valley will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee (and any dependents or beneficiaries thereof) under any welfare benefit plans in which such Continuing Employee may be eligible to participate after the Closing and (ii) use reasonable best efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any similar welfare plans in which such Continuing Employee is eligible to participate after the Closing Date for the remainder of the plan year immediately following the Closing Date.

Directors and Officers Indemnification and Insurance

The Merger Agreement provides that, for six years after the Closing, Valley will indemnify and hold harmless all persons who at or prior to the Closing were directors of officers of Leumi USA or any of its subsidiaries (in each case, when acting in such capacity) (each, a “Leumi USA Indemnitee”) in respect of acts or omissions occurring at or prior to the Closing arising out of the fact that such person was a director or officer of Leumi USA or any of its subsidiaries as of such time, and will, subject to receipt of an undertaking to repay such advances if it is ultimately determined that such Leumi USA Indemnitee is not entitled to indemnification or advancement, advance expenses to Leumi USA Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case, to the extent (subject to applicable law) provided under the governing documents of Leumi USA or its applicable subsidiaries on the date of the Merger Agreement. In the event that Valley, any of its subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then in each such case, proper provision will be made so that the successors and assigns of Valley or any of its subsidiaries, as the case may be, will succeed to and be bound by the obligations set forth in the preceding sentence.

Form S-3 Registration; Supplemental Listing

The Merger Agreement provides that, no later than the later of (x) the Closing Date and (y) ten business days following the receipt by Valley of the required financial statements and financial information regarding Leumi USA and its subsidiaries and any other information reasonably required from the holders of Leumi USA Common Stock to be included or incorporated by reference in such registration statement, Valley will file with the SEC the S-3 Shelf (which, if Valley is at such time eligible, will be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act)), to provide for the public resale of the shares of Valley Common Stock issued at the Closing pursuant to the Merger Agreement, other than such shares of Valley Common Stock that will be beneficially owned by BLITA (the “Registrable Securities”). Valley may, at its option, elect to register the shares of Valley Common Stock that will be beneficially owned by BLITA on the S-3 Shelf, in satisfaction of Valley’s obligations pursuant to the Investor Rights Agreement. If the S-3 Shelf is not an automatic shelf registration statement, Valley will use reasonable best efforts to cause the S-3 Shelf to become effective as promptly as reasonably practicable following the date of its filing. Valley will also use reasonable best efforts to keep the S-3 Shelf continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (i) the first anniversary of the effectiveness of the S-3 Shelf and (ii) the date that all Registrable Securities are (A) disposed of pursuant to the S-3 Shelf, (B) eligible for sale pursuant to Rule 144 or Rule 145 under the Securities Act or (C) no longer outstanding.

In addition, or prior to the Closing Date, Valley will take all actions necessary to cause the Valley Common Stock issued at the Closing pursuant to the Merger Agreement to be listed on NASDAQ effective as of the Closing.

Transaction Expenses

Not later than five business days prior to the Closing Date, Leumi USA will, in consultation with Valley, prepare in good faith and deliver to Valley a statement (the “Transaction Expenses Statement”) that sets forth a true and accurate calculation of the costs and expenses of certain advisors and service providers of Leumi USA and its subsidiaries for services rendered in connection with the Merger Agreement and the other transaction documents (the “Transaction Expenses”). Promptly after close of business on the second-to-last trading day immediately prior to the Closing Date, Leumi USA will be required to deliver to Valley an updated Transaction Expenses Statement, setting forth a true and correct calculation of the Transaction Expenses (the “Final Transaction Expenses Amount”) and a certificate, dated as of such date and signed by an authorized officer of Leumi USA, to the effect that the Final Transaction Expenses Amount is a true and accurate reflection of the

Transaction Expenses in all but de minimis respects. The Per Share Cash Consideration will be reduced by an amount, on a per share of Leumi USA Common Stock basis, equal to the amount, if any, by which the Final Transaction Expenses amount exceeds $15,000,000.

Pre-Closing Reorganization

The Merger Agreement provides that, prior to the Effective Time, Leumi USA will take certain agreed upon actions to cause Leumi USA to be the sole stockholder of Bank Leumi USA as of immediately prior to the Closing. Pursuant to a reverse stock split or another agreed form of pre-closing reorganization, minority stockholders of Bank Leumi USA, currently holding approximately 0.04% of outstanding Bank Leumi USA common stock, will receive cash in respect of their ownership interest in Bank Leumi USA in an amount equal to such minority stockholders’ percentage ownership in Bank Leumi USA multiplied by the aggregate value of the merger consideration in the Merger. BLITA will indemnify Valley for any claims by minority stockholders of Bank Leumi USA arising from the Pre-Closing Reorganization, and will reimburse Valley for any amounts paid to minority stockholders in connection with the Pre-Closing Reorganization to the extent such amounts are not paid by BLITA or its affiliates (other than Leumi USA and its subsidiaries) at or prior to the Closing.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, obtaining required consents, the termination and, if applicable, settlement and repayment of certain intercompany accounts and agreements of Leumi USA, access to information of the other party, advice of changes and public announcements with respect to the transactions contemplated by the Merger Agreement.

Board Designation Rights

Under the Merger Agreement, Valley and Leumi USA have agreed to certain provisions relating to the composition of the Valley Board and the VNB Board following the completion of the Merger. For addition information regarding the these matters and the relationship between Valley and BLITA after the Merger, see “—Ancillary Agreements” below.

Valley Shareholder Meeting and Recommendation of the Valley Board of Directors

Valley has agreed to call a meeting of its shareholders to be held as promptly as reasonably practicable following the mailing of this proxy statement, for the purpose of obtaining the Valley Shareholder Approval and any other matters required to be approved or voted upon by Valley’s shareholders in connection with or in order to consummate the transactions contemplated by the Merger Agreement, as well as any other matters of the type customarily brought before a meeting of shareholders to approve the matters contemplated by the Valley Shareholder Approval. Each of Valley and the Valley Board will use its reasonable best efforts to obtain from the shareholders of Valley the Valley Shareholder Approval, and will communicate to the shareholders of Valley its recommendation that the Valley shareholders approve the Share Issuance (the “Valley Board Recommendation”). Valley and the Valley Board will not (i) fail to make, withdraw or qualify, amend or modify in any manner adverse to Leumi USA, the Valley Board Recommendation, or fail to make the Valley Board Recommendation in this proxy statement, (ii) adopt, approve or recommend an Acquisition Proposal (as defined below in “—Agreement Not to Solicit Other Offers”) or publicly announce an intention to adopt, approve or recommend an Acquisition Proposal, or (iii) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Valley Board Recommendation within ten business days (or such fewer number of days as remains prior to the Special Meeting) after an Acquisition Proposal is made public (any of the foregoing, a “Recommendation Change”). However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the Valley Board, in response to (1) the occurrence of any event, circumstance, development, change, occurrence or effect occurring or arising after the date of the Merger Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Valley Board as of or prior to the date of the Merger Agreement, and (ii) does not relate to the receipt, existence, or terms of an Acquisition Proposal (an “Intervening Event”) or (2) an Acquisition Proposal, after receiving the advice of its outside counsel and financial advisor, determines in good faith by majority vote that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the Valley Board may, prior to the receipt of the Valley Shareholder Approval, make a Recommendation Change, but only if (A) Valley promptly notifies Leumi USA in writing of its intention to take such action (which notice must, in the case of an Intervening Event, set forth in reasonable detail a description of the Intervening Event and the rationale for the Recommendation Change, and in the case of an Acquisition Proposal, attach the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Acquisition Proposal and the identity of the third party making such Acquisition Proposal), (B) Valley negotiates in good faith with Leumi USA (in the case of an Intervening Event, to the extent Leumi USA wishes to so negotiate, and in the case of an Acquisition Proposal, if requested by Leumi USA) for four business days following such notice regarding revisions to the terms of the Merger Agreement proposed by Leumi USA, and (C) after such four business day period, the Valley Board determines in good faith by majority vote (and, in the case of an Acquisition Proposal, taking into account any proposal by the Company to amend the terms of the Merger Agreement), after consultation with Valley’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Any material amendment to an Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Merger Agreement and will require a new notice period as referred to in the Merger Agreement.

Valley has agreed to adjourn or postpone the Special Meeting if (i) at the Special Meeting there is not a sufficient number of shares of Valley Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) as of the date of the Special Meeting, Valley has not received proxies representing a sufficient number of shares necessary to obtain the Valley Shareholder Approval or (iii) required by applicable law in order to ensure that any supplement or amendment to the proxy statement, which Valley has determined in good faith after consultation with outside counsel is necessary under applicable law, is provided to Valley’s shareholders a reasonable amount of time prior to the Special Meeting. However, in the case of clauses (i) and (ii) of the immediately preceding sentence, Valley will not be required to adjourn or postpone the Special Meeting more than two times. Unless the Merger Agreement has been terminated in accordance with its terms, the Special Meeting must be convened and the Merger Agreement must be submitted to the shareholders of Valley at the Special Meeting.

Agreement Not to Solicit Other Offers

Valley has agreed that, from the date of the Merger Agreement until the earlier of (x) the termination of the Merger Agreement and (y) the receipt of the Valley Shareholder Approval, it will not, and will cause each of its subsidiaries and its and their officers, directors and employees not to, and will use reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly, (i) initiate, solicit or take any action to knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any confidential information relating to Valley or any of its subsidiaries or afford access to the business, properties, assets, books or records of Valley or any of its subsidiaries to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any actual or potential Acquisition Proposal by, any third party that Valley knows, or should reasonably be expected to know, is seeking to make, or has made, an Acquisition Proposal, (iii) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of New Jersey, inapplicable to any Acquisition Proposal, (iv) fail to enforce, or amend or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of Valley or any of its subsidiaries or (v) enter into an agreement with a third party constituting or relating to an Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the Merger Agreement). Notwithstanding the foregoing, in the event that after the date of the Merger Agreement and prior to the receipt of the Valley

Shareholder Approval, Valley receives a bona fide written Acquisition Proposal made after the date of the Merger Agreement which has not resulted from a violation of the restrictions described in the preceding sentence, Valley may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, (1) engage in negotiations or discussions with any third party (or take any of the actions prohibited by clause (iii) or (iv) of the preceding sentence with respect to such third party or Acquisition Proposal) that, subject to Valley’s compliance with the preceding sentence, has made, after the date of the Merger Agreement, an unsolicited bona fide written Acquisition Proposal that the Valley Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to Valley, constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (2) thereafter, furnish to such third party and its representatives and financing sources nonpublic information relating to Valley or any of its subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to Valley than the Confidentiality Agreement, dated as of April 19, 2021, by and between the VNB and Bank Leumi USA, as amended on June 23, 2021, but only if all such non-public information (to the extent that such information has not been previously provided or made available to Leumi USA) is provided or made available to Leumi USA, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party. In addition to the requirements set forth in the preceding sentence, (A) the Valley Board will not take any of the actions referred to in clauses (1) and (2) of the preceding sentence, other than interacting with the person who made such Acquisition Proposal and its representatives solely to clarify the terms and conditions thereof, unless Valley has first delivered to Leumi USA written notice advising Leumi USA that Valley intends to take such action and (B) Valley will promptly (within 48 hours) advise Leumi USA following receipt of any Acquisition Proposal or any written request for information by a person who has made or, to Valley’s knowledge, is considering making or is reasonably likely to make, an Acquisition Proposal, and the substance thereof (including, to the extent known, the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep Leumi USA reasonably informed, on a reasonably current basis, of the status of and details of any such Acquisition Proposal (including any changes thereto) and will promptly (within 48 hours) provide to Leumi USA copies of all material correspondence and written materials sent or provided to Valley or any of its affiliates that describes any material terms or conditions of any Acquisition Proposal.

For purposes of this section of the Proxy Statement, an “Acquisition Proposal” means any offer, proposal or indication of interest from any person or group, other than Leumi USA or any of its affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), equal to 25% or more of the consolidated assets of Valley or to which 25% or more of the revenues of Valley on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 25% or more of the outstanding voting securities of Valley, (iii) tender offer or exchange offer that, if consummated, would result in such person or group beneficially owning 25% or more of the outstanding voting securities of Valley, or (iv) merger, consolidation, share exchange, joint venture, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Valley or any of its subsidiaries, under which such person or group would acquire, directly or indirectly, (A) assets (including securities of Valley’s subsidiaries) equal to 25% or more of the consolidated assets of Valley and its subsidiaries, or to which 25% or more of the revenues of Valley and its subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of 25% or more of the outstanding voting securities of Valley. “Superior Proposal” means any bona fide, written Acquisition Proposal (other than an Acquisition Proposal which has resulted from a violation of the Merger Agreement) (with all references to “25%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”) on terms that the Valley Board determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and Valley’s outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal and the availability of financing with respect thereto, would result in a transaction that, if consummated, is more favorable to Valley’s shareholders than the transactions contemplated by the Merger Agreement (taking into account any proposal by Leumi USA to amend the terms of the Merger Agreement).

Conditions to Completion of the Merger

Valley’s, Merger Sub’s and Leumi USA’s respective obligations to consummate the Closing are subject to the satisfaction at or prior to the Effective Time of the following conditions:

•	receipt of the Leumi USA Shareholder Approval and the Valley Shareholder Approval;

•	the expiration or termination of any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement;

•	the absence of any Legal Restraint;

•	receipt by BLITA of the Non-Control Determination; and

•

either (a) the written approval by FINRA of the FINRA Application or (b) the elapsing of at least 30 calendar days from the date of submission of a FINRA Application that FINRA has determined to be substantially complete and not otherwise terminated or withdrawn without FINRA having advised that the parties are prohibited from consummating the transactions contemplated by the Merger Agreement or that FINRA expects to disapprove the FINRA Application or impose any restrictions or limitations in connection therewith.

In addition, the obligations of Valley and Merger Sub to consummate the Closing are subject to the satisfaction at or prior to the Effective Time of the following further conditions:

•

the accuracy of the representations and warranties of Leumi USA contained in the Merger Agreement, generally as of the date on which the Merger Agreement was entered into and as of the Closing Date, subject to the materiality standards provided in the Merger Agreement, and the receipt by Valley of a certificate signed by an executive officer of Leumi USA to the foregoing effect;

•

the absence of a material breach of the obligations and covenants required to be complied with or to be performed by Leumi USA under the Merger Agreement at or prior to the Closing (or any non-performance must have been cured), and the receipt by Valley of a certificate signed by an executive officer of Leumi USA to the foregoing effect;

•	the absence of a Material Adverse Effect on Leumi USA, and the receipt by Valley of a certificate signed by an executive officer of Leumi USA to the foregoing effect;

•

all specified regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated, and no such specified regulatory approval having resulted in the imposition of any Burdensome Condition;

•

the performance of Leumi USA of its obligations to effect the Pre-Closing Reorganization such that effective as of immediately prior to the Closing, Leumi USA is the sole stockholder of Bank Leumi USA; and

•	receipt by Valley from BLITA of duly executed counterparts of the Investor Rights Agreement and the Business Cooperation Agreement.

In addition, the obligation of Leumi USA to consummate the Closing is subject to the satisfaction at or prior to the Effective Time of the following further conditions:

•

the accuracy of the representations and warranties of Valley contained in the Merger Agreement, generally as of the date on which the Merger Agreement was entered into and as of the Closing Date, subject to the materiality standards provided in the Merger Agreement, and the receipt by Leumi USA of a certificate signed by an executive officer of Valley to the foregoing effect;

•	the absence of a material breach of the obligations and covenants required to be complied with or to be performed by Valley under the Merger Agreement at or prior to the Closing (or any non-performance must have been cured), and the receipt by Leumi USA of a certificate signed by an executive officer of Valley to the foregoing effect;

•	the absence of a Material Adverse Effect on Valley, and the receipt by Leumi USA of a certificate signed by an executive officer of Valley to the foregoing effect;

•	all specified regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated;

•

the compliance by Valley with its covenant under the Merger Agreement to take all action necessary so that, as of the Effective Time (i) the number of directors that comprise the Valley Board and the VNB Board will each be increased by two and (ii) two individuals designated by BLITA will be appointed to fill such newly created vacancies; and

•	receipt by BLITA from Valley of duly executed counterparts of the Investor Rights Agreement and the Business Cooperation Agreement.

Neither Valley nor Leumi USA can provide assurance as to when or if all of the conditions to the Closing can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to Closing in the following circumstances:

•	by mutual written consent of Valley and Leumi USA;

•

by either Valley or Leumi USA if the Closing has not occurred on or before September 22, 2022, unless a breach of any provision of the Merger Agreement by the party seeking to terminate the Merger Agreement is the primary cause of the failure of the Closing to occur by such date;

•

by either Valley or Leumi USA, if consummation of the transactions contemplated by the Merger Agreement would violate any non-appealable final Legal Restraint, unless a breach by the party seeking to terminate the Merger Agreement of any provision of the Merger Agreement is the primary cause of the existence of any such Legal Restraint;

•

by either Valley or Leumi USA if there is a breach of the Merger Agreement by Leumi USA, in the case of a termination by Valley, or by Valley, in the case of a termination by Leumi USA, which breach would constitute, if occurring or continuing on the Closing Date, the failure of an applicable closing condition of the terminating party, and which is not cured within 30 days following written notice to the other party, or by its nature or timing cannot be cured during such period;

•

by either Valley or Leumi USA if any governmental authority that must grant an approval or the Non-Control Determination in order to satisfy one or more of the conditions to Valley’s obligation to consummate the Closing, in the case of a termination by Valley, or one or more of the conditions to Leumi USA’s obligation to consummate the Closing, in the case of a termination by Leumi USA, has issued a final and nonappealable denial of such approval, or there has been a final and nonappealable denial of the Non-Control Determination;

•

by Leumi USA if (1) all of the conditions to Valley’s obligation to consummate the Closing have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing and are capable of being satisfied) as of the date the Closing should have occurred pursuant to the Merger Agreement, (2) Valley has failed to consummate the transactions contemplated by the Merger Agreement on or prior to the date on which the Closing should have occurred pursuant to the Merger Agreement, (3) following such failure to consummate the transactions contemplated by the Merger Agreement, Leumi USA has confirmed in writing to Valley that all of the conditions to Valley’s obligation to consummate the Closing have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the

Closing and are capable of being satisfied) and that Leumi USA is ready, willing and able to proceed with Closing (and such notice has not been withdrawn) and (4) Valley fails to consummate the Closing within two business days after delivery of such notice (a “Willful Closing Failure”);

•

by Leumi USA, prior to such time as the Valley Shareholder Approval is obtained, if (i) Valley breaches certain covenants related to shareholder approvals or solicitation of Acquisition Proposals in any material respect or (ii) the Valley Board has made a Recommendation Change; or

•	by either Leumi USA or Valley if the Special Meeting (including any adjournments or postponements thereof) has concluded and the Valley Shareholder Approval has not been obtained.

Effect of Termination

In the event of a termination of the Merger Agreement by either Valley or Leumi USA as provided under “—Termination of the Merger Agreement” above, the Merger Agreement will become void and have no effect, and none of Valley, Leumi USA, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except that (i) designated provisions of the Merger Agreement will survive the termination, including those relating to public announcements, the effect of termination, and certain general provisions, and (ii) neither Valley nor Leumi USA will be relieved or released from any liabilities or damages arising out of its common law fraud or willful and material breach of any provision of the Merger Agreement (including a Willful Closing Failure).

Termination Fee

Valley will pay Leumi USA a termination fee equal to $18.5 million by wire transfer of immediately available funds (the “Termination Fee”) if the Merger Agreement is terminated in the following circumstances:

•

in the event that the Merger Agreement is terminated by Leumi USA pursuant to the second-to-last bullet above under “—Termination of the Merger Agreement” or by Leumi USA or Valley pursuant to the second bullet above under “—Termination of the Merger Agreement” or the last bullet above under “—Termination of the Merger Agreement” prior to the receipt of the Valley Shareholder Approval, then, in the case of a termination by Leumi USA, the Termination Fee will be payable by Valley within five business days of such termination, and in the case of a termination by Valley, the Termination Fee will be payable substantially concurrently with, and as a condition to, such termination; or

•

in the event that the Merger Agreement is terminated (x) by Leumi USA or Valley pursuant to the second bullet above under “—Termination of the Merger Agreement” (without the Valley Shareholder Approval having been obtained at the duly convened Special Meeting or any postponement or adjournment thereof at which a vote was taken with respect to the issuance of shares of Valley Common Stock pursuant to the Merger Agreement) or (y) by Leumi USA pursuant to the fourth bullet above under “—Termination of the Merger Agreement” and, in either case (A) prior to the time of the Special Meeting, a bona fide Acquisition Proposal has been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to Valley senior management or the Valley Board (in each case, and not publicly withdrawn), or any person or group has publicly announced (in each case, and not publicly withdrawn) an intention to make an Acquisition Proposal and (B) on or prior to the first anniversary of such termination of the Merger Agreement, Valley enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal, then Valley will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Leumi USA, the Termination Fee (except that, for purposes of this bullet, all references in the definition of Acquisition Proposal to “25%” will instead refer to “50%”).

Expenses

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that Valley will be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and all filing and other similar fees payable in connection with any other filing or submission made with any other governmental authority in respect of a specified approval, other than any filing or submission by or on behalf of BLITA or any of its affiliates with the Bank of Israel.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the Merger Agreement may be amended, prior to the Closing, by mutual written consent of Valley and Leumi USA, and after the Closing, by mutual written consent of Valley and BLITA, except that after receipt of the Leumi USA Shareholder Approval (which was obtained on September 22, 2021), there may not be, without further approval of the shareholders of Leumi USA, any amendment of the Merger Agreement that requires such further approval of the Leumi USA shareholders under applicable law.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

Specific Performance

Valley and Leumi USA will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of Valley and Leumi USA agrees to waive any requirement for the securing or posting of any bond in connection with a specific performance remedy, and agrees not to assert that a remedy of monetary damages would provide an adequate remedy.

Ancillary Agreements

This section of the proxy statement describes certain material terms of the Investor Rights Agreement and the Business Cooperation Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Cooperation Agreement and the Investor Rights Agreement, forms of which are attached as Exhibits B and D, respectively, to the Merger Agreement. The Merger Agreement (including Exhibits B and D thereto) is attached as Annex A to this proxy statement. We urge you to read Annex A in its entirety.

The Merger Agreement contemplates that, at the Closing, Valley and BLITA will enter into the Investor Rights Agreement, pursuant to which, among other things, in accordance with the terms and subject to the conditions set forth therein, (i) for so long as BLITA holds a number of shares of Valley Common Stock greater than or equal to 12.5% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate two directors to each of the Valley Board and the VNB Board and (ii) for so long as BLITA holds a number of shares of Valley Common Stock greater than or equal to 5.0% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger, BLITA will have the right to designate one director to each of the Valley Board and the VNB Board. BLITA designees must meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Valley Board applicable generally to members of the Valley Board and Valley Board nominees and be approved by the Nominating and Corporate Governance Committee of the Valley Board. In addition, for so long as at least one BLITA designee is serving on the Valley Boards, one BLITA designee will be entitled to serve on the Executive Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Investment Committee of the Valley Board or the VNB Board, as applicable.

The Investor Rights Agreement will also provide that, from the Closing until the earlier of (i) the first date on which the number of shares of Valley Common Stock owned by BLITA is less than 12.5% of the shares of Valley Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger and (ii) BLITA’s exercise of its right to terminate the Lock-Up Period (as defined below) if Valley increases the size of either of the Valley Boards to more than 14 directors, at any time at which an individual designated by BLITA is serving as a member of the Valley Board and the VNB Board, BLITA will be entitled to designate one individual to be a nonvoting observer on the Valley Board and the VNB Board. BLITA’s observer designees will be required to meet the eligibility criteria described above for director designees.

Under the Investor Rights Agreement, BLITA will be restricted from transferring shares of Valley Common Stock issued in the Merger (the “Locked-Up Shares”) (other than specified permitted transfers or transfers pursuant to certain Valley capital raising issuances) for a period of four years following the Closing (the “Lock-Up Period”), with 25% of the Locked-Up Shares being released on each anniversary of the Closing. BLITA will have the right to terminate the Lock-Up Period if Valley increases the size of either of the Valley Boards to more than 14 directors.

Subject to certain exceptions, during such period as BLITA is entitled to designate a director to the Valley Board, (i) with respect to certain specified matters, BLITA will vote its shares of Valley Common Stock in accordance with the recommendation of the Valley Board and (ii) BLITA will be subject to certain standstill restrictions.

The Investor Rights Agreement will further provide that BLITA will be entitled to certain registration rights and certain preemptive rights with respect to certain issuances by Valley of Valley Common Stock. The Investor Rights Agreement will also contain additional covenants of the parties, including with respect to cooperation regarding regulatory matters, mutual employee non-solicitation restrictions and restrictions with respect to BLITA engaging in certain activities of the Leumi USA business acquired by Valley.

The Merger Agreement also contemplates that at the Closing, Valley and BLITA will enter into the Business Cooperation Agreement, providing for, among other things, an ongoing business relationship, which will include loan participations by BLITA.

PROPOSAL 1

ISSUANCE OF SHARES OF VALLEY COMMON STOCK IN THE MERGER

The Valley Board has adopted resolutions authorizing, approving, declaring advisable and recommending to Valley shareholders for their approval the issuance of shares of Valley Common Stock pursuant to the Merger Agreement.

Under NASDAQ Rule 5635(a), a NASDAQ-listed company is required to obtain shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if (i) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such shares or (ii) the common stock to be issued has, or will upon issuance have, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares. Because the Merger Agreement contemplates the issuance of shares of Valley Common Stock that may be in excess of these 20% thresholds, Valley is asking Valley shareholders to approve the Share Issuance Proposal.

As of November 19, 2021, the record date for the Special Meeting, 406,747,860 shares of Valley Common Stock were issued and outstanding and 576,794 shares of Valley Common Stock were held as treasury stock. Upon the completion of the Merger, Leumi USA shareholders would acquire an aggregate of up to approximately 84,862,883 shares of Valley Common Stock, which represents approximately 16.7% of the shares of Valley Common Stock expected to be issued and outstanding as of immediately following and giving effect to the completion of the Merger, based on the number of shares outstanding as of December 1, 2021 (including approximately 15,700,000 shares of Valley Common Stock issued or to be issued by Valley in connection with the closing of the Westchester Acquisition).

Required Vote and Board of Directors’ Recommendation

Assuming a quorum is present, approval of the Share Issuance Proposal will require the affirmative vote of a majority of votes cast by the holders of Valley Common Stock at the Special Meeting. For approval of the Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Any abstentions or broker non-votes will have no effect on the Share Issuance Proposal.

The vote on the Share Issuance Proposal is a vote separate and apart from the Adjournment Proposal. Accordingly, you may vote in favor of the Adjournment Proposal and vote not to approve the Share Issuance Proposal and vice versa. The approval of the Share Issuance Proposal is a condition to the completion of the Merger.

The Valley Board recommends that you vote “FOR” the approval of the Share Issuance Proposal.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

Valley is asking its shareholders to consider and vote upon a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal.

If the number of shares of Valley Common Stock present or represented by proxy at the Special Meeting voting in favor of the Share Issuance Proposal is insufficient to approve the Share Issuance Proposal at the time of the Special Meeting, then Valley may move to adjourn the Special Meeting in order to enable its board of directors to solicit additional proxies in respect of the Share Issuance Proposal. In that event, Valley shareholders will be asked to vote only upon the Adjournment Proposal, and not on the Share Issuance Proposal.

In accordance with Valley’s amended and restated bylaws, a vote on the Adjournment Proposal may be taken in the absence of a quorum.

In the Adjournment Proposal, you are being asked to authorize the holder of any proxy solicited by the Valley Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting one or more times. If Valley shareholders approve the Adjournment Proposal, Valley could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Valley shareholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone.

Required Vote and Board of Directors’ Recommendation

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of Valley Common Stock at the Special Meeting, whether or not a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Adjournment Proposal. Any abstentions or broker non-votes will have no effect on the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the Share Issuance Proposal. Accordingly, you may vote in favor of the Share Issuance Proposal and vote not to approve the Adjournment Proposal and vice versa. The approval of the Adjournment Proposal is not a condition to the completion of the Merger.

The Valley Board recommends that you vote “FOR” the approval of the Adjournment Proposal.

FUTURE VALLEY SHAREHOLDER PROPOSALS AND NOMINATIONS

Valley will hold an annual meeting of shareholders in 2022 (the “2022 Annual Meeting”), regardless of whether the Merger has been completed.

Shareholder Proposals (Rule 14a-8). The deadline for shareholder proposals eligible under Rule 14a-8 to be included in Valley’s proxy materials for the 2022 Annual Meeting has already passed, unless the 2022 Annual Meeting is held more than 30 days before or after April 19, 2022, in which case the proposal must be received by Valley’s corporate secretary within a reasonable time before Valley begins to print and send its proxy materials for the 2022 Annual Meeting. Such proposals also must comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in Valley-sponsored proxy materials.

Director Nominations Not For Inclusion in Valley’s Proxy Statement. Notice of director nominations must be delivered to, or mailed and received by, Valley’s corporate secretary no later than December 20, 2021 unless the 2022 Annual Meeting is held more than 30 days before or after April 19, 2022, in which case the nomination must be received by Valley’s corporate secretary no later than the close of business on the tenth day following the day on which such notice of the date of the meeting is first publicly announced or disclosed. Valley’s amended and restated bylaws require the shareholder notice to set forth certain information as to the proposed nominee and the shareholder making the nomination at the 2022 Annual Meeting.

Director Nominations for Inclusion in Valley’s Proxy Statement. The deadline for notice of director nominations for inclusion in Valley’s proxy statement for the 2022 Annual Meeting has already passed unless the 2022 Annual Meeting is held more than 30 days before or after April 19, 2022, in which case the nomination must be received by Valley’s corporate secretary no later than the close of business on the tenth day following the day on which such notice of the date of the meeting is first publicly announced or disclosed. Valley’s amended and restated bylaws require the shareholder notice to set forth certain information as to the proposed nominee and the shareholder making the nomination at the 2022 Annual Meeting.

All shareholder proposals should be sent to the attention of: Corporate Secretary, Valley National Bancorp, One Penn Plaza, New York, NY 10119.

WHERE YOU CAN FIND MORE INFORMATION

Where Shareholders Can Find More Information about Valley

Valley files annual, quarterly and current reports, proxy statements and other information with the SEC. Valley’s SEC filings are available to the public at the SEC’s website at www.sec.gov or at Valley’s website at www.valley.com. Unless otherwise provided below, the information provided in Valley’s SEC filings (or available on Valley’s website or the SEC’s website) is not part of this proxy statement and is not incorporated by reference herein.

The SEC allows Valley to incorporate by reference into this proxy statement documents it files with the SEC. This means that, if you are a Valley shareholder, Valley can disclose important information to you by referring you to those documents.

The information filed by Valley and incorporated by reference herein is considered to be a part of this proxy statement, and later information that Valley files with the SEC will update and supersede that information. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. Valley incorporates by reference herein the documents listed below and any documents filed by Valley with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information “furnished” to and not “filed” with the SEC) after the date of this proxy statement and before the date of the Special Meeting:

•

Valley’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Shareholders, filed on March 8, 2021);

•

Valley’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 7, 2021, August 6, 2021 and November 8, 2021, respectively;

•

Valley’s Current Reports on Form 8-K filed with the SEC on April 21, 2021, May 28, 2021, June 29, 2021, September 23, 2021, September 27, 2021 and December 1, 2021 (other than those portions of any of the foregoing deemed to be furnished and not filed); and

•

The description of Valley’s capital stock contained in Valley’s registration statement on Form 8-A filed on October 9, 2018, including any amendments or reports filed for the purpose of updating such description.

Valley undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request of such person, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Valley will mail or otherwise send such documents within one business day after receiving such a request. You can request copies of documents incorporated by reference into this proxy statement or other relevant corporate documents referenced in this proxy statement related to Valley by requesting them in writing or by telephone at the following address and phone number:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Tina Zarkadas

Telephone: (973) 305-3380

Document requests from Valley should be made by January 6, 2022 in order to receive them before the Special Meeting.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Valley has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December 3, 2021. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date or that the information contained in any document incorporated by reference into this proxy statement is accurate as of any date other than the date of such document, and the mailing of this proxy statement will not create any implication to the contrary.

If you would like additional copies of this proxy statement, without charge, you should contact Valley’s proxy solicitor, EQ Proxy Services, by calling toll-free at 1–(833) 656-0644.

Where Shareholders Can Find More Information about Leumi USA

Leumi USA does not have a class of securities registered under Section 12 of the Exchange Act, or listed on a public exchange, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

Information is available on Leumi USA’s website at leumiusa.com. The information provided on Leumi USA’s website is not part of this proxy statement and is not incorporated by reference herein.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

SEPTEMBER 22, 2021

by and among

BANK LEUMI LE-ISRAEL CORPORATION,

VALLEY NATIONAL BANCORP,

and

VOLCANO MERGER SUB CORPORATION

EXHIBITS
Exhibit A	Form of Allocation Schedule
Exhibit B	Form of Business Cooperation Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Parent Investor Rights Agreement
Exhibit E	Form of Written Consent
Exhibit F	Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 22, 2021 by and among Bank Leumi le-Israel Corporation, a New York corporation (the “Company”), Valley National Bancorp, a New Jersey corporation (“Parent”), and Volcano Merger Sub Corporation, a New York corporation (“Merger Sub”).

WITNESSETH:

WHEREAS, the board of directors of each of the Company, Parent and Merger Sub have (i) declared that the Mergers and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective corporations and shareholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal (and, as applicable, state and local) income Tax purposes, the parties hereto intend that (i) the Mergers be treated as a single integrated transaction that is treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement be adopted as a “plan of reorganization” with respect thereto for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the board of directors of each of the Company and Merger Sub have determined to recommend to the respective shareholders of the Company and Merger Sub the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, the board of directors of Parent has determined to recommend to Parent’s shareholders the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and directed that such issuance be submitted to a vote at a meeting of Parent’s shareholders; and

WHEREAS, immediately following the execution and delivery of this Agreement, holders of Common Shares as are necessary to obtain the Company Shareholder Approval are executing and delivering to Parent duly executed counterparts to the Written Consent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

In this Agreement, the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person, unless otherwise specified, has the same meaning as set forth in Section 2(a)(2) of the BHC Act and Regulation Y of the Federal Reserve Board, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, unless otherwise specified, the Company shall not be considered an Affiliate of any of the Equityholders.

“Affiliate Agreement” has the meaning set forth in Section 3.27.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means an allocation schedule in the form attached hereto as Exhibit A, as it may be updated in accordance with the terms of this Agreement.

“Anti-Money Laundering Laws” means applicable money laundering laws or laws relating to the financing of terrorism, in each case, administered or enforced by any Governmental Authority in jurisdictions where the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, conduct business, including (to the extent applicable to the Company and its Subsidiaries and their respective operations or Parent and its Subsidiaries and their respective operations, as applicable, as conducted from time to time) the USA PATRIOT Act of 2001 (Pub. L. No. 107-56), the U.S. Money Laundering Control Act of 1986, the rules and regulations promulgated by the United States Department of Treasury Financial Crimes Enforcement Network and the rules, regulations and sanctions promulgated or administered by OFAC including Subtitle B, Chapter V of Title 31 of the U.S. Code of Regulations, applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act of 1970, and any other Applicable Law of any relevant jurisdiction relating to money laundering or the financing of terrorism.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Law” means, with respect to any Person, all applicable U.S., non-U.S. or transnational federal, state or local laws, rules, regulations, ordinances, directives, statutes, treaties, rules of common law, binding Orders and rules of any applicable Self-Regulatory Organization.

“Appraisal Demand” has the meaning set forth in Section 2.05(c).

“Balance Sheet Date” means June 30, 2021.

“Bank Leumi Names” has the meaning set forth in Section 5.14(a).

“Bank Merger” has the meaning set forth in Section 2.13(a).

“Bank Merger Agreement” has the meaning set forth in Section 2.13(a).

“Bank Merger Certificates” has the meaning set forth in Section 2.13(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“BLITA” means Bank Leumi Le-Israel B.M., an Israeli corporation.

“BLITA Letter Agreement” means that certain letter agreement by and between BLITA and Parent, dated as of the date hereof, relating to certain of the matters set forth in this Agreement.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act). For the avoidance of doubt, the Company Broker-Dealer Subsidiary shall constitute a “Broker-Dealer” for all purposes hereof.

“Business Cooperation Agreement” means the Business Cooperation Agreement in the form attached hereto as Exhibit B, which is to be entered into by Parent and BLITA at the Closing.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York or Tel Aviv, Israel, on which banks are open in New York, New York and Tel Aviv, Israel for general commercial business.

“Certificates” has the meaning set forth in Section 2.06(a)(i).

“CFPB” means the Consumer Financial Protection Bureau.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Charter” means the Certificate of Incorporation of the Company dated April 25, 1983, as amended on December 17, 1984, as further amended on March 28, 1991, as further amended on June 27, 1991, as further amended on September 25, 1992, and as further amended on November 29, 1993.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Common Shares” means shares of common stock, par value $0.10 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Advisory Agreement” means an investment advisory agreement entered into by the Company RIA Subsidiary with a Company Advisory Client for the purpose of providing Investment Advisory Services to such Company Advisory Client.

“Company Advisory Client” means any client or customer of the Company RIA Subsidiary for Investment Advisory Services.

“Company Bank Subsidiary” means Bank Leumi USA.

“Company Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) employment agreement or severance, change in control, transaction bonus, retention or similar plan, program, arrangement or agreement or (c) other plan, program, arrangement or agreement providing for equity compensation or other forms of incentive or deferred compensation, or vacation, medical, dental, vision, prescription, life insurance, disability, retirement or other compensation, remuneration or benefits of any kind, in each case whether oral or written, that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Company or any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former director, Company Employee or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or future obligation or potential liability (other than any plan or agreement sponsored or maintained by or required to be sponsored or maintained by a Governmental Authority).

“Company Broker-Dealer Subsidiary” means Leumi Investment Services Inc.

“Company Condition Regulatory Approvals” means the Consents set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Company Cure Period” has the meaning set forth in Section 9.01(a)(iv).

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Company to Parent on the date hereof.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Indemnitee” has the meaning set forth in Section 5.12(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or possessed, or purported to be owned or possessed, by the Company and its Subsidiaries.

“Company Leased Real Property” has the meaning set forth in Section 3.15.

“Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the Mergers on the terms set forth herein; in the case of clause (x) only, excluding any effect, event, fact, development or change resulting from or arising out of (a) changes, after the date hereof, in GAAP or other accounting requirements or principles (or the interpretation thereof) applicable to any industry in which the Company or any of its Subsidiaries operate, (b) changes, after the date hereof, in general economic or political conditions, general conditions in the securities markets, capital markets, credit markets, commodity markets, currency markets or other financial markets or any disruption thereof, including (i) changes, after the date hereof, in interest or exchange rates, (ii) any suspension of trading in any securities or (iii) any decline in the price of any security or any market index, (c) changes, after the date hereof, in general social, regulatory, legal or tax conditions in any jurisdiction in which the Company or any of its Subsidiaries operate, (d) changes (including changes of Applicable Law or other binding directives issued by any Governmental Authority, or interpretations of the foregoing), after the date hereof, or conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (e) any stoppage or shutdown of the U.S. federal government (including any default by the U.S. government or delays in payments by government agencies), (f) hostilities, actual or threatened acts of war, sabotage, cyber-attack, terrorism, civil unrest, military or police actions or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), epidemics or pandemics (including COVID-19), any escalation or worsening of any of the foregoing or public behavior in response thereto or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (g) the execution or performance of this Agreement and the other Transaction Documents, the announcement or consummation of the transactions contemplated hereby or thereby, or the identity of Parent, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, employees, suppliers, vendors or service providers (provided that this clause (g) shall not apply with respect to any representation or warranty addressing the consequences of the execution or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or with respect to the condition in Section 8.01(b)(i) solely as it relates to such representations and warranties), (h) any failure, in and of itself, by the Company to meet any internal or other projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (i) any action taken (or omitted to be taken) at the written request of Parent, or (j) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, except, in the case of clauses (a), (b), (c), (d), (e) and (f), to the extent the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contracts” has the meaning set forth in Section 3.10(a).

“Company Owned Real Property” has the meaning set forth in Section 3.15.

“Company Qualified Plans” has the meaning set forth in Section 3.22(b).

“Company Regulatory Agencies” has the meaning set forth in Section 3.12(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.13(j).

“Company RIA Subsidiary” means Leumi Investment Services Inc.

“Company Securities” has the meaning set forth in Section 3.06(a).

“Company Shareholder Rights Agreement” means the Shareholder Rights Agreement dated May 21, 2018 by and among the Company, BLITA, Endicott SPV I, L.P., a Delaware limited partnership, and MSD BLUSA Investments LLC, a Delaware limited liability company.

“Company Stock Option” means any outstanding option to purchase Common Shares that was issued under the Company Stock Plan.

“Company Stock Plan” means the Bank Leumi le-Israel Corporation 2018 Stock Option Plan.

“Company Shareholder Approval” has the meaning set forth in Section 3.03(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.06(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 19, 2021, by and between the Company Bank Subsidiary and the Parent Bank Subsidiary, as amended by the Amendment thereto, dated as of June 23, 2021.

“Consents” has the meaning set forth in Section 3.13(b).

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“Converted Parent Option” has the meaning set forth in Section 2.04(a).

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Current Representation” has the meaning set forth in Section 5.11(a).

“Damages” means damages, civil fines, civil money penalties, losses, costs and expenses (including reasonable, documented, out-of-pocket costs of investigation and reasonable attorneys’ fees and expenses) in connection with any action, suit or proceeding, whether involving a claim brought by a governmental or regulatory entity, a third-party claim, or a claim solely between parties hereto.

“Designated Person” has the meaning set forth in Section 5.11(a).

“Disregarded Shares” has the meaning set forth in Section 2.03(a)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.05(a).

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 9.01(a)(ii).

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment, human health and safety or any Hazardous Substances.

“Equity Interests” means, with respect to any Person, any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including stock appreciations, profit participations, phantom shares, units or interests) that confers on any other Person the right to receive a share of the equity, profits, earnings, losses or gains of, or distribution of assets of, such Person, (d) subscriptions, puts, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any other Person to purchase, redeem or otherwise acquire, or obligating the first Person to issue, transfer or sell any of the interests described in the foregoing clauses (a) through (c) or any other equity securities in such Person or (e) securities convertible into or exercisable or exchangeable for any of the interests described in the foregoing clauses (a) through (d) or any other equity securities.

“Equityholders” means the holders of all of the issued and outstanding Common Shares.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Transaction Expenses Amount” means the greater of (a) (i) the Final Transaction Expenses Amount minus (ii) $15,000,000 and (b) zero (0).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 2.06(c).

“Exchange Ratio” means 4.225.

“Exchangeable Share” has the meaning set forth in Section 2.03(a)(i).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Final Transaction Expenses Amount” has the meaning set forth in Section 5.19(c).

“Financial Statements” has the meaning set forth in Section 3.07.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer.

“Follow-On Merger” has the meaning set forth in Section 2.12(a).

“Follow-On Merger Effective Time” has the meaning set forth in Section 2.12(b).

“Fundamental Warranties” means, collectively, the representations and warranties contained in Sections 3.01(a) (but solely the first sentence thereof), 3.02(a) (but solely the first two sentences thereof), 3.03, 3.06, 3.26, 3.29, 4.01(a) (but solely the first and last sentences thereof), 4.02(a) (but solely the first two sentences thereof), 4.03, 4.06, 4.07 and 4.29.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory agency or body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority or any Self-Regulatory Organization.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance or material, as such terms are defined in, or regulated pursuant to, any Applicable Law pertaining to the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Right” means any trademark, service mark, trade name, domain name, trade dress, logo, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Intended Tax Treatment” has the meaning set forth in Section 7.01.

“Interim Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Parent” or “Parent’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Ira Robbins, Michael D. Hagedorn and Ronald H. Janis.

“knowledge of the Company” or “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Avner Mendelson, Raja Dakkuri and Andrew Sherman.

“Legal Restraint” has the meaning set forth in Section 8.01(a)(iii).

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit C.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, hypothecation, license, encumbrance, security interest, title retention or any other security agreement, arrangement or other adverse claim of any kind in respect of such property or asset.

“Loans” has the meaning set forth in Section 3.16(a).

“Market Price” means the volume weighted average price of a share of Parent Common Stock for the ten-trading day period ending on the second to last trading day immediately prior to the Closing Date on the principal stock exchange on which such shares are then listed (as reported by Bloomberg L.P. or another authoritative source mutually agreed by Parent and the Company in good faith).

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 5.06(e).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 2.12(a).

“Multiemployer Plan” has the meaning set forth in Section 3.22(d)(iii).

“Multiple Employer Plan” has the meaning set forth in Section 3.22(d)(iii).

“NASDAQ” means the Nasdaq Global Select Market.

“New Jersey Law” means the New Jersey Business Corporation Act.

“New York Law” means the Business Corporation Law of the State of New York.

“Noncontrol Determination” has the meaning set forth in Section 8.01(c)(vii).

“Non-Recourse Parties” has the meaning set forth in Section 10.01(b).

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Option Holder” means a holder of Company Stock Options.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company or any of its Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries (including securities of Parent’s Subsidiaries) equal to 25% or more of the consolidated assets of Parent, or to which 25% or more of the revenues of Parent on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 25% or more of the outstanding voting securities of Parent, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 25% or more of the outstanding voting securities of Parent, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of Parent’s Subsidiaries) equal to 25% or more of the consolidated assets of Parent and its Subsidiaries, or to which 25% or more of the revenues of Parent and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of 25% or more of the outstanding voting securities of Parent.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.05(a).

“Parent Advisory Agreement” means an investment advisory agreement entered into by the Parent RIA Subsidiary with a Parent Advisory Client for the purpose of providing Investment Advisory Services to such Parent Advisory Client.

“Parent Advisory Client” means any client or customer of the Parent RIA Subsidiary for Investment Advisory Services.

“Parent Approval Time” has the meaning set forth in Section 5.05(d).

“Parent Bank Subsidiary” means Valley National Bank.

“Parent Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) employment agreement or severance, change in control, transaction bonus, retention or similar plan, program, arrangement or agreement or (c) other plan, program, arrangement or agreement providing for equity compensation or other forms of incentive or deferred compensation, or vacation, medical, dental, vision, prescription, life insurance, disability, retirement or other compensation, remuneration or benefits of any kind, in each case whether oral or written, that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by Parent or any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former director, Parent Employee or independent contractor of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any current or future obligation or potential liability (other than any plan or agreement sponsored or maintained by or required to be sponsored or maintained by a Governmental Authority).

“Parent Board Recommendation” has the meaning set forth in Section 5.05(a).

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Condition Regulatory Approvals” means the Consents set forth on Section 1.01(a) of the Parent Disclosure Schedule.

“Parent Cure Period” has the meaning set forth in Section 9.01(a)(v)(A).

“Parent Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Parent to the Company on the date hereof.

“Parent Employee” means an employee of Parent or any of its Subsidiaries.

“Parent Intellectual Property Rights” means all Intellectual Property Rights owned or possessed, or purported to be owned or possessed, by Parent and its Subsidiaries.

“Parent Intervening Event” means any event, circumstance, development, change, occurrence or effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the board of directors of Parent as of or prior to the date of this Agreement, and (ii) does not relate to the receipt, existence, or terms of a Parent Acquisition Proposal.

“Parent Investor Rights Agreement” means the Investor Rights Agreement in the form attached hereto as Exhibit D, which is to be entered into by Parent and BLITA at the Closing.

“Parent Leased Real Property” has the meaning set forth in Section 4.18(a).

“Parent Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent or Merger Sub to consummate the Mergers on the terms set forth herein; in the case of clause (x) only, excluding any effect, event, fact, development or change resulting from or arising out of (a) changes, after the date hereof, in GAAP or other accounting requirements or principles (or the interpretation thereof) applicable to any industry in which Parent or any of its Subsidiaries operate, (b) changes, after the date hereof, in general economic or political conditions, general conditions in the securities markets, capital markets, credit markets, commodity markets, currency markets or other financial markets or any disruption thereof, including (i) changes, after the date hereof, in interest or exchange rates, (ii) any suspension of trading in any securities or (iii) any decline in the price of any security or any market index, (c) changes, after the date hereof, in general social, regulatory, legal or tax conditions in any jurisdiction in which Parent or any of its Subsidiaries operate, (d) changes (including changes of Applicable Law or other binding directives issued by any Governmental Authority, or interpretations of the foregoing), after the date hereof, or conditions generally affecting any of the industries in which Parent and its Subsidiaries operate, (e) any stoppage or shutdown of the U.S. federal government (including any default by the U.S. government or delays in payments by government agencies), (f) hostilities, actual or threatened acts of war, sabotage, cyber-attack, terrorism, civil unrest, military or police actions or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), epidemics or pandemics (including COVID-19), any escalation or worsening of any of the foregoing or public behavior in response thereto or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (g) the execution or performance of this Agreement and the other Transaction Documents, the announcement or consummation of the transactions contemplated hereby or thereby, or the identity of the Company, including the effect of any of the foregoing on the relationships, contractual or otherwise, of Parent or its Subsidiaries with customers, employees, suppliers, vendors or service providers (provided that this clause (g) shall not apply with respect to any representation or warranty addressing the consequences of the execution or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or with respect to the condition in Section 8.01(c)(i) solely as it relates to such representations and warranties), (h) any decline in the trading price of the Parent Common Stock or the failure, in and of itself, by Parent to meet any internal or other projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts or causes giving rise or contributing to such decline or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (i) any action taken (or omitted to be taken) at the written request of the Company, or (j) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement, except, in the case of clauses (a), (b), (c), (d), (e) and (f), to the extent the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Material Contract” has the meaning set forth in Section 4.13.

“Parent Meeting” has the meaning set forth in Section 5.05(a).

“Parent Owned Real Property” has the meaning set forth in Section 4.18(a).

“Parent Regulatory Agencies” has the meaning set forth in Section 4.15.

“Parent Regulatory Agreement” has the meaning set forth in Section 4.16(j).

“Parent RIA Subsidiary” means Hallmark Capital Management, Inc.

“Parent SEC Documents” has the meaning set forth in Section 4.08(a).

“Parent Securities” has the meaning set forth in Section 4.06(a).

“Parent Series A Preferred Stock” has the meaning set forth in Section 4.06(a).

“Parent Series B Preferred Stock” has the meaning set forth in Section 4.06(a).

“Parent Shareholder Approval” has the meaning set forth in Section 4.03(a).

“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of Section 5.05) (with all references to “25%” in the definition of “Parent Acquisition Proposal” being deemed to be references to “50%”) on terms that the board of directors of Parent determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and Parent’s outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal and the availability of financing with respect thereto, would result in a transaction that, if consummated, is more favorable to Parent’s shareholders than the transactions contemplated hereby (taking into account any proposal by the Company to amend the terms of this Agreement proposed pursuant to Section 5.05(g)).

“Parent Willful Closing Failure” has the meaning set forth in Section 9.01(a)(v).

“Paying Agent” has the meaning set forth in Section 2.06(a).

“Per Share Cash Consideration” means, with respect to each Common Share (other than a Disregarded Share), an amount in cash equal to (a) $5.35 minus (b) the Per Share Specified Cash Reduction Amount minus (c) the Per Share Excess Transaction Expenses Amount.

“Per Share Consideration” means, with respect to each Common Share (other than a Disregarded Share), (a) the Per Share Equity Consideration plus (b) the Per Share Cash Consideration.

“Per Share Consideration Value” means (a) the Per Share Cash Consideration plus (b) (i) the Per Share Equity Consideration multiplied by (ii) the Market Price.

“Per Share Equity Consideration” means, with respect to each Common Share (other than a Disregarded Share), a number of shares of Parent Common Stock equal to (a) the Exchange Ratio multiplied by (b) 0.9.

“Per Share Excess Transaction Expenses Amount” means an amount in cash equal to (a) the Excess Transaction Expenses Amount divided by (b) the number of issued and outstanding Common Shares (other than Disregarded Shares) as of immediately prior to the Effective Time.

“Per Share Specified Cash Reduction Amount” means an amount in cash equal to (a) $6,000,000 divided by (b) the number of issued and outstanding Common Shares (other than Disregarded Shares) as of immediately prior to the Effective Time.

“Permitted Actions” has the meaning set forth in Section 5.01(a).

“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’, materialmen’s and similar Liens arising or incurred in the ordinary course of business with respect to any amounts not yet delinquent or which are being contested in good faith, (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves are maintained in accordance with GAAP, (c) Liens securing rental payments under capital lease agreements incurred in the ordinary course of business, (d) Liens on real property (including, without limitation, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, leases, licenses and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) would be disclosed by a current title report and (iv) do not materially interfere with the present uses of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which do not materially interfere with the present uses of such real property, (f) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (g) Liens constituting licenses, sublicenses, covenants not to sue or other Intellectual Property Rights granted in the ordinary course of business, (h) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws, (i) Liens which will be extinguished and released in full as of the Closing, (j) Liens described in Section 1.01(b) of the Company Disclosure Schedule or in Section 1.01(b) of the Parent Disclosure Schedule, as applicable, (k) Liens arising under the Company’s or any of its Subsidiaries’ or Parent’s or any of its Subsidiaries’, as applicable, Governing Documents, and (l) other Liens, if any, that would be de minimis to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole, as applicable.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Pre-Closing Reorganization” has the meaning set forth in Section 5.20.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date.

“Proceeding” means any legal, administrative, arbitral or other proceeding (including disciplinary proceeding), claim, suit, action or governmental or regulatory investigation or inquiry of any nature.

“Proxy Statement” has the meaning set forth in Section 5.04.

“Registrable Securities” has the meaning set forth in Section 5.16(a).

“Regulatory Documents” means, with respect to a Person, all Filings (including the current Form ADV of the Company, Parent or any of their respective Affiliates, as applicable, and the current Form BD(s) of the Company Broker-Dealer Subsidiary), together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person, including any Form BD(s) filed prior to the Closing Date, with any applicable Governmental Authority pursuant to Applicable Law, including securities laws or the applicable rules and regulations of any Governmental Authority.

“Released Parties” has the meaning set forth in Section 10.02.

“Releasing Parties” has the meaning set forth in Section 10.02.

“Remedial Actions” has the meaning set forth in Section 5.06(d).

“Remedies Exception” has the meaning set forth in Section 3.03(b).

“Representatives” has the meaning set forth in Section 5.05(d).

“Required Financials” shall mean the (a) audited annual financial statements, (b) unaudited interim financial statements and (c) information reasonably required for Parent to prepare applicable pro forma financial statements, in each case meeting the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Current Report on Form 8-K filed by Parent relating to the Mergers under the Exchange Act or required to be included or incorporated by reference into the S-3 Shelf at such time as the S-3 Shelf is declared effective.

“S-3 Shelf” has the meaning set forth in Section 5.16(a).

“Sanctions” has the meaning set forth in Section 3.13(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Significant Subsidiary” means each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the SEC, as in effect as of the date hereof.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person or which otherwise would be deemed to be a subsidiary of such first Person within the meaning of Section 2(d) of the BHC Act and Regulation Y of the Federal Reserve Board.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Company Breach” has the meaning set forth in Section 9.01(a)(iv).

“Terminating Parent Breach” has the meaning set forth in Section 9.01(a)(v)(A).

“Termination Fee” has the meaning set forth in Section 9.03(a)(ii).

“Third Party” means any Person or “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent, any of their respective Affiliates or the officers, directors and employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives of any such Persons acting in such capacity.

“Third-Party Consents” has the meaning set forth in Section 5.06(j)(ii).

“Transaction Documents” means this Agreement, the Bank Merger Agreement, the Parent Investor Rights Agreement, the Business Cooperation Agreement, the BLITA Letter Agreement, the Confidentiality Agreement and the Written Consent.

“Transaction Expenses” means all fees, costs and expenses of the advisors and service providers of the Company and its Subsidiaries identified in Section 1.01(c) of the Company Disclosure Schedule for services rendered in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transaction Expenses Statement” has the meaning set forth in Section 5.19(a).

“Transfer Tax” means any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax or other similar Tax (including any penalties and interest).

“Treasury Regulations” means the final, temporary or proposed U.S. federal income Tax regulations promulgated under the Code, as such Tax regulations may be amended from time to time.

“Uncertificated Shares” has the meaning set forth in Section 2.06(a)(ii).

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state, local or foreign law.

“Willful Breach” has the meaning set forth in Section 9.02.

“Working Hours” means 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday and on which banks are open for general commercial business in the relevant location.

“Written Consent” means the written consent of the Company’s shareholders in the form attached hereto as Exhibit E.

Section 1.02. Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) References to Articles, Sections, Schedules, Annexes and Exhibits are to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement unless otherwise specified.

(d) All Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e) Any capitalized terms used in any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f) Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit, then, for the purposes of construing such Section, Schedule, Annex or Exhibit, the definitions set out in such Section, Schedule, Annex or Exhibit shall prevail.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j) References to one gender shall include all genders.

(k) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(l) The word “or” when used in this Agreement is not exclusive.

(m) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(n) References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time and to any rules or regulations promulgated thereunder.

(o) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(p) References to any Person include the successors and permitted assigns of that Person.

(q) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(r) References to “$” are to United States dollars.

(s) The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

(t) References to “the transactions contemplated hereby” and comparable terms refer to the Mergers.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with New York Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the “Interim Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall take place (i) in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), (A) on the first day of the month after the day on which the last of the conditions set forth in Article 8 has been satisfied or, to the extent permitted under Applicable Law, waived in writing by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions) or (B) in the event such satisfaction or waiver occurs less than two Business Days prior to the last Business Day of any month, on the first day of the second month following the month in which such satisfaction or waiver occurs, in each case subject to the satisfaction (or waiver in writing by the party or parties entitled to the benefit of such conditions) of the conditions set forth in Article 8 at the Closing, or (ii) at such other time, date or place as Parent and the Company may mutually agree.

(c) Prior to or at the Closing, the Company shall cause a certificate of merger to be filed with the Department of State of the State of New York and make all other filings or recordings required by Applicable Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger is duly filed with the Department of State of the State of New York (or at such later time as may be agreed upon by the Company and Parent and specified in such certificate of merger).

(d) From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of New York Law and the Interim Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub as provided under New York Law.

Section 2.02. The Interim Surviving Corporation.

At the Effective Time:

(a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Interim Surviving Corporation until amended in accordance with Applicable Law;

(b) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation until amended in accordance with Applicable Law;

(c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(d) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation until their successors are duly appointed in accordance with Applicable Law.

Section 2.03. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person:

(i) except for Disregarded Shares and Dissenting Shares, each Common Share issued and outstanding immediately prior to the Effective Time (each, an “Exchangeable Share”) shall be converted into the right to receive the Per Share Consideration, without interest;

(ii) each Common Share held by the Company or its Subsidiaries (including as treasury stock) or Parent (collectively, the “Disregarded Shares”) immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and shall cease to exist, and no payment shall be made with respect thereto; and

(iii) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Interim Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Interim Surviving Corporation.

(b) As of the Effective Time, all Exchangeable Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter each represent only the right to receive the Per Share Consideration, without interest, to be paid in accordance with this Agreement.

Section 2.04. Company Stock Options.

(a) At the Effective Time, each Company Stock Option held by an individual who is actively employed by the Company as of the date hereof, whether or not then vested, shall, without any further action by the Company, Parent or any other Person, accelerate and become fully vested and shall be assumed by Parent and converted into an option to acquire shares of Parent Common Stock in accordance with this Section 2.04(a) (each such option to acquire shares of Parent Common Stock, a “Converted Parent Option”). Each Converted Parent Option shall continue to have, and be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time (after taking into account any amendment to such Company Stock Option made after the date hereof and prior to the Effective Time in accordance with the terms hereof); provided that each Converted Parent Option (i) shall be exercisable for a number of shares of Parent Common Stock determined by multiplying the number of Common Shares subject to the corresponding Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and (ii) shall have an exercise price per share determined by dividing the per-share exercise price of the corresponding Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. If requested by Parent, the Company shall use reasonable best efforts to obtain from each Option Holder an agreement not to exercise 50% of the Converted Parent Options held by such Option Holder prior to the first anniversary of the Closing Date.

(b) At the Effective Time, each Company Stock Option outstanding as of immediately prior to the Effective Time that is held by an individual who is not actively employed by the Company as of the date hereof, whether or not then vested, shall, without any further action by the Company, Parent or any other Person, accelerate and become fully vested and shall be converted into the right of the holder of such Company Stock Option to receive in cash and subject to the terms and conditions set forth herein, and in full satisfaction of the rights of such Option Holder with respect to such Company Stock Option, (i) the excess of (A) the Per Share Consideration Value over (B) the exercise price of such Company Stock Option, multiplied by (ii) the number of Common Shares covered by such Company Stock Option, without interest and net of any Taxes required to be deducted or withheld under Applicable Law; provided that any Company Stock Option held by an individual who is not actively employed by the Company as of the date hereof and which has an exercise price that is equal to or greater than the Per Share Consideration Value shall, without any further action by the Company, Parent or any other Person, be automatically canceled without any conversion thereof and no consideration shall be delivered or receivable with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, all cash payments to current or former employees of the Company or its Subsidiaries with respect to Company Stock Options contemplated under this Section 2.04 shall be made directly through Parent’s or its Subsidiaries’ payroll systems and shall be subject to applicable withholdings for Taxes.

(d) Prior to the Closing, the Company shall take all actions as are reasonably necessary or appropriate to effectuate and approve the actions with respect to Company Stock Options contemplated by this Section 2.04, including (i) the Board of Directors of the Company (or the compensation committee (or equivalent committee) of the Board of Directors of the Company) adopting such resolutions as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04, (ii) obtaining consents from Option Holders, as necessary, and (iii) making any amendments to the terms of the Company Stock Plan or any applicable Company Stock Option, in accordance with Applicable Law and the terms of the applicable Company Stock Plan and any agreements evidencing a Company Stock Option; provided that (A) Parent shall have the right to reasonably review and comment on in advance any documentation relating to any of the foregoing actions or approvals and (B) the Company shall provide evidence of the satisfaction of such actions and approvals to Parent prior to the Closing.

(e) As of the Effective Time, all Company Stock Options shall no longer be outstanding and each holder of Company Options shall cease to have any rights with respect to such Company Stock Options, except as set forth in Section 2.04(a).

Section 2.05. Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.05, any Common Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with New York Law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 2.03 hereto but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under New York Law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Interim Surviving Corporation or Parent.

(b) Notwithstanding the provisions of Section 2.05(a) above, if any holder of Common Shares who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with New York Law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 2.03 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c) The Company shall give Parent reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Common Shares, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to New York Law and received by the Company that relate to any such demand for appraisal (each, an “Appraisal Demand”). Notwithstanding anything in this Agreement to the contrary, Parent shall have the right and opportunity to direct and control all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. The Company shall not make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time without the prior written approval of Parent.

Section 2.06. Surrender and Payment.

(a) As promptly as practicable after the date hereof, Parent shall appoint an agent (the “Paying Agent”), which Paying Agent shall be reasonably satisfactory to the Company, for the purpose of exchanging for the consideration contemplated hereby (i) certificates representing Common Shares (the “Certificates”) or (ii) uncertificated Common Shares (the “Uncertificated Shares”). The parties agree that 100% of all fees, costs and expenses of the Paying Agent shall be borne by Parent.

(b) At least ten Business Days prior to the Closing, Parent shall send, or shall cause the Paying Agent to send, to each holder of record of Common Shares a Letter of Transmittal, to be completed and delivered by each such Equityholder, and instructions for use to effect the exchange of such Equityholder’s Common Shares, for the payment of the consideration payable or deliverable pursuant to Section 2.03 in respect of each Common Share represented thereby, as well as any dividends or distributions to be paid pursuant to Section 2.06(e), without any interest thereon.

(c) At or prior to the Effective Time, Parent shall deliver or cause to be delivered to the Paying Agent, for the benefit of the Equityholders, the aggregate Per Share Consideration (including (i) evidence of shares in book-entry form representing the shares of Parent Common Stock constituting the aggregate Per Share Equity Consideration and (ii) an amount in cash by wire transfer of immediately available funds constituting the aggregate Per Share Cash Consideration) to be paid to the Equityholders in respect of Certificates and Uncertificated Shares in accordance with Section 2.03 and the Allocation Schedule (as updated pursuant to Section 2.07(a)) (the “Exchange Fund”).

(d) Upon (i) surrender to the Paying Agent of one or more Certificates, together with a properly completed Letter of Transmittal or (ii) receipt by the Paying Agent of a properly completed Letter of Transmittal and such other evidence of transfer as the Paying Agent may reasonably request in the case of a book-entry transfer of Uncertificated Shares, an Equityholder whose Common Shares have been converted into the right to receive the consideration to be paid pursuant to Section 2.03 or Section 2.04 shall be entitled to promptly, but in no event more than three Business Days after receipt by the Paying Agent of item described in clause (i) or (ii) above (but in no event prior to the Effective Time), receive in exchange therefor, without interest, the applicable Per Share Consideration payable for each such Common Share. Notwithstanding the foregoing, an Equityholder who has delivered to the Paying Agent at least three Business Days prior to the Closing Date either (x) one or more Certificates, together with a properly completed Letter of Transmittal or (y) a properly completed Letter of Transmittal and such other evidence of transfer as the Paying Agent may reasonably request of a book-entry transfer of Uncertificated Shares, shall be paid by the Paying Agent, on the Closing Date, without interest, the applicable Per Share Consideration payable for each such Common Share, as applicable, represented by such Certificate(s) or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Share (other than Dissenting Shares and Disregarded Shares) shall represent after the Effective Time for all purposes only the right to receive the consideration to be paid pursuant to Section 2.03 hereto and such Certificate(s) and/or Uncertificated Shares shall be canceled and cease to exist. Each Equityholder’s entitlement to receive the Per Share Consideration shall be conditioned upon such Equityholder’s execution and delivery of a properly completed Letter of Transmittal.

(e) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Uncertificated Share, as applicable, until the holder thereof shall surrender such Certificate or Uncertificated Share, as applicable, in accordance with this Article 2. After the surrender of a Certificate or Uncertificated Share, as applicable, in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the Common Shares represented by such Certificate or Uncertificated Share have been converted into the right to receive.

(f) If any portion of the consideration to be paid pursuant to Section 2.03 hereto is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall, prior to the delivery of such consideration, pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Interim Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the consideration to be paid pursuant to Section 2.03 hereto in accordance with this Agreement, including the procedures set forth in this Article 2.

(h) Prior to the surrender of any applicable Certificate or transfer of any applicable Uncertificated Share by an Equityholder, no portion of the consideration to be paid pursuant to Section 2.03 hereto shall be paid to such Equityholder in respect of such Certificate or Uncertificated Share.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of Common Shares for six months after the Effective Time shall be paid to Parent. Any former holders of Common Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the applicable Per Share Consideration and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former Common Share that such Equityholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Interim Surviving Corporation, the Paying Agent or any other Person shall be liable to any Equityholder for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 2.07. Allocation Schedule.

(a) Attached hereto as Exhibit A is a form of Allocation Schedule setting forth the allocation of the aggregate Per Share Consideration among the holders of Common Shares based on the illustrative amounts and calculations set forth in such Exhibit. Promptly after close of business on the second to last trading day immediately prior to the Closing Date, the Company shall deliver to Parent an updated version of the Allocation Schedule, which shall be updated to reflect the Final Transaction Expenses Amount, the calculation of the Per Share Cash Consideration and the final allocation as among the holders of Common Shares of the aggregate Per Share Equity Consideration and the aggregate Per Share Cash Consideration.

(b) Parent, Merger Sub, the Paying Agent and their Affiliates shall be entitled to rely upon the Allocation Schedule delivered to Parent pursuant to this Agreement for all purposes (including to establish the identity of those Persons entitled to receive the Per Share Consideration) and shall have no liability in respect of any payment made or other actions taken in reliance upon the Allocation Schedule. Without limiting the foregoing, Parent shall not be liable to the Company, any Equityholder or any other Person for any losses caused by inaccuracies in, or any disputes or claims to the extent related to the allocations or calculations set forth in the Allocation Schedule.

Section 2.08. Withholding.

Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable hereunder such amounts as Parent (or any Affiliate thereof) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under any Tax law. To the extent that such amounts are withheld by Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of whom such deduction and withholding were made by Parent or the Paying Agent; provided that Parent or Paying Agent, as applicable, shall (i) promptly notify the Company if Parent believes that it is required by Applicable Law to withhold from any amount payable to the Equityholders under this Agreement (except for any withholding required by reason of failure of the Company to deliver a FIRPTA certificate pursuant to Section 5.15 or any Equityholder’s failure to deliver an IRS Form W-9 or appropriate Form W-8, as applicable), which notice shall include a reasonable description of such planned withholding and (ii) use reasonable best efforts to cooperate with the Company to minimize or eliminate the amount of any Taxes required to be deducted and withheld under applicable Tax Law.

Section 2.09. Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof, the posting by such Person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, and delivery of an otherwise duly completed and signed Letter of Transmittal in accordance with Section 2.06 by such record holder, such record holder shall be entitled to receive the consideration to be paid pursuant to Section 2.03 hereto in respect of the Common Shares represented by such Certificate, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal.

Section 2.10. Adjustments.

Without limiting or affecting any of the provisions of Section 5.01 (or any corresponding sections of the Company Disclosure Schedule) or Section 5.02, if, during the period between the date of this Agreement and the Effective Time, the outstanding Common Shares or the outstanding shares of Parent Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or class of shares solely as a result of any reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event or any extraordinary stock dividend thereon with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise of stock options or other equity awards to purchase Common Shares or shares of Parent Common Stock or the settlement of restricted stock, restricted stock units, performance units or other equity-based awards of Parent, (ii) the grant of equity-based compensation to directors or employees of Parent or the Company (x) in the ordinary course of business consistent with past practice (taking into account Parent’s historical practices of granting equity-based compensation) or (y) in connection with new hire grants (including the Converted Parent Options or any other grants to employees or other service providers of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby) or any transaction-related grants to employees or other service providers of Parent or its Subsidiaries or any Person acquired by Parent or its Subsidiaries) or (iii) any of the matters set forth on Section 2.10 of the Parent Disclosure Schedule, the consideration payable pursuant to this Agreement shall be appropriately and proportionately adjusted to give the parties to this Agreement and the Equityholders the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.10 shall be construed to permit Parent or the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 2.11. Fractional Shares.

No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of Common Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if such aggregation does not result in a whole number, such holder shall be entitled to receive with respect thereto a number of shares of Parent Common Stock equal to such number of shares of Parent Common Stock rounded up or down to the nearest whole number.

Section 2.12. The Follow-On Merger.

(a) At the Follow-On Merger Effective Time, the Interim Surviving Corporation shall be merged with and into Parent in accordance with New Jersey Law and New York Law (the “Follow-On Merger” and, together with the Merger and the Bank Merger, the “Mergers”), whereupon the separate existence of the Interim Surviving Corporation shall cease and Parent shall be the surviving corporation of the Follow-On Merger.

(b) Prior to or immediately following the Effective Time, Parent shall cause a certificate of merger to be filed with the Department of State of the State of New York and the Department of Treasury of the State of New Jersey and make all other filings or recordings required by Applicable Law in connection with the Follow-On Merger. The Follow-On Merger shall become effective at such time (the “Follow-On Merger Effective Time”) following the Effective Time as such certificate of merger is duly filed with the Department of State of the State of New York and the Department of Treasury of the State of New Jersey (or at such time following the Effective Time as may be specified by Parent in such certificate of merger).

(c) From and after the Follow-On Merger Effective Time, the effect of the Follow-On Merger shall be as provided in this Agreement and the applicable provisions of New York Law and New Jersey Law and

Parent shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Parent and the Interim Surviving Corporation as provided under New York Law and New Jersey Law.

(d) At the Follow-On Merger Effective Time:

(i) the certificate of incorporation of Parent as in effect immediately prior to the Follow-On Merger Effective Time shall be the certificate of incorporation of Parent at and following the Follow-On Merger Effective Time until amended in accordance with Applicable Law;

(ii) the bylaws of Parent as in effect immediately prior to the Follow-On Merger Effective Time shall be the bylaws of Parent at and following the Follow-On Merger Effective Time until amended in accordance with Applicable Law;

(iii) the directors of Parent as of immediately prior to the Follow-On Merger Effective Time (for the avoidance of doubt, including the directors designated by the Company pursuant to Section 5.17) shall be the directors of Parent at and following the Follow-On Merger Effective Time, to serve until their successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(iv) the officers of Parent as of immediately prior to the Follow-On Merger Effective Time shall be the officers of Parent at and following the Follow-On Merger Effective Time, to serve until their successors are duly appointed in accordance with Applicable Law.

(e) At the Follow-On Merger Effective Time, by virtue of the Follow-On Merger and without any action on the part of Parent, the Interim Surviving Corporation or any other Person, each share of capital stock of the Interim Surviving Corporation outstanding immediately prior to the Follow-On Merger Effective Time (but, for the avoidance of doubt, following the Effective Time) shall automatically be canceled and retired for no consideration without any conversion thereof and shall cease to exist, and no payment shall be made with respect thereto.

(f) The shares of capital stock of Parent issued and outstanding immediately prior to the Follow-On Merger Effective Time shall not be affected by the Follow-On Merger and, accordingly, each share of capital stock of Parent issued and outstanding immediately prior to the Follow-On Merger shall, at and after the Follow-On Merger Effective Time, remain issued and outstanding.

Section 2.13. The Bank Merger

(a) Pursuant to an agreement and plan of merger in substantially the form attached hereto as Exhibit F (the “Bank Merger Agreement”), immediately following the Follow-On Merger Effective Time, Company Bank Subsidiary will merge with and into Parent Bank Subsidiary (the “Bank Merger”). Parent Bank Subsidiary shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank Subsidiary shall cease. Promptly after the date of this Agreement, (i) Company Bank Subsidiary and Parent Bank Subsidiary shall enter into the Bank Merger Agreement, (ii) the Board of Directors of each of Parent Bank Subsidiary and Company Bank Subsidiary shall approve the Bank Merger Agreement, (iii) Parent shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Parent Bank Subsidiary, (iv) the Company shall cause the Bank Merger Agreement and the Bank Merger to be submitted to the stockholders of the Company Bank Subsidiary for adoption and approval by the vote or written consent of the stockholders owning at least two-thirds in amount of the stock of the Company Bank Subsidiary and (v) the Company shall promptly adopt and approve (by vote or written consent) the Bank Merger Agreement and the Bank Merger. Parent and the Company shall, and shall cause Parent Bank Subsidiary and Company Bank Subsidiary, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Follow-On Merger Effective Time. The Bank Merger shall become effective following the Effective Time at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b) It is intended that (i) the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Bank Merger Agreement will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (subject to Section 10.04), the Company represents and warrants to Parent that:

Section 3.01. Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers required to carry on its business as now conducted. The Company is a bank holding company duly registered under the BHC Act. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the Governing Documents of the Company as currently in effect.

Section 3.02. Subsidiaries.

(a) All of the Company’s Subsidiaries and their respective jurisdictions of formation, in each case, as of the date hereof, are set forth in Section 3.02 of the Company Disclosure Schedule. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction where such qualification is necessary for the conduct of its business, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s ownership in each of its Subsidiaries complies in all material respects with Applicable Law relating to equity investments by bank holding companies. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities under Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the deposit accounts of the Company Bank Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.

(b) The Company has made available to Parent true and complete copies of the Governing Documents of each Subsidiary of the Company as currently in effect.

Section 3.03. Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The adoption and approval of this Agreement by the affirmative vote or written consent of the holders of two-thirds of the outstanding Common Shares (the “Company Shareholder Approval”) and the adoption and approval of the Bank Merger Agreement by the Board of Directors of the Company Bank Subsidiary and by the affirmative vote or written consent of the holders of at least two-thirds in amount of the stock of the Company Bank Subsidiary are the only corporate proceedings on the part of the Company or any of its Subsidiaries necessary in connection with the authorization of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

(b) The Company has duly executed and delivered this Agreement and will duly execute and deliver each other Transaction Document to which it is a party, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Company is a party will constitute when executed and delivered by the Company, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, as applicable, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity (collectively, the “Remedies Exception”). The Bank Merger Agreement will be duly and validly executed and delivered by the Company Bank Subsidiary and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by the Parent Bank Subsidiary, the Bank Merger Agreement will constitute when executed and delivered by the Company Bank Subsidiary, a valid and binding obligation of the Company Bank Subsidiary enforceable against the Company Bank Subsidiary in accordance with its terms, subject, as to enforceability, to the Remedies Exception.

(c) At a meeting duly called and held, the Company’s board of directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval and adoption of this Agreement by its shareholders. The Company’s board of directors has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 3.04. Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, the execution, delivery and performance of the Bank Merger Agreement by the Company Bank Subsidiary, and the consummation by the Company, the Company Bank Subsidiary and BLITA of the transactions contemplated hereby and thereby, require no consent, approval or action by or in respect of, or filing or registration with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing by Parent and BLITA of any required Filings with the Federal Reserve Board under the BHC Act and approval or waiver of such Filings, (c) the filing by BLITA of any required Filings with the Federal Reserve Board under the Change in Bank Control Act and approval or waiver of such Filings, (d) the filing by Parent of any required Filings with the New York State Department of Financial Services and approval of such Filings, (e) the filing of any required Filings with the OCC under the Bank Merger Act and the approval or waiver of such Filings, (f) the filing of a FINRA Application by the Company Broker-Dealer Subsidiary relating to the transactions contemplated under this Agreement and FINRA’s approval thereof, (g) the filing by Parent of any required Filings with NASDAQ, (h) the filing of (i) a certificate of merger with respect to the Merger with the Department of State of the State of New York, (ii) a certificate of merger with respect to the Follow-On Merger with the Department of State of the State of New York and the Department of Treasury of the State of New Jersey, (iii) the Bank Merger Certificates with the applicable Governmental Authorities as required by Applicable Law and (iv) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (i) the filing by Parent with the Texas Department of Insurance of any required Filing pursuant to the Texas Insurance Code and approval or waiver of such Filings, (j) the filing by BLITA of any required Filings with the Bank of Israel under Section 31 of Israel’s Banking

(Licensing Law) 5741-1981, and approval of such Filings, (k) such Filings as are required to be made or obtained under the applicable securities laws or “Blue Sky” laws of various states, including in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of Parent Common Stock on the NASDAQ, (l) the filing by Parent with the SEC of the Proxy Statement and the clearance by the SEC of the Proxy Statement and (m) any other actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there is no reason, fact, condition or circumstance why any Company Condition Regulatory Approvals or Parent Condition Regulatory Approvals should not be received or obtained in order to permit the consummation of the Merger, the Follow-On Merger and the Bank Merger on or prior to the End Date.

Section 3.05. Non-Contravention.

The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, the execution, delivery and performance by the Company Bank Subsidiary of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of the Company or the Company Bank Subsidiary as currently in effect, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law, or require any consent or other action by any Person under, constitute a breach, violation or default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Company Material Contract, or (c) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of the foregoing clauses (b)  and (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06. Capitalization.

(a) The authorized capital stock of the Company consists of 24,000,000 Common Shares, par value $0.10 per share. As of the date hereof, there are outstanding (i) 22,317,655 Common Shares and (ii) Company Stock Options to purchase an aggregate of 676,187 Common Shares. Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list of the record owners of all outstanding Common Shares and Company Stock Options (including the exercise price of each such Company Stock Option) as of the date hereof. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The exercise price of each Company Stock Option was at least equal to the fair market value of the Common Shares on the date such Company Stock Option was granted, and the Company has not incurred nor will incur any liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Stock Option. Except as set forth in this Section 3.06, there are no issued, reserved for issuance or outstanding Equity Interests of the Company (all Equity Interests of the Company being, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. As of the date of this Agreement, no preferred or subordinated debt securities of the Company are issued or outstanding. Except for the Company Shareholder Rights Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of, restricting the transfer of, or providing for registration rights with respect to any Company Securities.

(b) All of the outstanding Equity Interests of the Company’s Subsidiaries are owned by the Company, and the Company owns such Equity Interests free and clear of any Lien, other than Permitted Liens. All of such Equity Interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, there are no issued, reserved for issuance or outstanding Equity Interests of any Subsidiary of the Company (all Equity Interests of the Company’s Subsidiaries being, “Company Subsidiary Securities”).

Section 3.07. Financial Statements.

(a) The (i) audited consolidated balance sheet as of December 31, 2020 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2020 of the Company and its Subsidiaries and (ii) unaudited interim consolidated balance sheet as of the Balance Sheet Date and the related unaudited interim consolidated statements of income and cash flows for the six months ended on the Balance Sheet Date of the Company and its Subsidiaries (including, in each case, the notes, if any, thereto) (the financial statements described in clauses (i) and (ii) collectively, the “Financial Statements”) (x) have been prepared based on and in accordance with the books and records of the Company and its Subsidiaries and (y) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments and the absence of notes in the case of any unaudited interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Since January 1, 2019, no independent public accounting firm of the Company or any Subsidiary of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company or any of its Subsidiaries as a result of or in connection with any disagreements with the Company or any of its Subsidiaries on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.08. Absence of Certain Changes.

From the Balance Sheet Date to the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course and there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. No Undisclosed Material Liabilities.

There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of such entities, other than: (a) liabilities reflected or reserved against in the Financial Statements or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Company Disclosure Schedule; and (d) other undisclosed liabilities which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10. Company Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof, other than any Company Benefit Plan (collectively, the “Company Material Contracts”):

(i) any Contract for the purchase or sale of services, equipment or other assets that either (1) provides for annual payments by the Company and/or its Subsidiaries of $5,000,000 or more or (2) gives rise to anticipated receipts of more than $5,000,000 in any calendar year;

(ii) any Contract that creates future payment obligations (excluding, for the avoidance of doubt, deposits) in excess of $2,500,000 in the aggregate and which by its terms does not terminate or cannot be terminated on not more than 60 days’ notice without payment by the Company and/or its Subsidiaries of any material penalty;

(iii) any partnership, joint venture or other similar material agreement, Contract or arrangement;

(iv) any Contract relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material ongoing obligations entered into within the three years prior to the date hereof;

(v) any indenture, promissory note, loan agreement, guarantee or other agreement or commitment under which the Company or one of its Subsidiaries is an obligor or guarantor relating to indebtedness (including sale and leaseback transactions, capitalized leases and other similar financing arrangements), or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement or commitment with an aggregate outstanding principal amount not exceeding $2,500,000;

(vi) any Contract the primary purpose of which is for the Company or any of its Subsidiaries to grant or receive any material license or similar Intellectual Property Right requiring annual payments or providing for annual receipts of more than $2,500,000 per year, other than non-exclusive licenses granted to the Company or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;

(vii) any settlement, consent, or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of the Company or any of its Subsidiaries;

(viii) any Contract containing covenants limiting in any material respect the freedom of the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Affiliates, to (x) compete with any Person in a product line or line of business or operate in any jurisdiction or (y) solicit any customer, client or employee of any Person in any jurisdiction (other than case of this clause (y), Contracts with vendors entered into by the Company and its Subsidiaries in the ordinary course of business);

(ix) any Affiliate Agreement;

(x) any material Contract that provides for any referral arrangement, commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement for soliciting, distributing or promoting Investment Advisory Services or brokerage services by or to the Company or any of its Subsidiaries;

(xi) any Contract that contains “most favored nation”, “right of first offer” or “right of first refusal” or similar obligations, that contains minimum purchase or sale obligations or that provides for the Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations; and

(xii) any other Contract that, if the Company were subject to the reporting obligations of the Exchange Act, would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K.

(b) (i) Each Company Material Contract is (A) a valid and binding agreement of the Company or one of its Subsidiaries, (B) to the knowledge of the Company, in full force and effect and (C) enforceable (subject to the Remedies Exception) in accordance with its terms against the Company or one of its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any other party, is in default or breach under the terms of any such Company Material Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default or breach under the terms of any such Company Material Contract on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Litigation; Orders.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or prevent or materially impair or delay the Company’s consummation of the transactions contemplated by this Agreement, there is no (a) action, suit or Proceeding pending against, or, to the knowledge of the Company, any investigation pending or action, suit, Proceeding or investigation threatened against, any of the Company or its Subsidiaries before any arbitrator or other Governmental Authority, or (b) Order to which any of the Company or its Subsidiaries is subject.

Section 3.12. Regulatory Reports.

Except as would not reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the CFPB, (vi) the CFTC, (vii) any foreign regulatory authority and (viii) any Self-Regulatory Organization (clauses (i) through (vii) collectively, the “Company Regulatory Agencies”), including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Company Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith and (b) such Filings complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

Section 3.13. Compliance with Laws; Consents.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and have been since January 1, 2019, in compliance in all material respects with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2019, conducting operations at all times in material compliance with Anti-Money Laundering Laws and (iii) have established and maintained, since January 1, 2019, a system of internal controls designed to provide material compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders, approvals, consents, waivers, franchises, clearances, acknowledgements and other confirmations of all Governmental Authorities (collectively, “Consents”) necessary for operation of the businesses of the Company and its Subsidiaries, except where the absence of any such Consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with the terms of the Consents, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all Consents are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and are current and there are no actions or Proceedings pending or, to the knowledge of the Company, threatened which would reasonably be expected to result in the revocation, cancellation, non-renewal, adverse modification or termination of any such Consent, except for any such revocation, cancellation, non-renewal, adverse modification or termination that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company Bank Subsidiary is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and had a rating of at least “satisfactory” or better on its most recent Community Reinvestment Act Performance Evaluation, and, to the knowledge of the Company, no fact or circumstance exists that is reasonably expected to materially negatively affect any such rating.

(d) The Company and each of its Subsidiaries (other than the Company Bank Subsidiary and its Subsidiaries) are engaged only in those activities permissible under Section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company. The Company Bank Subsidiary and its Subsidiaries are engaged only in those activities permissible under Applicable Law for a New York-chartered bank and its operating subsidiaries, as applicable.

(e) To the knowledge of the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by OFAC or the U.S. Department of State (“Sanctions”).

(f) The Company and its Subsidiaries (i) are, and, to the knowledge of the Company, since January 1, 2019 have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2019, the Company and its Subsidiaries have not been penalized for or, to the knowledge of the Company, threatened to be charged with, or given notice of any violation of, or, to the knowledge of the Company, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law pursuant to which the Company or any of its Subsidiaries is subject to any outstanding obligations.

(h) Subject to Section 10.16, except for normal examinations conducted by a Company Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Company Regulatory Agency has initiated or has pending any Proceeding or, to the knowledge of the Company, formal investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(i) Subject to Section 10.16, there (i) is no unresolved violation or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) have been no inquiries by any Company Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(j) Subject to Section 10.16, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Company

Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised by any Company Regulatory Agency or other Governmental Agency since January 1, 2019 or have knowledge that such agency is considering issuing, ordering or requesting any Company Regulatory Agreement.

(k) Each of the Company and the Company Bank Subsidiary maintains capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and is “well managed” (as such term is defined in the relevant regulation of the institution’s primary bank regulator). The Company has not been informed that its or the Company Bank Subsidiary’s status as “well-capitalized” and “well managed” will change within one year.

Section 3.14. Fiduciary Activities.

Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has properly administered all accounts, if any, for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and Applicable Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or its Subsidiaries, or, any director, officer or, to the knowledge of the Company, employees thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.15. Company Properties.

Section 3.15(i) of the Company Disclosure Schedule sets forth a list of all material real property owned by the Company or any of its Subsidiaries (each such property, a “Company Owned Real Property”). Section 3.15(ii) of the Company Disclosure Schedule sets forth a list of all material real property leased by the Company or any of its Subsidiaries (each such property, a “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has good and valid title to each Company Owned Real Property, free and clear of all Liens other than Permitted Liens, (b) the Company or one of its Subsidiaries has a valid leasehold interest in each Company Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (c) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of all leases of Company Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (i) the Company or its Subsidiary, as the case may be, and (ii) to the Company’s knowledge, each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Company’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

Section 3.16. Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.16(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note, revolving credit facility, letter of credit, other extension of credit or commitment to extend credit or participation therein, or other borrowing Contract or arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor which as of the Balance Sheet Date had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of the Balance Sheet Date, over ninety days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of the Company or any of its Subsidiaries (as such terms are defined in

12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of the Company or any of its Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Each Loan made or entered into by the Company or any of its Subsidiaries is a valid and legally binding obligation of the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, of the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by the Remedies Exception), and is in full force and effect. Except as such disclosure may be limited by Applicable Law, Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of the Company and its Subsidiaries that, as of the Balance Sheet Date, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan, or (y) were classified as “other real estate owned” or classified as an asset to satisfy an extension of credit, and, for each such Loan, the aggregate principal amount of such Loan as of the Balance Sheet Date.

(b) Except as has not had and would not reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect, each outstanding Loan of the Company or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the applicable written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all Applicable Laws.

(c) Neither the Company nor any of its Subsidiaries is now, nor has it ever been since January 1, 2019, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority or Company Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans since January 1, 2019 contains any obligation to repurchase such Loans or interests therein, other than customary repurchase obligations arising upon breach of representations and warranties, covenants and other obligations. To the knowledge of the Company, there are no such claims for any repurchase as of the date hereof.

Section 3.17. RIA Compliance Matters.

(a) The Company RIA Subsidiary is the only Subsidiary of the Company that is a registered investment adviser. Except as would not have a Company Material Adverse Effect, the Company RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2019, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the Company RIA Subsidiary, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b) With respect to the Company RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of such Company RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the Company, any of such Company RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless, in the case of clause (A), (B) or (C), such

Company RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, (ii) nor is there any Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Company RIA Subsidiary, or any of its “associated persons,” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company RIA Subsidiary is, and since January 1, 2019, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and (ii) all other Applicable Laws of the jurisdictions in which such Company RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unresolved issues with the SEC with respect to the Company RIA Subsidiary.

(e) As of the date hereof, the Company RIA Subsidiary is not currently subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.

Section 3.18. Company Advisory Client Agreements.

(a) Each Company Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Advisory Client is, to the knowledge of the Company, registered or required to be registered as an investment company under the Investment Company Act. The Company RIA Subsidiary does not sponsor any public or private investment funds.

(b) The Company RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Company Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company RIA Subsidiary does not provide Investment Advisory Services to any Person other than the Company Advisory Clients. Each Company RIA Subsidiary provides Investment Advisory Services to Company Advisory Clients solely pursuant to written Company Advisory Agreements.

Section 3.19. Company Broker-Dealer Compliance Matters.

(a) The Company Broker-Dealer Subsidiary is the only Subsidiary of the Company that is a Broker-Dealer. Since January 1, 2019, the Company Broker-Dealer Subsidiary has been duly registered as a Broker-Dealer with the SEC and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each state and other jurisdictions in which it is required to be so registered. The Company Broker-Dealer Subsidiary is, and since January 1, 2019 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member.

(b) Since January 1, 2019, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Regulatory Documents of the Company Broker-Dealer Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the SEC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed.

(c) (i) Neither the Company Broker-Dealer Subsidiary, nor any of its Affiliates, nor any of its “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the

Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(d) The Company Broker-Dealer Subsidiary currently maintains, and since January 1, 2019 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Company Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.

(e) No Governmental Authority has, since January 1, 2019, formally initiated any administrative proceeding or investigation (other than ordinary course examinations) into the Company Broker-Dealer Subsidiary and the Company Broker-Dealer Subsidiary has not received a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other written notice alleging any material noncompliance with any Applicable Law governing the operations of Broker-Dealers or insurance agencies, providers or brokers. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Company Broker-Dealer Subsidiary.

Section 3.20. Company Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a right to use all Intellectual Property Rights necessary to carry on their respective businesses as now conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, there is no Order or Proceeding pending against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in the Company Intellectual Property Rights.

Section 3.21. Company Labor Relations.

As of the date of this Agreement, (a) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, and there is not any (or, to the Company’s knowledge, threatened) organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or other group relating to any Company Employee; (b) there is no labor strike or material slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Company Employees; and (c) there are no material unfair labor practice complaints or labor grievances pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority.

Section 3.22. Company Employee Benefit Plans.

(a) Set forth in Section 3.22(a) of the Company Disclosure Schedule is a list as of the date hereof of each material Company Benefit Plan. The Company has made available to Parent true, correct and complete copies of each Company Benefit Plan (or, with respect to any Company Benefit Plan not in writing, a summary of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(b) Except as has not had and would not reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the Company’s knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company. There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of Company or any of its Subsidiaries in an amount that would be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to result in any liability to the Company or any of its Subsidiaries in an amount that would be material to the Company and its Subsidiaries, taken as a whole, none of the Company nor any of its Subsidiaries nor any of their ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to (or been required to sponsor, maintain or contribute to), (i) any Company Benefit Plan that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Neither the Company nor any of its Subsidiaries has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) None of the Company nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(f) None of the Company or any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code. Any Company Benefit Plan providing post-employment or post-

retirement health or medical or life insurance benefits (other than in connection with a severance benefit or agreement) may be amended or terminated prospectively at any time without penalty to the Company or its Affiliates. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(g) Except as otherwise set forth in Section 3.22(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) entitle any current or former Company Employee, director or other individual independent contractor to any severance, change in control or similar payments or benefits or provide for any increase in such payments or benefits, (ii) accelerate the time of payment or vesting of any compensation or benefits, or increase the amount of compensation or benefits due to any current or former Company Employee, director or other individual independent contractor or (iii) cause the Company or any of its Subsidiaries to set aside any assets to fund or otherwise secure the payment of any benefits under, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section  280G of the Code.

Section 3.23. Environmental Matters.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the businesses of the Company and its Subsidiaries have been since January 1, 2019 and are in compliance with all applicable Environmental Laws and possess and are in compliance with all Consents required by all applicable Environmental Laws; and

(ii) (A) since January 1, 2019, no written notice, order, request for information, complaint or penalty has been received by the Company or any of its Subsidiaries and (B) there are no Proceedings pending or, to the knowledge of the Company, threatened, in the case of each of (A) and (B), which alleges a violation of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved.

Section 3.24. Company Taxes.

Except as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been timely filed; (ii) all Taxes due with respect to periods covered by such Tax Returns have been timely paid; and (iii) such Tax Returns are in all respects true, correct and complete;

(b) neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any Taxes;

(c) the Company and its Subsidiaries have timely paid or withheld with respect to their respective employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) Taxes required to be paid or withheld;

(d) no written claim has been made by a Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company or one of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(e) no audits or other examinations with respect to Taxes of the Company or its Subsidiaries are presently in progress or have been asserted or proposed in writing;

(f) there are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries;

(g) other than with respect to a Tax Return for which the statute of limitations has expired, neither the Company nor any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (ii) has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign income Tax law) or as a transferee or successor;

(h) neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(i) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code; and

(j) to the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger, together with the Follow-On Merger, from qualifying for the Intended Tax Treatment.

Section 3.25. Company Insurance Coverage.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries and (b) there are no material claims by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 3.26. Finders’ Fees.

Except for Piper Sandler & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.27. Related Party Transactions.

Except for the Company Shareholder Rights Agreement and as set forth on Section 3.27 of the Company Disclosure Schedule, there are no transactions or other material Contracts, nor are there any currently proposed transactions or other material Contracts, between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or its Subsidiaries (other than the Company and its wholly owned Subsidiaries), current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries, or current or former equityholder of the Company (including any Equityholder) or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or Affiliates (other than the Company and its Subsidiaries)), on the other hand (any of the foregoing, an “Affiliate Agreement”).

Section 3.28. Data Security.

Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, since January 1, 2019, (i) no Third Party has gained unauthorized access to any information technology networks used in the operation of the business of the Company or any of its Subsidiaries and (ii) there has been no cybersecurity attack, breach or other incident involving the unauthorized access, use, or disclosure of any personal data or personally identifiable information owned or controlled by the Company or any of its Subsidiaries.

Section 3.29. Accredited Investors.

To the knowledge of the Company after due inquiry, each Equityholder: (a) is acquiring shares of Parent Common Stock in the Merger for his, her or its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such shares in violation of any such laws, (b) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Parent Common Stock and of making an informed investment decision and (c) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

Section 3.30. Company Information.

The information relating to the Company and its Subsidiaries and the Equityholders that is provided by or on behalf of the Company for inclusion in the Proxy Statement or any other Filing with the SEC in connection herewith will not, (i) in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of Parent and at the time of the Parent Meeting and (ii) in the case of any other Filing with the SEC in connection herewith, at the time such Filing is made, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.31. Inspections; No Additional Representations or Warranties.

(a) The Company is an informed and sophisticated party and has engaged advisors in connection with the transactions contemplated herein. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company acknowledges that it has entered into this Agreement based upon its own inspection, examination and determination with respect to the businesses of Parent and its Subsidiaries as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent or Merger Sub, except as expressly set forth in Article 4 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 4).

(b) The Company acknowledges that, except as provided in Article 4 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 4) (but without limiting any representations and warranties in any other Transaction Document), none of Parent, Merger Sub or any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person, has made, or is making, any express or implied representation or warranty of any nature whatsoever to any of the Equityholders, the Company or any of their respective Affiliates and, except in the case of common law fraud and except with respect to the representations and warranties made by Parent and Merger Sub in Article 4 and the covenants and agreements made by Parent and Merger Sub in this Agreement, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Equityholders, the Company or any of their respective Affiliates, including in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except with respect to the representations and warranties made by

Parent and Merger Sub in Article 4 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 4) and the covenants and agreements made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person, has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Equityholders, the Company or any of their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub or their respective Subsidiaries or the future business and operations of Parent, Merger Sub or any of their respective Subsidiaries or (ii) any other information or documents made available to the Equityholders, the Company or any of their respective Affiliates (or their respective counsel, accountants or advisors) with respect to Parent, Merger Sub and their respective Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), including in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, this Section  3.31 shall not limit the Company’s remedies in the case of common law fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in the Parent Disclosure Schedule (subject to Section 10.04) or (ii) as disclosed in the Parent SEC Documents filed after January 1, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 4.01. Existence and Power.

(a) Each of Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of their jurisdictions of organization and have all organizational powers required to carry on their respective businesses as now conducted. Parent is a bank holding company duly registered under the BHC Act that, as of the date hereof, has filed for an election to be treated as a financial holding company under the BHC Act. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or the other Transaction Documents.

(b) Parent has made available to the Company true and complete copies of the Governing Documents of Parent and Merger Sub as currently in effect.

Section 4.02. Subsidiaries.

(a) All of Parent’s Subsidiaries and their respective jurisdictions of formation, in each case, as of the date hereof, are set forth in Section 4.02 of the Parent Disclosure Schedule, with a designation of which Subsidiaries are Significant Subsidiaries. Each of Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Significant Subsidiaries is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction where such qualification is necessary for the conduct of its business, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent’s ownership in each of its Significant Subsidiaries complies in all material respects with Applicable Law relating to equity investments by bank holding companies. There are no restrictions on the ability of any Significant Subsidiary of Parent to pay dividends or distributions except, in the case of a Significant Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities under Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the deposit accounts of the Parent Bank Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.

(b) Parent has made available to the Company true and complete copies of the Governing Documents of each Significant Subsidiary of Parent as currently in effect.

Section 4.03. Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each other Transaction Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the organizational powers of Parent and Merger Sub and have been duly authorized by all necessary organizational action on the part of Parent and Merger Sub. The approval of the issuance of shares of Parent Common Stock pursuant to this Agreement by the affirmative vote of holders of a majority of the votes cast by the holders of Parent Common Stock at the Parent Meeting (the “Parent Shareholder Approval”) and the adoption and approval of the Bank Merger Agreement by the Board of Directors of the Parent Bank Subsidiary and by the affirmative vote or written consent of the holders of at least two-thirds in amount of the stock of the Parent Bank Subsidiary are the only corporate proceedings on the part of Parent or any of its Subsidiaries necessary in connection with the authorization of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

(b) Each of Parent and Merger Sub has duly executed and delivered this Agreement and will duly execute and deliver each other Transaction Document to which they are a party, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, this Agreement constitutes, and each of the other Transaction Documents to which Parent and Merger Sub are parties will constitute, when executed and delivered by Parent and Merger Sub, valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, as applicable, subject, as to enforceability, to the Remedies Exception. The Bank Merger Agreement will be duly and validly executed and delivered by the Parent Bank Subsidiary and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by the Company Bank Subsidiary, the Bank Merger Agreement will constitute when executed and delivered by the Parent Bank Subsidiary, a valid and binding obligation of the Parent Bank Subsidiary enforceable against the Parent Bank Subsidiary in accordance with its terms, subject, as to enforceability, to the Remedies Exception.

(c) At a meeting duly called and held, each of Parent’s and Merger Sub’s board of directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of its respective shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) in the case of Parent’s board of directors, unanimously resolved to recommend to Parent’s shareholders the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and directed that such issuance be submitted to a vote at a meeting of Parent’s shareholders, and (iv) in the case of Merger Sub’s board of directors, unanimously resolved to recommend approval and adoption of this Agreement by Merger Sub’s shareholders. Except as permitted by Section 5.05, Parent’s board of directors has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.04. Governmental Authorization.

The execution, delivery and performance by Parent and Merger Sub of this Agreement and each other Transaction Document to which they are a party, the execution, delivery and performance of the Bank Merger Agreement by the Parent Bank Subsidiary, and the consummation by Parent, Merger Sub and the Parent Bank Subsidiary of the transactions contemplated hereby and thereby, require no consent, approval or action by or in respect of, or filing or registration with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing by Parent and BLITA of any required Filings with the Federal Reserve Board under the BHC Act and approval or waiver of such Filings, (c) the filing by BLITA of any required Filings with the Federal Reserve Board under the Change in Bank Control Act and approval or waiver of such Filings, (d) the filing by Parent of any required Filings with the New York State Department of Financial Services and approval of such Filings, (e) the filing of any required Filings with the OCC under the Bank Merger Act and the approval or waiver of such Filings, (f) the filing of a FINRA Application by the Company Broker-Dealer Subsidiary relating to the transactions contemplated under this Agreement and FINRA’s approval thereof, (g) the filing by Parent of any required Filings with NASDAQ, (h) the filing of (i) a certificate of merger with respect to the Merger with the Department of State of the State of New York, (ii) a certificate of merger with respect to the Follow-On Merger with the Department of State of the State of New York and the Department of Treasury of the State of New Jersey, (iii) the Bank Merger Certificates with the applicable Governmental Authorities as required by Applicable Law and (iv) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (i) the filing by Parent with the Texas Department of Insurance of any required Filing pursuant to the Texas Insurance Code and approval or waiver of such Filings, (j) the filing by BLITA of any required Filings with the Bank of Israel under Section 31 of Israel’s Banking (Licensing Law) 5741-1981, and approval of such Filings, (k) such Filings as are required to be made or obtained under applicable securities laws or “Blue Sky” laws of various states, including in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of Parent Common Stock on the NASDAQ, (l) the filing by Parent of any required Filings pursuant to the Texas Insurance Code and pursuant to the California Insurance Code, (m) the filing by Parent with the SEC of the Proxy Statement and the clearance by the SEC of the Proxy Statement and (n) any other actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair Parent’s or Merger Sub’s ability to perform or comply with their respective obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby. As of the date hereof, to the Knowledge of Parent, there is no reason, fact, condition or circumstance why any Company Condition Regulatory Approvals or Parent Condition Regulatory Approvals should not be received or obtained in order to permit the consummation of the Merger, the Follow-On Merger and the Bank Merger on or prior to the End Date.

Section 4.05. Non-Contravention.

The execution, delivery and performance by Parent and Merger Sub of this Agreement and each other Transaction Document to which they are a party, the execution, delivery and performance by the Parent Bank Subsidiary of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Governing Documents of Parent or Merger Sub or the Parent Bank Subsidiary as currently in effect, (b) assuming compliance with the matters referred to in Section 4.04, violate any Applicable Law, or require any consent or other action by any Person under, constitute a breach, violation or default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Parent Material Contract, or (c) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of the foregoing clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair Parent’s or Merger Sub’s ability to perform or comply with their respective obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 4.06. Capitalization.

(a) The authorized capital stock of Parent consists of 650,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, no par value per share, of Parent, of which 4,600,000 shares have been designated as Series A (the “Parent Series A Preferred Stock”), 4,000,000 shares have been designated as Series B (the “Parent Series B Preferred Stock”) and the rest may be divided into classes and into series within any class as determined by Parent’s board of directors. As of the date hereof, (i) there are outstanding (A) 407,313,664 shares of Parent Common Stock (including 226,397 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock), (B) 4,600,000 shares of Parent Series A Preferred Stock, (C) 4,000,000 shares of Parent Series B Preferred Stock, (D) 238,955 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock, (E) 2,251,484 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding time-based restricted stock unit awards, and (F) 1,672,848 shares of Parent Common Stock (assuming satisfaction of applicable performance goals at the target level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards, and (ii) there are 3,342 shares of Parent Common Stock held in treasury. Except as set forth in this Section 4.06, there are no issued, reserved for issuance or outstanding Equity Interests of Parent (all Equity Interests of Parent being, “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Parent owns all of the issued and outstanding capital stock of Merger Sub.

(b) All of the outstanding Equity Interests of Parent’s Subsidiaries are owned by Parent free and clear of any Lien, other than Permitted Liens, and all of such Equity Interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

Section 4.07. Availability of Funds; Parent Common Stock.

(a) Parent will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the cash consideration to be paid pursuant to Sections 2.03 and 2.04 hereto and any other amounts to be paid by it hereunder.

(b) The shares of Parent Common Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued and non-assessable, (ii) free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities laws), and (iii) not issued in violation of any preemptive or similar rights. As of the date hereof, Parent is eligible under applicable federal securities Laws to file an automatic shelf registration statement on Form S-3 to register the shares of Parent Common Stock to be delivered pursuant to this Agreement for resale.

(c) Assuming that the representations and warranties set forth in Section 3.29 (disregarding all qualifications therein relating to the “knowledge of the Company”) are true and correct in all respects as of the date of this Agreement and as of the Closing Date, the offer and sale of shares of Parent Common Stock to be delivered pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. The Parent Common Stock (other than the Parent Common Stock issuable pursuant to this Agreement) is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on NASDAQ. Parent has taken no action designed to, or which to Parent’s knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not received any notice from NASDAQ to the effect that Parent is not in compliance with the listing requirements of NASDAQ.

Section 4.08. SEC Filings and the Sarbanes-Oxley Act.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by Parent since January 1, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Parent SEC Documents”) has complied in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since January 1, 2019 did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent is, and since January 1, 2019 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) Parent has, in compliance with Rule 13a-15 under the Exchange Act, since January 1, 2019, established and maintained disclosure controls and procedures designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. Parent and its Subsidiaries have established and maintained since January 1, 2019, and continue and maintain, a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Parent disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(e) Since January 1, 2019, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and complete.

Section 4.09. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (i) have been prepared based on and in accordance with the books and records of Parent and its Subsidiaries, and (ii) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments and the absence of notes in the case of any unaudited interim financial statements). The books and records of Parent and its

Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Since January 1, 2019, no independent public accounting firm of Parent or any Subsidiary of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent or any of its Subsidiaries as a result of or in connection with any disagreements with Parent or any of its Subsidiaries on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) From January 1, 2019 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.10. Solvency.

Assuming the satisfaction in full of the conditions set forth in Section 8.01(a) and Section 8.01(b), as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement (including any financings to be undertaken in connection therewith), (i) Parent and its Subsidiaries, on a consolidated basis, will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, on a consolidated basis, will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured in the ordinary course of business, (iii) the assets of Parent and its Subsidiaries, on a consolidated basis and at a fair valuation, will exceed Parent’s debts (including the probable amount of all contingent liabilities) and (iv) Parent and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry on Parent’s business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or the Company, as applicable, or any of their Subsidiaries.

Section 4.11. Absence of Certain Changes.

From the Balance Sheet Date to the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course and there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12. No Undisclosed Material Liabilities.

There are no liabilities of Parent or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of such entities, other than: (a) liabilities reflected or reserved against in the audited consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Parent Disclosure Schedule; and (d) other undisclosed liabilities which would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.13. Parent Material Contracts.

Each Contract that is material to the operations of Parent and its Subsidiaries, taken as a whole (a “Parent Material Contract”), is (a) a valid and binding agreement of Parent or one of its Subsidiaries, (b) to the knowledge of Parent, in full force and effect and (c) enforceable (subject to the Remedies Exception) in accordance with its terms against Parent or one of its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and none of Parent, any Subsidiary of Parent or, to the knowledge of

Parent, any other party, is in default or breach under the terms of any such Parent Material Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default or breach under the terms of any such Parent Material Contract on the part of Parent or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no Person is seeking to terminate or challenging the validity or enforceability of any Parent Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14. Litigation; Orders.

There is no (a) Proceeding pending against, or to the knowledge of Parent, threatened against, Parent, Merger Sub or any of their respective Affiliates before any arbitrator or Governmental Authority, or (b) Order to which Parent, Merger Sub or any of their respective Affiliates is subject, in the case of each of the foregoing clauses (a) and (b), that in any manner challenges or seeks to prevent, enjoin, impair, alter or delay the transactions contemplated by this Agreement or the other Transaction Documents or as would reasonably be expected to prevent or materially impair or delay Parent’s or Merger Sub’s consummation of the transactions contemplated by this Agreement or any other Transaction Document, as applicable.

Section 4.15. Regulatory Reports.

Except as would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the CFTC, (v) the OCC, (vi) the FDIC, (vii) the CFPB, (viii) any foreign regulatory authority and (ix) any Self-Regulatory Organization (clauses (i) through (ix), collectively “Parent Regulatory Agencies”), including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Parent Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith and (b) such Filings complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

Section 4.16. Compliance with Laws; Consents.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (i) are, and have been since January 1, 2019, in compliance in all material respects with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2019, conducting operations at all times in material compliance with Anti-Money Laundering Laws in jurisdictions where Parent and its Subsidiaries conduct business and (iii) have established and maintained, since January 1, 2019, a system of internal controls designed to provide material compliance by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(b) Parent and its Subsidiaries hold all Consents necessary for operation of the businesses of Parent and its Subsidiaries, except where the absence of any such Consents would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are, and since January 1, 2019, have been, in compliance with the terms of the Consents, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, all Consents are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and are current and there are no actions or Proceedings pending or, to the knowledge of Parent, threatened which would reasonably be expected to result in the revocation, cancellation, non-renewal, adverse modification or termination of any such Consent, except for any such revocation, cancellation, non-renewal, adverse modification or termination that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The Parent Bank Subsidiary is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and had a rating of at least “satisfactory” or better on its most recent Community Reinvestment Act Performance Evaluation, and, to the knowledge of Parent, no fact or circumstance exists that is reasonably expected to materially negatively affect any such rating.

(d) Parent and each of its Subsidiaries (other than the Parent Bank Subsidiary and its Subsidiaries) are engaged only in those activities permissible under Section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company. The Parent Bank Subsidiary and its Subsidiaries are engaged only in those activities permissible under Applicable Law for a national bank and its operating subsidiaries, as applicable.

(e) To the knowledge of Parent, since January 1, 2019, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any Sanctions.

(f) Parent and its Subsidiaries (i) are, and, to the knowledge of Parent, since January 1, 2019, have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2019 Parent and its Subsidiaries have not been penalized for or, to the knowledge of Parent, threatened to be charged with, or given notice of any violation of, or, to the knowledge of Parent, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(g) Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law pursuant to which Parent or any of its Subsidiaries is subject to any outstanding obligations.

(h) Subject to Section 10.16, except for normal examinations conducted by a Parent Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Parent Regulatory Agency has initiated or has pending any Proceeding or, to the knowledge of Parent, formal investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(i) Subject to Section 10.16, there (i) is no unresolved violation or exception by any Parent Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) have been no inquiries by any Parent Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(j) Subject to Section 10.16, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Parent Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the

Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised by any Parent Regulatory Agency or other Governmental Agency since January 1, 2019 or have knowledge that such agency is considering issuing, ordering or requesting any Parent Regulatory Agreement.

(k) Each of Parent and the Parent Bank Subsidiary maintains capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and is “well managed” (as such term is defined in the relevant regulation of the institution’s primary bank regulator). Parent has not been informed that its or the Parent Bank Subsidiary’s status as “well-capitalized” and “well managed” will change within one year.

Section 4.17. Fiduciary Activities.

Except as would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has properly administered all accounts, if any, for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and Applicable Law. Except as would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent or its Subsidiaries, or, any director, officer or, to the knowledge of Parent, employees thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.18. Parent Properties.

(a) Each material real property owned by Parent or any of its Subsidiaries is referred to herein as a “Parent Owned Real Property.” Each material real property leased by Parent or any of its Subsidiaries is referred to herein as a “Parent Leased Real Property.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent or one of its Subsidiaries has good and valid title to each Parent Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) Parent or one of its Subsidiaries has a valid leasehold interest in each Parent Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (iii) Parent and each of its Subsidiaries is in compliance in all material respects with the terms of all leases of Parent Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (A) Parent or its Subsidiary, as the case may be, and (B) to Parent’s knowledge, each other party thereto, enforceable against Parent or such Subsidiary, as the case may be, and, to Parent’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

Section 4.19. Loan Portfolio.

(a) Each “extensions of credit” to any “executive officer” or other “insider” of Parent or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215) is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Each Loan made or entered into by Parent or any of its Subsidiaries is a valid and legally binding obligation of Parent or any of its Subsidiaries, as applicable, and, to the knowledge of Parent, of the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by the Remedies Exception), and is in full force and effect.

(b) Except as has not had and would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, each outstanding Loan of Parent or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the applicable written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all Applicable Laws.

(c) Neither Parent nor any of its Subsidiaries is now, nor has it ever been since January 1, 2019, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority or Parent Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(d) None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans since January 1, 2019 contains any obligation to repurchase such Loans or interests therein, other than customary repurchase obligations arising upon breach of representations and warranties, covenants and other obligations. To the knowledge of Parent, there are no such claims for any repurchase as of the date hereof.

Section 4.20. Parent RIA Compliance Matters.

(a) The Parent RIA Subsidiary is the only Subsidiary of Parent that is a registered investment adviser. Except as would not have a Parent Material Adverse Effect, the Parent RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2019, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the Parent RIA Subsidiary, neither Parent nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b) With respect to the Parent RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) none of such Parent RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Parent, any of such Parent RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless, in the case of clause (A), (B) or (C), such Parent RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, (ii) nor is there any Proceeding pending or, to the knowledge of Parent, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Parent RIA Subsidiary, or any of its “associated persons,” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The Parent RIA Subsidiary is, and since January 1, 2019, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and (ii) all other Applicable Laws of the jurisdictions in which such Parent RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unresolved issues with the SEC with respect to the Parent RIA Subsidiary.

(e) As of the date hereof, the Parent RIA Subsidiary is not currently subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.

Section 4.21. Parent Advisory Client Agreements.

(a) Each Parent Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Parent Advisory Client is, to the knowledge of Parent, registered or required to be registered as an investment company under the Investment Company Act. The Parent RIA Subsidiary does not sponsor any public or private investment funds.

(b) The Parent RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Parent Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The Parent RIA Subsidiary does not provide Investment Advisory Services to any Person other than the Parent Advisory Clients. Each Parent RIA Subsidiary provides Investment Advisory Services to Parent Advisory Clients solely pursuant to written Parent Advisory Agreements.

Section 4.22. No Parent Broker-Dealer Subsidiaries.

As of the date hereof, Parent does not have any Subsidiary that is a Broker-Dealer.

Section 4.23. Parent Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries own or have a right to use all Intellectual Property Rights necessary to carry on their respective businesses as now conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, there is no Order or Proceeding pending against Parent or any of its Subsidiaries (i) alleging that Parent or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in the Parent Intellectual Property Rights.

Section 4.24. Parent Labor Relations.

As of the date of this Agreement, (a) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, and there is not any (or, to Parent’s knowledge, threatened) organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or other group relating to any Parent Employee; (b) there is no labor strike or material slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries by any Parent Employees; and (c) there are no material unfair labor practice complaints or labor grievances pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before any Governmental Authority.

Section 4.25. Parent Employee Benefit Plans.

(a) Except as would not reasonably be expected to result in any liability to Parent or any of its Subsidiaries in an amount that would be material to Parent and its Subsidiaries, taken as a whole, none of Parent nor any of its Subsidiaries nor any of their ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to (or been required to sponsor, maintain or contribute to), (i) any Parent Benefit Plan that is a Multiemployer Plan or (ii) a Multiple Employer Plan. Neither Parent nor any of its Subsidiaries has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(b) None of Parent nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(c) None of Parent or any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Parent or any of its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code. Any Parent Benefit Plan providing post-employment or post-retirement health or medical or life insurance benefits (other than in connection with a severance benefit or agreement) may be amended or terminated prospectively at any time without penalty to Parent or its Affiliates. No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(d) Except as otherwise set forth in Section 4.25(d) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) entitle any current or former Parent Employee, director or other individual independent contractor to any severance, change in control or similar payments or benefits or provide for any increase in such payments or benefits, (ii) accelerate the time of payment or vesting of any compensation or benefits, or increase the amount of compensation or benefits due to any current or former Parent Employee, director or other individual independent contractor or (iii) cause Parent or any of its Subsidiaries to set aside any assets to fund or otherwise secure the payment of any benefits under, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Parent Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section  280G of the Code.

Section 4.26. Environmental Matters.

(a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the businesses of Parent and its Subsidiaries have been since January 1, 2019 and are in compliance with all applicable Environmental Laws and possess and are in compliance with all Consents required by all applicable Environmental Laws; and

(ii) (A) since January 1, 2019, no written notice, order, request for information, complaint or penalty has been received by Parent or any of its Subsidiaries and (B) there are no Proceedings pending or, to the knowledge of Parent, threatened, in the case of each of (A) and (B), which alleges a violation of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved.

Section 4.27. Parent Taxes.

Except as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) all Tax Returns that are required to be filed by or with respect to Parent and its Subsidiaries have been timely filed; (ii) all Taxes due with respect to periods covered by such Tax Returns have been timely paid; and (iii) such Tax Returns are in all respects true, correct and complete;

(b) neither Parent nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any Taxes;

(c) Parent and its Subsidiaries have timely paid or withheld with respect to their respective employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) Taxes required to be paid or withheld;

(d) no written claim has been made by a Taxing Authority in a jurisdiction where neither Parent nor any of its Subsidiaries file Tax Returns that Parent or one of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(e) no audits or other examinations with respect to Taxes of Parent or its Subsidiaries are presently in progress or have been asserted or proposed in writing;

(f) there are no Liens for Taxes (other than Permitted Liens) on any of the assets of Parent or its Subsidiaries;

(g) other than with respect to a Tax Return for which the statute of limitations has expired, neither Parent nor any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (ii) has any liability for the Taxes of any Person other than Parent or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign income Tax law) or as a transferee or successor;

(h) neither Parent nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(i) during the two-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code; and

(j) to the knowledge of the Parent, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger, together with the Follow-On Merger, from qualifying for the Intended Tax Treatment.

Section 4.28. Parent Insurance Coverage.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent has made available to the Company a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Parent and its Subsidiaries and (b) there are no material claims by Parent or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 4.29. Finders’ Fees.

Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from any Equityholder, Parent or any of Parent’s Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.30. Parent Related Party Transactions.

There are no transactions or material other Contracts, nor are there any currently proposed transactions or material other Contracts, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

Section 4.31. Data Security.

Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, since January 1, 2019, (i) no Third Party has gained unauthorized access to any information technology networks used in the operation of the business of Parent or any of its Subsidiaries and (ii) there has been no cybersecurity attack, breach or other incident involving the unauthorized access, use, or disclosure of any personal data or personally identifiable information owned or controlled by Parent or any of its Subsidiaries.

Section 4.32. Inspections; No Other Representations.

(a) Each of Parent and Merger Sub is an informed and sophisticated party and has engaged advisors in connection with the transactions contemplated herein. Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of Parent and Merger Sub acknowledges that it has entered into this Agreement based upon its own inspection, examination and determination with respect to the businesses of the Company and its Subsidiaries as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Equityholders or the Company, except as expressly set forth in Article 3 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 3).

(b) Each of Parent and Merger Sub acknowledges that, except as provided in Article 3 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 3) (but without limiting any representations and warranties in any other Transaction Document), none of the Equityholders, the Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person, has made, or is making, any express or implied representation or warranty of any nature whatsoever to Parent, Merger Sub or any of their respective Affiliates and, except in the case of common law fraud and except with respect to the representations and warranties made by the Company in Article 3 and the covenants and agreements made by the Company in this Agreement, no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or any of their respective Affiliates, including in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except with respect to the representations and warranties made by the Company in Article 3 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.04 and the introduction to Article 3) and the covenants and agreements made by the Company in this Agreement, each of Parent and Merger Sub acknowledges that none of the Equityholders nor the Company makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent, Merger Sub or their respective Affiliates (or their respective counsel, accountants or advisors) with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), including in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, this Section 4.32 shall not limit Parent’s or Merger Sub’s remedies in the case of common law fraud.

ARTICLE 5

COVENANTS

Section 5.01. Company’s Pre-Closing Obligations.

(a) From the date hereof until the Closing, except (i) as otherwise expressly contemplated by this Agreement (including to effect the Pre-Closing Reorganization in accordance with this Agreement), (ii) as required by any Applicable Law or as required or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 5.01 of the Company Disclosure Schedule, (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (v) solely with respect to this first sentence of this Section 5.01(a), as reasonably taken or omitted to be taken in response to the COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), to the extent practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action) (collectively, the “Permitted Actions”), the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (A) conduct their businesses in the ordinary course and (B) maintain and preserve intact their business organizations, their rights, franchises and other authorizations issued by Governmental Authorities and their relationships with their customers, regulators, employees and other Persons with which they have advantageous business relationships. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for the Permitted Actions (other than, for the avoidance of doubt, clause (v) of the definition thereof), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or waive (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent Governing Documents of the Company or any of its Subsidiaries;

(ii) (A) split, combine or reclassify, or redeem, purchase or otherwise acquire, any Company Securities or Company Subsidiary Securities, (B) amend any term or alter any rights of any outstanding Company Securities or Company Subsidiary Securities, or (C) declare, set aside, set a record date for, or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof), other than (x) cash dividends or other cash distributions in respect of Company Subsidiary Securities by the Company’s Subsidiaries to the Company or (y) as may facilitate the settlement of intercompany accounts between the Company and any of its wholly owned Subsidiaries, on the one hand, and the Company or any of the Company’s other wholly owned Subsidiaries, on the other;

(iii) issue, deliver, dispose of, encumber, grant or sell or otherwise permit to become outstanding any Company Securities or Company Subsidiary Securities, other than the issuance or sale of any Company Subsidiary Securities by the Company’s Subsidiaries to the Company;

(iv) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, or all or any material portion of the business or capital stock of any Person, other than in the ordinary course of business;

(v) authorize, make or incur any capital expenditures or obligation or liabilities in connection therewith, other than capital expenditures made in the ordinary course of business and not to exceed $3,000,000 in the aggregate;

(vi) sell, transfer, mortgage, encumber, subject to any Lien (other than a Permitted Lien) lease, license or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any properties or assets, other than in the ordinary course of business consistent with past practice;

(vii) enter into, renew, waive any material provision under, amend in any material respect or terminate any Contract that is a Company Material Contract or would be a Company Material Contract if entered into prior to the date of this Agreement, other than normal renewals or replacements, including ordinary course loan workouts or restructurings, of Company Material Contracts existing on the date hereof that are made in the ordinary course of business on terms that are not materially adverse to the Company relative to the applicable Company Material Contract in effect on the date hereof;

(viii) except for loan workouts or restructurings in the ordinary course of business, pay, discharge, settle or compromise any claim, Proceeding, investigation or controversy, other than any payments, discharges, settlements or compromises in the ordinary course of business that both (A) involve solely monetary damages in amounts that would not exceed $500,000 individually or $3,000,000 in the aggregate, and (B) do not impose any equitable relief or any material restriction on the business of the Company or any of its Affiliates, or following the Closing, Parent or any of its Affiliates;

(ix) (A) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk, securitization, and asset liability management and other banking, operating, and servicing policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority or (B) fail to follow or comply with such practices and policies in any material respect, except with respect to exceptions made by the Company and its Subsidiaries in the application of such practices and policies in the ordinary course of business consistent with past practice;

(x) (i) make any capital contributions to, or material investments in, any other Person, other than (A) in the ordinary course of business or (B) capital contributions to, or investments in, the Company or any of its wholly owned Subsidiaries or (ii) form any new Subsidiaries;

(xi) make any Loans (other than Loans approved prior to the date hereof) or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any Loan or renewal thereof with a risk rating of “Pass” or higher (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of a net amount of $35,000,000 (or a net amount of $40,000,000 in the case of renewals) and (B) in the case of any Loan or renewal thereof with a risk rating of “Criticized” or lower (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of a net amount of $30,000,000; provided that, if Parent does not respond to any consent request from the Company sought pursuant to this clause (xi) within three business days after the relevant loan package is provided to Parent, such non-response shall be deemed to constitute consent pursuant to this clause (xi);

(xii) incur any indebtedness or other liability for borrowed money or guarantee any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or forgive any indebtedness for borrowed money or guarantees thereof owing to any of the Company or its Subsidiaries, other than (A) federal funds borrowings in the ordinary course of business that are repaid in full prior to the Effective Time or (B) with respect to indebtedness for borrowed money or guarantees thereof solely between or among the Company and its wholly owned Subsidiaries;

(xiii) other than as required by the terms of any Company Benefit Plan in effect as of the date of this Agreement or Applicable Law, (A) increase the compensation or consulting fees, incentive opportunities, pension, severance or termination pay or other benefits of any current, prospective or former Company Employee, director, individual independent contractor or consultant (who is a natural person) (other than increases in base compensation of Company Employees below the level of First Vice President of up to 3% in the aggregate in the ordinary course of business in connection with annual compensation review cycle or promotions), (B) become a party to, establish, adopt, amend (other than de minimis administrative amendments), commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (C) grant or commit to grant any new equity, equity-based or non-equity-based awards, including Company Stock Options, or amend or modify the terms of any outstanding equity, equity-based or non-equity-based awards under any Company Benefit Plan, including Company Stock Options, (D) accelerate the vesting or lapsing of restrictions or payment, of, or otherwise deviate from the terms provided in the applicable agreement with respect to the vesting, payment, settlement or exercisability of, any Company Stock Options, (E) fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (H) enter into any collective bargaining agreement or similar agreement or arrangement, (I) terminate the employment or services of any Company Employee or other individual independent contractor (who is a natural person) whose annual base compensation is greater than $200,000, other than for cause, or (J) hire or engage the services of any employee or other individual independent contractor (who is a natural person) whose annual base compensation is greater than $200,000;

(xiv) make or change any material Tax election or method of accounting for U.S. federal income tax purposes, except as required by Applicable Law;

(xv) make any change to the Company’s or any of its Subsidiaries’ methods, practices or principles of financial accounting, except as required by changes in GAAP or other Applicable Law;

(xvi) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xvii) merge or consolidate itself with any other Person or adopt a plan or agreement of complete or partial liquidation, recapitalization, restructuring or dissolution; or

(xviii) agree, resolve or commit to do any of the foregoing.

(b) The parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as Parent may specify by notice to the Company) specifically referencing this Section 5.01 and expressly granting consent shall constitute a valid form of consent of Parent for all purposes under this Section 5.01: Ira Robbins ([REDACTED]) and Michael Hagedorn ([REDACTED]).

Section 5.02. Parent’s Pre-Closing Obligations.

(a) From the date hereof until the Closing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or as required or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 5.02 of the Parent Disclosure Schedule or (iv) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to:

(i) amend or waive (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent Governing Documents of Parent or any of its Subsidiaries in a manner that would be adverse to the Equityholders relative to other holders of Parent Common Stock following the Effective Time;

(ii) (A) split, combine or reclassify any securities of Parent or any of its Subsidiaries or (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) other than (x) dividends or other distributions by Parent’s Subsidiaries to Parent or another Subsidiary of Parent, (y) cash dividends or other cash distributions with respect to Parent Common Stock in the ordinary course of business consistent with past practice in an amount not to exceed $0.11 per share of Parent Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock) or (z) subject to Section 2.10, stock dividends on Parent Common Stock;

(iii) adopt a plan or agreement of complete or partial liquidation, restructuring or dissolution;

(iv) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(v) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that nothing in this Section 5.02 shall restrict Parent or any of its Subsidiaries from repaying or settling any indebtedness for borrowed money or other obligations of Parent or any of its Subsidiaries. In addition, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as the Company may specify by notice to Parent) specifically referencing this Section 5.02 and expressly granting consent shall constitute a valid form of consent of the Company for all purposes under this Section 5.02: Hanan Friedman ([REDACTED]) and Omer Ziv ([REDACTED]).

Section 5.03. Information Statement.

If any holder of Common Shares does not sign the Written Consent by 12:00 noon, New York time, on the third Business Day following the date hereof, then reasonably promptly thereafter (but in any event no later than 10 days after the receipt by the Company of the Company Shareholder Approval), the Company shall prepare and deliver to each such holder an information statement containing notice of the receipt of the Company Shareholder Approval and such other information as may be required to be included therein by New York Law.

Section 5.04. Proxy Statement.

Parent shall, as promptly as reasonably practicable after the date of this Agreement (and Parent shall use its reasonable best efforts to cause such filing to occur within thirty Business Days after the date hereof, so long as the Company promptly complies with its obligations under this Section 5.04), prepare and file with the SEC the proxy statement (the “Proxy Statement”) in preliminary form. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and other Applicable Laws relating to securities. The Company shall promptly provide to Parent such information as Parent may reasonably request for inclusion in the Proxy Statement. Parent will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and Parent shall thereafter cause the Proxy Statement to promptly be mailed or delivered to holders of Parent Common Stock. Prior to filing the Proxy Statement or responding to any comments of the SEC or its staff with respect thereto, Parent shall, if permitted by Applicable Law and to the extent reasonably practicable, provide the Company with an opportunity to review and comment on such document or response and shall consider any reasonable comments made by the Company and its counsel. Subject to Applicable Law and to the extent reasonably practicable, Parent will notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement. Parent shall take any other action required to be taken by it under the Securities Act, the Exchange Act, New York Law and the rules of NASDAQ in connection with the filing and distribution of the Proxy Statement and the solicitation of proxies from the shareholders of Parent in connection therewith. Subject to Section 5.05, the Proxy Statement shall include the Parent Board Recommendation.

Section 5.05. Parent Meeting; No Solicitation by Parent; Intervening Events.

(a) Parent and the board of directors of Parent shall take, in accordance with Applicable Law and Parent’s Governing Documents, all action necessary to set a record date for, call, give notice of, convene, and hold, as promptly as reasonably practicable following the mailing of the Proxy Statement, a meeting of Parent’s shareholders (including any and all adjournments or postponements thereof, the “Parent Meeting”) for the purpose of obtaining the Parent Shareholder Approval and any other matters required to be approved or voted upon by Parent’s shareholders in connection with or in order to consummate the transactions contemplated by this Agreement, as well as any other matters of the type customarily brought before a meeting of shareholders to approve the matters contemplated by the Parent Shareholder Approval. Parent and the board of directors of Parent shall recommend to Parent’s shareholders the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Board Recommendation”) and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be received at the Parent Meeting or any adjournment or postponement thereof in accordance herewith, and shall comply with all legal requirements applicable to the Parent Meeting. Subject to Section 5.05(e), Section 5.05(g) and Section 5.05(h), the board of directors of Parent shall not (A) (x) fail to make, (y) withdraw or (z) qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation (it being understood that any failure to publicly and without qualification either (x) recommend against a Parent Acquisition Proposal or (y) reaffirm the Parent Board Recommendation, in each case, within ten Business Days (or such fewer number of days as remains prior to the Parent Meeting) after such Parent Acquisition Proposal is made public will be treated as a withdrawal of the Parent Board Recommendation that is adverse to the Company for purposes hereof), (B) fail to make, or to include in the Proxy Statement, the Parent Board Recommendation or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in clauses (A), (B) or (C), a “Parent Adverse Recommendation Change”). Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement has been validly terminated, the Parent Meeting shall be convened and this Agreement shall be submitted to the shareholders of Parent at the Parent Meeting for the purpose of Parent’s shareholders considering and voting on approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and any other matters required to be approved by Parent’s shareholders in order to consummate the transactions contemplated by this Agreement.

(b) Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Meeting; provided that Parent shall adjourn or postpone the Parent Meeting if (i) at the Parent Meeting there is not a sufficient number of shares of Parent Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Parent Meeting, (ii) as of the date of the Parent Meeting, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock necessary for the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement by the shareholders of Parent in accordance with Parent’s Governing Documents and Applicable Law, or (iii) required by Applicable Law in order to ensure that any supplement or amendment to the Proxy Statement which Parent has determined in good faith after consultation with outside counsel is necessary under Applicable Law is provided to Parent’s shareholders a reasonable amount of time prior to the Parent Meeting; provided, that, in the case of clauses (i) and (ii), Parent shall not be required to adjourn or postpone the Parent Meeting more than two times.

(c) Parent shall reasonably coordinate with the Company regarding the record date and the meeting date for the Parent Meeting.

(d) From the date of this Agreement until the earlier of (x) the receipt of the Parent Shareholder Approval (the “Parent Approval Time”) and (y) the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 5.05, Parent shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any confidential information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any actual or potential Parent Acquisition Proposal by, any Third Party that Parent knows, or should reasonably be expected to know, is seeking to make, or has made, a Parent Acquisition Proposal, (iii) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of New Jersey, inapplicable to any Third Party or any Parent Acquisition Proposal, (iv) fail to enforce, or amend or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries, or (v) enter into any agreement with a Third Party constituting or relating to a Parent Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.05(e)).

(e) Notwithstanding Section 5.05(d), if at any time during which the restrictions in Section 5.05(d) apply, the board of directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 5.05, Parent, its Subsidiaries and its Representatives may, subject to compliance with this Section 5.05(e), Section 5.05(f) and Section 5.05(g), (i) engage in negotiations or discussions with any Third Party (or take any of the actions prohibited by clause (iii) or (iv) of Section 5.05(d) with respect to such Third Party or Parent Acquisition Proposal) that, subject to Parent’s compliance with Section 5.05(d), has made after the date of this Agreement an unsolicited bona fide written Parent Acquisition Proposal that the board of directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to Parent, constitutes or is reasonably likely to lead to a Parent Superior Proposal and(ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party. Nothing contained in this Agreement shall prevent the board of directors of Parent from (A) complying with Rule 14e-2(a) under the Exchange Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.05 or (B) making any required disclosure to the shareholders of Parent if the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, further, that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 5.05(e), Section 5.05(f) and Section 5.05(g) and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Parent Adverse Recommendation Change.

(f) In addition to the requirements set forth in Section 5.05(e), the board of directors of Parent shall not take any of the actions referred to in clauses (i) and (ii) of Section 5.05(e), other than interacting with the Person who made such Parent Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action. In addition, Parent shall notify the Company promptly (but in no event later than forty-eight hours) after receipt by Parent (or any of its Representatives) of (i) any Parent Acquisition Proposal or (ii) any written request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its board of directors, is considering making, is reasonably likely to make or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Parent Acquisition Proposal (including any material changes thereto). Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status and details of any such Parent Acquisition Proposal (including any changes thereto) and shall promptly (but in no event later than forty-eight hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Affiliates that describes any material terms or conditions of any Parent Acquisition Proposal.

(g) Without limiting or affecting Section 5.05(d), Section 5.05(e) or Section 5.05(f), the board of directors of Parent shall not make a Parent Adverse Recommendation Change in connection with the receipt of a Parent Acquisition Proposal unless (i) Parent promptly notifies the Company, in writing at least four Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Parent Acquisition Proposal and the identity of the Third Party making such Parent Acquisition Proposal, (ii) if requested by the Company, during such four Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company and its Representatives regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Acquisition Proposal and (iii) after such four Business Day period, the board of directors of Parent, after discussions with Parent’s outside legal counsel and financial advisor, determines in good faith by majority vote, taking into account any proposal by the Company to amend the terms of this Agreement, that such the failure to make a Parent Adverse Recommendation Change would still be reasonably likely to be inconsistent with the board of directors of Parent’s fiduciary duties under Applicable Law (it being understood and agreed that in the event of any material amendment to the financial terms or other material terms of any such Parent Acquisition Proposal, a new written notification from Parent consistent with that described in clause (i) of this Section 5.05(g) shall be required and a new notice period under clause (i) of this Section 5.05(g) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 5.05(g) anew, except that such new notice period shall be for two Business Days (as opposed to four Business Days)).

(h) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the board of directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to the occurrence of a Parent Intervening Event if the board of directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the Parent Intervening Event and the rationale for the Parent Adverse Recommendation Change) and (B) negotiate in good faith with the Company (to the extent the Company wishes to so negotiate) for four Business Days following such notice regarding revisions to the terms of this Agreement proposed by the Company, and (ii) the board of directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the four Business Day period described in the foregoing clause (B), the board of directors of Parent determines in good faith by majority vote, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

Section 5.06. Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable (and, in any event, prior to the End Date) the transactions contemplated by this Agreement including (i) preparing and filing, as promptly as practicable, with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (including any necessary Filings pursuant to the HSR Act, which such Filings pursuant to the HSR Act shall be made within thirty days after the date that BLITA is informed by the Federal Reserve Board that it is required to submit a Filing to the Federal Reserve Board under the Change in Bank Control Act) (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority, (ii) using reasonable best efforts to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger, Follow-On Merger, Bank Merger and the other transactions contemplated by this Agreement (including the Company Condition Regulatory Approvals and the Parent Condition Regulatory Approvals), and (iii) using reasonable best efforts to assist and cooperate with BLITA in preparing and filing any Filings that may be required by BLITA in order to be permitted to receive the consideration payable to it hereunder. To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, none of the Company or Parent or their respective controlled Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

(b) Each of the Company and Parent shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to any Filings made pursuant to this Section 5.06 and regarding this Agreement, the Merger, the Follow-On Merger, the Bank Merger or any of the other transactions contemplated by this Agreement, and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any Governmental Authority and consider such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) consult with the other party in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences (provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Authority which the other party does not attend or participate in, to the extent permitted by such Governmental Authority and Applicable Law) and (iii) as promptly as reasonably practicable furnish the other party with copies of all correspondence, filings and written communications between it and its controlled Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c) To the extent permitted by Applicable Law, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any Filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) Any materials exchanged in connection with this Section 5.06 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.06 as “outside counsel only.”

(e) In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to take, and to cause its Affiliates to use reasonable best efforts to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Law, that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby or the Parent Condition Regulatory Approvals (other than any impediment asserted by any Governmental Authority solely as a result of BLITA’s or any of its Affiliates’ (other than the Company’s and its Subsidiaries’) regulatory status) so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to occur as soon as reasonably possible (and, in any event, prior to the End Date). In furtherance and not in limitation of the foregoing, Parent agrees to use reasonable best efforts to take, and to cause its Affiliates to use reasonable best efforts to take, all actions necessary or appropriate to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such authorizations, orders, approvals or other Consents from Governmental Authorities (other than authorizations, orders, approvals or other Consents from Governmental Authorities required solely as a result of BLITA’s or any of its Affiliates’ (other than the Company’s and its Subsidiaries’) regulatory status) (including the Parent Condition Regulatory Approvals), including, in each case in connection with obtaining all such authorizations, orders, approvals or other Consents from Governmental Authorities (other than authorizations, orders, approvals or other Consents from Governmental Authorities required solely as a result of BLITA’s or any of its Affiliates’ (other than the Company’s and its Subsidiaries’) regulatory status) (including the Parent Condition Regulatory Approvals) (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority, (ii) effecting the disposition, licensing or holding separate of assets or lines of business (or otherwise agreeing to do any of the foregoing) or taking any other action with respect to any of its or any of its Affiliates’ or the Company’s or the Company’s Subsidiaries’ businesses, assets or properties and (iii) opposing (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (B) any request for or the entry of any order, decree, judgment or ruling that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement (any of the actions described in the foregoing clauses (i) through (iii), “Remedial Actions”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or any of its Affiliates to (and the Company or any of its Affiliates shall not, without Parent’s prior written consent) take any action, including any Remedial Action, or commit to take any action, or agree to any condition or restriction in connection with the foregoing or with obtaining any Consents, including any Parent Condition Regulatory Approval, in connection with the transactions contemplated by this Agreement or otherwise, including relating to any Remedial Action, that would reasonably be expected to result in a material adverse effect on Parent and its Subsidiaries (without giving effect to the transactions contemplated hereby, including the Mergers), taken as a whole (a “Materially Burdensome Regulatory Condition”).

(f) Subject to Section 5.06(e), in the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the transactions contemplated by this Agreement, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 5.06(f), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement. Unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against, or defend any litigation commenced by, any Governmental Authority.

(g) In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to, as soon as reasonably practicable, but in no event more than 30 Business Days following the date hereof, make all Filings with the Federal Reserve Board, the New York State Department of Financial Services and the OCC necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to (and shall cause its Affiliates to use reasonable best efforts to) timely provide Parent all information required to complete such Filings with the Federal Reserve Board and New York State Department of Financial Services and respond to any further requests from any of the foregoing.

(h) In furtherance and not in limitation of the foregoing, the Company shall use reasonable best efforts to, as soon as reasonably practicable, but in no event more than 30 Business Days following the date hereof, cause the Company Broker-Dealer Subsidiary to prepare and submit a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of the

Company Broker-Dealer Subsidiary contemplated by this Agreement. The Form of the FINRA Application shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed. Parent shall (and shall cause its Affiliates to) timely provide to the Company all information required to complete the FINRA Application and respond to any further FINRA requests.

(i) In furtherance and not in limitation of the foregoing, at least thirty days prior to the Closing Date, the Company shall cause the Company Broker-Dealer Subsidiary to submit written notification regarding the change of ownership and control of such entity to any Self-Regulatory Organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a Broker-Dealer.

(j) Parent, Merger Sub and the Company agree to (i) execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or reasonably desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and (ii) use their reasonable best efforts to obtain any consents and approvals from any third person (other than a Governmental Authority) that may be required in connection with the transactions contemplated by this Agreement (the “Third-Party Consents”). Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration beyond de minimis administrative costs and attorney’s fees to any Person, agree to any modification or amendment of or any concession to any counterparty to any agreement, or to initiate any claim or action against any Person in order to obtain any Third-Party Consents.

(k) Each of Parent and the Company shall not, and shall cause its respective Affiliates not to, take, refrain from taking, fail to take or cause to be taken any action that (i) it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities or (ii) is intended to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 5.07. Access.

(a) From the date hereof until the Closing Date, subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, (i) give Parent, its counsel, financial advisors, auditors, and other authorized representatives, upon reasonable advance notice and during Working Hours, reasonable access to the offices, employees and properties, and to copies of books and records, of the Company and its Subsidiaries; (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data in its possession relating to the businesses of the Company and its Subsidiaries as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the businesses of the Company and its Subsidiaries.

(b) From the date hereof until the Closing Date, subject to Applicable Law and the Confidentiality Agreement, Parent shall, and shall cause its Subsidiaries to, (i) give the Company and BLITA and their respective counsel, financial advisors, auditors, and other authorized representatives, upon reasonable advance notice and during Working Hours, reasonable access to the offices, employees and properties, and to copies of books and records, of Parent and its Subsidiaries; (ii) furnish to the Company and BLITA and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data in its possession relating to the businesses of Parent and its Subsidiaries; and (iii) instruct the employees, counsel and financial advisors of Parent and its Subsidiaries to reasonably cooperate with the Company and BLITA in connection therewith, in each case, solely to the extent such access, information or cooperation is required by the Company or BLITA in connection with BLITA accounting for its holding of the Parent Common Stock to be received by it and its Affiliates hereunder with the equity method of accounting.

(c) Any investigation pursuant to this Section 5.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses of the Company and its Subsidiaries or Parent and its

Subsidiaries, as applicable. Notwithstanding the foregoing, (A) the Company and Parent, as applicable, shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed (x) any personnel records relating to individual performance or evaluations, medical histories or other personal information that in the Company’s or in Parent’s, as applicable, good faith opinion could subject the Company or its Affiliates or Parent or its Affiliates, as applicable, to risk of liability or (y) any information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any bona fide confidentiality undertaking to a Third Party in effect as of the date hereof (provided that, in the case of this clause (y), the Company or Parent, as applicable, shall cooperate with Parent or the Company, as applicable, in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege, contravention of such Applicable Law or contravention of such undertaking), and (B) prior to the Closing Date, neither Parent nor the Company, as applicable shall have any right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Company or any of its Subsidiaries, or Parent or its Subsidiaries, as applicable, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(d) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of any other party set forth in this Agreement.

(e) On and after the Closing Date, Parent shall, and shall cause its Subsidiaries to, (i) maintain the books and records of the business of the Company and its Subsidiaries for a period of six years and (ii) upon reasonable prior written notice and during Working Hours, afford to each of the Equityholders and its agents reasonable access to (x) copies of books and records relating to the Company or its Subsidiaries for the period prior to Closing and (y) employees and auditors of the business of Parent and its Subsidiaries, in each case to the extent reasonably necessary to permit the applicable Equityholder to perform or satisfy any legal or regulatory obligation relating to any period on or before the Closing Date or for any other legitimate, non-competitive purpose relating to any period on or before the Closing Date. Notwithstanding the foregoing, (A) Parent shall not be required to provide access or disclose information to the extent that such access or disclosure would (x) jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any bona fide confidentiality undertaking to a Third Party in effect as of the date hereof (provided that Parent shall, and shall cause its Subsidiaries to, cooperate with the applicable Equityholder in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege or contravention of such Applicable Law) or (y) result in the disclosure of any trade secrets or any competitively sensitive information of Parent or any of its Subsidiaries or of a Third Party to whom Parent or any of its Subsidiaries has confidentiality obligations, and (B) Parent shall not be required to provide such access unless the applicable Equityholder conducts, and causes its representatives to conduct, its activities permitted under this Section 5.07(e) in a manner that does not unreasonably interfere with the conduct of the business of Parent and its Affiliates.

(f) From the date hereof through the Closing Date, unless Parent has first notified the Chief Executive Officer of the Company, Parent shall not, and shall cause its Affiliates and Parent’s and its Affiliates’ representatives not to, initiate contact with any employees, independent contractors, vendors, customers, suppliers or other third parties having business relationships with the Company or any of its Subsidiaries, other than in the ordinary course of Parent’s and its Affiliates’ businesses (so long as any such contact in the ordinary course does not relate to this Agreement or the transactions contemplated hereby, and is otherwise conducted in compliance with the terms the Confidentiality Agreement).

Section 5.08. Notices of Certain Events.

(a) The Company shall promptly notify Parent of each of the following events if such event occurs prior to the Closing:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Parent is permitted by such Governmental Authority); and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Parent shall promptly notify the Company of each of the following events if such event occurs prior to the Closing:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to the Company is permitted by such Governmental Authority); and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relate to the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary herein, (1) a party’s good faith failure to comply with this Section 5.08 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement would independently provide such right and (2) no notice made pursuant to this Section 5.08 shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) under this Agreement.

Section 5.09. Public Announcements.

Except for the press release or press releases in the form mutually agreed by the parties hereto and to be issued immediately after execution of this Agreement, no party shall, without the prior written consent of BLITA (in the case of Parent and Merger Sub) or Parent (in the case of the Company (prior to the Closing), BLITA or the Equityholders), issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby, except to the extent required by Applicable Law, any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject; provided that the Equityholders and their respective Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and investors on a confidential basis to the extent customary in connection with their respective, or their respective affiliated funds’ normal fund raising or reporting activities.

Section 5.10. Conduct of Merger Sub.

Until the Effective Time, Parent shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on, and subject to, the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole shareholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with New York Law and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

Section 5.11. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Parent waives and will not assert, and agrees to cause its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Equityholders or any shareholder, officer, employee or director of the Company or any of its Subsidiaries or any of their respective Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby or thereby, including any litigation or other dispute proceeding between or among Parent or its Affiliates, and any Designated Person, by Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with this Agreement or any other agreements or transactions contemplated hereby or thereby (whether or not such legal counsel also represented any of the Equityholders) (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Parent or its Affiliates.

(b) It is the intention of the parties hereto that all rights to any attorney-client privilege of the Company or any of its Affiliates applicable to communications between Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with the Current Representation (whether or not such legal counsel also represented any of the Equityholders) and any Designated Person shall be retained solely by such Designated Person. Accordingly, Parent and its Subsidiaries shall not have access to any such communications, or to the files of Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates (whether or not such legal counsel also represented any of the Equityholders) in connection with the Current Representation, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Equityholders and their Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and Parent and its Subsidiaries shall not be holders thereof (and cannot waive and shall not purport to waive any such privilege), (ii) to the extent that files of Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with the Current Representation (whether or not such legal counsel also represented any of the Equityholders) constitute property of a client, only the Equityholders and their Affiliates shall hold such property rights and (iii) except as required by applicable Law or as required by any Governmental Authority in connection with its exercise of regulatory or supervisory authority over Parent or any of its Affiliates, Parent will not seek, and agrees to cause its Subsidiaries not to seek, the production of any documents for which the Equityholders and their Affiliates hold attorney-client privilege with respect to the Current Representation.

(c) Parent agrees, on its own behalf and on behalf of each of its Affiliates, that in the event of a dispute between any Equityholder or an Affiliate of any Equityholder, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to the Current Representation and in which Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with the Current Representation jointly represented both (i) such Equityholder or Affiliate and (ii) the Company or any of its Affiliates, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with the Current Representation to such Equityholder or Affiliate of any information or documents developed or shared during the course of any such joint representation.

(d) In the event that, following the Closing, any third party shall seek to obtain from Parent or its Affiliates (other than any Governmental Authority described in 12 U.S.C. § 1828(x)(1) in connection with its exercise of regulatory or supervisory authority over Parent or any of its Affiliates, in which case any attorney-client communications provided to the Governmental Authority shall be accompanied by a request that any attorney-client privilege or other privileges applicable to the attorney-client communications be preserved pursuant to 12 U.S.C. § 1828(x)) any attorney-client communications in connection with the Current Representation involving Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Affiliates in connection with the Current Representation, then, to the extent reasonably practicable and not prohibited by any Governmental Authority or Applicable Law, Parent shall notify BLITA of such application sufficiently in advance of any hearing on the application to permit the applicable Equityholder to participate in any such proceedings.

Section 5.12. Directors and Officers.

(a) Parent hereby agrees, that for six years after the Closing, Parent shall indemnify and hold harmless all Persons who at or prior to the Closing were directors or officers of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (each, a “Company Indemnitee”) in respect of acts or omissions occurring at or prior to the Closing arising out of the fact that such person was a director or officer of the Company or any of its Subsidiaries as of such time, and shall, subject to receipt of an undertaking to repay such advances if it is ultimately determined that such Company Indemnitee is not entitled to indemnification or advancement, advance expenses to Company Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case, to the extent (subject to Applicable Law) provided under the Governing Documents of the Company or its applicable Subsidiaries on the date hereof. Parent shall be the indemnitor of first resort (i.e., its obligations to any Company Indemnitee under this Section 5.12(a) are primary and any obligation of any Equityholder or any Affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary) with respect to the matters set forth in this Section 5.12(a), and if any Equityholder or any Affiliate thereof pays any amount otherwise indemnifiable under this Section 5.12(a) to any Company Indemnitee, then such Equityholder or Affiliate thereof shall be subrogated to the rights of the Company Indemnitee hereunder with respect to such payment.

(b) In the event that Parent, any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Parent or any of its Subsidiaries, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.12.

(c) The rights of each Company Indemnitee under this Section 5.12 shall be in addition to any rights such Person may have under Applicable Law or under any agreement with any of the Company or its Subsidiaries. The obligations of Parent under this Section 5.12 shall not be terminated or modified in such a manner as to materially and adversely affect any Company Indemnitee to whom this Section 5.12 applies without the written consent of such affected Company Indemnitee (it being expressly agreed that each Company Indemnitee shall be a third-party beneficiary of this Section 5.12).

Section 5.13. Affiliate Agreements.

The Company shall cause all Affiliate Agreements and all intercompany accounts between the Company or any of its Subsidiaries, on the one hand, and any of the Equityholders or any of their respective Affiliates (other than the Company or its Subsidiaries), on the other hand, except for each of the agreements and accounts set forth on Section 5.13 of the Company Disclosure Schedule, to be terminated and, if applicable, settled and repaid effective at or prior to the Effective Time.

Section 5.14. Bank Leumi Names.

(a) Parent hereby acknowledges that, except as provided in this Section 5.14, neither Parent nor any of its Affiliates are acquiring any rights herein to use the BANK LEUMI name or mark or any derivative thereof (the “Bank Leumi Names”). Except as provided in Section 5.14(b), from and after the Closing, neither Parent nor any of its Affiliates, nor any of their respective directors, officers, successors, assigns, agents or representatives, shall, directly or indirectly, (a) register, attempt to register or otherwise use (or assist any third party in doing so), anywhere in the world and in any medium or fashion, any of the Bank Leumi Names (or any other name or mark confusingly similar to any of the Bank Leumi Names) or

(b) challenge or oppose, or assist any third party in challenging or opposing, any rights anywhere in the world in any of the Bank Leumi Names (or any other name or mark confusingly similar to any of the Bank Leumi Names). Except as provided in this Section 5.14, Parent shall, and shall cause its Subsidiaries to, as soon as practicable after the Closing, but no later than 60 days thereafter, change the entity names of the Company and its Subsidiaries to not include or incorporate the Bank Leumi Names.

(b) Solely for a period of 90 days immediately following the Closing and subject to being consistent with a Noncontrol Determination and to the extent permitted by the Federal Reserve Board, the Company grants Parent a limited, royalty-free, non-sublicensable, non-transferrable, non-exclusive right for Parent to use and display the Bank Leumi Names, in a substantially similar manner as used and displayed by the Company and its Subsidiaries immediately prior to the Closing, solely to the extent such Bank Leumi Names (i) appear on existing signage displayed on properties or owned or leased by the Company or any of its Subsidiaries as of the Closing or (ii) are present on materials, software, packaging, electronic materials, collateral goods, business cards, stationary or similar items in existence on the Closing Date.

Section 5.15. FIRPTA Certificate.

Prior to the Closing, the Company shall deliver to Parent (a) a certification for the Company, signed under penalties of perjury by the Company and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (b) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 5.16. Form S-3 Registration; Supplemental Listing.

(a) No later than the later of (x) the Closing Date and (y) ten Business Days following the receipt by Parent of the Required Financials and any other information reasonably required from the Equityholders to be included or incorporated by reference in such registration statement, Parent shall file with the SEC a registration statement on Form S-3 (together with any prospectus, prospectus supplement or amendment thereto, the “S-3 Shelf”) (which, if Parent is at such time eligible, shall be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act)), which S-3 Shelf shall provide for the public resale of the shares of Parent Common Stock issued at the Closing pursuant hereto, other than such shares of Parent Common Stock that will be Beneficially Owned (as defined in the Parent Investor Rights Agreement) by BLITA (the “Registrable Securities”); provided that Parent may, at its option, elect to register such shares of Parent Common Stock that will be Beneficially Owned by BLITA on the S-3 Shelf in satisfaction of Parent’s obligations pursuant to Section 5.3(a) of the Parent Investor Rights Agreement (in which case such shares shall be deemed to be Registrable Securities hereunder). If the S-3 Shelf is not an automatic shelf registration statement, Parent shall use reasonable best efforts to cause the S-3 Shelf to become effective as promptly as reasonably practicable following the date of its filing. Parent shall use reasonable best efforts to keep the S-3 Shelf continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (i) the first anniversary of the effectiveness of the S-3 Shelf and (ii) the date that all Registrable Securities covered by the S-3 Shelf shall (A) be disposed of pursuant to the S-3 Shelf, (B) be eligible for sale pursuant to Rule 144 or Rule 145 under the Securities Act or (C) cease to be outstanding. Prior to filing the S-3 Shelf or any amendments or supplements thereto, subject to Applicable Law, Parent shall furnish to BLITA copies of all documents proposed to be filed with respect to the S-3 Shelf, and give BLITA a reasonable opportunity to comment on such documents and keep BLITA reasonably informed as to the registration process. Parent shall not be responsible for (i) any underwriters’, brokers’ or dealers’ discounts or commissions and transfer taxes, if any, relating to the sale of an Equityholder’s Registrable Securities, (ii) any underwriters’, brokers’ or dealers’ expenses, including road show and travel expenses, and (iii) any legal fees or expenses for any Equityholder.

(b) On or prior to the Closing Date, Parent shall take all actions necessary to cause the Parent Common Stock issued at the Closing pursuant hereto to be listed on NASDAQ effective as of the Closing.

Section 5.17. Parent Board Designees.

Prior to the Effective Time, Parent shall take all action necessary to cause the board of directors of Parent and of the Parent Bank Subsidiary, as of the Effective Time, to be constituted as set forth in, and subject to the terms of, Section 1.1 of the Parent Investor Rights Agreement.

Section 5.18. Advisory Client Consents.

(a) The Company shall cause the Company RIA Subsidiary to use its reasonable best efforts to obtain, in accordance with Applicable Law and the applicable Company Advisory Agreement, the consent of each Company Advisory Client to the deemed assignment of its Company Advisory Agreement as a result of the Mergers and the other transactions contemplated by this Agreement prior to the Closing. Parent shall have a reasonable opportunity to review and comment on all materials used to seek Company Advisory Client consents for purposes of this Section 5.18(a) prior to distribution of such materials to Company Advisory Clients.

(b) Parent shall (i) reasonably cooperate with and assist the Company and the Company RIA Subsidiary in connection with obtaining the approvals and consents of Company Advisory Clients sought pursuant to this Section 5.18 and (ii) promptly provide to the Company RIA Subsidiary in writing all information concerning Parent and its Affiliates as is required under Applicable Law, reasonably required or otherwise reasonably requested in order for such Company RIA Subsidiary to seek to obtain the approvals and consents of Company Advisory Clients to be sought pursuant to this Section 5.18.

Section 5.19. Transaction Expenses.

(a) Not later than five Business Days prior to the Closing Date, the Company shall, in consultation with Parent, prepare in good faith and deliver to Parent a statement (the “Transaction Expenses Statement”) that shall set forth a true and accurate calculation of the Transaction Expenses (including a good faith estimate of any Transaction Expenses not yet paid, incurred or accrued as of the date of the Transaction Expenses Statement).

(b) Parent shall have the right to review, and shall have reasonable access, upon reasonable advance notice and during Working Hours, to, all relevant books and records, work papers, schedules, memoranda and other documents prepared by the Company or its Subsidiaries or its and their respective accountants in connection with the Company’s preparation of the Transaction Expenses Statement, as well as to executive, finance and accounting personnel of the Company and its Subsidiaries and any other information which Parent may reasonably request in connection with its review of the Transaction Expenses Statement. The Company will, and will cause its Subsidiaries and its and their accountants and other representatives to, cooperate with and assist Parent and its accountants and other representatives in the review of the Transaction Expenses Statement. Any access and review pursuant to this Section 5.19(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed (x) any personnel records relating to individual performance or evaluations, medical histories or other personal information that in the Company’s good faith opinion could subject the Company or its Affiliates to risk of liability or (y) any information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any bona fide confidentiality undertaking to a Third Party in effect as of the date hereof (provided that, in the case of this clause (y), the Company shall cooperate with Parent in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege, contravention of such Applicable Law or contravention of such undertaking).

(c) In connection with the delivery of the Allocation Schedule pursuant to Section 2.07(a), the Company shall deliver to Parent (i) an updated Transaction Expenses Statement setting forth a true and correct calculation of the Transaction Expenses reflecting any updates or appropriate revisions from the original Transaction Expenses Statement (such amount of Transaction Expenses, the “Final Transaction Expenses Amount”) and (ii) a certificate, dated as of such date and signed by an authorized officer of the Company, to the effect that the Final Transaction Expenses Amount is a true and accurate reflection of the Transaction Expenses in all but de minimis respects.

Section 5.20. Pre-Closing Reorganization.

Prior to the Effective Time, the Company shall have taken the actions set forth on Section 5.20 of the Company Disclosure Schedule (all such actions, the “Pre-Closing Reorganization”).

ARTICLE 6

EMPLOYEE MATTERS

Section 6.01. Treatment of Company Employees.

Each Company Employee who, as of the Closing, is employed by the Company or any of its Subsidiaries shall continue employment with Parent or such Subsidiary immediately following the Closing. From and after the Closing, Parent shall, or shall cause its Subsidiaries to, honor the obligations of Parent and its Subsidiaries under the provisions of each Company Benefit Plan.

Section 6.02. Continuation of Benefits.

From the Closing until December 31, 2022, Parent shall, or shall cause its Affiliates to, provide to each Company Employee who continues employment with Parent or one of its Subsidiaries (a) a base salary or wage rate that is no less favorable than as was in effect for such Company Employee immediately prior to the Effective Time, (b) target annual cash incentive compensation opportunities that are no less favorable than as were in effect for such Company Employee immediately prior to the Effective Time, (c) employee benefits (other than severance protections and entitlements) that are no less favorable, in the aggregate, than those in effect with respect to such Company Employee immediately prior to the Effective Time and (d) for Company Employees not party to an individual agreement providing the contractual right to severance benefits other than pursuant to the plans set forth on Section 6.02 of the Company Disclosure Schedule, severance benefits that are no less favorable than those in effect with respect to such Company Employee immediately prior to the Effective Time, as set forth on Section 6.02 of the Company Disclosure Schedule.

Section 6.03. Service Credit.

From and after the Closing Date, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Company or any of their respective Affiliates, Parent shall cause each Company Employee to receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under any similar Company Benefit Plan (other than for any purposes under any defined benefit plan, any Company Benefit Plan or Parent Benefit Plan that is frozen or provides grandfathered benefits, any retiree medical plans or arrangements or to the extent that such credit would result in a duplication of benefits) immediately prior to the Closing Date. Parent shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to each Company Employee (and any dependents or beneficiaries thereof) under any welfare benefit plans in which such Company Employee may be eligible to participate after the Closing and (ii) use reasonable best efforts to provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any similar welfare plans in which such Company Employee is eligible to participate after the Closing Date for the remainder of the plan year immediately following the Closing Date.

Section 6.04. WARN.

Parent shall be solely responsible for, and agrees to indemnify and hold harmless the Equityholders and their respective Affiliates from and against, any liabilities under WARN with respect to any Company Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date or who, solely by reason of actions by Parent or its Affiliates at or after the Closing, is deemed to have suffered an “employment loss” under WARN at or prior to the Closing. Within five Business Days prior to the Closing Date, the Company will provide a list of each former Company Employee whose employment was involuntarily terminated by the Company or one of its Affiliates during the 90-day period prior to the Closing Date, including the date of such termination of employment.

Section 6.05. No Third-Party Beneficiaries.

Without limiting the generality of Section 10.10, nothing in this Article 6 is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Company Benefit Plan, Parent Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by the Company or any of its Subsidiaries or Parent or any of their respective Affiliates, (b) prevent Parent or its Affiliates from terminating, amending or modifying any benefit plan in accordance with its terms or terminating the employment of any Company Employee or (c) confer any rights or remedies of any nature whatsoever (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, Parent or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE 7

TAX MATTERS

Section 7.01. Intended Tax Treatment.

The parties hereto intend that for U.S. federal (and, as applicable, state and local) income Tax purposes: (i) the Mergers be treated as a single integrated transaction that is treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement be adopted as a “plan of reorganization” with respect thereto for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. The parties hereto will not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Section 7.02. Transfer Taxes.

All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (including any real property Transfer Tax and any similar Tax) shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by Applicable Law, the Equityholders will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns.

Section 7.03. Post-Closing Actions.

Without the prior written consent of BLITA, Parent shall not, and shall cause its Subsidiaries to not make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Company or any of its Subsidiaries (including any election under Sections 338 or 336 of the Code or any corresponding provision of state, local or foreign Tax Law).

Section 7.04. Cooperating on Tax Matters.

(a) Parent and the Equityholders shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Equityholders agree, and agree to cause their respective Affiliates, (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority and (ii) to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records.

(b) Parent and the Company further agree, and agree to cause their respective Affiliates, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on or with respect to the Company and its Subsidiaries (including any Transfer Taxes or other Taxes imposed with respect to the transactions contemplated by this Agreement).

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Closing.

(a) The obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(i) the Company Shareholder Approval shall have been obtained in accordance with New York Law and the Parent Shareholder Approval shall have been obtained in accordance with New Jersey Law;

(ii) any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated;

(iii) there shall not be in force an Order of any court of competent jurisdiction or other Governmental Authority in a jurisdiction in which Parent or the Company has material business operations enjoining or prohibiting the consummation of the Closing or the other transactions contemplated hereby (including the Follow-on Merger and the Bank Merger) (a “Legal Restraint”); and

(iv) either (A) FINRA shall have provided written approval of the FINRA Application or (B) at least 30 calendar days shall have elapsed from the date of submission of a FINRA Application that FINRA has determined to be substantially complete and not otherwise terminated or withdrawn, the parties shall have notified FINRA that they intend to consummate the Closing pursuant to Rule 1017 without approval from FINRA, and FINRA shall not have advised that the parties are prohibited from consummating the Closing without FINRA’s approval of the transactions contemplated hereby or that FINRA expects to disapprove the filing or impose any restrictions or limitations in connection therewith.

(b) The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction at or prior to the Effective Time of the following further conditions:

(i) (A) the representations and warranties of the Company set forth in Section 3.06 (but, with respect to Section 3.06(b), solely with respect to Company Bank Subsidiary) and Section 3.08 shall be true and correct in all respects (other than, in the case of Section 3.06 (but, with respect to Section 3.06(b), solely with respect to Company Bank Subsidiary), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date); (B) the Fundamental Warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.06 referenced in clause (A) above), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, and with respect to the representations and warranties set forth in Section 3.29, disregarding all qualifications therein relating to the “knowledge of the Company,” shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (C) the representations and warranties of the Company contained in this Agreement other than the Fundamental Warranties of the Company, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) the Company shall not have materially breached its obligations and covenants required to be complied with or to be performed under this Agreement at or prior to the Closing (or any non-performance shall have been cured);

(iii) since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(iv) Parent shall have received a certificate dated as of the Closing Date and signed by an executive officer of the Company to the effect of the foregoing clauses (i), (ii) and (iii);

(v) the Parent Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto as set forth in Section 1.01(a) of the Parent Disclosure Schedule shall have expired or been terminated), as applicable, and shall be in full force and effect, and no such Parent Condition Regulatory Approval shall have resulted in, or be reasonably expected to result in, the imposition of any Materially Burdensome Regulatory Condition;

(vi) the Noncontrol Determination shall have been received;

(vii) the Company shall have complied with its obligations under Section 5.20 (including, for the avoidance of doubt, that effective as of immediately prior to the Closing, the Company is the sole stockholder of the Company Bank Subsidiary); and

(viii) Parent shall have received from BLITA duly executed counterparts of the Parent Investor Rights Agreement and the Business Cooperation Agreement.

(c) The obligation of the Company to consummate the Closing is subject to the satisfaction at or prior to the Effective Time of the following further conditions:

(i) (A) the representations and warranties of Parent and Merger Sub set forth in Section 4.06 (but with respect to Section 4.06(b), solely with respect to Parent Bank Subsidiary) and Section 4.11 shall be true and correct in all respects (other than, in the case of Section 4.06 (but with respect to Section 4.06(b), solely with respect to Parent Bank Subsidiary), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date); (B) the Fundamental Warranties of Parent and Merger Sub contained in this Agreement (other than the Fundamental Warranties set forth in Section 4.06 referenced in clause (A) above), disregarding all qualifications contained therein relating to materiality, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (C) the representations and warranties of Parent and Merger Sub contained in this Agreement other than the Fundamental Warranties of Parent and Merger Sub, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii) Parent and Merger Sub shall not have materially breached their respective obligations and covenants required to be performed at or prior to the Closing (or any non-performance shall have been cured);

(iii) since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect;

(iv) the Company shall have received a certificate dated as of the Closing Date and signed by an executive officer of Parent to the effect of the foregoing clauses (i), (ii) and (iii);

(v) Parent shall have complied with its obligations under Section 5.17;

(vi) the Company Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto as set forth in Section 1.01(a) of the Company Disclosure Schedule shall have expired or been terminated), as applicable, and shall be in full force and effect;

(vii) BLITA shall have received from the Federal Reserve Board a determination (including, without limitation, as part of BLITA’s approval to acquire shares of Parent Common Stock as consideration with respect to the Merger) that the consummation of the Merger will not result in Parent being deemed to be “controlled” by BLITA as that term is interpreted by the Federal Reserve Board under the BHC Act (the “Noncontrol Determination”); and

(viii) BLITA shall have received from Parent duly executed counterparts of the Parent Investor Rights Agreement and the Business Cooperation Agreement.

ARTICLE 9

TERMINATION

Section 9.01. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Company and Parent;

(ii) by either the Company or Parent if Closing has not occurred on or before September 22, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of the failure of the Closing to be consummated by the End Date;

(iii) by either the Company or Parent if consummation of the transactions contemplated hereby would violate any non-appealable final Legal Restraint; provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of the existence of any such Legal Restraint;

(iv) by Parent if (A) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company then, for a period of up to 30 days after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective and the End Date shall be automatically extended until the first Business Day following the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (B) any Governmental Authority that must provide a Consent or Noncontrol Determination to satisfy one or more of the conditions set forth in Section 8.01(b)(v) or Section 8.01(b)(vi) has denied such Consent or Noncontrol Determination and such denial has become final and non-appealable;

(v) by the Company if (A) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Sections 8.01(c)(i) or 8.01(c)(ii) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent, then, for a period of up to 30 days after receipt by Parent of notice from the Company of such breach (the “Parent Cure Period”) such termination shall not be effective and the End Date shall automatically be extended until the first Business Day following the end of the Parent Cure Period, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, (B) (1) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing and are capable of being satisfied) as of the date the Closing should have occurred pursuant to Section 2.01(b), (2) Parent has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.01(b), (3) following such failure to consummate the transactions contemplated by this Agreement, the Company has confirmed in writing to Parent that all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing and are capable of being satisfied) and is ready, willing and able to proceed with Closing (and such notice has not been withdrawn) and (4) Parent fails to consummate the Closing within two Business Days after delivery of such notice (this clause (B), a “Parent Willful Closing Failure”), or (C) any Governmental Authority that must provide a Consent or Noncontrol Determination to satisfy one or more of the conditions set forth in Section 8.01(c)(v) or Section 8.01(c)(vii) has denied such Consent or Noncontrol Determination and such denial has become final and non-appealable;

(vi) by Parent if the Company fails to deliver to Parent, by 5:00 p.m. on the date immediately following the date hereof, a copy of the duly executed and delivered Written Consent from Equityholders constituting the Company Shareholder Approval;

(vii) by the Company prior to the Parent Approval Time in the event that (i) Parent materially breaches Section 5.05 or (ii) the board of directors of Parent makes a Parent Adverse Recommendation Change; or

(viii) by either the Company or Parent if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained.

(b) The party desiring to terminate this Agreement pursuant to Section 9.01(a)(ii), 9.01(a)(iii), 9.01(a)(iv), 9.01(a)(v), 9.01(a)(vi), 9.01(a)(vii) or Section  9.01(a)(viii) shall give written notice of such termination to the other party.

Section 9.02. Effect of Termination.

If this Agreement is terminated as permitted by Section 9.01(a), this Agreement shall forthwith become null and void and such termination shall be without liability of any party (or any Affiliate of such party or its or their shareholders, directors, officers, employees, agents, consultants or representatives) to the other parties to this Agreement; provided that if such termination shall result from common law fraud or the Willful Breach by any party of any representation, warranty, covenant or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by another party as a result of such common law fraud or Willful Breach. The provisions of Sections 1.01, 5.09, this 9.02 and Article 10 (other than Section 10.04) and, for the avoidance of doubt, the Confidentiality Agreement, shall survive any termination of this Agreement. For purposes hereof, “Willful Breach” means (A) any material breach of this Agreement that is the consequence of an action or omission by any party with actual knowledge that such action or omission would be a breach of this Agreement and (B) with respect to Parent and Merger Sub, a Parent Willful Closing Failure. The parties hereby agree that, with respect to the Company, Damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include Damages based on the loss of the economic benefit of the transactions contemplated hereby to the Equityholders.

Section 9.03. Termination Fee.

(a) If this Agreement is terminated:

(i) by the Company pursuant to Section 9.01(a)(vii) or by the Company or Parent pursuant to Section 9.01(a)(ii) or Section 9.01(a)(viii) at a time when this Agreement was terminable by the Company pursuant to Section 9.01(a)(vii); or

(ii) (x) by the Company or Parent pursuant to Section 9.01(a)(ii) (without the Parent Shareholder Approval having been obtained at the duly convened Parent Meeting or any postponement or adjournment thereof at which a vote was taken with respect to the issuance of shares of Parent Common Stock pursuant to this Agreement) or (y) by the Company pursuant to Section 9.01(a)(v) and, in either case (A) prior to the time of the Parent Meeting, a bona fide Parent Acquisition Proposal shall have been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the senior management or board of directors of Parent (in each case, and not publicly withdrawn), or any Person or Group shall have publicly announced (in each case, and not publicly withdrawn) an intention to make a Parent Acquisition Proposal and (B) on or prior to the first anniversary of such termination of this Agreement (1) a transaction with respect to a Parent Acquisition Proposal is consummated or (2) a definitive agreement providing for a transaction with respect to any Parent Acquisition Proposal is entered into by Parent;

then, in each case, Parent shall pay to the Company (or a Person designated by the Company), in cash at the time specified in the following sentence, a fee in the amount of $18,500,000 (the “Termination Fee”). The

Termination Fee shall be payable as follows: (i) in the case of Section 9.03(a)(i), in the event the Termination Fee is payable in connection with a termination of this Agreement (A) by the Company, within five Business Days of such termination and (B) by Parent, substantially concurrently with, and as a condition to, such termination, and (ii) in the event the Termination Fee is payable under Section 9.03(a)(ii), substantially concurrently with, and as a condition to, the earlier of the consummation of the applicable transaction and the entry into a definitive agreement with respect to the applicable transaction. For purposes of Section 9.03(a)(ii), “Parent Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01, except that references in the definition to “25%” shall be replaced by “50%.”

(b) Any payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(c) The parties agree and understand that in no event shall Parent be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, in circumstances where the Termination Fee is payable or is paid pursuant to this Section 9.03, such payment shall be the sole and exclusive remedy of the Company and its Subsidiaries and their respective former, current or further partners, shareholders, managers, members, Affiliates and Representatives, as applicable, and none of Parent, any of its Subsidiaries or any of their respective former, current or future partners, shareholders, managers, members, Affiliates or Representatives, as applicable, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Any amount not paid when due pursuant to this Section 9.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Survival, Non-Recourse.

(a) The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and the other Transaction Documents shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, shareholders, partners, members, advisors or other representatives, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms. Nothing in this Section 10.01(a) shall relieve the Company or Parent or their respective Non-Recourse Parties from liability for common law fraud.

(b) Parent and the Company acknowledge and agree that none of the Company’s Affiliates, the Equityholders or any of their respective representatives or Affiliates, and none or Parent’s directors, officers, employees, equityholders or any of their respective representatives or Affiliates (collectively, the “Non-Recourse Parties”), will have or be subject to any liability resulting from any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise; provided, however, that nothing in this Section 10.01(b) shall relieve the Company, Parent or any of their respective Non-Recourse Parties from liability (i) under the terms of any Transaction Document other than this Agreement to which any such Person is a party or (ii) for common law fraud. The terms and provisions of this Section 10.01(b) are intended to be enforceable by any of the Non-Recourse Parties, each of whom is an intended third-party beneficiary of this Section 10.01(b).

Section 10.02. Release.

Effective as of the Closing, except for any rights or obligations under this Agreement or any other Transaction Document, Parent, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present and/or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Equityholders and their respective Affiliates, and each of the foregoing’s respective past, present or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its Subsidiaries, the operation of the Company and its Subsidiaries’ respective businesses, the relationship of any of the Equityholders or their respective Affiliates with the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or any of its Subsidiaries occurring or arising prior to the Closing Date. The rights and claims waived and released by the Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law. From and after the Closing, no Releasing Party shall bring any action, suit or proceeding against any Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the Releasing Parties hereunder. Notwithstanding anything to the contrary in this Agreement, this Section 10.02 shall not (i) apply to rights and obligations under commercial agreements between or among a Releasing Party, on the one hand, and a Released Party, on the other hand or any other agreements or arrangements that survive the Closing in accordance with Section 5.13, (ii) release or discharge any Released Party of its respective obligations or liabilities pursuant to this Agreement or any other Transaction Document or waive any rights or claims of any Releasing Party pursuant to this Agreement or any other Transaction Document, (iii) release or discharge any obligations under any employment, stock option, bonus or other employment or compensation agreements or plans, (iv) be deemed to constitute a waiver of the availability of insurance to cover claims or (v) release or discharge any liability or obligation arising out of, or waive any claim for, common law fraud.

Section 10.03. Notices.

(a) A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address or email address given in this Section 10.03 (or such other physical address or email address or Person as the party may notify to the other in accordance with the provisions of this Section 10.03) and shall be delivered personally, sent by email or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to Parent, to:

Valley National Bancorp
1455 Valley Road
Wayne, NJ 07470
Attention:	Ira Robbins, President and CEO
Email:	[REDACTED]

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

if to the Company prior to the Closing, to:

Bank Leumi le-Israel Corporation
579 Fifth Avenue
3rd Floor
New York, NY 10017
Attention:	Avner Mendelson
Andrew Sherman
Email:	[REDACTED]
[REDACTED]

with a copy to:

Bank Leumi Le-Israel B.M.
24-32 Yehuda Halevi St.
Tel-Aviv, 65546
Israel
Attention:	Hanan Friedman
Omer Ziv
Email:	[REDACTED]
[REDACTED]

with another copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Marc O. Williams
Email:	marc.williams@davispolk.com

with another copy to:

Meitar
16 Abba Hillel Silver Rd.
Ramat Gan 5250608
Israel
Attention:	Clifford M. Felig
Email:	cfelig@meitar.com

(c) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) if delivered personally or by registered mail or courier, at the time of delivery; or

(ii) if sent by email, at the time of transmission,

provided that, in either case, where delivery is not within Working Hours in the place of receipt, then the notice shall be deemed to have been received when business next starts in the place of receipt.

Section 10.04. Disclosure Schedules.

The Company has set forth information on the Company Disclosure Schedule and Parent has set forth information on the Parent Disclosure Schedule, in each case, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule or the Parent Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or section of this Agreement is reasonably apparent on the face of the information disclosed therein. The parties acknowledge and agree that (i) the Company Disclosure Schedule and the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Parent and the Company, respectively, (ii) the disclosure by the Company of any matter in the Company Disclosure Schedule and the disclosure by Parent of any matter in the Parent Disclosure Schedule, in each case, shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (iii) the Company Disclosure Schedule, the Parent Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties or covenants of the Company or Parent, as applicable, except as and to the extent provided in this Agreement.

Section 10.05. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding the foregoing, but for the avoidance of doubt, subject to Section 2.06, any Equityholder shall, by written notice to the Company and Parent prior to the Closing, be permitted to assign its right to receive all or a portion of the consideration to which it is entitled hereunder to any Person that is (i) an Affiliate of such Equityholder and (ii) also an Equityholder.

Section 10.06. Entire Agreement.

This Agreement and the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.07. Amendment and Waiver.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment, (A) prior to the Closing, by Parent and the Company, and (B) after the Closing, by Parent and BLITA, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of the Company Shareholder Approval, no amendment to this Agreement shall be made which by Applicable Law or pursuant to the Charter and bylaws or similar Governing Documents of the Company requires further approval by the shareholders of the Company without such further approval by such shareholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.08. Costs.

Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense; provided that Parent shall be responsible for (i) all Filing and other similar fees payable in connection with any Filings or submissions under the HSR Act and (ii) all Filing and other similar fees payable in connection with any other Filing or submission made in respect of a consent, authorization or approval from a Governmental Authority referred to in Section 3.04 or Section 4.04, other than any Filing or submission by or on behalf of BLITA or any of its Affiliates with the Bank of Israel.

Section 10.09. Severability.

Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.10. Third-Party Rights.

Except for (a) the rights of the Equityholders to receive the consideration to which they are entitled, subject to the terms and conditions of this Agreement (including Section 2.06 and the delivery of a properly completed Letter of Transmittal) and to enforce Parent’s obligations under Section 5.16(a), (b) the rights of the Company Indemnitees pursuant to Section 5.12, (c) the rights of Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company or any of its Subsidiaries pursuant to Section 5.11, (d) the rights of the Non-Recourse Parties and the Released Parties pursuant to Section 10.01(b) and Section 10.02, respectively, (e) the rights of the Equityholders pursuant to Section 5.07(e) and (f) the rights of BLITA pursuant to, Section 5.06(a)(iii), Section 5.09, Section 5.11(d), Section 5.16, Section 7.03 and Section 10.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 10.11. Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by electronic transmission shall be an effective mode of delivery.

Section 10.12. Jurisdiction.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in any other state court sitting in the State of New York, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

Section 10.13. Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

Section 10.14. Specific Performance.

The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) and such action, suit or proceeding is not resolved by the End Date, the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 10.15. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that results in the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b) and New York Banking Law § 36.10) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions, which may include the disclosure of underlying facts or circumstances that do not themselves constitute confidential supervisory information, shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Ira Robbins
	Name:	Ira Robbins
	Title:	President and CEO

VOLCANO MERGER SUB CORPORATION

By:	/s/ Ira Robbins
	Name:	Ira Robbins
	Title:	President and CEO

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

BANK LEUMI LE-ISRAEL CORPORATION

By:	/s/ Avner Mendelson
	Name:	Avner Mendelson
	Title:	Chief Executive Officer

By:	/s/ Raja Dakkuri
	Name:	Raja Dakkuri
	Title:	Chief Financial Officer and Operating Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Allocation Schedule

[REDACTED]

Exhibit B

Form of Business Cooperation Agreement

[●]

Bank Leumi Le-Israel B.M.

24-32 Yehuda Halevi St.

Tel-Aviv, 65546

Israel

Ladies and Gentlemen:

Valley National Bancorp, a New Jersey corporation (“Parent”), by entering into this letter agreement (this “Agreement”), hereby acknowledges that on September 22, 2021, (a) Parent, Bank Leumi le-Israel Corporation, a New York corporation (the “Company”), and Volcano Merger Sub Corporation, a New York corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (as it may be amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”), (ii) immediately following the Merger, the Company merged with and into Parent, with Parent as the surviving entity (the “Follow-On Merger”), and (iii) immediately following the Follow-On Merger, Bank Leumi USA merged with and into Valley National Bank (the “Parent Bank Subsidiary”), with the Parent Bank Subsidiary as the surviving entity, in each case, on the terms and subject to the conditions set forth in the Merger Agreement and (b) in connection with the closing of the transactions contemplated by the Merger Agreement, Parent and Bank Leumi Le-Israel B.M., an Israeli corporation (“BLITA”) entered into an Investor Rights Agreement (as it may be amended, modified or otherwise supplemented from time to time, the “Parent Investor Rights Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement or in the Parent Investor Rights Agreement, as applicable.

In connection with the closing of the transactions contemplated by the Merger Agreement, each of the parties hereto wishes to set forth in this Agreement certain understandings regarding business cooperation matters.

Parent hereby agrees it will offer BLITA the opportunity to purchase participation interests in (i) extensions of credit in the form of loans, advances, letter of credit disbursements or otherwise (“Loans”) and (ii) unfunded commitments to extend Loans made by Parent and Parent’s Subsidiaries (“Participation Interests”). Parent further agrees that Parent and Parent’s Subsidiaries will not enter into any arrangement, agreement or understanding regarding Parent’s syndication of Participation Interests that are more favorable to the counterparty or offeree than the terms offered to BLITA, it being understood that this Agreement does not relate to any specific Loan or Participation Interest and further that all such terms will be on a commercial, arms-length basis. Parent and BLITA further agree and acknowledge that the intention of this Agreement is that, taking into account Parent’s size and market presence, the volume of Participation Interests made available to BLITA will increase relative to such volume as between the Company and BLITA as of the date hereof.

Parent hereby agrees that, following the closing of the transactions contemplated by the Merger Agreement, subject to Applicable Law, with respect to any Loans outstanding as of the date hereof in which the Company or any of its Subsidiaries is a creditor and in which BLITA or any of its Subsidiaries (which for the avoidance of doubt do not include the Company and its Subsidiaries following the closing of the transactions contemplated by the Merger Agreement) owns a participation interest or is a creditor, Parent will, and will cause its Subsidiaries to, follow the practices (including with respect to information sharing and decision making) as are in effect between the Company and its Subsidiaries, on the one hand, and BLITA and its Subsidiaries, on the other hand, on the date hereof.

From time to time, BLITA or BLITA’s Subsidiaries may refer their customers to Parent or Parent’s Subsidiaries to consider providing to such customers banking or other financial services or products customarily provided by Parent and Parent’s Subsidiaries. BLITA hereby agrees that it shall not be entitled to receive, nor shall Parent or any of Parent’s Subsidiaries be required to pay, any fee in connection with any referral by BLITA or BLITA’s Subsidiaries. BLITA and BLITA’s Subsidiaries shall not be under any obligation to make referrals to Parent or Parent’s Subsidiaries, and Parent and its Subsidiaries shall have no obligation to provide any such referred persons with products or services. Subject to Applicable Law and any applicable documented bona fide policy requirements designed to ensure compliance with Applicable Law, Parent agrees that Parent or Parent’s Subsidiaries will not differentiate the level of service provided to the referred persons who become customers of Parent or its Subsidiaries as compared to the level of service Parent or Parent’s Subsidiaries provide to their other customers.

This Agreement shall have an initial term commencing at the Effective Time (as that term is defined in the Merger Agreement) and continue until the Second Threshold Date (as that term is defined in the Parent Investor Rights Agreement) (the “Initial Term”) unless otherwise terminated as provided herein. After the Initial Term, or any Renewal Term, as the case may be, this Agreement shall be automatically renewed for a successive term of two (2) years (each such successive two year term referred to herein as the “Renewal Term”) unless either party notifies the other in writing of its intent to terminate this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term. The termination of this Agreement shall not terminate, effect or impair any rights, obligations or liabilities of either party that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination. This Agreement may be terminated by mutual written agreement of Parent and BLITA. For the avoidance of doubt, the provisions of this Agreement will continue to apply after the termination of any Loans outstanding as of the date hereof in which the Company or any of its Subsidiaries is a creditor and in which BLITA or any of its Subsidiaries (which for the avoidance of doubt do not include the Company and its Subsidiaries following the closing of the transactions contemplated by the Merger Agreement) owns a participation interest or is a creditor.

Yours very truly,

VALLEY NATIONAL BANCORP

By:
Name:
Title:

Acknowledged and accepted:

BANK LEUMI LE-ISRAEL B.M.

By:
Name:
Title:

[Signature Page to Business Cooperation Agreement]

Exhibit C

FORM OF

LETTER OF TRANSMITTAL

For the surrender of securities of Bank Leumi le-Israel Corporation

DELIVERY INSTRUCTIONS

(Please read the accompanying instructions carefully.)

PNC Bank is the Paying Agent (“Paying Agent”) for this Merger (as defined below). Please read this Letter of Transmittal carefully and then complete and return this Letter of Transmittal online through PNC’s online portal, PNC PAID. Please contact PNC if you would like to complete and deliver this Letter of Transmittal offline.

Delivery of this Letter of Transmittal other than as set forth above does not constitute a valid delivery. No alternative, conditional or contingent submissions will be accepted. By delivery of this Letter of Transmittal, you agree that the Paying Agent shall be permitted to disclose this Letter of Transmittal and any documentation and information provided in connection with this Letter of Transmittal (e.g., tax documentation) to Parent, Merger Sub and the Company (each as defined below) and/or their respective designees.

HOW TO RECEIVE THE MERGER CONSIDERATION

To validly surrender your common shares in order to receive the merger consideration, you will need to complete the following steps and, except as specified below, return the applicable documents through PNC’s online portal, PNC PAID:

1.	Provide Registered Holder information (Section 1).

2.	List the common shares being surrendered (Section 2).

3.	Select your payment method for delivery of the cash portion of the merger consideration (Section 3).

4.	Sign this Letter of Transmittal (Section 4).

5.	Complete the applicable tax form (Exhibit B).

6.	Complete Medallion Guarantee (Section 5) ONLY IF the merger consideration is to be delivered to any person other than the Registered Holder of the common shares.

7.	Please send your stock certificates (if any) (and the original Letter of Transmittal only if a Medallion Guarantee is required) to the following address:

PNC Financial Services Group

Attn: M&A Team

80 S. 8th Street, Suite 3715

Minneapolis, MN 55402

All inquiries should be made to

PNC

at 833-762-3855 or pncpaidsupport@pnc.com

Delivery of the stock certificates (if any) and other documents shall be effected, and the risk of loss and title to the stock certificates (if any) shall pass, only upon proper delivery of the stock certificates (if any) and an appropriately completed Letter of Transmittal to the Paying Agent. The method of delivery of the stock certificates (if any) and other documents is at the election and risk of the undersigned.

A.	Surrender of Common Shares

In connection with the merger (the “Merger”) of Bank Leumi le-Israel Corporation, a New York corporation (the “Company”) with and into Volcano Merger Sub Corporation, a New York corporation (“Merger Sub”) and a wholly-owned subsidiary of Valley National Bancorp, a New Jersey corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of September 22, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, the undersigned hereby surrenders the shares of common stock, par value $0.10 per share, of the Company (the “Common Shares”) owned by the undersigned in exchange for, and for the purpose of receiving the consideration that is payable to the undersigned pursuant to the Merger Agreement in respect of such Common Shares, without interest and less any applicable withholding taxes (the “Merger Consideration”), payable in the manner set forth in the Merger Agreement. Capitalized terms used but not defined in this Letter of Transmittal (this “Letter of Transmittal”) shall have the meanings ascribed to them in the Merger Agreement.

The undersigned hereby acknowledges and agrees that the undersigned must fully complete, sign, and deliver this Letter of Transmittal as a condition to its entitlement to receive any portion of the Merger Consideration.

B.	Representations and Warranties and Agreements of the Undersigned

The undersigned hereby represents and warrants to the Company, Parent and Merger Sub as follows:

1.	Merger Agreement.

a.

The undersigned hereby acknowledges receipt of a copy of the Merger Agreement [and an information statement containing, among other things, notice of the receipt of the adoption and approval of the Merger Agreement and the transactions contemplated thereby by the requisite number of holders of Common Shares and other information set forth therein][1], which was sent to the undersigned prior to or contemporaneously with this Letter of Transmittal. The undersigned has read and reviewed this Letter of Transmittal and the Merger Agreement and is familiar with and understands the terms and conditions hereof and thereof, including the provisions hereof and thereof related to the surrender of the Common Shares and the applicable portion of the Merger Consideration payable to the undersigned in respect of such Common Shares. The undersigned has been urged to and has consulted, or has had the opportunity to consult, with his, her or its legal counsel and other advisors (including tax and financial advisors) with respect to this Letter of Transmittal and the Merger Agreement and regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement. The undersigned acknowledges and agrees that any descriptions of the delivery of the Merger Consideration and other matters related to the Merger and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the text of the Merger Agreement. In addition, the undersigned acknowledges that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the written consent of the holders of two-thirds of the outstanding Common Shares and the board of directors of the Company and other actions and operation of Applicable Law. The undersigned acknowledges and agrees that it is bound by the terms of Sections 2.03 and 2.05–2.11 of the Merger Agreement, solely in his, her or its capacity as a holder of Common Shares, as though an he, she or it were an original party thereto, notwithstanding the fact that the undersigned is not a

[1]	To be included if any Company shareholder has not signed the Written Consent and an information statement is distributed pursuant to Section 5.3 of the Merger Agreement.

direct signatory to the Merger Agreement; provided, that the foregoing shall be subject to Sections 10.05, 10.06 and 10.10 of the Merger Agreement and the undersigned shall not acquire any additional rights under the Merger Agreement as a result of this Letter of Transmittal.

b.

The undersigned hereby acknowledges and agrees that, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”) (by virtue of the Merger and without any further action by any Person, including the undersigned), each Exchangeable Share held by the undersigned immediately prior to the Effective Time shall be converted into the right to receive the applicable portion of the Merger Consideration deliverable to the undersigned pursuant to the Merger Agreement. The undersigned acknowledges that the Merger Consideration received in exchange for the Common Shares surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled in respect of the undersigned’s Common Shares pursuant to the terms of the Merger Agreement, and in no event shall Parent or any of its Affiliates have any liability to the undersigned for additional payments or disbursements with respect to such Common Shares beyond the applicable portion of the Merger Consideration payable to the undersigned with respect to such Common Shares pursuant to the terms of the Merger Agreement.

c.

The undersigned acknowledges and agrees not to contest any terms or provisions of the Merger Agreement, including without limitation, those related to the allocation of the Merger Consideration among the holders of Common Shares, as set forth in the Allocation Schedule.

d.

The undersigned acknowledges and agrees that portions of the Merger Consideration that would otherwise be payable to the undersigned pursuant to the Merger Agreement may be reduced by any applicable Tax withholdings pursuant to Section 2.08 of the Merger Agreement.

2.	Release of Claims.

a.

The undersigned, as a condition to receiving the applicable portion of the Merger Consideration payable in respect of the Common Shares and effective as of the Closing, on behalf of himself, herself or itself, and on behalf of his, her or its (to the extent applicable) Subsidiaries (for the avoidance of doubt, not including the Company and its Subsidiaries) and each of its and their respective officers, directors, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates (for the avoidance of doubt, not including the Company and its Subsidiaries), or any heir, beneficiaries, executor, administrator trust, spouse, estate successor or assign of the foregoing (each, a “Releasing Party”), hereby fully and irrevocably releases, waives and forever discharges (the “Release”) each of the Company, Parent and Merger Sub and their respective Affiliates, and their Affiliates’ directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling persons, representatives, successors and assigns (each, a “Released Party”) from any and all past, present or future actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) (collectively, “Claims”) arising out of or relating to, directly or indirectly, such Releasing Party’s capacity as a shareholder of the Company (the “Released Claims”), including (i) the undersigned’s ownership or purported ownership of the Common Shares to be surrendered herewith or any other securities of the Company (including any right or purported right to receive any additional securities of the Company), (ii) the undersigned’s allocation of the Merger Consideration referenced in the Allocation Schedule or (iii) the transactions contemplated by the Merger Agreement, including any and all claims that a Releasing Party may have against any of the Released Parties with respect to any other contract, agreement or other arrangement (whether written or verbal) related to the Releasing Party’s capacity as a shareholder of the Company and/or the Releasing Party’s direct or indirect ownership interest in the Company (or right or purported right to receive any securities of the Company), breach or alleged breach of fiduciary duty or otherwise; provided, however, that, subject to and without limiting any of the acknowledgements and agreements made by the undersigned herein and by the Company in the Merger Agreement, nothing contained herein shall operate to release any Claims arising from rights of any Releasing Party (a) pursuant to and in accordance with any Transaction Document to which the Releasing Party is a party or with respect to which the Releasing Party is a third party beneficiary (including, for the avoidance of doubt, the rights of the undersigned to receive the Merger Consideration pursuant to the Merger Agreement subject to the terms and conditions thereof), (b) pursuant to any right to indemnification that any director or officer might have against the Company and its Subsidiaries under the provisions of the Governing Documents of the Company and its Subsidiaries relating to such director, manager or officer serving in that capacity prior to the Effective Time, (c) if such Releasing Party is a current or former officer, employee or service provider of the Company or any of its Subsidiaries, Claims arising under and pursuant to the terms of any employment, stock option, bonus or other employment or compensation agreements or plans in respect of the employment of the undersigned in respect of services provided by the Releasing Party to the Company or any of its Subsidiaries prior to the Effective Time, (d) pursuant to any commercial agreement between or among the Releasing Party, on the one hand, and the Released Party, on the other hand or any other agreements or arrangements between or among such parties that survive the Closing in accordance with Section 5.13 of the Merger Agreement or (e) for common law fraud (each Claim set forth in the foregoing clauses (a)-(e), an “Excluded Claim”). The undersigned understands that each of the Company, Parent and Merger Sub has relied on each of the agreements set forth in this Letter of Transmittal in determining to enter into the Merger Agreement and consummate the transactions contemplated thereby, and the undersigned acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby and the delivery of the applicable portion of the Merger Consideration to the undersigned in respect of the undersigned’s Common Shares constitutes good and valid consideration for the agreements contained in this Letter of Transmittal and that this Letter of Transmittal shall be fully binding on and enforceable against the undersigned by each of the Company, Merger Sub and Parent. The Released Parties are intended third-party beneficiaries of the Release and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

b.

It is the intention of the Releasing Parties that the Release shall be effective as a full and final accord, satisfaction and release of all of the Released Claims (other than Excluded Claims). In furtherance of this intention, each Releasing Party hereby expressly acknowledges and agrees that the Release shall extend to any and all Released Claims (other than Excluded Claims), whether known or unknown, foreseeable or unforeseeable, disclosed or undisclosed, and expressly waives and relinquishes any right any Releasing Party may have under any statute or rule which may prohibit the release of future rights or a release with respect to unknown Released Claims (other than Excluded Claims).

c.

By signing this Letter of Transmittal, the undersigned also waives the benefits of, and any rights that the undersigned may have in connection with the Released Claims (other than Excluded Claims) under, any statute or common law principle of similar effect in any jurisdiction. The undersigned understands and expressly acknowledges (for itself and each of the Releasing Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the Released Claims (other than Excluded Claims) released herein, and agrees that (i) it is the intention of the undersigned to fully, finally and forever waive, settle, release and relinquish all Released Claims (other than Excluded Claims), and (ii) the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.

d.

By signing this Letter of Transmittal, the undersigned (for himself, herself or itself and each of the Releasing Parties) irrevocably covenants to refrain from, directly or indirectly, bringing any action, suit or proceeding against any Released Party, whether at law or in equity, with respect to any of the rights or Claims waived and released by the Releasing Party hereunder (other than, for the avoidance of doubt, Excluded Claims, which are not waived or released by the Releasing Party hereunder).

e.

The undersigned expressly waives the benefits of the contents of Section 1542 of the Civil Code of the State of California and any rights that the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

f.

The undersigned expressly acknowledges and agrees that he, she or it has read the Release and understands its terms and has been given an opportunity to ask questions of Parent’s or the Company’s representatives. The undersigned further represents that in signing this Letter of Transmittal he, she or it does not rely, and has not relied, on any representation or statement not set forth in the Release made by any representative of Parent or the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

3.	Ownership of Common Shares and Authority.

a.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, is married and the Common Shares surrendered herewith previously constituted community property under Applicable Law) holds all legal, record and beneficial ownership of the Common Shares surrendered herewith as of immediately prior to the Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Common Shares free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, subject to applicable U.S. federal and state securities laws.

b.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, is married and the Common Shares surrendered herewith previously constituted community property under Applicable Law) holds all power to transfer, voting power, power of conversion or exchange, power to demand appraisal rights and power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Common Shares to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the applicable U.S. federal and state securities laws that restrict the transfer of such Common Shares.

c.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that there is no action, suit, claim, or proceeding of any nature pending or threatened against the undersigned or any of the undersigned’s properties or assets that relates in any way to this Letter of Transmittal, the Merger Agreement or any of the transactions contemplated hereby or thereby.

d.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that, if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization.

e.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that, if the undersigned is not a natural person, the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity.

f.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that no consent, authorization, waiting period expiration or termination, order or approval of, filing or registration with, or notice to any governmental authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby.

g.

The undersigned hereby represents and warrants that, if the undersigned is an individual and a resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, he or she is not married or that he or she has the power to bind his or her spouse acting alone.

h.

The undersigned acknowledges and agrees that the undersigned will, upon request, execute and deliver any additional documents reasonably requested by the Paying Agent to process delivery of the applicable portion of the Merger Consideration payable in respect of the Common Shares in connection with the surrender thereof.

i.

The undersigned hereby represents and warrants that, except for the Common Shares to be surrendered for payment pursuant to this Letter of Transmittal as set forth in Section 2 of this Letter of Transmittal, the undersigned does not own any Company Securities.

j.

By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (a) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence, (b) is acquiring shares of common stock of Parent pursuant to the Merger Agreement and in connection with the Merger for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws or with any present intention of distributing or selling such shares in violation of any such laws, (c) has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of its investment in shares of common stock of Parent pursuant to the Merger Agreement and in connection with the Merger and of making an informed investment decision and (d) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

k.

By signing this Letter of Transmittal, the undersigned expressly acknowledges and agrees that (i) the surrender of the Common Shares pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.

C.	Delivery of Consideration

The delivery by the Paying Agent of the applicable portion of the Merger Consideration to which the undersigned is entitled in respect of the Common Shares pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the closing of the Merger (the “Closing”) and receipt by the Paying Agent of the applicable funds and evidence of the shares of Parent common stock in book-entry form constituting the applicable portion of the Merger Consideration and (ii) the receipt by the Paying Agent of this Letter of Transmittal, duly completed and validly executed, together with all required attachments and other documents. No interest will accrue on any portion of the Merger Consideration.

The undersigned understands that the delivery and surrender of Common Shares will be effective, and the risk of loss and title to such Common Shares shall pass, only upon proper delivery of this Letter of Transmittal and (x) the certificates representing the Common Shares (“Certificates”), if applicable, or (y) other instruments evidencing such Common Shares held by the undersigned as the Paying Agent may reasonably request (the “Equity Instruments”) to the Paying Agent. All questions as to validity, form and eligibility of any surrender of Common Shares will be determined by Parent (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.

By signing this Letter of Transmittal, the undersigned represents and warrants that the mailing address, wire transfer information, or information provided by or on behalf of the undersigned for special payment or delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete, and the undersigned hereby agrees to indemnify and hold harmless Parent, Merger Sub, the Company, and the Paying Agent and their respective agents and representatives from any Claims by any person, including the undersigned, or losses relating to (a) the delivery to such address or bank account, or pursuant to such special payment or delivery information, of any portion of the Merger Consideration to be delivered to the undersigned or on behalf of the undersigned, in respect of the undersigned’s Common Shares to be surrendered herewith and (b) any inaccuracy in or breach of any representation or warranty made by the undersigned herein or any breach by the undersigned of any covenant or agreement contained in this Letter of Transmittal; provided, however, that, except in the case of the undersigned’s common law fraud, any liability of the undersigned pursuant to this sentence shall be limited to the undersigned’s applicable portion of the Merger Consideration. The undersigned agrees to notify the Paying Agent of any change to the address, wire instructions or special payment or delivery information set forth herein.

Unless otherwise specified in Section 3, the undersigned hereby directs the Paying Agent to issue any cash payment payable in respect of the Common Shares to be surrendered herewith and as may be due pursuant to the terms of the Merger Agreement in the name(s) of the registered holder(s) appearing at the address set forth in Section 1.

The shares of Parent common stock deliverable in respect to the Common Shares to be surrendered herewith pursuant to the terms of the Merger Agreement will be delivered in book-entry form in the name(s) of the registered holder(s) appearing at the address set forth in Section 1, unless otherwise specified in Section 3.

D.	Rejection of Letters of Transmittal and Surrender of Common Shares

The undersigned acknowledges that if the Paying Agent determines that any Letter of Transmittal or IRS tax form has not been properly completed or executed, or any irregularity or defect in connection with the surrender of the Common Shares delivered in connection herewith exists, the Paying Agent shall be entitled to consult with Parent for further instructions and may reject the Letter of Transmittal, IRS tax form or any other document. If there are discrepancies between any Letter of Transmittal, IRS tax form, Certificate or other document, as applicable, the Paying Agent shall consult with Parent for instructions as to the Common Shares, if any, it is authorized to accept in exchange for the applicable portion of the Merger Consideration, and shall, except as thereafter directed in writing by Parent, continue to hold any documents surrendered in connection therewith.

The undersigned understands that: (1) unless and until the undersigned surrenders the Common Shares owned by the undersigned in accordance with this Letter of Transmittal and the Merger Agreement, no payment of any portion of the Merger Consideration pursuant to the Merger Agreement shall be paid to the undersigned; (2) payment of the Merger Consideration pursuant to the Merger Agreement is conditioned upon the Closing and the terms and conditions of the Merger Agreement; and (3) no interest will accrue on any amounts payable pursuant to the Merger Agreement. In addition, the undersigned recognizes that the Closing is subject to various conditions, and Parent may not be required to accept the surrender of any of the Common Shares surrendered hereby. The undersigned shall, upon the request of Parent, execute and deliver any additional documents deemed necessary or desirable to complete the transfer of the Common Shares surrendered hereby.

E.	Agreement Not to Transfer

The undersigned hereby agrees that he, she or it shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or transfer, any Common Shares, other than in connection with the Merger Agreement or any other Transaction Document or any other transaction approved by both the Company and Parent.

F.	Termination of Agreements

The undersigned acknowledges and agrees that, effective as of and contingent upon the Closing, to the extent the undersigned is a party to any Affiliate Agreement, including the Company Shareholder Rights Agreement, that the Company is required to terminate pursuant to the terms of the Merger Agreement (collectively, the “Terminated Agreements”), the undersigned consents and agrees to the waiver of any applicable advance notice requirements contained in such Terminated Agreement, the termination of such Terminated Agreements, and agrees to waive any rights the undersigned may have under such Terminated Agreements and will take no action with regard to pursuing any claim pursuant to any such Terminated Agreement.

G.	WAIVER OF DISSENTERS’ RIGHTS

BY DELIVERY OF THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HEREBY AFFIRMATIVELY, UNCONDITIONALLY AND IRREVOCABLY WAIVES, AND AGREES NOT TO EXERCISE OR DEMAND, ANY DISSENTERS’ RIGHTS, APPRAISAL RIGHTS OR SIMILAR RIGHTS OR REMEDIES THAT THE UNDERSIGNED MAY HAVE UNDER APPLICABLE LAW (INCLUDING SECTIONS 623 AND 910 OF THE BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK) WITH RESPECT TO THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

H.	Governing Law; Submission to Jurisdiction

This Letter of Transmittal and all disputes or controversies arising out of or relating to this Letter of Transmittal or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state that would cause the law of any other jurisdiction to apply.

The undersigned irrevocably agrees that any Claim arising out of or relating to this Letter of Transmittal brought by the undersigned or its successors or assigns shall be brought and determined exclusively in the United States District Court for the Southern District of New York; provided, that if such court does not have jurisdiction, then any such action or proceeding may be brought exclusively in any other state court located in the State of New York, so long as such courts shall have subject matter jurisdiction over such Claim. The undersigned hereby irrevocably consents and submits to the exclusive jurisdiction of the aforesaid courts (and of the appropriate appellate courts therefrom) for himself, herself or itself and with respect to his, her or its property, generally and unconditionally, with regard to any such Claim arising out of or relating to this Letter of Transmittal and the transactions contemplated hereby. The undersigned agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. The undersigned further agrees that notice to the undersigned as provided in Section 1 hereof shall constitute sufficient service of process and the undersigned further waives any argument that such service is insufficient. The undersigned hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Letter of Transmittal or the transactions contemplated hereby, (1) any claim that he, she or it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (2) that he, she or it or his, hers or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (3) that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Letter of Transmittal, or the subject matter hereof, may not be enforced in or by such courts.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY.

I.	Inconsistency

In case of any inconsistency between this Letter of Transmittal and the Merger Agreement (including the schedules and exhibits thereto), the Merger Agreement shall control.

J.	Successors; Assigns

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

K.	Risk of Loss

The undersigned hereby agrees and acknowledges that delivery shall be effected, and risk of loss and title to the Common Shares shall pass, only upon proper (1) surrender of such Common Shares, and (2) delivery of this Letter of Transmittal.

L.	Miscellaneous

The undersigned hereby expressly acknowledges and agrees that Parent, its Affiliates, the Company and the Paying Agent are express third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of Parent or any of its Affiliates, the Company and the Paying Agent severally and shall be enforceable by each of Parent or any its Affiliates, the Company and the Paying Agent severally.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Parent may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.

The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Paying Agent, Parent, Merger Sub and the Company, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person were a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by Parent, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal requires the prior written consent of both the undersigned and Parent.

The remainder of the page is intentionally left blank.

Section 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on Security

Address

City

State/Province

Postal/Zip Code

Country

Email Address of Registered Holder

Contact number of registered Securityholder

By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents about the service and related matters in connection with this Letter Of Transmittal (“Account”). Electronic Communications covered by your consent may include, but are not limited to: PNC Privacy Policy, IRS Tax Forms, letters, notices or alerts regarding your Account, any disclosure required by federal, state or local law, and other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at PNC Financial Services Group, Attn: M&A Team, 80 S. 8th Street, Suite 3715, Minneapolis, MN 55402. If you do, you will receive certain Account documents issued after the date on which you withdraw such consent in paper form. Any withdrawal of your consent to Electronic Communications will be effective only after we have a reasonable period of time to process your withdrawal request. To access and retain Electronic Communications, you must have: (i) ssl enabled web browsers, (ii) an email address and a personal computer or equivalent device capable of connecting, and actually connected, to the Internet, (iii) Acrobat Reader software version 6.0 or higher to view documents in Portable Document Format (PDF). This viewer is available for download, free of charge, from www.adobe.com and (iv) sufficient electronic storage capability on your hard drive or other data storage facility or a means to print or store notices and information through your browser software.

Section 2. Securities Surrendered.

Certificate Number (if applicable)	Number of Common Shares	Check Box if Lost

Lost Certificate(s). If the Certificate(s) has (have) been lost, stolen or destroyed, an Affidavit of Lost Certificate and Indemnity Agreement, attached hereto as Exhibit C, must be completed and delivered to the Paying Agent along with this completed Letter of Transmittal.

Section 3. Method of Delivery.

Please SELECT ONLY ONE of the following methods of payment to receive your cash proceeds, and complete the corresponding “Payment Information” in Section 3(a), 3(b) or (3c).

Wire Transfer ☐ If selected, please complete the “Wire Transfer” Section 3(a) below.	Automated Clearing House ☐ If selected, please complete the “ACH” Section 3(b) below.	Check ☐ If selected, please complete the “Check” Section 3(c) below.

☐   Check this box ONLY if you want consideration issued to a name OTHER THAN the Registered Holder. If checked, you will be required to obtain and deliver a Medallion Guarantee (See Section 5) and complete the following information before payment will be issued.

Section 3(a). Cash Payment Information. Wire Transfer.

Bank Name

Fedwire ABA Number/SWIFT

Name on Bank Account

Account Number/IBAN

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number

**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.

Section 3(b). Cash Payment Information. Automated Clearing House (ACH).

Bank Name

ABA Number

Name on Bank Account

Account Number

Account Type:

☐ Checking	☐ Savings

**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.

Section 3(c). Cash Payment Information. Check.

CHECK ISSUANCE

Name:

Address:

City:

State/Province:

Postal/Zip Code:

Country:

Section 4. Signature Page to Letter of Transmittal

Registered Holder Name:

By:
(Signatory Entity)

Its:
(Capacity)

By:
(Signatory Entity)

Its:
(Capacity)

Signature:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:
ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

Section 5. Medallion Guarantee

MEDALLION GUARANTEE: If the consideration is to be delivered to anyone other than the Registered Holder, your signature above must be medallion guaranteed. A Medallion Signature Guarantee stamp may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program of the Securities Transfer Association Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Signature Program, as long as the amount of the transaction does not exceed the relevant surety coverage of the medallion. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide a Medallion Signature Guarantee stamp.

General Instructions:

Section 1: Enter your name as it appears on your Common Shares. If the Common Shares are registered in various names, a separate Letter of Transmittal must be submitted for each different registered holder.

Section 2: Please complete the schedule by listing the Common Shares being surrendered.

Section 3: With respect to delivery of the cash portion of the Merger Consideration, PNC offers wire transfers, Automated Clearinghouse (ACH) / Direct Deposit for U.S. Bank Accounts, or a check. If selecting wire transfer: The ABA Routing Number for “incoming FED WIRES” is in many times different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions. For international wires, please provide the SWIFT code (BIC) in the Fedwire ABA Number field and the complete IBAN in the Account Number field, if available. If selecting ACH / Direct Deposit: Please note ACH / Direct Deposits are typically credited to receiving bank account 1-2 business days after the payment is processed. Your cash payment will be delivered by direct deposit to an account in the name of the Registered Holder (exactly as set forth in Section 1). If your payment is returned, you may incur fees and your financial institution may charge fees in addition to the fees described herein. If selecting a check: Checks are delivered by U.S. mail in the name of the registered holder as set forth in Section 1.

Section 4. All registered holders must sign. If signing on behalf of an entity, please sign in capacity on behalf of the entity. If the Registered Holder is unable to sign, please contact Paying Agent for instructions.

Section 5. If the consideration is to be delivered to anyone other than the registered holder, the signatures of those executing the document must be medallion guaranteed by an eligible guarantor. The medallion guarantee stamp can be obtained from a domestic bank, trust company, broker dealer or other financial institution participating in the Securities Transfer Association Medallion Guarantee Program (STAMP) or Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion. The surety value of the medallion guarantee must cover the total amount of the payment. All future payments will be made to the new payee unless the transferor specifically directs the paying agent otherwise. Please contact your bank or broker regarding its requirements for application of the medallion guarantee.

Tax Matters: All payees must provide a valid IRS Form W-9 or the appropriate IRS Form W-8 (attached hereto as Exhibit B). Each Registered Holder set forth in Section 1 must provide Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an IRS Form W-9, or an appropriate IRS Form W-8, as described below under “Important U.S. Tax Information.” If the payment is to be made to any payee other than the Registered Holder set forth in Section 1 (a “Transferee”), such Transferee must also provide Paying Agent with a correct TIN and certain other information on an IRS Form W-9, or an appropriate IRS Form W-8.

IMPORTANT U.S. TAX INFORMATION

To avoid backup withholding, United States federal income tax law generally requires that if your Common Shares are accepted for payment, you and your assignee (in either case, the “Payee”) must provide the Paying Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a penalty imposed by the IRS and backup withholding in an amount equal to 24% of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a Payee subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided the required information is timely furnished to the IRS.

Payees are urged to consult their own tax advisors regarding compliance with backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person (as defined in the W-9 Specific Instructions) must provide such Payee’s correct TIN by completing the IRS Form W-9 attached hereto, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the payee that such Payee is no longer subject to backup withholding, (iii) the Payee is a U.S. person (including a U.S. resident alien) and (iv) the FATCA code(s) entered on the IRS Form W-9 (if any) indicating that the Payee is exempt from FATCA reporting are correct.

If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding may apply. If the Securities are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.

Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons (as defined in the W-9 Specific Instructions) should indicate their exempt status on IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Paying Agent or the IRS website: www.irs.gov.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY may result in backup or other withholding under U.S. tax laws on any payments and may result in a penalty imposed by the U.S. Internal Revenue Service.

IN ALL CASES, TAX FORMS PREPARED AND ATTACHED TO THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED IN ACCORDANCE WITH INSTRUCTIONS FROM THE IRS ATTACHED TO EACH FORM OR AVAILABLE AT WWW.IRS.GOV. EACH PAYEE IS URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE TRANSACTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

EXHIBIT A

CONSENT OF SPOUSE

I,                                                                                                                                                                                       ,

(Spouse’s Name)

of the County of                                                                      State of                                                                          ,

spouse of                                                                          , a shareholder of Bank Leumi le-Israel Corporation (the “Company”), under that certain Agreement and Plan of Merger, dated as of September 22, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Valley National Bancorp, a New Jersey corporation and Volcano Merger Sub Corporation, a New York corporation, hereby consent to the transactions contemplated by the Merger Agreement, including the conversion of all of the shares of common stock, par value $0.10 per share, of the Company held by my spouse (the “Shares”) in exchange for the right to receive, and for the purpose of receiving the applicable portion of the consideration and any other amounts payable pursuant to the Merger Agreement in respect of such Shares pursuant to the Merger Agreement without interest and less any applicable withholding taxes (the “Merger Consideration”), payable in the manner set forth in the Merger Agreement. Contingent upon the Closing, I hereby waive and relinquish all right, claim and interest, however arising, that I may have in the Shares, including those arising under any laws governing community property and marital and non-marital property ownership and disposition thereof or otherwise, or otherwise with respect to the Company, other than my rights, if any, to receive the Merger Consideration, as more fully described in the Merger Agreement. Notwithstanding anything to the contrary in the previous sentence, I hereby consent to the delivery of the Merger Consideration to my spouse. I agree that I will take no action at any time to challenge the validity of the Merger Agreement or the conversion of the Shares into the right to receive the Merger Consideration pursuant to the Merger Agreement. I hereby consent to and agree to be bound by the terms of the Merger Agreement applicable to the Equityholders. Unless defined herein, capitalized terms used in this Consent of Spouse have the meaning given to them in the Merger Agreement.

Spouse’s Signature

EXHIBIT B

TAX FORMS

[Included within the PNC PAID system]

EXHIBIT C

AFFIDAVIT OF LOST CERTIFICATE AND INDEMNITY AGREEMENT

[To Be Attached Prior to Distribution]

Exhibit D

FORM OF

INVESTOR RIGHTS AGREEMENT

Dated as of [●]

ARTICLE VIII MISCELLANEOUS		A-151

8.1	Term	A-151
8.2	Notices.	A-152
8.3	Amendments and Waivers	A-152
8.4	Successors and Assigns	A-153
8.5	Severability	A-153
8.6	Counterparts	A-153
8.7	Entire Agreement	A-153
8.8	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	A-153
8.9	Specific Performance	A-154
8.10	No Third-Party Beneficiaries	A-154

INVESTOR RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), by and between Valley National Bancorp, a New Jersey corporation (“Parent”), and Bank Leumi Le-Israel B.M., an Israeli corporation (the “Investor”).

W I T N E S S E T H:

WHEREAS, on September 22, 2021, Parent, Bank Leumi le-Israel Corporation, a New York corporation (the “Company”), and Volcano Merger Sub Corporation, a New York corporation, entered into an Agreement and Plan of Merger (as it may be amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”), (ii) immediately following the Merger, the Company merged with and into Parent, with Parent as the surviving entity (the “Follow-On Merger”), and (iii) immediately following the Follow-On Merger, Bank Leumi USA (“Company Bank Subsidiary”) merged with and into Valley National Bank (“Parent Bank Subsidiary”), with Parent Bank Subsidiary as the surviving entity (the “Bank Merger”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, in connection with the consummation of the Merger, the Investor received cash and shares of common stock, no par value, of Parent (the “Parent Common Stock”); and

WHEREAS, in connection with and pursuant to the Merger Agreement, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding certain governance matters and the Investor’s ownership of the Shares and to establish certain rights, restrictions and obligations of Parent and the Investor with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE AND REGULATORY MATTERS

1.1 Composition of the Board of Directors at the Closing. At the closing of the Merger (the “Closing”), Parent shall take all action necessary to cause (i) the number of directors that comprise the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Parent Bank Subsidiary (the “Parent Bank Board”) to each be increased by two (2), and (ii) provided that at the Closing such individuals meet the Eligibility Criteria set forth in the first sentence of Section 1.3, two individuals designated by the Investor to be appointed to fill such newly created vacancies on the Parent Board (as of the effective time of the Merger) and the Parent Bank Board (as of the effective time of the Bank Merger); provided that it is hereby understood and agreed that for purposes of this Section 1.1, Avner Mendelson (which individual may, but is not required to be, one of the two individuals designated by the Investor pursuant to this Section 1.1), shall be deemed to meet the eligibility criteria set forth in clauses (iii), (v), (vi) and (vii) of the first sentence of Section 1.3(a) (it being understood that the determination as to whether such individuals meet the eligibility criteria set forth in clauses (i), (ii) and (iv) of the first of the first sentence of Section 1.3(a) shall be made at the time such individuals may be appointed to the Parent Board and Parent Bank Board).

1.2 Composition of the Parent Board and the Parent Bank Board Following the Closing.

(a) Following the Closing and until the First Threshold Date, Parent shall take all action necessary to cause the size of the Parent Board and the Parent Bank Board to each be at least ten (10). Following the First

Threshold Date and until the Second Threshold Date, Parent shall take all action necessary to cause the size of the Parent Board and the Parent Bank Board to be at least five (5). Parent, the Parent Board and the Parent Bank Board, as applicable, shall take all necessary actions to ensure that, at all times when any Investor Directors are eligible to be designated, nominated and/or elected pursuant hereto, there are sufficient vacancies on each of the Parent Board and the Parent Bank Board to permit such designation, nomination and/or election.

(b) Following the Closing, at each annual or special meeting of shareholders of Parent at which directors are to be elected to the Parent Board, Parent shall nominate and use its reasonable best efforts to cause the election to the Parent Board (which reasonable best efforts shall, for the avoidance of doubt, include Parent (1) recommending that Parent’s shareholders vote in favor of the election of the applicable Investor Designees(s) and (2) otherwise supporting such applicable Investor Designee(s) in a manner substantially the same in all material respects as the manner in which Parent supports its other director nominees) of a slate of directors which includes: (i) until the First Threshold Date, two Investor Directors and (ii) from and after the First Threshold Date until the Second Threshold Date, one Investor Director; provided that in no event shall Parent be obligated to nominate for election, or appoint, an Investor Designee to the Parent Board if, at the time such Investor Designee is to become an Investor Director, the Investor Directors would comprise more than 20% of the members then serving on the Parent Board.

(c) Following the Closing and until the Second Threshold Date, Parent shall take all necessary action to cause each Investor Director that is serving as a member of the Parent Board to be a member of the Parent Bank Board; provided, that in no event shall Parent be required to elect or appoint an Investor Director to the Parent Bank Board if, at the time such Investor Director is to become a director serving on the Parent Bank Board, the Investor Directors would comprise more than 20% of the members then serving on the Parent Bank Board.

(d) Without the prior written consent of the Investor, until the Second Threshold Date has occurred, Parent shall not remove any Investor Director from his or her directorship on the Parent Bank Board except as expressly permitted hereby. The Investor shall have the right to cause any Investor Director to resign from his or her directorship on the Parent Board or the Parent Bank Board at any time. At the Investor’s written request, Parent shall take action in its capacity as a shareholder of Parent Bank to remove any Investor Director from his or her directorship on the Parent Bank Board.

(e) The Investor shall notify Parent of the identity of each proposed Investor Designee, in writing, on or before the time such information is reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board for inclusion in a proxy statement for a meeting of shareholders, together with all information about each proposed Investor Designee as shall be reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board; provided, that in the event the Investor fails to provide any such notice, the applicable individuals then serving as Investor Directors shall be deemed to be the Investor Designees for such meeting. For the avoidance of doubt, the Investor shall not be required to comply with any other advance notice provisions generally applicable to the nomination of directors by Parent so long as the Investor complies with this Section 1.2(e).

(f) In the event of the death, disability, resignation or removal of an Investor Director or if an Investor Director ceases to serve on the Parent Board and/or the Parent Bank Board for any other reason (in the case of each of the foregoing, other than pursuant to Section 1.6), Parent shall take all action necessary to cause the Parent Board and the Parent Bank Board to promptly appoint to the Parent Board and the Parent Bank Board, and to all committees on which such Investor Director served, respectively, a replacement Investor Director designated by the Investor to fill the resulting vacancy, subject to and in accordance with the procedures set forth in Section 1.3; provided, that if an Investor Director is removed for cause, the replacement Investor Director shall not be the same individual who was removed.

(g) In the event that an Investor Designee fails to be elected to the Parent Board following any annual or special meeting of the shareholders at which the Investor Designee stood for election but was nevertheless not elected, Parent and Parent Bank Board will promptly appoint a replacement Investor Director designated by the Investor to the Parent Board and the Parent Bank Board, and such individual shall then be deemed an Investor Director for all purposes hereunder, subject to Section 1.3.

(h) For the avoidance of doubt, the non-employee Investor Directors shall be entitled (i) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the other non-employee directors of Parent for their service on the Parent Board, including any service on any committee of the Parent Board, and (ii) to indemnification rights no less favorable than those generally provided to other non-employee directors of Parent. Each Investor Director shall be covered in such a manner as to provide each Investor Director in his or her capacity as a director of Parent with rights and benefits under all directors’ and officers’ insurance policies no less favorable than those generally provided to other non-employee directors of Parent. Parent acknowledges and agrees that Parent is the indemnitor of first resort with respect to any Investor Director (i.e., its obligations to such Investor Director pursuant to this Section 1.2(h) are primary and any obligation of any other Persons to which such Investor Director may have rights to advancement of expenses or to indemnification for the same expenses or liabilities incurred by such Investor Director are secondary) with respect to the matters set forth in this Section 1.2(h).

1.3 Eligibility Criteria.

(a) Notwithstanding anything to the contrary in this Article I, each Investor Director shall (i) not be or have been the subject of a conviction or proceeding enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act, (ii) not be or have been a party to a proceeding, or be subject to an order, judgment or decree, of the type enumerated in Item 401(f) of Regulation S-K in the five (5) year period preceding the date of determination or be subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company, (iii) meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Parent Board applicable generally to members of the Parent Board and Parent Board nominees (provided that Parent shall not, and shall cause the Parent Bank Subsidiary, the Parent Board, the Nominating and Corporate Governance Committee of the Parent Board and the Parent Bank Board not to, implement any director qualification and eligibility criteria with the intention of disproportionately and adversely impacting the Investor’s rights hereunder or any Investor Director), (iv) satisfy applicable requirements and standards imposed by Applicable Law, the Nasdaq Global Select Market (“NASDAQ”) or any other national securities exchange on which shares of Parent Common Stock are listed as of the date of determination or any other Parent Regulatory Agency (and the election of such individual shall not, in and of itself, cause Parent or the Parent Bank Subsidiary, as applicable, to be not in compliance with Applicable Law or such requirements), (v) not be an officer, director, Affiliate, direct or indirect 5% or greater owner of the Equity Interests of, or otherwise control or direct or direct the activities of, any Person (other than the Investor, Parent and their respective Subsidiaries) that directly or indirectly engages in the Restricted Activities, (vi) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Parent Board and (vii) “independent” pursuant to the listing standards of the NASDAQ or other national securities exchange on which shares of Parent Common Stock are listed (provided that in no event shall any Investor Designee shall be deemed to not satisfy this clause (vii) by virtue of the relationship between the Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand (including Investor’s ownership of Equity Interests of the Company) or the fact that such Investor Designee is an employee, officer, director, agent or other representative of the Investor or any of its Affiliates) (collectively, the “Eligibility Criteria”). Notwithstanding anything to the contrary in this Article I, the Investor will not be entitled to designate any individual to the Parent Board, the Parent Bank Board, or any committee of the Parent Board or the Parent Bank Board pursuant to this Article I if such individual does not satisfy the Eligibility Criteria, and the Investor agrees to cause any Investor Director then serving on the Parent Board or Parent Bank Board to resign from such position promptly upon written notice from Parent to the Investor of such Investor Designee’s failure to satisfy any of the eligibility criteria set forth in clause (i), (ii), (iii), (iv), (v) or (vii) of the first sentence of this Section 1.3.

(b) When the Investor designates an Investor Designee, the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board shall make its determination and recommendation regarding whether such Investor Designee meets the Eligibility Criteria within ten (10) Business Days after (1) such Investor Designee has submitted to Parent (x) a fully completed copy of Parent’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check and a consent to be named as a director in Parent’s proxy statement) generally applicable to all new directors of Parent and (y) a written representation that such Investor Designee, if elected as a director of Parent, would be in compliance, and will comply, with all Parent guidelines and policies applicable generally to members of the Parent Board and Parent Board nominees and (2) representatives of Parent Board have conducted customary interview(s) of such Investor Designee, if such interviews are reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board. Parent shall use its reasonable best efforts to conduct any interview(s) contemplated by clause (2) of the foregoing sentence as promptly as reasonably practicable.

(c) In the event that the Nominating and Corporate Governance Committee of the Parent Board determines in good faith that an Investor Designee fails to satisfy the Eligibility Criteria, the Investor may propose another individual as a replacement therefor, whose appointment shall be subject to satisfaction of the Eligibility Criteria and the Nominating and Corporate Governance Committee of the Parent Board recommending such individual in accordance with the procedures described above.

1.4 Committee Representation.

(a) From the Closing until the Second Threshold Date, at any time at which an Investor Designee is serving as a member of the Parent Board and the Parent Bank Board, the Investor shall be entitled to designate, and Parent shall take all action necessary to cause the Parent Board and the Parent Bank Board, as applicable, to promptly appoint (i) one Investor Director to serve as a member of the Executive Committee of the Parent Board, (ii) one Investor Director to serve as a member of the Nominating and Corporate Governance Committee of the Parent Board, (iii) one Investor Director to serve as a member of the Risk Committee of the Parent Board and the Parent Bank Board and (iv) one Investor Director to serve as a member of the Investment Committee of the Parent Bank Board; provided, that any Investor Director designated by the Investor to serve as a member of any of the foregoing committees shall, in addition to satisfying the Eligibility Criteria, satisfy and comply with all requirements regarding service as a member of such committee as provided under Applicable Law, the listing requirements and corporate governance rules of NASDAQ or any national securities exchange on which shares of Parent Common Stock are then listed (including any heightened independence requirements for service on specific committees) and the practices and policies of such committee, in each case, applicable generally to its members (provided that Parent shall not, and shall cause the Parent Bank Subsidiary, the Parent Board and the Parent Bank Board not to, implement any practices, policies or requirements with the intention of disproportionately and adversely impacting the Investor’s rights hereunder or any Investor Director).

(b) From the Closing and until the Second Threshold Date, each of the Executive Committee of the Parent Board, the Nominating and Corporate Governance Committee of the Parent Board, the Risk Committee of the Parent Board and the Parent Bank Board and the Investment Committee of the Parent Bank Board shall be comprised of at least four, but no more than six (or, in the case of any such committee of which the Chairman of the Parent Board is a member, seven), members.

1.5 Observer Representation. From the Closing until the earlier of (i) the First Threshold Date and (ii) the Investor’s exercise of the Board Size Increase Restricted Period Termination Option, at any time at which an Investor Designee is serving as a member of the Parent Board and the Parent Bank Board, the Investor shall be entitled to designate one Investor Observer to the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not to any committees of the Parent Board or the Parent Bank Board). Any Investor Observer shall meet the Eligibility Criteria, and the Investor agrees to cause any Investor Observer then serving to resign from such position when and if required by the last sentence of Section 1.3 (as if such Investor Observer were an Investor Director). The Investor shall have the right to alter the identity of the Investor Observer at each time at which it is entitled to nominate Investor Designees pursuant to Section 1.2(e). Any Investor Observer designated as such by the Investor shall have the right to attend, contribute to and observe, but not vote at (or act by written consent in lieu of a vote). meetings of the Parent Board and the Parent Bank Board. Each Investor Observer at the time of such Investor Observer’s appointment will execute an undertaking relating to such Investor Observer’s compliance with the policies and procedures of meetings of the Parent Board and Parent Bank Board as established by the chairman thereof and which are generally applicable to the members of the Parent Board and/or the Parent Bank Board, as applicable. Parent shall provide, or cause to be provided, to any Investor Observer all notices and written materials that are provided to all members of each of the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not to members of any committees of the Parent Board or the Parent Bank Board in their capacities as such), as applicable, and the minutes of, and resolutions passed at, all meetings of each of the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not of any committees of the Parent Board or the Parent Bank Board), as applicable, in each case, at substantially the same time and in the substantially the same manner as provided to members of the Parent Board and Parent Bank Board, as applicable. The Investor Observer shall not have the right to request from Parent or any of its Affiliates, or the Parent Board or the Parent Bank Board, any information or materials other than such information and materials to which it is entitled pursuant to the immediately preceding sentence. The Investor Observer shall have no power of attorney to represent or act on behalf of Parent or any of its Subsidiaries and shall not be entitled to any remuneration, retainer, equity compensation or other fees or compensation or expense reimbursement from Parent or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 1.5, the Parent Board or Parent Bank Board may exclude any Investor Observe from access to any materials or from any meeting or any portion of any meeting to the same extent as it would exclude a similarly situated director in order to comply with Applicable Law or to the extent that such exclusion is necessary or reasonably advisable to avoid an actual conflict of interest or to preserve attorney-client privilege.

1.6 Termination of Investor Board Rights. The Investor shall notify Parent within five (5) Business Days of the First Threshold Date that the First Threshold Date has occurred and no later than two (2) Business Days after such notification, cause one Investor Director and the Investor Observer to resign from each of the Parent Board, all applicable committees thereof, the Parent Bank Board and all applicable committees thereof, such that immediately following such resignation there is no more than one Investor Director (and no Investor Observer) on each of the Parent Board, any committees thereof, the Parent Bank Board and any committees thereof. The Investor shall notify Parent within five (5) Business Days of the Second Threshold Date that the Second Threshold Date has occurred and no later than two (2) Business Days after such notification, cause any and all Investor Directors to immediately resign from each of the Parent Board, all applicable committees thereof, the Parent Bank Board and all applicable committees thereof.

1.7 Parent Board and Parent Bank Board Obligations. Any breach by the Parent Board or the Parent Bank Board, or any committee of the Parent Board or the Parent Bank Board, of its obligations under this Article I shall be deemed a breach by Parent of its obligations hereunder.

1.8 Regulatory Matters.

(a) Each of Parent and the Investor agrees to cooperate and use its reasonable best efforts to ensure, including by communicating with each other with respect to their respective purchases of Parent Common Stock, that neither the Investor nor any of its Affiliates has “control” of Parent for purposes of the BHC Act (a “Parent Control Effect”).

(b) Parent agrees it will use reasonable best efforts to monitor the ongoing business relationships between Parent and its Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand, and will consult with the Investor periodically in order to facilitate compliance with applicable regulations and the objectives of this Section 1.8. Parent will use reasonable best efforts to calculate the percentage of Parent’s consolidated revenues and expenses generated from business relationships with Investor and Investor’s subsidiaries and provide such information to Investor on a quarterly basis or, to the extent required by the Federal Reserve, a different periodic basis.

(c) Without limiting Section 1.8(a) and Section 1.8(b), none of the Investor, Parent or any of their respective Affiliates shall take any action which it knows would or would reasonably be expected to cause a Parent Control Effect; provided, that nothing in this Agreement shall be construed to prohibit Parent or any of its Affiliates from undertaking any redemption, recapitalization or repurchase of Parent Common Stock, of securities or rights, options, or warrants to purchase Parent Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Parent Common Stock in each case; provided, further, that if it is reasonably likely that such action would result in a Parent Control Effect or a requirement to file a CBC Act notice (a “CBC Act Effect”), Parent shall give the Investor the right to participate in such redemption, recapitalization or repurchase pro rata (based on Investor’s Investor Percentage Interest or such greater amount as may be required to avoid a Parent Control Effect), it being agreed that the Investor shall promptly inform Parent of its determination as to whether to participate and, if it does not participate, it shall promptly dispose of a number of shares of Parent Common Stock necessary to avoid a Parent Control Effect arising from such redemption, recapitalization or repurchase (in one or more Transfers which comply with the terms of this Agreement). For the avoidance of doubt, Investor shall have no obligation to dispose of Parent Common Stock or any securities or rights, options, or warrants to purchase Parent Common Stock, or securities of any type whatsoever to avoid a CBC Act Effect and have no obligation to avoid a CBC Act Effect. If Investor is entitled to receive any Voting Securities from Parent in connection with a stock dividend or similar distribution of Voting Securities in respect of Parent Common Stock, but Investor’s receipt of all or a portion of such Voting Securities would reasonably be expected to cause a Parent Control Effect or CBC Act Effect, Investor shall receive (in the case of a Parent Control Effect) or shall have the option, in Investor’s sole discretion, to receive (in the case of a CBC Act Effect) Nonvoting Parent Common Stock or rights, options, or warrants to purchase Parent Common Stock, instead of Voting Securities, as necessary to avoid the occurrence of a Parent Control Effect or, in Investor’s sole discretion, a CBC Act Effect (it being understood that such distribution of Nonvoting Parent Common Stock shall be subject to compliance with Applicable Law and Parent’s organizational documents at such time, and may be delayed to the extent necessary to obtain required approvals from any Governmental Authority or any stockholder vote or consent required pursuant to Parent’s organizational documents; provided that Parent shall use reasonable best efforts to promptly obtain any required approvals from any Governmental Authority or any stockholder vote or consent required pursuant to Parent’s organizational documents and if such Nonvoting Parent Common Stock is not distributed to Investor within 90 days following the distribution of Voting Securities in respect of Parent Common Stock to which the distribution of Nonvoting Parent Common Stock relates then Parent shall promptly distribute to Investor cash in an amount equal to the value of the Voting Securities Investor would have received if Investor had received a distribution of Voting Securities, with such value based on the market close price of Parent Common Stock on the date other investors received the distribution of such Voting Securities).

(d) If at any time the Investor reasonably determines in good faith, after consultation with Parent and its outside counsel, that (i) the Investor’s ownership of Parent Common Stock has become illegal or in contravention of any order or judgment by a Governmental Authority or the Non-Control Determination or (ii) a Parent Control Effect has otherwise occurred, then, provided the Investor has complied with its obligations under this Section 1.8, if, despite the Investor’s compliance with its obligations set forth in this Section 1.8, such illegality, contravention or Parent Control Effect cannot be cured, Parent and the Investor shall cooperate in good faith to take such actions as are mutually agreeable to cure such illegality, contravention or Parent Control Effect in a manner that best preserves the parties’ economic expectations under this Agreement and the other Transaction Documents, and without limiting the generality of the foregoing, if reasonably required in order to cure either clause (i) or (ii) above, the Investor shall be entitled to effect a Transfer of the portion of its shares of Parent Common Stock to the extent necessary to cure such illegality, contravention or Parent Control Effect, without compliance with the transfer restrictions in Section 2.1, other than Section 2.1(d)(iii) and Section 2.1(h).

1.9 Confidentiality.

(a) The Investor hereby agrees that all Confidential Information with respect to Parent, its Subsidiaries and its and their businesses, finances and operations shall be kept confidential by the Investor and each Investor

Director and Investor Observer and shall not be disclosed by the Investor or any Investor Director or Investor Observer in any manner whatsoever, except as expressly permitted by this Section 1.9(a). Notwithstanding the preceding sentence or anything else to the contrary in this Agreement, any Confidential Information may be disclosed:

(i) by an Investor Director or an Investor Observer to the Investor or any of its Affiliates;

(ii) by the Investor to any of its Affiliates;

(iii) by the Investor to its or any of its Affiliates’ respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (collectively, “Representatives”) (including any Investor Director and any Investor Observer), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to enable or assist the Investor (or its Affiliates) in evaluating or reviewing its existing investment in Parent, including in connection with the disposition thereof, and such Confidential Information shall only be used by the Investor and its Representatives for that purpose, and each Representative shall be deemed to be, bound by the provisions of this Section 1.9(a) and the Investor shall be responsible for any breach of this Section 1.9(a) by any such Representative to the same extent as if such breach had been committed by the Investor; provided, that the Investor and its Representatives shall maintain adequate procedures to prevent any Confidential Information from being used in connection with the purchase or sale of securities of Parent, or otherwise, in violation of Applicable Law;

(iv) by the Investor or any of its Affiliates or Representatives (including any Investor Director) to the extent Parent consents in writing; and

(v) by the Investor or any of its Affiliates or Representatives (including any Investor Director) to the extent that the Investor or such Affiliate or Representative has received advice from its counsel (which may be internal counsel) that it is legally compelled to do so or is required to do so to comply with Applicable Law or legal process; provided, that prior to making such disclosure, the Investor, Affiliate or Representative, as the case may be, uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent permitted by Applicable Law and reasonably practicable under the circumstances, (A) consulting with Parent regarding such disclosure and (B) if requested by Parent, assisting Parent in seeking a protective order to limit the scope of or prevent the required disclosure; provided, further, that the Investor, Affiliate or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is, based on the advice of its counsel, legally required or compelled and to obtain assurances that confidential treatment will be afforded to any Confidential Information that the Investor or Representative is so required or compelled to disclose.

(b) For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Section 1.9 by the Investor or any of its Representatives, Parent, in addition to all other available remedies, shall be entitled to specific performance to enforce the provisions of this Section 1.9 in accordance with Section 8.9.

1.10 Voting Agreements.

(a) From the Closing and until the earlier of (i) the termination of the Standstill Period and (ii) the occurrence of a Share Aggregation Event, the Investor agrees to cause all Voting Securities Beneficially Owned by it to be counted as present for purposes of establishing a quorum and voted by proxy (returned sufficiently in advance of the deadline for proxy voting for Parent to have the reasonable opportunity to verify receipt) on or in accordance with the proxy card mailed by Parent to the shareholders of Parent in connection with the solicitation of any proxy (including, if applicable, through the execution of one or more written consents if shareholders of Parent are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of Parent), (w) in favor of all those persons nominated to serve as directors of Parent by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board, (x) in favor of Parent’s proposal for ratification of the appointment of Parent’s independent registered public accounting firm, (y) in favor of Parent’s “say-on-pay” proposal and any proposal by Parent relating to equity compensation that has been approved by the Compensation Committee of the Parent Board and (z) in accordance with the recommendation of the Parent Board with respect to any proposal brought by any stockholder of Parent (including any proposal pursuant to Rule 14a-8), in each case, to the extent such matters are to be voted upon by the shareholders of Parent (including through action by written consent), in accordance with the recommendation of the Parent Board. Except as set forth in this Section 1.10(a), neither the Investor nor any of its Affiliates nor any of their respective directors, officers, employees and consultants, including any Investor Directors, shall be under any obligation by virtue of this Agreement to vote in the same manner as recommended by the Parent Board or any other Person or in any other manner, other than in its sole discretion.

(b) From the Closing and until the earlier of (i) the termination of the Standstill Period and (ii) the occurrence of a Share Aggregation Event, the Investor hereby irrevocably appoints as its proxy and attorney-in-fact the Chief Executive Officer and the General Counsel of Parent, and each of them, in his or her capacity as such, and any individual who shall hereafter succeed to such offices of Parent, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by the Investor in accordance with Section 1.10(a); provided that such proxy may only be exercised if the Investor has failed to comply with the terms of Section 1.10(a) by the date that is three (3) Business Days prior to the applicable meeting (or within three (3) Business Days after the request for written consents, as applicable). This proxy is coupled with an interest and shall be irrevocable, and the Investor will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to any Voting Securities Beneficially Owned by it.

(c) The obligations set forth in this Section 1.10 shall not apply during any Material Parent Breach Period; it being understood, for the avoidance of doubt, that the obligations set forth in this Section 1.10 shall apply from and after termination of any Material Parent Breach Period by reason of a cure of the material breach giving rise to such Material Parent Breach Period.

(d) For so long as the Investor has any obligations under this Section 1.10, Parent shall be required to provide written notice to Investor, which may be satisfied by written notice to any Investor Designee, before it enters into a voting agreement or similar agreement with one or more holders of Voting Securities (other than the Investor). The Investor shall, within 10 Business Days following receipt of such notice inform Parent in writing of whether it intends to consult with the Federal Reserve Board concerning whether Parent’s entry into such voting agreement or similar agreement would result in a Share Aggregation Event. If the Investor informs Parent that it will consult with the Federal Reserve Board, then Parent shall not enter into any such voting agreement or similar agreement unless and until Investor informs Parent in writing that it has received confirmation from the Federal Reserve Board that doing so will not result in a Share Aggregation Event (“Federal Reserve Board Confirmation”). If, before receiving a Federal Reserve Board Confirmation, Parent enters into any voting agreement or similar agreement for which a Federal Reserve Board Confirmation was required, then a Share Aggregation Event shall be deemed to have occurred.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS; PREEMPTIVE RIGHTS

2.1 Transfer Restrictions.

(a) Subject to Section 2.2, other than solely in the case of a Permitted Transfer, the Investor shall not Transfer or publicly announce any intention to Transfer any Shares between the Closing Date and the date that is the earlier of (i) four (4) years from the Closing Date and (ii) at the Investor’s option (exercisable by the Investor by delivering written notice to Parent), any time following the date on which the size of the Parent Board is increased to more than fourteen (14) directors (even if there are two Investor Directors serving on the Parent Board at such time) (such option of the Investor to terminate the Restricted Period pursuant to this clause (ii), the “Board Size Increase Restricted Period Termination Option”) (such period, the “Restricted Period”); provided that on each anniversary of the Closing Date on which the Restricted Period remains in effect, such number of Shares as is equal to 25% of the Shares held by the Investor on the date hereof shall be released from, and shall be deemed to not be subject to, the prohibition on Transfer provided for in this Section 2.1(a).

(b) “Permitted Transfer” means, so long as such Transfer is in accordance with Applicable Law, a Transfer of Shares to an Affiliate of the Investor (a “Permitted Transferee”); provided, that a Permitted Transferee shall agree to be bound by the provisions of this Agreement by delivering a joinder to this Agreement in a form reasonably acceptable to Parent. In the event that, during the Restricted Period, any Permitted Transferee ceases to be an Affiliate of the Investor, then any prior Transfer to such Person shall become null and void and ownership and title to any such securities so transferred shall revert to the Investor.

(c) Prior to any Transfer of Shares, the Investor shall provide written notice to Parent at least three (3) Business Days in advance of such Transfer, which notice shall state (i) the expected date of the Transfer, (ii) the total number of Shares to be transferred and (iii) the identity of the Transferee, if known; provided, that the Investor shall not be required to provide such notice prior to a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act.

(d) Notwithstanding anything to the contrary contained herein, including Article V hereof and the expiration or inapplicability of the Restricted Period, the Investor shall not Transfer any Shares:

(i) other than in accordance with all Applicable Law and the other terms and conditions of this Agreement;

(ii) in one or more transactions in which any Person or Group purchases 2% or more of the outstanding Voting Securities;

(iii) to any Person or Group if, after giving effect to such Transfer, such Person or Group would Beneficially Own 5% or more of the outstanding Voting Securities; or

(iv) on any given day in an amount greater than 20% of the average daily trading volume of Parent Common Stock for the 20-trading day period immediately preceding the date of such Transfer;

except, in each case of clauses (ii), (iii) and (iv), in a Transfer effected (x) solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act, as long as the Investor does not have knowledge that the Transfer would otherwise violate any of clauses (ii), (iii) or (iv), and instructs the underwriters or broker to use reasonable best efforts to effect as wide a distribution of such Shares as is reasonably practicable without adversely affecting the pricing thereof and not sell any Shares to any Person or Group if the sale would, to their knowledge, otherwise violate any of clauses (ii), (iii) or (iv), or (y) pursuant to and in accordance with Section 2.2.

(e) The restrictions set forth in Section 2.1(a) or 2.1(d) shall not apply to Transfers of Shares pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination (i) involving Parent or any of its Affiliates pursuant to which more than 50% of the Voting Securities or the consolidated total assets of Parent and its Affiliates, taken as a whole, would be acquired or received by any Person (other than Parent or its Subsidiaries) in one or a series of related transactions or (ii) involving the Investor or any Affiliate of the Investor (and not, for the avoidance of doubt, any transaction pursuant to which the Shares are directly transferred in violation of this Agreement) in which (x) the Shares represent less than 25% of the value of the consolidated total assets of the Investor and its Affiliates that would be acquired or received by any Person (other than the Investor or its Subsidiaries) and (y) if this Agreement is not assumed by such Person by operation of law, such Person agrees to be bound by the provisions of this Agreement by delivering a joinder to this Agreement in a form reasonably acceptable to Parent.

(f) Without limiting any other provision of this Article II, prior to any Transfer of Shares (except in a Permitted Transfer), to the extent permitted by Applicable Law and practicable under the circumstances, the Investor will reasonably cooperate with Parent in formulating a plan for the orderly disposition of such Shares in a manner reasonably and in good faith intended to minimize any potential adverse effect on the trading price of Parent Common Stock and will keep Parent reasonably informed and updated with respect to its plans for the disposition of such Shares and the anticipated timing thereof. The Investor agrees to use reasonable best efforts to provide written notification to Parent within five (5) Business Days after the end of each calendar quarter in which it has transferred any Shares, including the number of Shares transferred by the Investor during the previous month and (other than in the case of a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act in which the identity of the Transferees is not reasonably ascertainable) the identity of any Transferee; provided, that any public disclosure (including pursuant to the Exchange Act or the Securities Act) regarding a Transfer will be deemed to have satisfied such notification obligations pursuant to this sentence with respect to such Transfer.

(g) The right of the Investor or any of its Affiliates or Permitted Transferees to Transfer Shares Beneficially Owned by such Person is subject to the restrictions set forth in this Section 2.1, and no Transfer by any Person of Shares Beneficially Owned by such Person may be effected except in compliance with this Section 2.1. Any Transfer or attempted Transfer of Shares in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

(h) Without limiting the foregoing, and notwithstanding anything herein to the contrary, the Investor agrees that it will not Transfer any Shares, except pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal and foreign securities Laws.

(i) Any certificates for Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under the Securities Act and under this Agreement, which legend shall state in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (II) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN COMPLIANCE WITH ALL APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN SECURITIES LAWS.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A INVESTOR RIGHTS AGREEMENT,

DATED AS OF [●], AMONG VALLEY NATIONAL BANCORP (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

(j) Notwithstanding Section 2.1(i), the holder of any certificate(s) for Shares shall be entitled to receive from Parent new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on Transfer of such Shares under the Securities Act or any other applicable securities Laws of any other foreign, federal, state, local or other jurisdiction, unless such Shares are sold pursuant to an effective registration statement, subject to receipt by Parent of an opinion of counsel, which opinion is reasonably satisfactory in form and substance to Parent and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable securities Laws of any other foreign, federal, state, local or other jurisdiction; provided, that such Transfer is permitted under this Agreement.

2.2 Exception to Transfer Restrictions.

(a) During the Restricted Period, and subject to Applicable Law, in the event that Parent proposes to issue to one or more third parties any Parent Common Stock in a capital raising transaction for cash consideration, other than in an Exempt Issuance (a “Parent Share Issuance”):

(i) the restrictions set forth in Section 2.1(a) shall not apply and the Investor shall be permitted to Transfer Shares; provided, that such Transfer is made in accordance with Applicable Law and this Section 2.2;

(ii) Parent shall give the Investor prompt written notice thereof (a “Parent Share Issuance Notice”), which shall specify the number of shares of Parent Common Stock proposed to be sold, the expected date of such issuance and the expected price (which may be a formula or unspecified future closing price) at which such shares of Parent Common Stock will be sold; and

(iii) the Investor shall have the right upon written notice to Parent within three (3) Business Days after delivery of such Parent Share Issuance Notice to participate in the Parent Share Issuance, on a pro rata basis, such that the Investor may sell up to a number of Shares equal to the product of (x) the aggregate number of shares of Parent Common Stock to be sold in the Parent Share Issuance and (y) the quotient equal to (in each case measured as of immediately prior to such Parent Share Issuance) (A) the aggregate number of Shares then owned by the Investor divided by (B) the total number of shares of Parent Common Stock then outstanding;

provided, that notwithstanding the foregoing or the delivery of a Parent Share Issuance Notice, Parent shall reserve the right to abandon and not consummate any Parent Share Issuance at any time in its sole discretion, and in the event any Parent Share Issuance is so abandoned, the Investor shall not have any rights to require Parent to sell any Shares in connection therewith.

(b) An “Exempt Issuance” means an offer, sale or issuance of Parent Common Stock:

(i) to officers, employees, service providers or directors of Parent or any of its Affiliates pursuant to a profit sharing or other equity compensation or incentive plan (including any employee stock ownership plan, or other compensation agreements or arrangements), or in connection with any dividend or distribution reinvestment plan;

(ii) in connection with any direct or indirect merger, acquisition, stock or asset purchase, joint venture, reorganization, consolidation, business combination or similar transaction involving Parent or any of its Affiliates, whether an issuance directly to the shareholders of the counterparty to such transaction, or otherwise conducted to facilitate such transaction (including to meet pro forma capital level objectives or to facilitate the payment of cash consideration in connection with any such transaction);

(iii) pursuant to or in connection with any regulatory order, directive or instruction to meet minimum or recommended capital levels (a “Regulatory Exempt Issuance”);

(iv) in exchange for or upon the exercise or conversion of any options, warrants, convertible notes or similar rights or derivative securities that are or may become convertible into or exercisable or exchangeable for shares of Parent Common Stock; or

(v) in connection with any stock split, stock dividend, subdivision, recapitalization, exchange or similar reorganization.

2.3 Standstill Provisions.

(a) During the Standstill Period, the Investor shall not, directly or indirectly, and shall not permit any of its Controlled Affiliates or any of its Representatives acting on its behalf or at its direction, directly or indirectly, to:

(i) acquire, agree to acquire, propose or offer to acquire, facilitate the acquisition or ownership of, or solicit the acquisition of, by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of any Voting Securities, or securities of Parent that are convertible, exchangeable or exercisable into Voting Securities, other than (A) as a result of any stock split, stock dividend, subdivision, recapitalization or similar reorganization of Voting Securities effected by Parent or (B) issuances by Parent of Voting Securities or options, warrants or other rights to acquire Voting Securities (or the exercise thereof) to any Investor Director as compensation for his or her membership on the Parent Board; provided that, in the event of any offer, sale or issuance of Parent Common Stock or other Equity Interests of Parent following the Closing Date, this clause (i) shall not prohibit the Investor from acquiring securities of Parent in order to maintain the Investor Percentage Interest as of the Closing Date;

(ii) deposit any Voting Securities into a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other Contract, or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 1.10 or (B) otherwise to Parent or a Person specified by Parent in a proxy card provided to shareholders of Parent by or on behalf of Parent );

(iii) enter, agree to enter, publicly propose or offer to enter into, or make any public announcement with respect to, or knowingly facilitate or encourage, any merger, business combination, recapitalization, restructuring, change in control transaction, sale of all or a material portion of the assets of Parent or any of its Subsidiaries or other similar extraordinary transaction involving Parent or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Parent Board and there has otherwise been no breach of this Section 2.3 in connection with or relating to such transaction);

(iv) make, or knowingly facilitate, encourage or otherwise participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any Voting Securities;

(v) call, or seek to call, a meeting of the shareholders of Parent or initiate any shareholder proposal for action by shareholders of Parent, including action by written consent;

(vi) form, join or in any way participate in a Group (other than with its Permitted Transferee that is bound by the restrictions of this Section 2.3(a) or a Group which consists solely of the Investor and any of its Controlled Affiliates), with respect to any Voting Securities;

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Parent (provided, that this clause (vii) shall in no way limit the activities of any Investor Director taken in good faith in his or her capacity as a Director);

(viii) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Voting Securities to any third party;

(ix) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing; or

(x) advise, assist, knowingly encourage, knowingly act as a financing source for, enter into any discussions, negotiations, agreements, or arrangements or other Contracts with or otherwise knowingly invest in any other Person in connection with any of the foregoing;

provided that, notwithstanding anything to the contrary in this Section 2.3(a), (1) the Investor and any of its Affiliates may at any time (A) initiate and engage in private discussions with, and submit non-public, confidential proposals to, the Parent Board (or any committee or other designee thereof) or (B) make a confidential request to Parent seeking an amendment or waiver of this Section 2.3(a), in each case so long as such proposals or requests do not require public disclosure and the making of such proposal or request would not reasonably be expected to require Parent to make a public announcement of its receipt and (2) for the avoidance of doubt, (A) (x) the consummation of the transactions contemplated by the Merger Agreement and (y) the Investor’s exercise of its rights or the performance of its obligations in accordance with any other Transaction Documents shall not be deemed violations of this Section 2.3(a) and (B) nothing in this Section 2.3(a) shall limit the ability of any Investor Director to vote or otherwise exercise its fiduciary duties, in each case in such Investor Director’s capacity as a member of the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board).

(b) The Investor further agrees that, during the Standstill Period, it shall not, directly or indirectly, and shall not permit any of its Controlled Affiliates or any of its Representatives acting on its behalf or at its direction, directly or indirectly, to (x) publicly request Parent to amend or waive any provision of this Section 2.3 (including this sentence) or (y) take any action that would reasonably be expected to require Parent to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or any other matter described in this Section 2.3.

(c) Notwithstanding the foregoing, this Section 2.3 shall not prevent, limit or affect in any matter whatsoever, (i) the Investor or any of its Affiliates from engaging in any activities on behalf of clients in connection with brokerage, custodial, discretionary and other money and asset management, mutual and other similar fund or research businesses, activities and services in the ordinary course of its business; provided that the purpose of the Investor or its Affiliates is not to avoid the provisions of this Section 2.3, (ii) the Investor from designating any Investor Designee in accordance with this Agreement or taking any action to cause such Investor Designee to be appointed to the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board) or (iii) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties, in each case in such Investor Director’s capacity as a member of the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board).

(d) “Standstill Period” means the period from the Closing Date until the Second Threshold Date.

(e) The restrictions in this Section 2.3 shall not apply during any Material Parent Breach Period; it being understood, for the avoidance of doubt, that the restrictions in this Section 2.3 shall apply from and after termination of any Material Parent Breach Period by reason of a cure of the material breach giving rise to such Material Parent Breach Period.

2.4 Preemptive Rights.

(a) Until the Second Threshold Date, if Parent proposes to issue a number of shares of Parent Common Stock constituting more than 2% of the shares of Common Stock of Parent then outstanding, other than in an Exempt Issuance, then Parent shall:

(i) give written notice to the Investor Parties (no less than five (5) Business Days prior to the closing of such issuance or, if Parent reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period (which shall not be less than three (3) Business Days, and which shall be as long as commercially practicable), setting forth in reasonable detail (A) the expected price (which may be a formula or unspecified future closing price) and other terms of the proposed sale of such Parent Common Stock and (B) the amount of such Parent Common Stock proposed to be issued (the “Proposed Securities”); provided that following the delivery of such notice, Parent shall deliver to the Investor Parties any such information the Investor Parties may reasonably request in order to evaluate the proposed issuance, except that Parent shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the other proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities (in the aggregate, pro rata among the Investor Parties) equal to the Investor Percentage Interest (calculated as of immediately prior to the issuance of the Proposed Securities).

(b) The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by irrevocable written notice to Parent, to accept Parent’s offer and irrevocably commit to purchase any or all of the Proposed Securities offered to be sold by Parent to the Investor Parties on the terms specified in such notice from Parent, which notice must be given within three (3) Business Days after receipt of such notice from Parent (or such shorter period if the notice by Parent was sent in accordance with the preceding paragraph less than three (3) Business Days prior to the proposed issuance date, and in no event less than two (2) Business Days) (the failure of the Investor to respond within such time period shall be deemed a waiver of the Investor Parties’ rights under this Section 2.4 with respect to the applicable issuance of Proposed Securities). The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the Investor Parties may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority. Upon the expiration of the offering period described above, Parent will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the 90 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 2.4(a). Any Proposed Securities offered or sold by Parent after such 90-day period must be reoffered to issue or sell to the Investor Parties pursuant to and subject to the terms of this Section 2.4. Notwithstanding anything in this Section 2.4 to the contrary, Parent shall not be under any obligation to consummate any proposed issuance of Proposed Securities giving rise to the preemptive rights set forth in this Section 2.4, and there shall be no liability on the part of Parent or any other person to any of the Investor Parties, their Affiliates or any other person if Parent does not consummate a previously proposed issuance of Proposed securities, regardless of whether the Investor Parties have delivered an irrevocable notice pursuant to this Section 2.4(b).

(c) The election by the Investor, on behalf of the applicable Investor Parties, not to exercise its subscription rights under this Section 2.4 in any one instance shall not affect their right as to any subsequent proposed issuance.

(d) In the case of an issuance subject to this Section 2.4(d) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Parent Board.

(e) Parent shall have no obligations pursuant to this Section 2.4 (including any obligation to offer to issue and sell to the Investor Parties any Proposed Securities) if the Parent board reasonably determines in good faith, after consultation with the Investor and supported by the written advice of outside counsel to Parent, that the exercise of the Investor Parties’ rights under this Section 2.4 would reasonably be expected to result in a materially adverse tax, accounting, legal or regulatory consequence to Parent or any of its Subsidiaries (which for the avoidance of doubt does not include the occurrence of a CBC Act Effect).

ARTICLE III

NON-COMPETE AND NON-SOLICITATION

3.1 Non-Compete.

(a) Until the later of (x) the expiration of the Standstill Period and (y) the second (2nd) anniversary of the Closing Date, except as permitted by this Section 3.1, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly (whether alone or jointly with another Person): (i) operate, engage in or carry on any Restricted Activities or (ii) have any type of ownership in or right to acquire any equity ownership in any Person that engages in any Restricted Activities.

(b) “Restricted Activities” means owning, managing, operating, or engaging in any of the businesses that the Company or any of its Subsidiaries owned, managed, operated or engaged in as of immediately prior to the Closing in the U.S. or other geographic regions in which the Company or any of its Subsidiaries engaged in such businesses as of immediately prior to the Closing, including, but not limited to, (i) the business of accepting deposits in the U.S. or from customers based in or located in the U.S., (ii) the business of commercial lending in the U.S. or to customers based in or located in the U.S. and (iii) asset management, wealth management, broker-dealer, insurance and venture capital businesses conducted (x) in the countries in which the Company or any of its Subsidiaries conducted such activities as of immediately prior to the Closing (including the U.S., Mexico and Latin America) or (y) with any clients of the Company or its Subsidiaries as of immediately prior to the Closing.

(c) Notwithstanding the foregoing, this Section 3.1 will not prohibit or otherwise limit the Investor or any of its Affiliates from: (i) owning or holding up to 10% of the outstanding Equity Interests of any Person, including any such Person engaged in Restricted Activities; (ii) owning or holding Equity Interests in financial companies that do not hold banking licenses constituting less than 20% of the outstanding Equity Interests in any such company; (iii) owning, holding or exercising rights of ownership with respect to any Equity Interest in a fiduciary or agency capacity or otherwise for the benefit of a third party; (iv) merging, consolidating or otherwise engaging in a business combination with, or selling substantially all of its assets to any third party engaged in Restricted Activities; provided, that in the case of any such merger, consolidation or business combination, immediately following consummation of such transaction, the Investor, its Affiliates and their respective stockholders, in the aggregate, immediately prior to such transaction own less than 25% of the Equity Interests in the surviving entity or its ultimate parent, as applicable; (v) acquiring any business or business unit or division that generates less than 20% of its revenues from Restricted Activities in the last fiscal year prior to such acquisition; (vi) engaging in the business of accepting deposits or commercial lending, in each case, with customers (whether such Persons were or were not customers as of the date hereof) of the Investor or any of its Affiliates (not including, for the avoidance of doubt, the Company or any of its Subsidiaries) in each case, to the extent such business is conducted in the U.S., in the manner in which Investor or any of its Affiliates (other than the Company and its Subsidiaries) engaged in such business in the U.S. as of the date of the Merger Agreement; (vii) engaging in lending in the U.S. or to customers based in or located in the U.S. by virtue of participating in a lending syndicate or other loan participation, in each case arranged by a third party; or (viii) engaging in business activities in which the Investor or any of its Affiliates (not including, for the avoidance of doubt, the Company or any of its Subsidiaries) engaged in on or prior to the date of the Merger Agreement, in each case, to the extent such business is conducted in the U.S., in the manner in which Investor or any of its Affiliates (other than the

Company and its Subsidiaries) engaged in such business activities in the U.S. as of the date of the Merger Agreement.

3.2 Non-Solicitation.

(a) Until the later of (x) the expiration of the Standstill Period and (y) the second (2nd) anniversary of the Closing Date, the Investor covenants and agrees that, to the fullest extent permitted by Applicable Law, the Investor shall not, and shall cause its Affiliates not to, without the prior written consent of Parent, directly or indirectly (whether alone or jointly with another Person), (a) hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor) any individual who is an employee or officer of Parent or any of its Affiliates, including the Company and its Subsidiaries, as of immediately following the Closing with a title of Vice President or more senior and, solely with respect to such employees or officers of Parent or any of its Affiliates who as of immediately prior to the Closing were not employees or officers of the Company or any of its Subsidiaries, with whom the Investor has had contact or who (or whose performance) became known to the Investor in connection with the negotiation of the transactions contemplated by the Merger Agreement or (b) otherwise knowingly encourage any such individual to terminate his or her employment or service to Parent or its Affiliates; provided, however, that the restrictions of this Section 3.2(a) shall not prohibit (i) solicitation of any individual through any general advertisement, or any search firm, placement agency or recruiting agency engagement which, in any such case, is not directed or targeted at any such individual, (ii) solicitation of or hiring any individual whose employment with Parent or its applicable Affiliate terminated after the Closing and at least six (6) months prior to the commencement of employment discussions with such individual or (iii) solicitation of or hiring any individual who has, without any encouragement from the Investor or any of its Affiliates, relocated (on a full-time basis) or otherwise changed their permanent residence to Israel.

(b) Until the second (2nd) anniversary of the Closing Date, Parent covenants and agrees that, to the fullest extent permitted by Applicable Law, Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Investor, directly or indirectly (whether alone or jointly with another Person), (a) hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor) any individual who is an employee or officer of the Investor or any of its Affiliates as of immediately following the Closing constituting a “Forum 100” or more senior employee or officer and with whom Parent has had contact or who (or whose performance) became known to Parent in connection with the negotiation of the transactions contemplated by the Merger Agreement or (b) otherwise knowingly encourage any such individual to terminate his or her employment or service to the Investor or its Affiliates; provided, however, that the restrictions of this Section 3.2(b) shall not prohibit (i) solicitation of any individual through any general advertisement, or any search firm, placement agency or recruiting agency engagement which, in any such case, is not directed or targeted at any such individual, or (ii) solicitation of or hiring any individual whose employment with the Investor or its applicable Affiliate terminated after the Closing and at least six (6) months prior to the commencement of employment discussions with such individual or (iii) solicitation of or hiring any individual who has, without any encouragement from Parent or any of its Affiliates, relocated (on a full-time basis) or otherwise changed their permanent address to the U.S.

3.3 Remedies. The Investor and Parent recognize that the territorial, time and scope limitations set forth in this Article III are reasonable and are properly required for the protection of the parties’ legitimate interests in client and employee relationships, goodwill and trade secrets. For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Article III by a party hereto or any of its Affiliates, the other party hereto, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Article III in accordance with Section 8.9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Investor. The Investor hereby represents and warrants to Parent as follows:

(a) The Investor: (i) is acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, (iv) understands that the Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom, (v) has carefully considered the potential risks relating to Parent and the acquisition of the Shares, (vi) has had the opportunity to ask questions of, and receive answers from Parent concerning the terms and conditions of the investment and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it has had access, and (vii) has made, either alone or together with its advisors, such independent investigation of Parent as it deems to be, or its advisors deem to be, necessary or advisable in connection with this investment.

(b) The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Investor has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(c) The execution and delivery by the Investor of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) its organizational documents or (z) any material contract or agreement to which it is a party.

(d) The execution and delivery by the Investor of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(e) This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The Investor does not, as of the date hereof, Beneficially Own any Voting Securities, other than any Voting Securities acquired pursuant to the Merger Agreement.

(g) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which it has a contractual obligation with respect to the voting or Transfer of any Voting Securities or which are otherwise inconsistent with or conflict with any provision of this Agreement.

4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Investor as follows:

(a) Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by Parent of this Agreement and the performance of the obligations of Parent under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of Parent or (z) any material contract or agreement to which Parent is a party.

(c) The execution and delivery by Parent of this Agreement and the performance of the obligations of Parent under this Agreement have been duly authorized by all necessary corporate action on the part of Parent and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE V

REGISTRATION

5.1 Demand Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof (x) solely during any period that Parent is then-ineligible under Applicable Law to register Registrable Securities on Form S-3 pursuant to Section 5.3 or (y) following the expiration of Parent’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 5.3(b), but only if there is no Shelf Registration Statement then in effect, the Investor shall be entitled to make five (5) written requests of Parent (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by the Investor that equals or is greater than the Registrable Amount (a “Demand Registration”); provided that Investor shall not be entitled to make more than two (2) Demands during any twelve (12)-month period. Thereupon Parent will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which Parent has been so requested to register by the Investor for disposition in accordance with the intended method of disposition stated in such Demand; and

(ii) all shares of Parent Common Stock which Parent may elect to register in connection with any offering of Registrable Securities pursuant to this Section 5.1;

but, in each case, subject to Section 5.1(g), and all to the extent necessary to permit the orderly disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Parent Common Stock, if any, to be so registered; provided, that Parent may use a registration statement on Form S-3 or any successor form thereto if Parent would qualify to use such form within thirty (30) days after the date on which the Demand Registration is given and Parent shall not be required to file such registration statement until it is so qualified.

(b) A Demand shall specify: (i) the number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, including whether such Demand Registration will be an Underwritten Offering and (iii) the estimated gross proceeds of such Demand Registration, which may not be less than the Registrable Amount.

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least sixty (60) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of Parent or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to sixty (60) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority such that no sales are possible thereunder for a period of ten (10) consecutive days or more, other than by reason of any act or omission by the Investor.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be reasonably selected by Parent and reasonably acceptable to the Investor.

(e) Parent shall not be obligated to (i) subject to Section 5.1(b), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than ninety (90) days or (ii) effect any Demand Registration (A) within six (6) months of a “firm commitment” Underwritten Offering in which the Investor was offered “piggyback” rights pursuant to Section 5.2 (subject to Section 5.2(b)) and at least 75% of the number of Registrable Securities requested by the Investor to be included in such Demand Registration were included and sold, (B) within six (6) months of the completion of any other Demand Registration (including any Underwritten Offering pursuant to any Shelf Registration Statement), (C) if, in Parent’s reasonable judgment, it is not feasible for Parent to proceed with the Demand Registration because of the unavailability of audited or other required financial statements or other required information; provided, that Parent shall use its commercially reasonable efforts to obtain such financial statements or information as promptly as practicable or (D) for an amount that is less than the Registrable Amount.

(f) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone (upon written notice to the Investor) the filing or the effectiveness of, or suspend the use of, a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. The Investor agrees to suspend the use of any registration statement in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities upon receipt of such notice. In the event of a Blackout Period under clause (ii) of the definition thereof, Parent shall deliver to the Investor a certificate signed by either the chief executive officer or the chief financial officer of Parent certifying that the conditions described in clause (ii) of the definition of Blackout Period are met.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) Parent that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Demand Registration, then Parent shall include in such registration statement only such securities as Parent is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Investor, which, in the opinion of the lead managing underwriter(s), can be sold without such an effect; (ii) second, securities Parent proposes to sell; and (iii) third, all other securities of Parent duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by Parent.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Investor shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed).

(i) The Investor may, by written notice to Parent, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable registration statement; provided, that the Investor reimburses Parent for all reasonable, out-of-pocket expenses incurred by Parent in connection with such Demand Registration. Upon receipt of notice from the Investor to such effect, or if such withdrawal shall reduce the number of Registrable Securities sought to be included in such Demand Registration below the Registrable Amount, Parent shall cease all efforts to seek effectiveness of the applicable registration statement, unless Parent intends to effect a primary offering of securities pursuant to such registration statement. In any such event, such Demand Registration shall count as a Demand Registration for purposes of the limitations set forth in Section 5.1(a).

5.2 Piggyback Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, whenever Parent proposes to register any Parent Common Stock under the Securities Act (other than a registration by Parent (i) on Form S-4 or any successor form thereto (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (ii) on Form S-8 or any successor form thereto (or other registration solely relating to an offering or sale to employees or directors of Parent pursuant to any employee stock plan or other employee benefit arrangement), (iii) on a Shelf Registration Statement, (iv) in connection with any dividend or distribution reinvestment or similar plan or (v) pursuant to Section 5.1) (such registration other than those referred to in the immediately preceding parenthetical, a “Piggyback Registration”), whether for its own account or for the account of others, Parent shall give the Investor prompt written notice thereof (but not less than seven (7) Business Days prior to the filing by Parent with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Parent Common Stock proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by Parent of the proposed minimum offering price of such shares of Parent Common Stock, in each case to the extent then known. Subject to Section 5.2(b), Parent shall include in each such Piggyback Registration all Registrable Securities held by the Investor with respect to which Parent has received a written request (which written request shall specify the number of Registrable Securities requested to be disposed of by the Investor) for inclusion therein within four (4) Business Days after such Piggyback Notice is received by the Investor.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises Parent that, in its opinion, the inclusion of all the shares of Parent Common Stock sought to be included in such Piggyback Registration by (i) Parent, (ii) other Persons who have sought to have shares of Parent Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Investor and (iv) any other proposed sellers of shares of Parent Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Piggyback Registration, then Parent shall include in the registration statement applicable to such Piggyback Registration only such shares of Parent Common Stock as Parent is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for Parent’s own account, then (A) first, such number of shares of Parent Common Stock to be sold by Parent, and (B) second, Registrable Securities of the Investor and shares of Parent Common Stock sought to be registered by Other Demanding Sellers and by Other Proposed Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by the Investor and the number of shares of Parent Common Stock proposed to be sold by such Other Demanding Sellers and by such Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for Parent’s own account, then (A) first, such number of shares of Parent Common Stock sought to be registered by the Other Demanding Sellers, (B) second, shares of Parent Common Stock to be sold by Parent, and (C) third, Registrable Securities of the Investor and shares of Parent Common Stock sought to be registered by Other Proposed Sellers, pro rata on the basis of the number of shares of Parent Common Stock proposed to be sold by the Investor and the number of shares of Parent Common Stock proposed to be sold by such Other Proposed Sellers.

(c) In connection with any Underwritten Offering under this Section 5.2, Parent shall not be required to include the Registrable Securities of the Investor in the Underwritten Offering unless the Investor accepts the terms of the underwriting as agreed upon between Parent and the lead managing underwriter(s), which shall be selected by the Parent.

(d) If, at any time after giving written notice of its intention to register any shares of Parent Common Stock as set forth in this Section 5.2, Parent shall determine for any reason not to register such shares of Parent Common Stock, Parent may, at its election, give written notice of such determination to the Investor and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration.

5.3 Shelf Registration Statement.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to Parent, the Investor may by written notice delivered to Parent (the “Shelf Notice”) require Parent to use commercially reasonable efforts to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by the Investor that equals or is greater than the Registrable Amount. Notwithstanding the foregoing, to the extent that upon the expiration of the Restricted Period, Parent is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), a Shelf Notice shall not be required and Parent shall use commercially reasonable efforts to file, as soon as reasonably practicable following the expiration of the Restricted Period, the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by the Investor. Parent shall be deemed to have satisfied its obligations under this Section 5.3(a) if such Registrable Securities have been registered on the Shelf Registration Statement contemplated by Section 5.16 of the Merger Agreement and for so long as such Registration Statement remains effective, it being understood that, notwithstanding the effectiveness of such Registration Statement or anything herein to the contrary, the Investor shall not be entitled to deliver a Take-Down Notice until the expiration of the Restricted Period, and the Transfer restrictions contained in Article II shall continue to apply in all respects in accordance with their terms.

(b) Subject to Section 5.3(c), Parent will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) three (3) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which this Agreement terminates pursuant to Section 8.1.

(c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled, from time to time, by providing written notice to the Investor, to require the Investor to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period and the Investor agrees to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities upon receipt of such notice. In the event of a Blackout Period under clause (ii) of the definition thereof, Parent shall deliver to the Investor a certificate signed by either the chief executive officer or the chief financial officer of Parent certifying that the conditions described in clause (ii) of the definition of Blackout Period are met.

(d) At any time that a Shelf Registration Statement is effective, if the Investor delivers a notice to Parent (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then Parent shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering; provided, that Parent shall not be obligated to effect more than two (2) Shelf Offerings during any twelve (12)-month period or to effect any Shelf Offering for less than the Registrable Amount.

(e) In connection with any Shelf Offering, if the lead managing underwriter(s) advises Parent and the Investor that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Shelf Offering would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Shelf Offering, then there shall be included in such Shelf Offering only such securities as the Investor is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 5.1(g). Except as otherwise expressly specified in this Section 5.3, any Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article V as would be applicable to a Demand Registration (i.e., as if such Shelf Offering were a Demand Registration), including Section 5.1(e)(ii), Section 5.1(g) and Section 5.1(i).

(f) If any of the Registrable Securities is to be sold in a Shelf Offering initiated by the Investor, the Investor shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed).

5.4 Holdback Agreements. In connection with any Underwritten Offering, the Investor agrees to enter into customary agreements restricting the public sale or distribution of equity securities of Parent (including sales pursuant to Rule 144 under the Securities Act) to the extent required by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than seven (7) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s). If any Demand Registration or Shelf Offering involves an Underwritten Offering, Parent will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days after the effective date of such registration except as may otherwise be agreed between Parent and the lead managing underwriter(s) of such Underwritten Offering.

5.5 Registration Procedures.

(a) If and whenever Parent is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 5.1 or Section 5.3, Parent shall as promptly as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article V; provided, however, that Parent may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, Parent will furnish to the Investor, its counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to Parent’s books and records, officers, accountants and other advisors; provided, that Parent shall not have any obligation to modify any information if Parent reasonably expects that so doing would cause (i) the registration statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the prospectus to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article V, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, as promptly as reasonably practicable, include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after Parent has received such request; provided, however, that Parent shall not be required to take any actions under this Section 5.5(a)(iii) that are not, in the opinion of counsel for Parent, in compliance with Applicable Law;

(iv) furnish to the Investor and each underwriter, if any, of the securities being sold by the Investor such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as the Investor and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Investor;

(v) use commercially reasonable efforts to register or qualify or cooperate with the Investor, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Investor and any underwriter of the securities being sold by the Investor shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary to enable the Investor and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor, except that Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed;

(vii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(viii) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings, which the Investor shall also be required to enter into) and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities;

(ix) in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the Investor and underwriter(s) (A) opinions of counsel for Parent, covering the legal matters customarily covered in opinions requested of legal counsel to issuers in underwritten secondary offerings and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified Parent’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(x) make available for inspection by the Investor, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by the Investor or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and instruments of Parent and other relevant information of Parent (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that Parent shall not be required to provide any information under this clause (x) if (A) Parent believes, after consultation with counsel for Parent, that to do so would cause Parent to forfeit an attorney-client or other applicable privilege that was applicable to such information or (B) if either (1) Parent has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) Parent reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless, prior to furnishing any such information with respect to clause (1) or (2), the Investor enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to Parent; provided, further, that the Investor agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to Parent and allow Parent, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xi) as promptly as practicable notify the Investor and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of Parent contained in any underwriting agreement contemplated by Section 5.5(a)(viii) cease to be true and correct in any material respect; and (F) upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Investor, promptly prepare and furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiii) cooperate with the Investor and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or the Investor may request and keep available and make available to Parent’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xv) have appropriate officers of Parent prepare and make presentations at a reasonable and customary number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Investor and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) Parent may require the Investor and each underwriter, if any, to furnish Parent in writing such information regarding the Investor or underwriter and the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing to complete or amend the information required by such registration statement. The Investor shall as promptly as practicable notify in writing Parent and the underwriters, if any, with respect to any registered offering of Registrable Securities if at any time the representations and warranties of the Investor contained in any underwriting agreement cease to be true and correct in any material respect and upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference, to the extent based on information provided by the Investor, untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent based on information provided by the Investor.

(c) The Investor agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.5(a)(xi), the Investor shall forthwith discontinue the Investor’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.5(a)(xi), or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that Parent shall extend the time periods under Section 5.1(b) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3 (or any successor form), Parent shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Parent under the Exchange Act, at any time when Parent is subject to such reporting requirements; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by Parent as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed or furnished by Parent with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

5.6 Registration Expenses. All fees and expenses incident to Parent’s performance of its obligations under this Article V, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of Parent’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions) and (e) expenses of Parent incurred in connection with any “road show”, shall be borne solely by Parent whether or not any registration statement is filed or becomes effective. The Investor shall pay (i) all underwriters’, brokers’ or dealers’ discounts or commissions and transfer taxes, if any, relating to the sale of the Investor’s Registrable Securities pursuant to any registration, (ii) all underwriters’, brokers’ or dealers’ expenses, including road show and travel expenses and (iii) its legal fees and expenses.

5.7 Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, Parent shall notify the Investor, if the Investor has timely provided the requisite notice hereunder entitling the Investor to register Registrable Securities in such registration statement, of the information, documents and instruments from the Investor that Parent or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If Parent has not received, on or before the second (2nd) Business Day before the expected filing date, the Requested Information from the Investor, Parent may file the registration statement without including Registrable Securities of the Investor. The failure to so include in any registration statement the Registrable Securities of the Investor (with regard to that registration statement) shall not result in any liability on the part of Parent to such holder.

5.8 Registration Indemnification.

(a) Parent agrees to indemnify and hold harmless, to the fullest extent permitted by Applicable Law, the Investor and its Affiliates and their respective officers, directors, employees, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Investor or such other indemnified Person and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of or resulting from any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus filed pursuant to this Agreement or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.8(a)) will reimburse the Investor, each of its Affiliates, and each of their respective officers, directors, employees, accountants, attorneys and agents, and each such Person who controls the Investor and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except in each case insofar as the same are caused by any information furnished to Parent by any other party expressly for use therein.

(b) In connection with any registration statement in which the Investor is participating the Investor shall indemnify Parent and its Affiliates and their respective officers, directors, employees, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Parent or such other indemnified Person and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, from and against all Losses, as incurred, arising out of or resulting from any untrue statement (or alleged untrue statement) of material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus filed pursuant to this Agreement or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.8(b)) will reimburse Parent, each of its Affiliates, and each of their respective officers, directors, employees, accountants, attorneys and agents, and each such Person who controls Parent and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with information furnished to Parent by the Investor for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, the Investor shall not be required to provide indemnification in excess of the amount received in the aggregate by the Investor and its Affiliates from its sale of Registrable Securities in connection with the offering that gave rise to the indemnification obligation.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party (based upon advice of its counsel) reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for all indemnified parties in connection therewith)). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Investor shall not be required to make a contribution in excess of the amount received by the Investor from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VI

PRE-CLOSING REORGANIZATION AND TRANSACTION EXPENSES INDEMNITY

6.1 Pre-Closing Reorganization Indemnification. Subject to the provisions of this Article VI, from and after the Closing, the Investor shall indemnify, defend and hold harmless Parent, its Affiliates and each of their respective officers, directors, employees, agents and other representatives (each, a “Parent Indemnitee”) against and from any and all Losses actually incurred, paid or otherwise suffered, directly or indirectly, by the Parent Indemnitees as a result of, based upon or arising out of any claims made, or actions or proceedings initiated, in each case, by or on behalf of any former holder of any Equity Interests of the Company Bank Subsidiary or any Person claiming to be such a former holder, with respect to any matter, event, state of facts or occurrence in connection with, arising out of or as a result of effecting all or any part of the Pre-Closing Reorganization (as defined in the Merger Agreement). The procedures and matters set forth in Sections 5.8(c) and 5.8(d) shall apply to the indemnification contemplated by this Section 6.1 mutatis mutandis. Without limiting the foregoing, within five (5) Business Days of the Closing, Investor shall promptly pay to Parent, by wire transfer of immediately available funds, cash in an amount equal to the aggregate amount of cash paid to minority stockholders of the Company Bank Subsidiary in connection with the Pre-Closing Reorganization, solely to the extent such amounts were not (i) set-off against the Per Share Cash Consideration paid to the Investor or any of its Affiliates that is a stockholder of the Company in connection with the Merger or (ii) otherwise paid by the Investor or any of its Affiliates (other than the Company and its Subsidiaries) at or prior to the Closing.

6.2 Non-Specified Transaction Expenses. Subject to the provisions of this Article VI, from and after the Closing, the Investor shall indemnify, defend and hold harmless Parent and its Affiliates against and from, and shall promptly upon Parent’s written request reimburse Parent or its applicable Affiliates for, any Excess Transaction Expenses (whether discovered prior to or following the Closing). “Excess Transaction Expenses” means Transaction Expenses (as defined in the Merger Agreement) that, if accounted for in the calculation of the Excess Transaction Expenses Amount (as defined in the Merger Agreement) at and prior to the Closing in accordance with and for purposes of the Merger Agreement, would have resulted in the Per Share Excess Transaction Expenses Amount (as defined in the Merger Agreement) being greater than the Per Share Excess Transaction Expenses Amount actually used by the parties to the Merger Agreement for the purposes of determining the Per Share Cash Consideration paid at the Closing. The procedures and matters set forth in Sections 5.8(c) and 5.8(d) shall apply to the indemnification contemplated by this Section 6.2 mutatis mutandis.

ARTICLE VII

DEFINITIONS

7.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person, unless otherwise specified, has the same meaning as set forth in Section 2(a)(2) of the BHC Act and Regulation Y of the Federal Reserve Board, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that the Investor shall not be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement (provided, for the avoidance of doubt, that Company and its Subsidiaries following the Closing will cease to be Affiliates of the Investor and will be Affiliates of Parent).

“Applicable Law” means, with respect to any Person, all applicable U.S., non-U.S. or transnational federal, state or local Laws.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“BHC Act” means the Bank Holding Company Act of 1956 and the rules and regulations promulgated thereunder.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of Parent are not permitted to trade under the insider trading policy of Parent then in effect, (ii) in the event that Parent determines in good faith that the registration would reasonably be expected to materially adversely affect or materially impede, delay or interfere with any bona fide financing of Parent, any corporate reorganization, development or plan or any material transaction under consideration by Parent or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, (iii) if an event occurs as a result of which the registration statement or any related prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the registration statement, file a new registration statement or supplement any related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, or (iv) upon issuance by the Commission of a stop order suspending the effectiveness of any registration statement with respect to Registrable Securities or the initiation of legal proceedings with respect to such registration statement under Section 8(d) or 8(e) of the Securities Act; provided, that a Blackout Period described in clause (ii) may not occur more than two (2) times in any period of twelve (12) consecutive months or for a period of more than ninety (90) consecutive days.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York or Tel Aviv, Israel, on which banks are open in New York, New York and Tel Aviv, Israel for general commercial business.

“CBC Act” means the Change in Bank Control Act of 1978.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of Parent to any Person or Group;

(b) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Securities of Parent (or any Person which controls Parent or which is a successor to all or substantially all of the assets of Parent), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of Parent with or into another Person in which the holders of Voting Securities of Parent as of immediately prior to such merger cease to hold at least 50% of the outstanding equity or voting securities of Parent (or the surviving corporation in such merger or the ultimate parent thereof) immediately following such merger.

“Class of Voting Shares” has the same meaning given to that term in Section 225.2(q)(3) of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. § 225.2(q)(3)).

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all confidential and/or non-public information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of the Investor or its Representatives from or on behalf of Parent or its Representatives, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Investor or any of its Representatives, (ii) was or becomes available to the Investor or any of its Representatives on a non-confidential basis from a source other than Parent or its Representatives; provided that the source thereof is not known by the Investor or its Representatives to be bound by an obligation of confidentiality to Parent or its Subsidiaries in respect of such information, or (iii) is independently developed by the Investor or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by the specified Person.

“Equity Interest” means any share of capital stock or other class of equity securities of a Person, whether voting or non-voting.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“First Threshold Date” means the first date on which the number of shares of Parent Common Stock owned by the Investor and its Permitted Transferees, in the aggregate, is less than [●]4 (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

[4]	Note to Draft: To equal 12.5% of the number of shares of Parent Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Investor Designee” means an individual designated in writing by the Investor for election or appointment to the Parent Board. For the avoidance of doubt, the term Investor Designee does not include an Investor Observer.

“Investor Director” means an Investor Designee who has been elected or appointed to the Parent Board. For the avoidance of doubt, the term Investor Director does not include an Investor Observer.

“Investor Observer” means an individual designated in writing by the Investor to be a non-voting observer on the Parent Board and the Parent Bank Board; provided that, until the first anniversary of the Closing Date, the Investor Observer shall be Hanan Friedman.

“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom Shares are transferred pursuant to and in accordance with Section 2.1.

“Investor Percentage Interest” means the percentage calculated by dividing (x) the number of Voting Securities that are, as of the date of such calculation, Beneficially Owned by the Investor Parties, in the aggregate, by (y) the number of issued and outstanding Voting Securities as of the date of such calculation.

“Laws” means laws, statutes, binding Orders, rules, and regulations, ordinances, directives, treaties, rules of common law and rules of any applicable SRO.

“Material Parent Breach Period” means a period in which the Investor Parties have complied in all material respects with their respective obligations under this Agreement and Parent is in material breach of any of its obligations under Section 1.1, 1.2, 1.3, 1.4 or 1.5 hereof and such breach continues for, and is not cured by, fifteen (15) Business Days after Parent has received written notice thereof from the Investor and such breach has not been waived in writing by the Investor; provided, that such a period shall terminate upon the cure of any such material breach giving rise to the commencement of such Material Parent Breach Period.

“Nonvoting Parent Common Stock” means shares of common stock, no par value, shares of preferred stock, no par value, or other securities issued by Parent, in each case with substantially identical rights in all respects as Parent Common Stock, except that Nonvoting Parent Common Stock shall provide the holder with no voting or consent rights, provided that such Nonvoting Parent Common Stock shall nevertheless be permitted to vote on any matter that would significantly and adversely affect the rights of the Nonvoting Parent Common Stock relative to the economic rights of Parent Common Stock or the voting rights described in this sentence. Nonvoting Parent Common Stock shall continue to be non-voting for as long as it is owned or controlled by Investor, or any other assignee or transferee of Investor; provided, however, that any such Nonvoting Parent Common Stock may convert to Parent Common Stock in the hands of a third party that is not an Affiliate of Investor or assignee or transferee of Investor, but only if such Nonvoting Parent Common Stock is assigned or transferred to a person that is not an Affiliate of the assignor or transferor and such assignment or transfer is (i) to the Parent, (ii) in a transaction in which no assignee or transferee (or group of associated assignees or transferees) would receive 2% or more of the outstanding shares of any class of Voting Securities of the Parent, (iii) in a widespread public distribution, or (iv) to an assignee or transferee that would control more than 50% of every class of Voting Securities of the Parent without any transfer from the assignor or transferor.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Parent Regulatory Agency” means (i) any state regulatory authority, (ii) the Commission, (iii) the Federal Reserve Board, (iv) the U.S. Commodity Futures Trading Commission, (v) the Office of the Comptroller of the Currency, (vi) the Federal Deposit Insurance Corporation, (vii) the Consumer Financial Protection Bureau, (viii) any foreign regulatory authority and (ix) any SRO.

“Person” an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $100 million (based on the anticipated offering price (as reasonably determined in good faith by Parent)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the Investor.

“Registrable Securities” means the Shares Beneficially Owned by the Investor and any shares of Parent Common Stock received by the Investor in respect of the Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction, together with any shares of Parent Common Stock acquired by the Investor in connection with the exercise of the Investor Parties’ rights under Section 2.4; provided, that any such Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act, (iii) they become eligible for sale pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions or (iv) they shall have ceased to be outstanding.

“Second Threshold Date” means the first date on which the number of shares of Parent Common Stock owned by the Investor and its Permitted Transferees, in the aggregate, is less than [●]5 (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Share Aggregation Event” means the Investor or the Parent are informed by the Federal Reserve that it deems the Investor to or would, following the occurrence of a proposed action (including entry into a voting agreement or similar agreement by the Parent with one or more holders of Voting Securities (other than the Investor)) deem the Investor to (it being understood that, subject to Section 1.10(d) of this Agreement, a Share Aggregation event would only be deemed to have occurred upon the occurrence of such proposed action) (x) control the Voting Securities of another holder of Voting Securities for purposes of the BHC Act or CBC Act or (y) be acting in concert with another holder of Voting Securities for purposes of the BHC Act or CBC Act, in either case solely as a result of Investor’s compliance with its obligations pursuant to Section 1.10 of this Agreement (and not, for the avoidance of doubt, as a result of any other action by Investor or any of its Affiliates, including any action in violation of Section 2.3).

“Shares” means the shares of Parent Common Stock issued to the Investor pursuant to the Merger Agreement (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

[5]	Note to Draft: To equal 5.0% of the number of shares of Parent Common Stock issued and outstanding as of immediately following (and giving effect to) the Merger.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (iii) any other securities exchange.

“Subsidiary” means, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty (50%) of the equity interests of which, is owned directly or indirectly by such first Person.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap, put option, derivative, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, derivative, put option, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise; provided that a “Transfer” will not include (A) the granting of a pledge, lien or other security interest over any capital stock or interest in any capital stock to a nationally recognized bank or broker-dealer in connection with any bona fide financing arrangements (including any bona fide margin loan transaction) entered into with any such nationally recognized bank or broker-dealer, or the ability of such a bank or broker-dealer to foreclose on and Transfer such capital stock or interest in any capital stock and any foreclosure or Transfer by such a bank or broker-dealer, as long as such bank or broker-dealer agrees with the relevant Transferee (with Parent as an express third party beneficiary of such agreement) that following such foreclosure it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed public offering or a sale effected through a broker dealer) any such foreclosed capital stock or interest in any capital stock without Parent’s prior written consent, or the enforcement of any rights related thereto or (B) any indirect Transfer of Equity Interests of Parent by virtue of an issuance of a direct or indirect Equity Interest in the Investor, any of its Affiliates or any of their respective securityholders. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of Parent, in an amount no less than the Registrable Amount, to an underwriter or underwriters for reoffering to the public.

“Voting Securities” means shares of Parent Common Stock and any other securities of Parent entitled to vote generally in the election of directors of Parent.

7.2 Other Defined Terms.

Term	Section
$7.3
Agreement	Preamble
Board Size Increase Restricted Period Termination Option	2.1(a)
CBC Act Effect	1.8(c)
Closing	1.1
Company	Recitals
Company Bank Subsidiary	Recitals
control	7.1
controlled	7.1
controlling	7.1
Demand	5.1(a)

Term	Section
Demand Registration	5.1(a)
dollars	7.3
Eligibility Criteria	1.3(a)
Excess Transaction Expenses	6.2
Exempt Issuance	2.2(b)
extent	7.3
Federal Reserve Board Confirmation	1.10(d)
Follow-On Merger	Recitals
Form S-3	5.3(a)
Free Writing Prospectus	5.5(a)(iv)
in writing	7.3
Inspectors	5.5(a)(x)
Investor	Preamble
Investor Related Parties	1.2(h)
Losses	5.8(a)
Merger	Recitals
Merger Agreement	Recitals
NASDAQ	1.3(a)
Other Demanding Sellers	5.2(b)
Other Proposed Sellers	5.2(b)
Parent	Preamble
Parent Bank Board	1.1
Parent Bank Subsidiary	Recitals
Parent Board	1.1
Parent Common Stock	Recitals
Parent Control Effect	1.8(a)
Parent Indemnitee	6.1
Parent Share Issuance	2.2(a)
Parent Share Issuance Notice	2.2(a)(ii)
party	7.3
Permitted Transfer	2.1(b)
Permitted Transferee	2.1(b)
Piggyback Notice	5.2(a)
Piggyback Registration	5.2(a)
Proposed Securities	2.4(a)(i)
Records	5.5(a)(x)
Regulatory Exempt Issuance	2.2(b)(iii)
Representatives	1.9(a)(iii)
Requested Information	5.7(a)
Restricted Activities	3.1(b)
Restricted Period	2.1(a)
Shelf Notice	5.3(a)
Shelf Offering	5.3(d)
Shelf Registration Statement	5.3(a)
Standstill Period	2.3(d)
Take-Down Notice	5.3(d)
written	7.3

7.3 Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof,” “hereunder” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular provision of the

Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute, rule or regulation means such statute, rule or regulation as amended or supplemented from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings and captions herein are for convenience of reference only and do not affect the construction or interpretation of any of the provisions hereof. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The word “or” when used in this Agreement is not exclusive. If, and as often as, there is any change in the outstanding shares of Parent Common Stock by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization or exchange or similar reorganization of shares, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. Any reference to “written” or “in writing” refers to printing, typing and other means of reproducing words (including electronic media) in a visible form, including e-mail. To the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

ARTICLE VIII

MISCELLANEOUS

8.1 Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the first date on which the Investor ceases to Beneficially Own any Shares; provided, however, that (a) the provisions contained in Article V of this Agreement, except Section 5.8, shall survive so long as there are, and shall automatically terminate when there are no longer, any Registrable Securities outstanding, (b) Section 1.9, the representations and warranties of the Investor and Parent in Section 4.1 and Section 4.2, respectively, the indemnity and contribution provisions contained in Section 5.8, Article VI, Article VII and this Article VIII shall survive termination of this Agreement and (c) Section 1.1, Section 1.2, Section 1.3, Section 1.4 and Section 1.8 shall automatically terminate on the earlier of (i) the Second Threshold Date and (ii) a Change in Control.

8.2 Notices.

(a) Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, email or overnight courier to the recipient’s address as set forth below or to such other address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(i) if to Parent, to:

Name:	Valley National Bancorp
Address:	1455 Valley Road
Wayne, New Jersey
Email:	[REDACTED]
Attention:	Ira Robbins, President and CEO

with a copy to (which shall not be considered notice):

Name:	Wachtell, Lipton, Rosen & Katz
Address:	51 West 52nd Street New York, New York 10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

(ii) if to the Investor, to:

Name:	Bank Leumi Le-Israel B.M.
Address:	24-32 Yehuda Halevi St. Tel-Aviv, 65545 Israel
Attention:	Hanan Friedman Omer Ziv
Email:	[REDACTED] [REDACTED]

with a copy to (which shall not be considered notice):

Name:	Davis Polk & Wardwell LLP
Address:	450 Lexington Avenue New York, New York 10017
Attention:	Marc O. Williams
Email:	marc.williams@davispolk.com

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission if sent by email (receipt confirmation requested).

8.3 Amendments and Waivers. Each of the parties hereto agrees that no provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by Parent and the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, except in connection with a Change in Control, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

8.5 Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of electronic signature or by e-mail delivery of an electronic data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or e-mail delivery of an electronic data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic signature or e-mail delivery of an electronic data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

8.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

8.8 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply; provided, that the law of the State of New Jersey shall apply to the extent mandatorily applicable to New Jersey corporations.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York; provided, that if such court does not have jurisdiction, any such action shall be brought exclusively in any other state court sitting in the State of New York, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

8.10 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 5.8 and Article VI are intended third party beneficiaries of Section 5.8 and Article VI, respectively.

The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

VALLEY NATIONAL BANCORP

By:
Name: Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

BANK LEUMI LE-ISRAEL B.M.

By:
Name: Title:

[Signature Page to Investor Rights Agreement]

Exhibit E

FORM OF

WRITTEN CONSENT

OF THE SHAREHOLDERS OF

BANK LEUMI LE-ISRAEL CORPORATION

The undersigned holders (the “Shareholders”) of shares of common stock, par value $0.10 per share, of Bank Leumi le-Israel Corporation, a New York corporation (the “Corporation”), constituting the holders of not less than the minimum number of votes that would be necessary to authorize or take the following actions at a meeting at which all of the shares entitled to vote thereon were present and voted (and, for the avoidance of doubt, constituting the Company Shareholder Approval), do hereby adopt the following resolutions by written consent, pursuant to Section 615 of the Business Corporation Law of the State of New York (the “NYBCL”), and consent to the adoption of the following resolutions, to the actions authorized by the following resolutions and that such actions be taken without a meeting and without prior notice.

Approval and Adoption of the Merger Agreement

WHEREAS, the Corporation entered into the Agreement and Plan of Merger substantially on the terms presented to the Board of Directors of the Corporation (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement), an executed copy of which is attached hereto as Exhibit A, by and among the Corporation, Valley National Bancorp, a New Jersey corporation (“Parent”), and Volcano Merger Sub Corporation, a New York corporation (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will merge with and into the Corporation, with the Corporation as the surviving entity (the “Merger”), (ii) immediately following the Merger, the Corporation will merge with and into Parent, with Parent as the surviving entity (the “Follow-On Merger”), and (iii) immediately following the Follow-On Merger, Bank Leumi USA (the “Company Bank Subsidiary”) will merge with and into Valley National Bank (the “Parent Bank Subsidiary”), with the Parent Bank Subsidiary as the surviving entity (the “Bank Merger” and, together with the Merger and the Follow-On Merger, the “Mergers”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement, and in the case of the Bank Merger, on the terms and subject to the conditions set forth in an Agreement and Plan of Merger by and between the Company Bank Subsidiary and the Parent Bank Subsidiary;

WHEREAS, the Board of Directors of the Corporation has (i) declared that that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Corporation and the Shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers, and (iii) has determined to recommend, and has recommended, to the Shareholders the approval and adoption of the Merger Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, pursuant to Section 903 of the NYBCL, to approve and adopt the Merger Agreement, the Corporation must obtain the affirmative vote or written consent of the holders of two-thirds of the issued and outstanding shares of capital stock entitled to vote thereon in favor of the approval and adoption of the Merger Agreement; and

WHEREAS, each of the undersigned Shareholders (a) has been urged to consult with such Shareholder’s own legal, tax and/or financial advisor(s) regarding the consequences to such Shareholder of the Merger Agreement and the transactions contemplated thereby (including the Merger and the Follow-On Merger) and the execution of this written consent, (b) acknowledges that to the extent so desired, such Shareholder has availed himself, herself or itself of such right and opportunity, (c) has reviewed and understands the Merger Agreement and deems the approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the Merger and the Follow-On Merger) to be in the best interests of such Shareholder and the Corporation, (d) is competent to execute this written consent free from coercion, duress or undue influence, (e) is acquiring shares of common stock of Parent pursuant to the Merger Agreement and in connection with the Merger for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws or with any present intention of distributing or selling such shares in violation of any such laws, (f) has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of its investment in shares of common stock of Parent pursuant to the Merger Agreement and in connection with the Merger and of making an informed investment decision and (g) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

NOW, THEREFORE, IT IS:

RESOLVED, that the Shareholders hereby consent to, approve, authorize and ratify the form, terms and provisions of the Merger Agreement, do hereby consent to, approve, authorize and ratify the execution, delivery and performance of the Merger Agreement and do hereby consent to, authorize and approve the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the Mergers;

FURTHER RESOLVED, that each of the officers of the Corporation (each, an “Authorized Officer”) be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to execute and deliver, or cause to be executed and delivered, the Merger Agreement, with such changes in or additions to the provisions thereof as any Authorized Officer may approve, such approval to be conclusively evidenced by the execution and delivery thereof; and

FURTHER RESOLVED, that each of the Shareholders hereby affirmatively, unconditionally and irrevocably waives, and agrees not to exercise or demand, any dissenters’ rights, appraisal rights or similar rights or remedies that such Shareholder may have under Applicable Law (including Sections 623 and 910 of the NYBCL) arising in connection with the Merger Agreement or the transactions contemplated thereby, including, without limitation, the Mergers; and

FURTHER RESOLVED, that each of the Shareholders hereby affirmatively, unconditionally and irrevocably waives any and all notices to which Shareholders might otherwise be entitled as a result of the Merger, the Follow-on Merger, the Merger Agreement or the transactions contemplated thereby, or any of the other actions or documents being approved by this written consent.

Termination of the Corporation’s Shareholder Rights Agreement

WHEREAS, certain of the undersigned Shareholders are currently party to that certain Shareholder Rights Agreement (the “Corporation’s Shareholder Rights Agreement”) dated May 21, 2018 by and among the Corporation, BLITA, Endicott SPV I, L.P., a Delaware limited partnership, and MSD BLUSA Investments LLC, a Delaware limited liability company (such Shareholders, the “Corporation’s Institutional Shareholders”);

NOW, THEREFORE, IT IS:

RESOLVED, that, effective as of and contingent upon the occurrence of the Effective Time, the Corporation’s Institutional Shareholders hereby (a) acknowledge and approve that the Corporation’s Shareholder Rights Agreement shall terminate and be of no further force or effect, without any liability to or obligation on the part of the Corporation or any of its Affiliates (including, following the Effective Time, Parent and its Affiliates) and (b) waive any rights of the Corporation’s Institutional Shareholders under the Corporation’s Shareholder Rights Agreement and will take no action with regard to pursuing any claim pursuant to such agreement.

Interests of Officers and Directors

WHEREAS, pursuant to Section 713 of the NYBCL, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the board, or of a committee thereof, which approves such contract or transaction, or that his or their votes are counted for such purpose if (a) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board or committee, and the board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the board by unanimous vote of the disinterested directors, or (b) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders; and

WHEREAS, the Shareholders have been made aware of the material facts as to the interests of the interested parties in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers, the treatment of the Corporation’s outstanding equity awards in connection with the Merger, the entry by BLITA into the BLITA Letter Agreement and the entry, at the Effective Time pursuant to the Merger Agreement, by BLITA into the Investor Rights Agreement and the Business Cooperation Agreement and the terms thereof).

NOW, THEREFORE, IT IS:

RESOLVED, that, in accordance with Section 713 of the NYBCL, the terms and conditions of the Merger Agreement and the transactions contemplated thereby are hereby approved by each of the undersigned Shareholders.

General Authorizations

IT IS:

RESOLVED, that each Authorized Officer be, and each of them hereby is, authorized to file a copy of this written consent in the book and records of the Corporation, and to certify a copy of any written resolutions having been adopted by the Shareholders;

FURTHER RESOLVED, that, in addition to and not in limitation of the foregoing, each Authorized Officer be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to do and perform all such further acts and things, to execute and deliver in the name and on behalf of the Corporation, and where necessary or appropriate, to file with the appropriate governmental authorities, all such further certificates, instruments, applications, notices, agreements and other writings and documents as may be required, and to make all such payments, and to take all such other actions as in the judgment of any one or more of them shall be deemed necessary or advisable in order to carry out and effectuate the intent and purposes of the foregoing resolutions (or any of them), and any or all of the transactions contemplated therein or thereby, the authority therefor to be conclusively evidenced by the taking of such action or the execution or filing of such documents, as applicable;

FURTHER RESOLVED, that each Authorized Officer be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to pay any and all fees and expenses incurred by the Corporation in connection with the Merger Agreement, the Mergers and the other actions authorized or otherwise contemplated by the foregoing resolutions, including, without limitation, the expenses and fees of the Corporation’s financial and legal advisors;

FURTHER RESOLVED, that the omission from these resolutions of any agreement, instrument or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirement of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of any Authorized Officer to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by, and the intent and purposes of, the foregoing resolutions;

FURTHER RESOLVED, that all actions heretofore taken by any Authorized Officer in connection with any matter referred to in any of the foregoing resolutions are hereby approved, ratified and confirmed in all respects; and

FURTHER RESOLVED, that Parent and Merger Sub will be relying on the undersigned Shareholders’ execution and delivery to the Corporation of this written consent, and such undersigned Shareholders’ agreement to be bound by the terms hereof, and Parent and Merger Sub shall be express third-party beneficiaries of this written consent and any agreements by such undersigned Shareholders contained herein.

* * *

This written consent may be executed in any number of counterparts, any of which may be executed and transmitted electronically, and each of which will be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same instrument.

The actions taken by this written consent shall have the same force and effect as if taken at a meeting of the Shareholders, duly called and constituted pursuant to the NYBCL. This written consent and the actions taken hereby shall be binding upon and shall inure to the benefit of all Shareholders of the Corporation and their respective successors, assigns and transferees.

This written consent shall be irrevocable, and any vote, consent or other action by any Shareholder that is not in accordance with this written consent will be considered null and void; provided that, notwithstanding anything else to the contrary herein, this written consent shall terminate and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, voting the full number of shares of each class of the Corporation’s voting stock held of record by them, hereby approve, adopt and consent to the foregoing recitals and resolutions and execute this consent, effective as of the date set forth below.

[SHAREHOLDER NAME]

By:
Name:
Title:

Date:

[Signature Page to Written Consent]

Exhibit A

MERGER AGREEMENT

(Attached)

Exhibit F

FORM OF

AGREEMENT AND PLAN OF MERGER OF

VALLEY NATIONAL BANK

AND

BANK LEUMI USA

UNDER THE CHARTER OF VALLEY NATIONAL BANK,

UNDER THE TITLE OF VALLEY NATIONAL BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], 2021, is made between Valley National Bank (“Valley National Bank”), a national banking association organized under the laws of the United States, with its main office located at 615 Main Avenue, City of Passaic, County of Passaic, in the State of New Jersey, and Bank Leumi USA (“Bank Leumi”), a New York state-chartered bank, with its main office located at 579 Fifth Avenue, 3rd Floor, City of New York, County of New York, in the state of New York. Each of Valley National Bank and Bank Leumi, acting in each case pursuant to a resolution of its board of directors adopted by the vote of a majority of such directors, pursuant to the authority given by and in accordance with the provisions of applicable law, witnesseth as follows:

Section 1. Subject to the terms and conditions of this Agreement, effective as of the Effective Time (as defined below), Bank Leumi shall be merged with and into Valley National Bank, under the charter of Valley National Bank (the “Bank Merger”), pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a, 12 U.S.C. § 1828(c) and, to the extent applicable, the relevant banking statutes of the State of New York and the regulations of the New York State Department of Financial Services.

Section 2. The name of the receiving association (the “Association”) shall be Valley National Bank.

Section 3. The business of the Association shall be that of a national banking association. The main office of the Association shall continue to be located at 615 Main Avenue, City of Passaic, County of Passaic, State of New Jersey and at its legally established branches. Immediately following the Effective Time, the Association shall continue to operate the main office and each of the branches of Bank Leumi existing as of the Effective Time as branches of the Association at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Association existing at the Effective Time, in each case without limiting the authority under applicable law of the Association to close, relocate, or otherwise make any changes regarding any such branch.

Section 4. All assets of each of Bank Leumi and Valley National Bank, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of Bank Leumi and Valley National Bank existing as of the Effective Time.

Section 5. It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Bank Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Section 6. No cash, new shares of common stock, or other property shall be delivered in exchange for the issued and outstanding capital stock of Bank Leumi.

Section 7. As of the date of this Agreement, Valley National Bank has authorized capital stock consisting of 30,533,428 shares of common stock, par value $5.00 per share. Each share of Valley National Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

Section 8. At the Effective Time, (i) the directors of the Association shall be (1) eleven persons serving as directors of Valley National Bancorp, a New Jersey corporation (“Valley”) immediately prior to the Effective Time and designated by Valley and (2) two (2) persons designated by Bank Leumi le-Israel B.M., an Israeli corporation, in accordance with the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 22, 2021, by and among Valley, Volcano Merger Sub Corporation, a New York corporation, and Bank Leumi le-Israel Corporation, a New York corporation (the “Company”), and (ii) the officers of the Association shall be the persons serving as officers of Valley National Bank immediately prior to the Effective Time.

Section 9. Subject to the rights and obligations of Valley and the Company under the Merger Agreement, during the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 10. This Agreement shall be ratified and confirmed by (i) the affirmative vote of the holders of at least two-thirds of the capital stock of Bank Leumi outstanding and (ii) the affirmative vote of the holders of at least two-thirds of the capital stock of Valley National Bank outstanding (clauses (i) and (ii), collectively, the “Requisite Vote”).

Section 11. The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or effective waiver of each of the following conditions prior to the Effective Time: (i) the approval of the Office of the Comptroller of the Currency (the “OCC”) shall have been obtained and shall be in full force and effect, and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated; (ii) the Requisite Vote shall have been received; (iii) the Merger and the Follow-on Merger (each as defined in the Merger Agreement) shall have been consummated in accordance with the terms of the Merger Agreement; and (iv) no jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Bank Merger.

Section 12. The Bank Merger will become effective following the satisfaction or effective waiver of all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement and at the date and time specified in the certification of merger to be issued by the OCC (the “Effective Time”). At the Effective Time, the articles of association and the bylaws of Valley National Bank in effect immediately prior to the Effective Time shall be the articles of association and the bylaws of the Association, in each case until amended in accordance with applicable law and the terms thereof.

Section 13. This Agreement (i) may be terminated at any time prior to the Effective Time by an instrument in writing executed by each of the parties hereto and (ii) shall terminate automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

Section 14. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the Effective Time, other than Section 4 hereof which shall survive the Effective Time.

Section 15. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 16. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflicts of laws or rules.

[Signature Page(s) Follow(s)]

WITNESS, the signatures of the merging banks this [●] day of [●], 2021, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	VALLEY NATIONAL BANK

By:

ATTEST:	BANK LEUMI USA

By:

[Signature Page to Bank Merger Agreement]

Annex B

Index to Bank Leumi Le-Israel Corporation Consolidated Financial Statements

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

(Unaudited)

	September 30	December 31
(Dollars in thousands)	2021	2020
Assets
Cash and due from banks	$407,722	$82,205
Securities:
Held-to-maturity	547,474	287,638
Available-for-sale	1,239,099	1,125,627
Loans, net of allowance for loan losses of $71,899 in 2021 and $79,434 in 2020	5,429,540	5,337,425
Equipment and software	43,558	50,457
Bank owned life insurance	127,340	125,574
Accrued interest receivable	24,931	24,883
Deferred tax assets, net	36,499	24,391
Other assets	115,252	165,889

Total assets	7,971,415	7,224,089

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non interest-bearing deposits	4,164,204	3,219,515
Interest-bearing deposits	2,603,004	2,744,416

Total deposits	6,767,208	5,963,931
Borrowings from the Federal Home Loan Bank	113,914	177,035
Other liabilities	191,593	215,697

Total liabilities	7,072,715	6,356,663
Shareholders’ equity:
Capital stock–$0.10 par value; authorized–24,000,000 shares; issued and outstanding–22,317,655 shares	2,231	2,231
Additional paid-in capital	446,308	445,567
Retained earnings	462,410	401,284
Accumulated other comprehensive (loss) / income	(12,816)	17,805

Total shareholders’ equity	898,133	866,887

Non-controlling interest	567	539

Total liabilities and shareholders’ equity	7,971,415	7,224,089

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Net Income

(Dollars in thousands)

	Nine-Month Periods Ended September 30
(Dollars in thousands)	2021	2020
Interest income:
Interest on loans	$158,819	$173,041
Interest on securities	26,580	23,673
Interest–other	487	426

Total interest income	185,886	197,140

Interest expense:
Interest on deposits	5,246	20,347
Interest–other	1,479	2,902

Total interest expense	6,725	23,249

Net interest income	179,161	173,891
Less: provision for loan losses	3,877	48,580

Net interest income after provision for loan losses	175,284	125,311

Non-interest income:
Commissions and fees	41,371	33,297
(Loss) Gain on sale of available-for-sale securities, net	(258)	13,370
Gain on foreign exchange transactions, net	3,453	4,022
Other income (loss), net	3,102	(612)

Total non-interest income	47,668	50,077

Non-interest expense:
Compensation and employee benefits	86,850	80,205
Equipment and data processing	25,626	26,101
Professional services	13,633	10,585
Occupancy	8,393	8,720
Other	7,452	7,738

Total non-interest expense	141,954	133,349

Income before taxes	80,998	42,039
Income tax expense	19,844	8,879

Net income	$61,154	$33,160

Less: net income attributable to non-controlling interest	28	15

Net income attributable to the controlling interest	$61,126	$33,145

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

	Nine-Months Ended September 30
(Dollars in thousands)	2021	2020
Net income	$61,126	$33,145
Other comprehensive income (loss):
Unrealized actuarial gain on pension and other post-retirement benefits, net of tax	2,050	—
Unrealized (loss) gain on interest rate options, net of tax	(5,879)	10,774
Unrealized (loss) gain on available-for-sale securities, net of tax	(26,792)	11,891

Comprehensive income	$30,505	$55,810

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

For the Nine Months Ended September 30, 2021

	Capital stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss )	Total	Non- controlling interest (“NCI”)	Total with NCI
Balances as of December 31, 2020	$2,231	$445,567	$401,284	$17,805	$866,887	$539	$867,426
Share-based compensation	—	741	—	—	741	—	741
Comprehensive income:
Net income	—	—	61,126	—	61,126	28	61,154
Other comprehensive income (loss)	—	—	—	(30,621)	(30,621)	—	(30,621)

Balances as of September 30, 2021	$2,231	$446,308	$462,410	$(12,816)	$898,133	$567	$898,700

For the Nine Months Ended September 30, 2020

	Capital stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss )	Total	Non- controlling interest (“NCI”)	Total with NCI
Balances as of December 31, 2019	$2,231	444,575	425,877	(927)	871,756	518	872,274
Share-based compensation	—	743	—	—	743	—	743
Cash Dividend Declared	—	—	(73,000)	—	(73,000)	—	(73,000)
Comprehensive income:
Net income	—	—	33,145	—	33,145	15	33,160
Other comprehensive income (loss)	—	—	—	22,665	22,665	—	22,665

Balances as of September 30, 2020	$2,231	$445,318	$386,022	$21,738	$855,309	$533	$855,842

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Nine-Month Periods Ended September 30
(Dollars in thousands)	2021	2020
Operating activities
Net income	$61,126	$33,145
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,877	48,580
Net income attributable to non-controlling interest	28	15
Depreciation of fixed assets	9,288	10,692
Net (accretion) amortization on securities	(1,210)	2,567
Net loss (gain) on sale of securities	258	(13,370)
Increase in bank owned life insurance, net	(1,766)	(53,362)
(Increase) decrease in accrued interest receivable	(48)	3,869
Decrease (increase) in other assets	43,704	(34,271)
Decrease in other liabilities	(24,624)	(8,028)

Net cash provided by (used in) operating activities	90,633	(10,163)

Investing activities
Proceeds from sales, redemptions and paydowns of available-for-sale securities	440,444	729,212
Purchases of available-for-sale securities	(819,058)	(690,846)
Proceeds from paydowns and redemptions of held-to-maturity securities	61,665	138,391
Purchases of held-to-maturity securities	(92,746)	(155,674)
Net sales of Federal Home Loan Bank capital stock	2,803	12,721
Net increase in loans	(95,991)	(302,351)
Purchases of equipment	(2,390)	(4,112)

Net cash used in investing activities	(505,273)	(272,659)

Financing activities
Net increase in deposits	803,277	773,161
Decrease in borrowings from Federal Home Loan Bank	(63,120)	(280,965)
Dividends paid	—	(73,000)

Net cash provided by financing activities	740,157	419,196

Net increase (decrease) in cash and due from banks	325,517	136,374
Cash and due from banks–beginning of year	82,205	99,212

Cash and due from banks and restricted cash–end of period	$407,722	$235,586

Bank Leumi Le-Israel Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, Unaudited)

1.	Organization and Summary of Significant Accounting Policies

Bank Leumi Le-Israel Corporation (“BLLC” or “the Company”), a corporation organized in the state of New York BLLC, through its subsidiary Bank Leumi USA (“BLUSA”) conducts its U.S. operations through branches located in New York, Illinois, California and Florida. BLUSA is a full service community bank focused on providing financial services to its customers in its geographical markets. The financial services provided to the customers and management of its investment portfolio are BLLC’s and BLUSA’s primary sources of revenue.

Included in the consolidation is Leumi Investment Services Inc. (“LISI”), a wholly owned subsidiary of BLUSA. LISI is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).

The accounting policies of BLLC and its subsidiaries conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). A summary of the accounting and reporting policies follows:

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of BLLC and its subsidiaries. All significant intercompany transactions are eliminated in consolidation. Certain reclassifications have been made to the prior period’s financial statements and notes to conform to the current period’s presentation.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Significant accounting estimates include estimates for the allowance for loan losses, derivatives, securities and evaluation of other-than-temporary impairment, the realization of deferred tax assets, calculation of pension and post-retirement obligations and litigation reserves.

For additional BLLC accounting policies, see the notes thereto presented in the 2020, 2019, and 2018 consolidated financial statements included in this Annex B.

2.	Investment in Debt Securities

The amortized cost and fair value of investment in debt securities as of the applicable period end are as follows:

	September 30, 2021
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale securities:
Mortgage related:
Agency-backed	436,269	5,143	(1,405)	440,007
Private label	18,525	200	(13)	18,712
Other securities:
U.S. government treasuries	363,445	—	(16,822)	346,623
U.S. federal agencies	74,956	—	(2,210)	72,746
Foreign governments	25,000	1,788	—	26,788
State and municipal	156,348	8,716	(255)	164,809
Corporate and bank debt securities	81,243	1,463	(378)	82,328
Asset-backed securities	86,749	409	(72)	87,086

Total available-for-sale securities	$1,242,535	$17,719	$(21,155)	$1,239,099

Held-to-maturity securities:
Mortgage related
Agency-backed	23,646	60	(1,708)	21,998
Other securities
U.S. federal agencies	246,483	—	(8,654)	237,829
State and municipal	277,345	17,063	(1,570)	292,838

Total held-to-maturity securities	$547,474	$17,123	$(11,932)	$552,665

	December 31, 2020
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale securities:
Mortgage related:
Agency-backed	493,717	13,405	(624)	506,498
Private label	31,104	668	—	31,772
Other securities:
U.S. government treasuries	89,957	—	(3,760)	86,197
U.S. federal agencies	130,804	106	(471)	130,439
Foreign governments	85,000	3,949	—	88,949
State and municipal	239,590	14,490	—	254,080
Corporate	27,000	692	—	27,692

Total available-for-sale securities	$1,097,172	$33,310	$(4,855)	$1,125,627

Held-to-maturity securities:
Mortgage related
Agency-backed	50,551	11	(1,020)	49,542
Other securities
U.S. federal agencies	68,424	364	(17)	68,771
State and municipal	168,663	18,621	—	187,284

Total held-to-maturity securities	$287,638	$18,996	$(1,037)	$305,597

3.	Loans

BLLC monitors credit quality by evaluating various attributes and utilizes similar information in the assessment of the adequacy of the allowance for credit losses. The following sections provide the credit quality indicators BLLC most closely monitors. All loans are subject to individual risk assessment using BLLC’s internal credit risk ratings. The internal credit risk ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard and Doubtful categories, which are defined by banking regulatory agencies. Criticized credits are analyzed on a quarterly basis.

Credit Quality

The summarized gross loan balance of Criticized loans by portfolio class as of the applicable period end is as follows:

	September 30, 2021			December 31, 2020
(Dollars in thousands)	Special mention	Substandard	Doubtful	Special mention	Substandard	Doubtful
Healthcare	$53,284	$9,709	$—	$42,290	$61,407	$—
Real estate	73,822	26,281	—	62,796	36,532	—
Media & entertainment	—	—	—	—	3,467	—
Middle market and other	19,714	26,437	—	57,907	10,332	—

Total credit risk by segment	$146,820	$62,427	$—	$162,993	$111,738	$—

4.	Allowance for Loan Losses

The following tables provide information on the activity in the allowance for loan losses by the respective loan portfolio class for the nine months ended September 30.

	Nine Months Ending September 30, 2021
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Balance at beginning of year	27,322	30,362	1,759	19,991	79,434
Provision (credit)	(13,256)	10,541	1,225	5,367	3,877
Charge-offs	(5,073)	(7,849)	(3,332)	(5,305)	(21,559)
Recoveries	7,918	17	385	1,827	10,147

Net (charge-offs)/recoveries	2,845	(7,832)	(2,947)	(3,478)	(11,412)

Balance at end of period	16,911	33,071	37	21,880	71,899

Ending balance: individually and collectively evaluated for impairment	635,161	2,644,025	1,339	2,233,180	5,513,705

Less: deferred fees net					(12,266)

Total gross loans					5,501,439

	Nine Months Ending September 30, 2020
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Balance at beginning of year	24,959	9,857	4,039	13,996	52,851
Provision (credit)	28,098	12,740	(3,244)	10,986	48,580
Charge-offs	(10,416)	—	—	(5,135)	(15,551)
Recoveries	786	32	265	456	1,539

Net (charge-offs)/recoveries	(9,630)	32	265	(4,679)	(14,012)

Balance at end of period	43,427	22,629	1,060	20,303	87,419

Ending balance: individually and collectively evaluated for impairment	893,027	2,359,002	17,965	2,182,391	5,452,385

Less: deferred fees, net					(11,434)

Total gross loans					5,440,951

CONSOLIDATED FINANCIAL STATEMENTS

Bank Leumi Le-Israel Corporation and Subsidiaries

Years Ended December 31, 2020 and 2019

With Report of Independent Auditors

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Independent Auditors’ Report

To the Shareholders and Board of Directors

Bank Leumi Le-Israel Corporation

We have audited the accompanying consolidated financial statements of Bank Leumi Le-Israel Corporation and Subsidiaries, which comprise the consolidated statement of financial condition as of December 31, 2020, and the related consolidated statements of net income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank Leumi Le-Israel Corporation and Subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Other Matter

The accompanying consolidated financial statements of Bank Leumi Le-Israel Corporation and Subsidiaries as of December 31, 2019 and for the year then ended were audited by other auditors whose report thereon dated February 24, 2020, expressed an unmodified opinion on those financial statements.

New York, New York

March 2, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

	December 31
(Dollars in thousands)	2020	2019
Assets
Cash and due from banks	$82,205	$93,155
Restricted cash	—	6,057
Securities:
Held-to-maturity	287,638	231,108
Available-for-sale	1,125,627	1,106,179
Loans, net of allowance for loan losses of $79,434 in 2020 and $52,851 in 2019	5,337,425	5,099,761
Equipment and software, less accumulated depreciation of $51,588 in 2020 and $46,093 in 2019	50,457	58,752
Bank owned life insurance	125,574	117,799
Accrued interest receivable	24,883	28,467
Deferred tax assets, net	24,391	23,838
Other assets	165,889	119,566

Total assets	7,224,089	6,884,682

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Noninterest-bearing deposits	3,219,515	2,062,420
Interest-bearing deposits	2,744,416	3,344,013

Total deposits	5,963,931	5,406,433
Borrowings from the Federal Home Loan Bank	177,035	455,000
Other liabilities	215,697	150,975

Total liabilities	6,356,663	6,012,408
Commitments and contingencies (Note 14)
Shareholders’ equity:
Capital stock – $0.10 par value; authorized – 24,000,000 shares; issued and outstanding – 22,317,655 shares	2,231	2,231
Additional paid-in capital	445,567	444,575
Retained earnings	401,284	425,877
Accumulated other comprehensive income / (loss)	17,805	(927)

Total shareholders’ equity	866,887	871,756

Non-controlling interest	539	518

Total liabilities and shareholders’ equity	7,224,089	6,884,682

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Net Income

(Dollars in thousands, except per share data)

	Year ended December 31
(Dollars in thousands)	2020	2019
Interest income:
Interest on loans	$223,210	$263,229
Interest on securities	33,191	39,294
Interest – other	460	3,289

Total interest income	256,861	305,812

Interest expense:
Interest on deposits	23,429	64,500
Interest – other	3,544	9,329

Total interest expense	26,973	73,829

Net interest income	229,888	231,983
Less: provision for loan losses	52,665	19,607

Net interest income after provision for loan losses	177,223	212,376

Non-interest income:
Commissions and fees	44,738	46,217
Gain on sale of available-for-sale securities, net	13,779	5,631
Gain on foreign exchange transactions, net	4,972	7,206
Other, net	4,388	2,256

Total non-interest income	67,877	61,310

Non-interest expense:
Compensation and employee benefits	107,104	105,267
Equipment and data processing	35,886	31,759
Professional services	14,854	16,720
Occupancy	11,457	11,342
Other	10,971	11,943

Total non-interest expense	180,272	177,031

Income before taxes	64,828	96,655
Income tax expense	16,400	23,442

Net income	$48,428	$73,213

Less: net income attributable to non-controlling interest	21	33

Net income attributed to the controlling interest	$48,407	$73,180

Net income per share amounts:
Basic earnings per share	2.17	3.28
Diluted earnings per share	2.17	3.28

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

	Year ended December 31
(Dollars in thousands)	2020	2019
Net income	$48,407	$73,180
Other comprehensive income (loss):
Unrealized actuarial loss on pension and other post-retirement benefits, net of tax	(1,932)	(963)
Unrealized gain (loss) on interest rate options, net of tax	9,899	(821)
Unrealized gain on available-for-sale securities, net of tax	10,765	35,362

Comprehensive income	$67,139	$106,758

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

	Capital stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non- controlling interest (“NCI”)	Total with NCI
Balances as of January 1, 2019	$2,231	$443,585	$412,664	$(34,505)	$823,975	$485	$824,460
Share-based compensation	—	990	—	—	990	—	990
Cash dividend declared	—	—	(60,000)	—	(60,000)	—	(60,000)
Comprehensive income:
Net income	—	—	73,213	—	73,213	33	73,246
Other comprehensive income (loss)	—	—	—	33,578	33,578	—	33,578

Balances as of December 31, 2019	2,231	444,575	425,877	(927)	871,756	518	872,274
Share-based compensation	—	992	—	—	992	—	992
Cash Dividend Declared	—	—	(73,000)	—	(73,000)	—	(73,000)
Comprehensive income:
Net income	—	—	48,407	—	48,407	21	48,428
Other comprehensive income (loss)	—	—	—	18,732	18,732	—	18,732

Balances as of December 31, 2020	$2,231	$445,567	$401,284	$17,805	$866,887	$539	$867,426

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year ended December 31
(Dollars in thousands)	2020	2019
Operating activities
Net income	$48,407	$73,180
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	52,665	19,607
Net income attributable to non-controlling interest	21	33
Depreciation of fixed assets	14,016	12,828
Net amortization on securities	1,179	2,143
Net gain on sale of securities	(13,779)	(5,631)
Deferred taxes	(7,897)	2,142
Increase in cash surrender value of bank owned life insurance	(7,774)	(1,815)
Decrease (Increase) in accrued interest receivable	3,583	(1,190)
Increase in other assets	(45,870)	(16,859)
Decrease in other liabilities	(14,765)	(7,675)

Net cash provided by operating activities	29,786	76,763

Investing activities
Proceeds from sales, redemptions and paydowns of available-for-sale securities	863,597	495,795
Purchases of available-for-sale securities	(858,307)	(169,575)
Proceeds from paydowns and redemptions of held-to-maturity securities	152,504	44,425
Purchases of held-to-maturity securities	(205,898)	(139,688)
Net Sales (Purchases) of Federal Home Loan Bank capital stock	12,586	(1,810)
Net increase in loans	(290,329)	(129,236)
Purchases of equipment	(5,721)	(4,927)

Net cash (used in) provided by investing activities	(331,568)	94,984

Financing activities
Net increase (decrease) in deposits	557,498	(277,235)
Increase in other financings	78,242
(Decrease) Increase in borrowings from Federal Home Loan Bank	(277,965)	40,000
Dividends paid	(73,000)	(60,000)

Net cash provided by (used in) financing activities	284,775	(297,235)

Net decrease in cash and due from banks and restricted cash	(17,007)	(125,488)
Cash and due from banks and restricted cash – beginning of year	99,212	224,700

Cash and due from banks and restricted cash – end of year	$82,205	$99,212

Supplemental disclosure of cash flow information
Interest paid	$40,732	$73,668
Income taxes paid	$16,579	$18,365

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Dollars in thousands, except per share data)

1. Organization and Summary of Significant Accounting Policies

Bank Leumi Le-Israel Corporation (“BLLC” or “the Company”), a corporation organized in the state of New York. BLL Corp. is a majority owned subsidiary of Bank Leumi Le-Israel B.M. (the “Leumi Group”, “BLITA”), a banking corporation organized in Israel, with subsidiaries and affiliates throughout the world. BLLC, through its subsidiary Bank Leumi USA (“BLUSA”) conducts its U.S. operations through branches located in New York, Illinois, California and Florida. BLUSA is a full service community bank focused on providing financial services to its customers in its geographical markets. The financial services provided to the customers and management of its investment portfolio are BLLC’s and BLUSA’s primary sources of revenue.

Included in the consolidation is Leumi Investment Services Inc. (“LISI”), a wholly owned subsidiary of BLUSA. LISI is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).

The accounting policies of BLLC and its subsidiaries conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). A summary of the accounting and reporting policies follows:

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of BLLC and its subsidiaries. All significant intercompany transactions are eliminated in consolidation. Certain reclassifications have been made to the prior period’s financial statements and notes to conform to the current period’s presentation.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Significant accounting estimates include estimates for the allowance for loan losses, derivatives, securities and evaluation of other-than-temporary impairment, the realization of deferred tax assets, calculation of pension and postretirement obligations and litigation reserves.

In 2020, the World Health Organization classified an outbreak of the novel strain of coronavirus (“COVID-19”) a global pandemic. This pandemic has adversely impacted the global economy and global marketplaces. This pandemic has impacted the Bank. The length and severity of this pandemic cannot be reasonably estimated.

Segment Reporting

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Substantially all the Company’s operations occur through banking related activities that involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of its banking operation, which constitutes the Company’s only operating segment for financial reporting purposes.

Cash and Cash Equivalents

BLLC defines cash and cash equivalents to include cash, due from banks and money market instruments.

Investment in Debt Securities

Debt securities for which BLLC has the intent and ability to hold to maturity are classified as held-to-maturity (“HTM”). The HTM portfolio is stated at cost, adjusted for amortization of premium or accretion of discount using the effective interest rate method. Debt securities which may be subject to sale prior to maturity are classified as available-for-sale (“AFS”). The AFS portfolio is stated at fair value, with unrealized gains (losses) credited (charged) to other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income. Realized gains and losses on sales of debt securities are determined using the specific identification method and are recorded in gain on sale of available-for-sale securities, net in the consolidated statement of net income.

BLLC monitors its debt securities portfolio for impairment. Impairment can result from either credit deterioration of the issuer or from changes in market rates relative to the interest rate of the instrument. BLLC considers many factors in determining whether the impairment is other-than-temporary including, but not limited to, the length of time the debt securities have had a market value less than the cost basis, the severity of the unrealized loss, BLLC’s intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner and external credit ratings. BLLC has not recorded any other-than-temporary impairment for the years ending December 31, 2020 or December 31, 2019, respectively.

Loans

Loans, including lease financing receivables, are stated at the principal amount outstanding, net of deferred loan origination fees received and allowance for loan losses. Loan origination fees are deferred and amortized to income as yield adjustments, based on the effective interest method, over the lives of the respective loans.

Interest on loans is recognized on the accrual basis and is credited to interest income based upon the principal amount outstanding.

Loans are considered past due when principal or interest is not collected at the time, they are contractually due for payment. Factors considered in determining whether a loan is impaired include:

•	the financial condition of the borrower;

•	reliability and sources of the cash flows; and

•	deterioration of related collateral.

Loans are considered impaired and are placed on nonaccrual status when collection of all or a portion of principal or interest in accordance with contractual terms, is in doubt. Interest paid on nonaccrual loans is credited to principal or recognized as income on a cash basis, depending on management’s assessment of the ultimate collectability of principal. Accrual of interest is resumed when principal and interest is no longer due and unpaid, and BLLC expects repayment of the remaining contractual principal and interest, or it becomes otherwise well secured and in the process of collection.

BLLC manages its credit products by the following portfolio classes. These classes are:

•

Real estate – Real estate loans are intended to primarily provide financing to commercial land development, construction, multifamily and commercial real estate related ventures. Repayment of these loan types is primarily dependent on the success of the related land development or construction project, funds received from the ongoing operations of multifamily or commercial properties, and the local real estate markets and economies in which our customers operate.

•	Middle market and other – Middle market and other loans includes, but is not limited to, credits provided to commercial and industrial clients, Israeli corporations and private loans. Commercial and industrial loans are primarily provided to wholesalers (i.e. apparel and textile), non-bank financial institutions and manufacturing companies. Credits extended to Israeli corporate clients typically relate to the U.S. subsidiaries of Israeli corporations. Repayment on these credits is primarily dependent on the underlying operations of these businesses. Private loans are typically extended to high-net-worth individuals and their families both internationally and in the United States. Most notably, these credits are typically extended through non-purpose lending or premium finance transactions. Repayment on these credits is primarily dependent on the individual’s financial well-being and the value of the underlying collateral.

•

Healthcare – Healthcare loans are primarily made in order to provide financing to the owners of senior care facilities, in particular, skilled nursing facilities and assisted living facilities. Specifically, these funds are typically utilized to fund the purchase or refinancing on a facility or, to a lesser extent, provide credit to support the day-to-day working capital needs of a facility. Repayment of a loan is primarily dependent on funds obtained from the operation of the borrower’s business and other external factors.

•

Media & entertainment – Media and entertainment loans are primarily intended to finance either the production or distribution of certain motion picture and video productions. Repayment of these credits is primarily dependent on the borrower’s ability to successfully produce and/or distribute the creative product. Furthermore, BLLC has ceased underwriting new credits related to this portfolio class and has been winding down Media and Entertainment loan portfolio.

BLLC participated in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). Under this program, the SBA provides a guarantee to banks, making unsecured term loans of up to $10 million for qualified small businesses, as defined by the SBA. Clients may apply for loans to be forgiven by the SBA. Loans funded under this program were made across multiple portfolio classes. As of December 31, 2020, BLLC had $310,957 of SBA PPP loans outstanding. BLLC maintains a process for the evaluation of individual loans and portfolio classes for inherent risk of estimated credit losses.

Troubled Debt Restructuring

A loan is considered a troubled debt restructuring when BLLC modifies the terms of a loan agreement to provide a debtor experiencing financial difficulty with a concession. A troubled debt restructuring can involve the acceptance of assets or any equity interest in the debtor in satisfaction of a loan, the reduction of the stated interest rate or principal amount of a loan or the extension of a loan’s due date.

BLLC measures impairment loss on a troubled debt restructuring on a net present value basis. Impairment losses are recorded as a provision through the allowance for loan losses.

In 2020, in accordance with the provisions of Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the Bank elected to not apply troubled debt restructuring classification for certain qualifying borrowers. Using this guidance, as well as the interagency guidance, BLLC may assume that the borrowers are not experiencing financial difficulty if loan modifications:

a)	are performed in response to the COVID-19 pandemic

b)	provide loan payment deferrals that are up to six months in duration; and,

c)	are granted to borrowers who were current as of the implementation date of the loan modification program as of December 31, 2019.

BLLC evaluated loans modified under the program in accordance with the CARES Act and interagency guidance as applicable. The effectiveness of this program is uncertain considering the unknown duration and impact of the COVID-19 pandemic.

Allowance and Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance. BLLC maintains an allowance for losses inherent in the loan portfolio. The allowance for loan losses consists of specific and general allowances.

Specific allowances consist of provisions for losses on impaired loans for which carrying values are higher than estimated realizable values. Specific allowances are calculated based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral, less estimated selling expenses for certain collateral dependent loans.

General allowances cover losses inherent in the loan portfolio, but which have not been identified to a specific loan. The level of general allowance depends upon an assessment of business and economic conditions, historical and expected loss experience, loan portfolio composition and other relevant factors. The historical loss experience is supplemented with qualitative loss factors that are determined by management and are adjusted to reflect management’s evaluation of the following:

•	Changes in policy and procedures for underwriting, collections and charge offs.

•	Changes in national, regional, local economic and business conditions, and in the condition of various markets, as well as the related general collateral valuations.

•	Changes in nature and volume of the loan portfolio.

•	Changes in the experience, ability and depth of lending management and staff.

•	Changes in volume and severity of past due and classified loans, volume of non-accruals, TDRs and other loan modification.

•	Changes in quality of BLLC’s loan review and/or loan classification system, Board and management oversight.

•	The existence and effect of concentration of credit and changes to concentration levels.

•	External factors including environmental, competition, legal & regulatory requirements.

BLLC applies the methodology described above to each portfolio class.

General allowances are computed using models developed by BLLC. The allowance, which is reviewed quarterly, reflects model and estimation risks in addition to management’s judgment.

Charge-off of Uncollectible Loans

Loan losses are charged-off in the period that the relevant loan, or a portion thereof, is deemed uncollectible. For collateral dependent real estate and healthcare loans, charge-offs are generally recorded when the collateral value is less than the carrying value of the loan and in all cases no later than when BLLC takes possession of collateral. Charge-offs are generally measured as the excess of the loan carrying value over the estimated fair value of the collateral, net of selling costs. Fair value is estimated based on credible, verifiable indicators of value such as appraisals, cash-flows, evaluations, documented discussions, or transactions of comparable assets. In the case of other loan segments, including media & entertainment and middle market & other, charge-offs are generally recorded when a loan reaches a level of delinquency where a portion of the loan is deemed uncollectible unless there are extenuating circumstances that can be clearly evidenced. Such circumstances include loans that are well secured and in process of collection along with loans undergoing extensive restructuring/settlement discussions with the borrower.

Equipment and Software

Equipment and software are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or the lease term, if shorter. Estimated useful lives are generally as follows: leasehold improvements – over the life of the lease, furniture and equipment – 3 to 10 years, and software – 5 to 7 years. Maintenance and repairs are charged to expense and improvements are capitalized.

Bank Owned Life Insurance (“BOLI”)

BOLI represents the cash surrender value of life insurance policies on the lives of certain employees where BLLC is the beneficiary. The amount in BOLI is accounted for in accordance with Accounting Standard Codification (“ASC”) 325 – Investments – Other. In 2020, BLLC extinguished certain policies and initiated new policies.

Goodwill

Goodwill is initially recorded at fair value and included in other assets – other in the consolidated statements of financial condition. As of December 31, 2020 and 2019, BLLC’s goodwill totaled $4,550 relating to the acquisition of a bank. Goodwill is evaluated for impairment on an annual basis and as events occur or circumstances change which indicates impairment that would more likely than not reduce fair value below its carrying amount. BLLC completed its annual assessment as of December 31, 2020, and determined that there is no evidence of impairment of goodwill as of this date and, accordingly, no change in carrying amount resulted in accordance with provisions of ASC 350, Intangibles – Goodwill and Other.

Foreign Currency Translation

Foreign currency assets and liabilities are translated at the spot rate, with forward points where applicable, at the date of the consolidated statements of financial condition. Foreign currency revenues and expenses are translated at the spot rate at the transaction settlement date. Gains or losses resulting from these translations are charged or recognized to the income statement, which are included in noninterest income – other in the consolidated statements of net income and comprehensive income.

Employee Benefit Plans

Defined Benefit Plans

The costs of the pension and other post-retirement plans (the “Plans”) are determined on the basis of actuarial valuations. BLLC measures the plan asset and benefit obligations at each fiscal year end. This process involves making certain estimates and assumptions, including the discount rate and the expected long-term rate of return on the pension plan assets.

The fair value of pension plan assets is based on fair values generally representing observable market prices. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The accumulated benefit obligations represent the actuarial present value of benefits attributed by the Plans’ benefit formula to employee service rendered prior to that date and based on current and past compensations levels.

The assumed discount rate, in management’s judgment, reflects the rates at which the obligation could be effectively settled. Such discount rate is used to measure the projected and accumulated benefit obligations and to calculate the service cost and interest cost. For fiscal years 2020 and 2019, the assumed discount rate for the Plans was selected in consultation with independent actuaries, using a pension discount-yield curve based on the characteristics of the Plan benefit obligations.

Defined Contribution Plans

BLLC’s contribution to the defined contribution plans is predetermined by the terms of the plan, based on BLLC’s contribution for each year. The contributions required to be made by BLLC for any year are charged as expense in that year.

Derivative Financial Instruments and Hedging Activity

BLLC recognizes all of its derivatives as either other assets or other liabilities in the consolidated statements of financial condition and measures those instruments at fair value. The accounting for changes in fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and that qualify as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income or loss and will be subsequently reclassified to earnings when the hedged transaction affects earnings. Further, the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. These derivatives used for economic hedges are recorded at fair value with changes in fair value recognized in non-interest income in the consolidated statements of net income.

Throughout the course of standard banking activities, BLLC may custody the assets of external parties resulting from certain derivative and/or credit agreements. If BLLC takes custody of an asset of which BLLC does not have the rights or obligation, BLLC will not consolidate the asset in accordance with U.S. GAAP.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between willing market participants at the measurement date (i.e., the “exit price”). When determining the fair value for assets and liabilities carried at fair value, BLLC considers the principal or most advantageous market in which it would transact and uses assumptions that market participants would use when pricing the asset or liability. The assets and liabilities measured at fair value include AFS debt securities, other equity securities, derivative instruments and retirement plan assets.

BLLC’s measurement of fair values is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon either using broker or dealer quotes or internally developed models that use primarily independently-sourced market parameters, including interest rate yield curves, option volatilities and currency rates or valuation models using unobservable market inputs. Valuation adjustments are made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality and BLLC’s creditworthiness that are applied consistently over time.

Fair Value Hierarchy

BLLC follows a three-level hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted process for similar instruments in active markets; quoted prices for identical or similar products in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Model derived valuations in which one or more significant inputs or significant value drivers are unobservable.

BLLC measures or monitors many of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected for fair value option, as well as for certain assets and liabilities for which fair value is the primary basis of accounting. Fair value of goodwill is used on a nonrecurring basis, that is, the fair value of goodwill is not measured on an ongoing basis but is subject to fair value adjustments when there is evidence of impairment. Fair value is also used for financial assets and liabilities for disclosure purposes in accordance with ASC 825, Financial Instruments. Depending upon the nature of the asset or liability, BLLC uses various valuation techniques and assumptions when estimating the instrument’s fair value.

Stock Based Compensation

For all stock-based awards granted, stock-based compensation expense is amortized on a straight-line basis over the requisite service period, including consideration of vesting conditions. The fair value of stock options is measured using the Black-Scholes option-pricing model.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner to basic EPS, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options were exercised. There were no common stock transactions, no preferred shares outstanding, nor dilutive considerations for the years ending December 31, 2020 or December 31, 2019.

Provision for Income Taxes

Income taxes are provided for using the asset and liability method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities. BLLC reports interest expense related to income tax matters and income tax penalties in income tax expenses. There are no unrecognized tax benefits as of December 31, 2020. For federal, state and local purposes, BLLC is included in the consolidated tax return filed by the Parent. Pursuant to the tax sharing agreement, and in accordance with ASC 740, Income Taxes, BLLC computes its federal, state and local tax liability on a separate company basis. The corresponding income tax payable (or receivable) is included in Other Liabilities in the consolidated statements of financial condition.

Deferred Income Taxes

BLLC calculates its deferred income taxes based on the temporary differences between the financial reporting and tax bases of assets and liabilities using the tax rates and laws that will be in effect when such differences are expected to reverse. A valuation allowance is established to reduce all or a portion of the deferred tax asset to the amount that more likely than not will be realized.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale debt securities, pension liability, and cash flow hedges, are reported as a separate component of the shareholder’s equity section of the consolidated statements of financial condition. These items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

BLLC has elected to the extended transition period provided for emerging growth company exception (“EGC”) under the Jumpstart Our Business Startups (“JOBS”) Act for 2020 and will adopt all new or revised accounting standards under the private company effective date.

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. BLLC has adopted ASU for 2020 and 2019. The Company’s revenue streams primarily consist of net interest income and noninterest income. The scope of this standard explicitly excludes net interest income, as well as other revenues from transactions involving financial instruments, such as loans, leases and debt securities. BLLC has reviewed the impact of the update and concluded that it does not have a material impact on the Company’s recognition considerations and that there was no cumulative adjustment recorded upon adoption.

Descriptions of the activities that are within the scope of ASC 606, and presented in the consolidated statements of income as components of non-interest income, are as follows:

Investment management fees: Revenues driven by fees earned from purchases and sales of products on behalf of its customers; where the performance obligation is satisfied at trade execution. Revenues driven by safekeeping and custody fees on overall client assets under management; where the performance obligation is satisfied over time as BLLC provides the contracted services.

Cash management and account service charges: Revenues driven by services related to deposit account activity, money transfer, and other cash management activities; where the performance obligation is satisfied at transaction execution.

The following table presents BLLC’s sources of non-interest income for the year ended December 31, 2020 and 2019 that are within the scope of ASC 606:

	Year ended December 31
(Dollars in thousands)	2020	2019
Investment management fees	$28,732	$25,733
Cash management and account service charges	11,088	10,217
Not within the scope of ASC 606	28,057	25,406

Total non-interest income	$67,877	$61,356

Other Recent Accounting Pronouncements

In February 2016, the FASB issued No. ASU 2016-02, Leases (Topic 842), which amends the existing standards for lease accounting effectively bringing most leases onto the balance sheets of the related lessees. The ASU is effective for public business entities for interim and annual reporting periods beginning after December 15, 2018. In June 2020, the FASB deferred the effective date for private entities to interim and annual reporting periods beginning after December 15, 2021, with early adoption permitted. BLLC is currently evaluating the pending adoption of ASU 2016-02 and its impact on BLLC’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses: Measurement of Credit Losses on Financial Instruments, (“CECL”), in order to provide financial statement users with more information regarding expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The requirements are effective for the Company for the fiscal year beginning January 1, 2023 with early adoption permitted. The requirements are effective for most calendar year public business entities that are SEC filers on January 1, 2020. BLLC is evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures and expects an overall increase in its allowance for loan losses in future periods.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted

Improvements to Accounting for Hedging Activities to enable reporting entities to better portray their risk management activities. A provision in ASU 2017-12 enacted via ASU No 2019-04 provided that BLLC may reclassify a debt security from HTM to AFS at the time of adoption if the debt security is eligible to be hedged under the last-of-layer method. Generally, this includes debt securities that are prepayable, including mortgage related securities, and debt securities that are callable by the issuer, including many of BLLC’s state and municipal securities. In 2019, BLLC early adopted ASU 2017-12. BLLC transferred HTM securities with an amortized cost basis of $216,208, fair value of $224,362, and an unrealized gain of $8,154 in other comprehensive income as of the adoption date in 2019. See Note 2 “Investment in Debt Securities” for additional information.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). This ASU provides temporary optional expedients and exceptions to GAAP guidance on contract modifications, hedge accounting and other transactions to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The amendments in this ASU became effective on March 12, 2020 and an entity may elect to prospectively apply each category of exemption independently through December 31, 2022. BLLC is currently evaluating ASU 2020-04 and its potential impact on the financial position, results of operations, and other disclosures.

2. Investment in Debt Securities

The amortized cost and fair value of investment in debt securities as of December 31 are as follows:

	2020
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale securities:
Mortgage related:
Agency-backed	493,717	13,405	(624)	506,498
Private label	31,104	668	—	31,772
Other securities:
U.S. government treasuries	89,957	—	(3,760)	86,197
U.S. federal agencies	130,804	106	(471)	130,439
Foreign governments	85,000	3,949	—	88,949
State and municipal	239,590	14,490	—	254,080
Corporate	27,000	692	—	27,692

Total available-for-sale securities	$1,097,172	$33,310	$(4,855)	$1,125,627

Held-to-maturity securities:
Mortgage related
Agency-backed	50,551	11	(1,020)	49,542
Other securities
U.S. federal agencies	68,424	364	(17)	68,771
State and municipal	168,663	18,621	—	187,284

Total held-to-maturity securities	$287,638	$18,996	$(1,037)	$305,597

	2019
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale securities:
Mortgage related:
Agency-backed	$694,206	$5,066	$(1,008)	$698,264
Private label	42,113	456	(21)	42,548
Other securities
U.S. government treasuries	65,011	—	(1,572)	63,439
U.S. federal agencies	17,710	25	(2)	17,733
Foreign governments	95,000	2,543	—	97,543
State and municipal	178,990	7,934	(272)	186,652

Total available-for-sale securities	$1,093,030	$16,024	$(2,875)	$1,106,179

Held-to-maturity securities:
Mortgage related:
Agency-backed	$1,516	$55	$—	$1,571
Other securities
U.S. federal agencies	115,913	6	(625)	115,294
Foreign governments	10,000	41	—	10,041
State and municipal	103,679	7,953	—	111,632

Total held-to-maturity securities	$231,108	$8,055	$(625)	$238,538

Debt securities does not include investments in Federal Home Loan Bank (“FHLB”) equity securities. BLLC held $11,570 and $24,155 of FHLB equity securities as of December 31, 2020 and 2019. FHLB equity investments are included in other assets in the consolidated statements of financial condition. FHLB equity investments are carried at cost and evaluated for impairment based on the Company’s expectation of the stock’s par value. There was no other-than-temporary impairment.

Debt securities does not include other equity securities. BLLC held $6,130 and $6,000 of other equity investments in mutual fund securities as of December 31, 2020 and 2019 and are recorded at fair value. Other equity securities are included in other assets and changes in fair market value are recorded in non-interest income.

Debt securities include to-be-announced (“TBA”) mortgage back securities that are subsequently rolled over in dollar roll financing arrangement.

Gross unrealized losses and fair value of individual securities that are in an unrealized loss position as of December 31 are as follows:

	2020
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available-for-sale securities:
Mortgage related
Agency-backed	$5,100	$(624)	$—	$—	$5,100	$(624)
Other securities
U.S. government treasuries	86,198	(3,760)	—	—	86,198	(3,760)
U.S. federal agencies	83,826	(471)	—	—	83,826	(471)

Total available-for-sale securities	$175,124	$(4,855)	$—	$—	$175,124	$(4,855)

Held-to-maturity securities:
Mortgage related
Agency-backed	$47,195	$(1,020)	$—	$—	$47,195	$(1,020)
Other securities
U.S. federal agencies	24,949	(17)	—	—	24,949	(17)

Total held-to-maturity securities	$72,144	$(1,037)	$—	$—	$72,144	$(1,037)

	2019
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available-for-sale securities:
Mortgage related
Agency-backed	$172,779	$(947)	$9,644	$(61)	$182,423	$(1,008)
Private label	4,609	(12)	3,717	(9)	8,326	(21)
Other securities
U.S. government treasuries	63,439	(1,572)	—	—	63,439	(1,572)
U.S. federal agencies	1,898	(2)	—	—	1,898	(2)
State and municipal	12,858	(129)	10,039	(143)	22,897	(272)

Total available-for-sale securities	$255,583	$(2,662)	$23,400	$(213)	$278,983	$(2,875)

Held-to-maturity securities:
Other securities
U.S. federal agencies	90,289	(625)	—	—	90,289	(625)

Total held-to-maturity securities	$90,289	$(625)	$—	$—	$90,289	$(625)

The primary cause of unrealized losses disclosed is due to changes in market interest rates. BLLC has the ability and intent to hold impaired securities until recovery and, currently, BLLC will not likely be required to sell the securities. If BLLC intends to sell the impaired debt security or it is more likely than not it will be required to sell the impaired debt security, the impaired security will be considered other-than-temporarily impaired.

There was no other-than-temporary impairment recorded for the years ended December 31, 2020 and 2019.

The amortized cost and estimated fair value of debt securities held as of December 31, 2020 are presented below by weighted average life. Actual maturities may differ from the below because issuers may have the right to call or prepay obligations. Mortgage related debt securities are shown separately since they are not due at a single maturity date.

(Dollars in thousands)	Amortized cost	Fair value
Available-for-sale securities – other:
One year or less	$99,220	$99,559
One year through five years	92,355	97,729
Five years through ten years	157,379	169,845
Greater than 10 years	223,398	220,225
Available-for-sale – mortgage related	524,820	538,269

Total available-for-sale securities	$1,097,172	$1,125,627

Held-to-maturity securities – other:
One year or less	$63,424	$63,774
One year through five years	37,570	39,723
Five years through ten years	126,165	141,215
Greater than 10 years	9,928	11,341
Held-to-maturity – mortgage related	50,551	49,544

Total held-to-maturity securities	$287,638	$305,597

BLLC uses securities as collateral for certain government deposit types, derivatives margin calls, and for other purposes required or permitted by law. As of December 31, 2020 and December 31, 2019, the amortized cost of the company’s pledged securities was $36,446 and $116,235, respectively. As of December 31, 2020 and 2019, BLLC did not pledge any securities as collateral under agreements to repurchase.

In 2019, BLLC adopted ASU 2017-12 “Derivatives and Hedging (Topic 815) – Targeted Improvements to Accounting for Hedging Activities”. Adoption allowed BLLC to reclassify certain debt securities from HTM to AFS if the debt security is eligible to be hedged in compliance of the last-of-layer method in accordance with ASU 2017-12. Generally, this included debt securities that are pre-payable, including mortgage-related securities, and debt securities that are callable by the issuer. BLLC transferred HTM securities with an amortized cost basis of $216,208 and fair value of $224,362.

3. Loans

BLLC monitors credit quality by evaluating various attributes and utilizes similar information in the assessment of the adequacy of the allowance for credit losses. The following sections provide the credit quality indicators BLLC most closely monitors. All loans are subject to individual risk assessment using BLLC’s internal credit risk ratings. The internal credit risk ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard and Doubtful categories, which are defined by banking regulatory agencies. Criticized credits are analyzed on a quarterly basis.

Credit Quality

The summarized gross loan balance of Criticized loans by portfolio class as of December 31 is as follows:

	2020			2019
(Dollars in thousands)	Special mention	Substandard	Doubtful	Special mention	Substandard	Doubtful
Healthcare	$42,290	$61,407	$—	$56,542	$88,608	$—
Real estate	62,796	36,532	—	43,433	2,330	—
Media & entertainment	—	3,467	—	—	5,659	—
Middle market and other	57,907	10,332	—	43,167	3,023	—

Total credit risk by segment	$162,993	$111,738	$—	$143,142	$99,620	$—

The following tables provide the recorded investment on the non-performing loan portfolio by class at December 31 for the years indicated:

	2020
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Non-performing loans:
Non-accrual loans	44,538	30,751	3,467	129	78,885
Loans 90 days past due	—	36	—	129	165
Non-accruing troubled restructured debt	—	1,881	—	2,225	4,106

Total non-performing loans	44,538	32,668	3,467	2,483	83,156

Past due loans:
31-89 Days	320	18,011	—	8,001	26,332
90+ Days	—	36	—	129	165

Total past due loans	320	18,047	—	8,130	26,497

	2019
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Non-performing loans:
Non-accrual loans	42,018	—	5,659	—	47,677
Loans 90 days past due	3,461	1,567	—	2,910	7,938
Non-accruing troubled restructured debt	23,643	1,325	—	2,823	27,791

Total non-performing loans	69,122	2,892	5,659	5,733	83,406

Past due loans:
31-89 Days	450	4,280	—	20,510	25,240
90+ Days	3,461	1,567	—	2,910	7,938

Total past due loans	3,911	5,847	—	23,420	33,178

As of the years ended December 31, 2020 and December 31, 2019, BLLC used loans as collateral for borrowings from the FHLB. As of December 31, 2020 and December 31, 2019, the amortized cost of the Company’s pledged loans was $272,361 and $681,387, respectively.

BLLC may have facilities in place with the Federal Reserve Bank (“FRB”) on a secured basis. As of December 31, 2020 and 2019, BLLC had $1,243 million and $406 million of loans located at the discount window of the FRB, all of which was unused and available to support additional borrowings.

4. Allowance for Loan Losses

The following tables provide information on the activity in the allowance for loan losses by the respective loan portfolio class for the years ended December 31:

	2020
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Balance at beginning of year	24,959	9,857	4,039	13,996	52,851
Provision (credit)	25,027	21,490	(5,172)	11,320	52,665
Charge-offs	(23,601)	(1,024)	—	(5,908)	(30,533)
Recoveries	937	39	2,892	583	4,451

Net (charge-offs)/recoveries	(22,664)	(985)	2,892	(5,325)	(26,082)

Balance at end of period	27,322	30,362	1,759	19,991	79,434

Ending balance: individually evaluated for impairment	44,538	32,632	3,467	2,728	83,365

Ending balance: collectively evaluated for impairment	771,209	2,369,035	7,841	2,198,174	5,346,259

Subtotal	815,747	2,401,667	11,308	2,200,902	5,429,624

Less: deferred fees					(12,765)

Total gross loans					5,416,859

	2019
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Balance at beginning of year	22,021	8,056	7,098	16,759	53,934
Provision (credit)	16,937	1,741	7,390	(6,461)	19,607
Charge-offs	(16,423)	—	(11,431)	(31)	(27,885)
Recoveries	2,424	60	982	3,729	7,195

Net (charge-offs)/recoveries	(13,999)	60	(10,449)	3,698	(20,690)

Balance at end of period	24,959	9,857	4,039	13,996	52,851

Ending balance: individually evaluated for impairment	70,687	1,325	5,659	3,347	81,018
Ending balance: collectively evaluated for impairment	837,646	2,170,198	42,706	2,030,984	5,081,534

Subtotal	908,333	2,171,523	48,365	2,034,331	5,162,552

Less: deferred fees					(9,945)

Total gross loans					5,152,607

BLLC did not acquire loans with deteriorated credit quality during the years ending December 31, 2020 and 2019.

The following tables present the recorded investment with respect to impaired loans, the associated allowance by the applicable portfolio class and the principal balance of the impaired loans prior to amounts charged-off at December 31 for the years indicated:

	2020
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Impaired loans with a specific allowance:

Non-accruing	25,115	30,751	3,467	129	59,462
Troubled restructured debt, accruing	—	—	—	—	—
Troubled restructured debt, non-accruing	—	1,881	—	2,225	4,106

Total	25,115	32,632	3,467	2,354	63,568

Specific allowance	3,542	9,002	1,727	1,965	16,236

Impaired loans without a specific allowance:

Non-accruing	19,423	—	—	—	19,423
Troubled restructured debt, accruing	—	—	—	374	374
Troubled restructured debt, non-accruing	—	—	—	—	—

Total	19,423	—	—	374	19,797

Total impaired loans:

Non-accruing	44,538	30,751	3,467	129	78,885
Troubled restructured debt, accruing	—	—	—	374	374
Troubled restructured debt, non-accruing	—	1,881	—	2,225	4,106

Total	44,538	32,632	3,467	2,728	83,365

Unpaid principal in total impaired loans	73,845	32,632	4,999	2,728	114,204

Average impaired loan balances	52,997	19,542	9,064	5,862	87,465

Interest income on impaired loans recognized on a cash basis	1,514	82	—	35	1,631

	2019
(in thousands)	Healthcare	Real estate	Media & entertainment	Middle market & other	Total
Impaired loans with a specific allowance:

Non-accruing	1,770	—	2,473	—	4,243
Troubled restructured debt, accruing	—	—	—	—	—
Troubled restructured debt, non-accruing	306	1,325	—	2,823	4,454

Total	2,076	1,325	2,473	2,823	8,697

Specific allowance	1,995	389	763	1,347	4,453

Impaired loans without a specific allowance:

Non-accruing	40,248	—	3,186	—	43,434
Troubled restructured debt, accruing	5,026	—	—	524	5,550
Troubled restructured debt, non-accruing	23,337	—	—	—	23,337

Total	68,611	—	3,186	524	72,321

Total impaired loans:

Non-accruing	42,018	—	5,659	—	47,677
Troubled restructured debt, accruing	5,026	—	—	524	5,550
Troubled restructured debt, non-accruing	23,643	1,325	—	2,823	27,791

Total	70,687	1,325	5,659	3,347	81,018

Unpaid principal in total impaired loans	88,544	1,325	19,033	3,685	112,586

Average impaired loan balances	71,439	331	11,861	6,594	90,226

Interest income on impaired loans recognized on a cash basis	1,187	—	—	1,117	2,303

At December 31, 2020 and 2019, troubled debt restructured loans amounted to $4,480 and $33,341, respectively, and had an allowance of $3,716 and $1,912, respectively. BLLC does not have significant concentration with any individual customer. Troubled debt restructured loans are typically the result of interest rate adjustments, term extensions, or other covenant adjustments.

5. Equipment and Software

Equipment and software at December 31 included the following:

(Dollars in thousands)	2020	2019
Leasehold improvements	$26,092	$28,062
Software	69,269	69,055
Furniture and equipment	6,684	7,728

Total gross carrying value	102,045	104,845

Accumulated depreciation and amortization	(51,588)	(46,093)

Total equipment and software	$50,457	$58,752

For the years ended December 31, 2020 and 2019, depreciation in occupancy and equipment expenses in the consolidated statements of net income was $14,016 and $12,828, respectively.

6. Deposits

Included in interest-bearing deposits are savings, certain demand, money market, call and checking plus accounts which totaled $2,121,115 and $1,824,502 at December 31, 2020 and 2019, respectively. Non-FDIC insured time deposits, with third parties (in excess of $250 per depositor), were $203,053 and $478,438 at December 31, 2020 and 2019, respectively. Non-FDIC insured time deposits, with related parties (in excess of $250 per depositor), were $0 and $268,845 at December 31, 2020 and December 31, 2019, respectively.

At December 31, 2020, the scheduled maturities of interest-bearing time deposits were as follows:

(Dollars in thousands) Year ending	As of December 31
2021	$428,305
2022	114,781
2023 and thereafter	80,215

Total	$623,301

7. Other Borrowings

BLLC has other borrowings (advances) from the FHLB totaling $177,035 and $455,000 as of December 31, 2020 and 2019 respectively. Borrowings maturing in excess of one year were $124,035 and $125,000 as of December 31, 2020 and 2019, respectively. Borrowings maturing within of one year were $53,000 and $330,000 as of December 31, 2020 and 2019, respectively. In accordance with the Advances, Collateral Pledge and Security Agreement with the FHLB, BLLC maintained the requisite qualifying collateral with the FHLB, as defined by the FHLB, to secure such advances.

8. Regulatory Capital

BLLC and BLUSA are subject to various regulatory capital requirements administered by the Federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BLLC’s consolidated financial statements. Under capital adequacy guidelines, and the regulatory framework, BLLC and BLUSA must meet specific capital guidelines that involve quantitative measures of BLLC’s and BLUSA’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

BLLC’s and BLUSA’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require BLLC and BLUSA to maintain minimum amounts and ratios (set forth in the table below) of Total Capital, Tier 1 Capital and Common Equity Tier 1 (“CET1”) to risk-weighted assets. BLLC’s and BLUSA’s actual capital amounts and ratios are as follows:

	Actual		Minimum ratio for capital adequacy purposes		Well capitalized minimum ratio
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020 (Basel III):
Total Capital Ratio
BLLC	$912,517	15.14%	$482,225	>8%	$602,781	>10%
BLUSA	$908,590	15.07%	$482,244	>8%	$602,805	>10%
Tier 1 Capital Ratio
BLLC	837,112	13.89%	361,683	>6%	361,669	>6%
BLUSA	833,182	13.82%	361,683	>6%	482,244	>8%
CET 1 Ratio
BLLC	836,573	13.88%	271,252	>4.5%	N/A	N/A
BLUSA	833,182	13.82%	271,262	>4.5%	391,823	>6.5%
As of December 31, 2019 (Basel III):
Total Capital Ratio
BLLC	$913,022	14.98%	$487,628	>8%	$609,534	>10%
BLUSA	$908,947	14.91%	$487,584	>8%	$609,479	>10%
Tier 1 Capital Ratio
BLLC	859,629	14.10%	365,688	>6%	365,721	>6%
BLUSA	855,554	14.04%	365,688	>6%	487,584	>8%
CET 1 Ratio
BLLC	859,111	14.09%	274,290	>4.5%	N/A	N/A
BLUSA	855,554	14.04%	274,266	>4.5%	396,162	>6.5%

During 2020, LISI paid dividends totaling $6 million, to its parent, BLUSA. LISI does not expect an adverse effect from the dividend distribution on its business or capital standing and LISI’s Net Capital is higher than the minimum regulatory requirement.

9. Income Taxes

For 2020 and 2019, the difference between BLLC’s statutory tax rate and effective tax rate primarily relates to state and local income taxes net of the federal tax benefit, tax-exempt interest income, non-taxable income on bank-owned life insurance contracts, low-income housing investment and certain non-deductible expenses. BLLC applies the individual security approach for releasing tax effects from AOCI regarding available for sale securities and others.

The components of income tax expenses are as follows:

(Dollars in thousands)	2020	2019
Current tax expense:
Federal	$16,434	$14,956
State and local	7,863	6,344

Total current tax expense	24,297	21,300

Deferred tax expense:
Federal	(5,279)	1,424
State and local	(2,618)	718

Total deferred tax expense	(7,897)	2,142

Total income tax expense	$16,400	$23,442

Effective tax rates differ from the federal statutory rate of 21% for December 31 2020 and 2019, which is applied to income before tax expense, due to the following:

	2020		2019
(Dollars in thousands)	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	13,613	21.0%	20,305	21.0%
State income tax, net of federal benefit	4,144	6.4%	5,579	5.8%
Tax-exempt interest, net of disallowance	(2,235)	(3.4)%	(1,830)	(1.9)%
Other	878	1.3%	(612)	(0.6)%

Effective income tax rate	16,400	25.3%	23,442	24.3%

Deferred Income Taxes

The following represents BLLC’s deferred tax assets and liability as of December 31, 2020 and 2019:

Dollars in thousands	2020	2019
Deferred tax assets:
Allowance for loan losses	22,286	14,882
Accrued compensation	9,510	10,830
Accrued pension and post-retirement ben	4,592	3,835
Deferred rent	4,590	4,745
Net deferred loan fees	2,467	2,790
Other	5,939	5,305

Total deferred tax assets	49,384	42,387

Deferred tax liabilities:
Bank premises and equipment	(7,274)	(8,902)
Net unrealized gains on securities	(11,572)	(3,472)
Other	(6,147)	(6,175)

Total deferred tax liabilities	(24,993)	(18,549)

Net deferred tax asset	24,391	23,838

BLLC did not record a valuation allowance for deferred tax assets as of December 31, 2020 and 2019. In assessing a valuation allowance for deferred tax assets, BLLC considers whether it is more likely than not that a portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. As of December 31, 2020, BLLC believes it is more likely than not that the Company will fully realize its deferred tax asset.

Unrecognized Tax Benefits and Examinations

BLLC recognizes tax positions in the consolidated financial statements only when it is more likely than not to be sustained upon examination by the relevant taxing authority based on its technical merits. The position is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

At December 31, 2020 and 2019, BLLC had no ASC 740-10 unrecognized tax benefits. BLLC does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

BLLC is currently under audit by the State of New York and New York City for 2015 through 2017. The standard three-year statute of limitations remains in effect for returns filed in the Federal, New York State, New York City, California, Illinois, New Jersey and Florida jurisdictions. Accordingly, all years subsequent to and including 2017 remain open to examination.

10. Lease Commitments

The future minimum lease commitments for banking premises under operating leases as of December 31, 2020 were as follows:

(Dollars in thousands) Year	2020
2021	$8,975
2022	8,858
2023	8,780
2024	8,750
2025 and thereafter	77,115

Total	$112,478

The above commitments include scheduled rent escalations. Certain leases are subject to additional escalation based on future changes in the consumer price index and specific expenses of the lessor.

The aggregate rental expense, net of sublease rentals, for the years ended December 31, 2020 and 2019 was $9,077 and $9,179, respectively, and is included under occupancy expenses in the consolidated statements of net income.

11. Related-Party Transactions

BLLC transacts business with the Parent and its affiliates while conducting its commercial banking and brokerage activities.

Commercial Banking Transactions

Included in the consolidated financial statements are the following amounts with the Parent and its affiliates, as of and for the years ended December 31:

(Dollars in thousands)	2020	2019
Cash and due from banks	$13,550	$11,721
Deposits	25,244	278,990

Other Related Party Transactions:

During the course of normal commercial lending activities, BLLC is the lead bank for certain loans of which BLITA is a participant. BLITA’s portion was $601 million and $683 million as of December 31, 2020 and December 31, 2019, respectively. In accordance with U.S. GAAP, BLITA’s portion of the loans and the related income is not recorded in our consolidated financial statements.

During the course of standard banking activities, BLLC custodies debt securities positions for BLITA. These debt securities are not recorded on BLLC’s consolidated financial statements.

Ordinary Banking Relationships

Certain of BLUSA’s and or BLLC’s officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, BLUSA and/or BLLC in the ordinary course of business. These transactions include deposits, loans, letters of credit, foreign exchange and interest rate swaps. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. Further, as of December 31, 2020, there were certain loans outstanding to related party interests via the SBA PPP. As of the date of these financials, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. BLLC expects to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Ordinary Expense Reimbursement

Certain of BLUSA’s or BLLC’s officers and directors incur reasonable business expenses directly related to their respective responsibilities. BLLC will reimburse related parties for costs incurred for qualifying transactions.

12. Employee Benefit Plans

BLLC participates in a defined benefit plan and defined contribution plan covering substantially all of its U.S. employees. The defined benefit plan was frozen in prior years, and at that time, all future benefit accruals ceased. The following tables provide a reconciliation of the changes in the Plans’ benefit obligations, funded status and fair value of assets for the plan participants, over the two-year period ended December 31:

(Dollars in thousands)	Pension benefits		Other benefits
As of December 31	2020	2019	2020	2019
Reconciliation of benefit obligations:
Obligation as of January 1	$54,339	$48,882	$11,672	$10,696
Service Cost	—	65	8	23
Interest Cost	1,750	1,968	351	441
Settlements	(2,477)	—	—	—
Actuarial loss/(gain)	6,837	5,011	(185)	1,379
Benefit payments	(1,278)	(1,587)	(802)	(867)

Total obligation	$59,171	$54,339	$11,044	$11,672

Reconciliation of fair value of plan
Fair value of plan assets as of January 1	$54,140	$45,952	$—	$—
Actual return on plan assets	7,975	9,775	—	—
Settlements	(2,477)	—	—	—
Employer contributions	—	—	802	867
Benefit payments	(1,278)	(1,587)	(802)	(867)

Total fair value of plan assets	$58,360	$54,140	$—	$—

Funded status	$(811)	$(199)	$(11,044)	$(11,672)

Assumptions used to determine benefit obligations	2020	2019	2020	2019
Discount rate	2.60%	3.40%	2.50%	3.40%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rates:
Current year’s rate (<65/65+)	N/A	N/A	6.25%	6.50%
Ultimate rate	N/A	N/A	4.50%	4.50%
Year ultimate rate is reached	N/A	N/A	2028	2028

N/A – not applicable

The amount of expected benefit payments of the defined benefit plan as of December 31, 2020 are as follows:

(Dollars in thousands) As of December 31	Pension benefits	Other benefits
2021	$2,854	$853
2022	2,528	838
2023	2,769	744
2024	2,912	638
2025	2,735	544
2026-2029	14,802	2,270

Total	$28,600	$5,887

The following table provides the components of net periodic benefit cost for the Plans for the years ended December 31:

(Dollars in thousands)	Pension benefits		Other benefits
As of December 31	2020	2019	2020	2019
Service cost	$—	$65	$8	$23
Interest cost	1,750	1,968	351	441
Expected return on plan assets	(3,685)	(3,141)	—	—
Amortization of prior service cost	—	—	—	—
Amortization of net loss	445	471	(1,676)	(2,132)
Settlement	903	—	—	—

Net periodic (benefit)/cost	$(587)	$(637)	$(1,317)	$(1,668)

BLLC’s unrecognized loss included in accumulated other comprehensive loss for the Plans was $16,307 and $13,618 at December 31, 2020 and 2019, respectively.

Average asset allocations of the defined benefit pension plan at December 31, 2020 and 2019, by asset category, are as follows:

(Dollars in thousands)	2020		2019
As of December 31	Fair value	Percentage	Fair value	Percentage
Money market and temporary investment fund	$116	0%	$1,942	4%
Mutual funds:
Stock funds	28,055	48%	23,431	43%
Bond funds	30,189	52%	28,767	53%

Total	$58,360	100%	$54,140	100%

The securities in the above table are classified Level 1 for fair valuation hierarchy purposes.

BLLC adopted the mortality table released by the Society of Actuaries (“SOA”) for the annuity portion of the benefit based on the PRI-2012 mortality table with the MP-2020 and MP-2019 mortality projection tables, respectively, without any further adjustments (including any collar adjustments).

BLLC also participates in a defined contribution plan, the Sheltered Savings Plan, which covers substantially all permanent employees who work at least 1,000 hours per year. Participants may elect to contribute up to 50% of their base salary, up to a maximum of $19.5, subject to Internal Revenue Service limitations. BLLC contributed $3,311 and $2,671 to the Sheltered Savings Plan in 2020 and 2019, respectively.

13. Derivatives

BLLC enters into various derivative contracts on behalf of its clients and for economic hedging purposes. These positions primarily include interest rate products, foreign currency options and foreign currency contracts. The changes in fair value of these derivatives are included in other non-interest income in the consolidated statements of net income except, as discussed below, the effective portion of changes in fair value related to cash flow hedges.

At December 31, 2020 and 2019, the fair value of derivatives included in other assets and liabilities in the consolidated statements of financial condition is as follows:

	2020		2019
	Fair value		Fair value
(Dollars in thousands)	Assets	Liabilities	Assets	Liabilities
Foreign exchange forward contracts sold	$216	$3,972	$2,966	$833
Foreign exchange forward contracts purchased	3,563	217	1,261	3,298
Currency options	30	30	148	94
Interest rate swaps & interest rate options	43,352	34,478	12,926	15,198

Total fair value of derivatives	$47,161	$38,697	$17,301	$19,423

The maximum loss under derivatives that would be recognized at the reporting date, if the counterparties failed completely to perform as contracted, is the fair value. Management monitors and controls the related risk exposure.

Cash Flow Hedges of Interest Rate Risk

During the year ended December 31, 2019, BLLC commenced a cash flow hedge program. BLLC’s objective in using interest rates derivatives are to add stability to net interest income and to manage the exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps, as well as, interest rate options as a part of its interest rate management strategy. Interest rate options designated as a cash flow hedge involve the receipt of fixed rate-amounts subject to the contractual cap or floor from a counterparty in exchange for the Company making variable-rate payments. As of December 31, 2020 and December 31, 2019, the Company had 5 interest rate options, with an aggregate notional amount of $400 million that were designated as cash flow hedges of interest rate risk associated with the Company’s variable-rate assets. The contractual maturities of these instruments vary with the last one maturing in December 2024.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive (Loss) Income (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the changes in fair values of the derivatives is recognized directly in earnings. During the years ended December 31, 2020 and 2019, the Company did not recognize any gains or losses for hedge ineffectiveness.

Amounts reported in AOCI related to derivatives may be reclassified to interest income, as applicable, as interest payments are received on the Company’s variable rate assets. During the year ended December 31, 2020, the Company recognized $2,487 of interest income associated to cash flow hedges.

14. Commitments and Contingencies

Off-Balance Sheet Commitments

BLLC utilizes various lending related financial instruments to meet the financing needs of its customers. BLLC issues commitments to extend credit, standby letters of credit, and commercial letters of credit. BLLC’s exposure to credit loss in the event of nonperformance by the counterparty to the instruments is represented by the contractual amounts of these instruments. The aforementioned commitments and obligations are subject to the same credit policies as on-balance sheet instruments. To provide for risk of losses inherent in the credit extension process, BLLC determines specific and expected loss components for its off-balance sheet products. Reserves allocated to off-balance sheet credit risk were $543 and $542 as of December 31, 2020 and 2019, respectively, and are included in other liabilities in the consolidated statements of financial condition.

BLLC’s commitment exposure as of December 31, 2020 and 2019 is as follows:

	Contract amount
(Dollars in thousands)	2020	2019
Commitments to extend credit	$902,489	$1,023,632
Standby letters of credit	191,583	205,448
Commercial letters of credit	48,281	41,954

Total commitments	$1,142,353	$1,271,034

The maximum potential amount of future payment under these standby letters of credit guarantees at December 31, 2020, is as follows:

(Dollars in thousands)	Within one year	From one year to three years	From three years to five years	Over five years	Total
Standby letters of credit	$50,960	$2,239	$138,384	$—	$191,583

Other

BLLC is subject to certain legal actions which arise during the normal course of business. Management believes that the resolution of any litigation or investigation will not have a material adverse effect on the consolidated financial condition or results of operations of BLLC.

15. Concentration of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if a borrower failed to perform as contracted and any collateral or security provided proved to be of no value. Concentration of credit risk arises when a number of customers are engaged in similar business activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by a change in economic conditions.

BLLC manages its on-balance sheet and off-balance sheet financial instruments portfolio by establishing and monitoring various limits and sub-limits. A substantial portion of BLLC’s lending operation is concentrated in the great New York City area, and particularly the real estate loan class. BLLC does not have any other significant concentrations except for the U.S. Treasury and its agencies. For further information regarding on- and off-balance sheet credit concentrations by major product or segments, see Notes 2, 3, 13 and 14 to the consolidated financial statements.

16. Fair Value of Financial Instruments

The following is a description of BLLC’s valuation methodologies for assets and liabilities measured at fair value:

Available-for-sale Debt Securities

BLLC’s debt securities portfolio is priced via an independent pricing service. The fair values are generally based on or derived from mid prices. Level 1 securities include U.S. Treasury securities. Fair values of securities classified within Level 2 are derived using pricing models, which utilize marked based, or independently sourced market parameters, such as interest rate yield curves, time value, volatility factors, issuer spreads and quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments include collateralized mortgage obligations, commercial mortgage-backed securities (“MBS”), MBS pass-throughs, debt issued by U.S. Government Federal agencies, and corporate debt. Securities whose value is determined using pricing models based on inputs that are unobservable and significant to the fair value measurement, as well as instruments for which the determination of fair value requires significant management judgement or estimation, are classified within Level 3.

Derivative Instruments

Derivative instruments are valued using an independent valuation system and dealer or broker quotes that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy. Such derivatives include basic interest rate swaps, forwards, and options.

Fair Value Hierarchy

The following table presents the financial instruments carried at fair value on a recurring basis as of December 31, by level, in the fair value hierarchy:

	2020
(Dollars in thousands)	Total carrying value	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale securities:
Mortgage related
Agency-backed	$506,498	$—	$506,498	$—
Private label	31,772	—	31,772	—
Other securities
U.S. government treasuries	86,197	86,197	—	—
U.S. federal agencies	130,439	—	130,439	—
Foreign governments	88,949	—	88,949	—
State and municipal	254,080	—	254,080	—
Corporate	27,692	—	27,692	—

Total available-for-sale securities	$1,125,627	$86,197	$1,039,430	$—

Trading derivative assets	47,161	—	47,161	—
Other equity securities	6,130	—	6,130	—

Total assets	$1,178,918	$86,197	$1,092,721	$—

Liabilities:
Trading derivative liabilities	38,696	—	38,696	—

Total liabilities	$38,696	$—	$38,696	$—

	2019
(Dollars in thousands)	Total carrying value	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale securities:
Mortgage related
Agency-backed	$698,264	$—	$698,264	$—
Private labels	42,548	—	42,548	—
Other securities
U.S. government treasuries	63,439	63,439	—	—
U.S. federal agencies	17,733	—	17,733	—
Foreign governments	97,543	—	97,543	—
State and municipal	186,652	—	186,652	—

Total available-for-sale securities	$1,106,179	$63,439	$1,042,740	$—

Other equity securities	6,000	—	6,000	—
Trading derivative assets	17,301	—	17,301	—

Total assets	$1,129,480	$63,439	$1,066,041	$—

Liabilities:
Trading derivative liabilities	19,423	—	19,423	—

Total liabilities	$19,423	$—	$19,423	$—

The carrying values and estimated fair values of financial instruments not recorded at fair value on a recurring basis as of December 31 are as follows:

	2020		2019
(Dollars in thousands)	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Financial assets:
Held-to-maturity portfolio	287,638	305,597	231,108	238,538
Loans, net	5,337,425	5,345,521	5,099,761	5,101,563

Total non-fair value financial assets	$5,625,063	$5,651,118	$5,330,869	$5,340,101

Financial liabilities:
Time deposits	623,301	626,712	1,519,511	1,527,095
Other borrowings	177,035	180,179	455,000	454,922

Total non-fair value financial liabilities	$800,336	$806,891	$1,974,511	$1,982,017

Financial assets for which fair value approximates book value include cash and due from banks, federal funds sold, FHLB equity securities, receivables and customers’ obligation for acceptances.

Financial liabilities for which fair value approximates book value include money market and savings deposits, interest payable, accrued expenses and acceptances outstanding.

17. Stock Based Compensation

For the years ended December 31, 2020 and 2019, BLLC recorded share-based compensation and related tax benefits as follows:

	Year ended December 31
(Dollars in thousands)	2020	2019
Share-based compensation expense	$992	$990
Income tax (benefit) related to share-based compensation expense	$(280)	$(274)

As of December 31, 2020, unrecognized share-based compensation expense was as follows:

(Dollars in thousands)	Unrecognized expense	Weighted average Expected recognition
Stock options	$1,625	1.64

During the year ended December 31, 2018, BLLC granted 676,190 shares of stock options. The stock options granted during 2018 will expire in 2025.

During 2019, BLUSA & BLLC paid a special dividend. As a result, BLUSA & BLLC’s board of directors approved a reduction in exercise price to $39.06 per share. The incremental compensation cost as a result of the modification was not material.

During 2020, BLUSA & BLLC paid a special dividend. As a result, BLUSA & BLLC’s board of directors approved a reduction in exercise price to $35.78 per share. The incremental compensation cost as a result of the modification was not material.

There were no stock options that were vested, exercised, forfeited, expired, or cancelled during the year ended December 31, 2020.

The fair values of share-based awards for employee stock options were estimated using the Black-Sholes option pricing model. The following is a summary of our employee stock options:

Employee share-based awards	2020
Expected life – in years	5.5
Volatility	14.9%
Risk-Free Rate	2.7%
Dividend yield	2.0%

The stock options will vest during the year ending December 31, 2022. The expected life is based on the simplified method as described in Staff Accounting Bulletin Topic 14.D.2.

As BLLC is not a publicly traded entity, the expected volatility assumption has been developed using the historical stock price volatility and implied volatility of a peer group of publicly traded companies.

18. Subsequent Events

BLLC has evaluated whether events or transactions have occurred after December 31, 2020 that would require recognition or disclosure in these consolidated financial statements through March 2, 2021, the date of issuance of these consolidated financial statements.

Management has determined that there were no other subsequent events that require adjustment to, or disclosure in, the consolidated financial statements other than those items already disclosed.

CONSOLIDATED FINANCIAL STATEMENTS

Bank Leumi Le-Israel Corporation and Subsidiaries

Years Ended December 31, 2019 and 2018

With Report of Independent Auditors

Ernst & Young LLP New York Financial Services Office 5 Times Square New York, NY 10036 USA

Report of Independent Auditors

To the Shareholders and the Board of Directors of Bank Leumi Le-Israel Corporation and Subsidiaries

We have audited the accompanying consolidated financial statements of Bank Leumi Le-Israel Corporation (and subsidiaries) which comprise the consolidated statements of financial condition as of December 31, 2019 and 2018, and the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Leumi Le-Israel Corporation (and subsidiaries) at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

February 24, 2020

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

	December 31
$ in thousands	2019	2018
Assets
Cash and due from banks	$93,155	$181,181
Restricted cash	6,057	43,519

Investment in debt securities:
Held-to-maturity	231,108	348,956
Available-for-sale	1,106,179	1,167,003
Loans, net of allowance for loan losses of $52,851 in 2019 and $53,934 in 2018	5,099,761	4,990,131
Equipment and software, less accumulated depreciation of $46,093 in 2019 and $33,266 in 2018	58,752	66,652
Bank owned life insurance	117,799	115,984
Deferred tax assets, net	23,838	38,842
Customers’ obligation for acceptances	18,698	15,047
Accrued interest receivable	28,467	27,277
Other assets	100,868	85,623

Total assets	6,884,682	7,080,215

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Noninterest-bearing deposits	2,062,420	1,895,671
Interest-bearing deposits	3,344,013	3,787,997

Total deposits	5,406,433	5,683,668

Borrowings from the Federal Home Loan Bank	455,000	415,000
Other liabilities	150,975	157,087

Total liabilities	6,012,408	6,255,755

Commitments and Contingencies (Note 14)

Shareholders’ equity:
Capital stock - $0.10 par value; authorized - 24,000,000 shares; issued and outstanding - 22,317,655 shares	2,231	2,231
Additional paid-in capital	444,575	443,585
Retained earnings	425,877	412,664
Accumulated other comprehensive loss	(927)	(34,505)

Total shareholders’ equity	871,756	823,975

Non-controlling interest	518	485

Total liabilities and shareholders’ equity	6,884,682	7,080,215

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Net Income

(Dollars in thousands, except per share data)

	December 31
$ in thousands	2019	2018
Interest income:
Interest on loans	$263,229	$251,377
Interest on securities	39,294	42,050
Interest on time deposits with banks	3,289	4,170

Total interest income	305,812	297,597

Interest expense:
Interest on deposits	64,500	52,561
Interest - other	9,329	9,749

Total interest expense	73,829	62,310

Net interest income	231,983	235,287
Less: provision for loan losses	19,607	29,300

Net interest income after provision for loan losses	212,376	205,987

Non-interest income:
Commissions and fees	46,217	39,728
Gain on foreign exchange transactions, net	7,206	7,068
Gain on sale of available-for-sale securities, net	5,631	2,050
Other, net	2,256	4,867

Total non-interest income	61,310	53,713

Non-interest expense:
Compensation and employee benefits	105,267	105,922
Equipment and data processing	31,759	27,935
Professional services	16,720	16,644
Occupancy	11,342	11,179
Other, net	11,943	14,829

Total non-interest expense	177,031	176,509

Income before taxes	96,655	83,191
Income tax expense	23,442	21,038

Net income	$73,213	$62,153

Less: net income attributable to non-controlling interest	33	28

Net income attributed to the controlling interest	$73,180	$62,125

Net income per share amounts:
Basic earnings per share	3.28	2.78
Diluted earnings per share	3.28	2.78

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

	Year Ended December 31
$ in thousands	2019	2018
Net income	$73,180	$62,125
Other comprehensive income:
Unrealized actuarial (loss) gain on pension and other post-retirement benefits, net of tax	(963)	804
Unrealized gain (loss) on available-for-sale securities and interest rate options, net of tax	34,541	(13,369)

Comprehensive income	$106,758	$49,560

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

	Capital Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Non- Controlling Interest (“NCI”)	Total with NCI
Balances as of January 1, 2018	2,231	443,230	350,539	(21,940)	774,060	457	774,517
Share-based compensation	—	355	—	—	355	—	355
Comprehensive income:
Net income	—	—	62,125	—	62,125	28	62,153
Other comprehensive income (loss)	—	—	—	(12,565)	(12,565)	—	(12,565)

Balances as of December 31, 2018	$2,231	$443,585	$412,664	$(34,505)	$823,975	$485	$824,460
Share-based compensation	—	990	—	—	990	—	990
Cash dividend declared	—	—	(60,000)	—	(60,000)	—	(60,000)
Comprehensive income:
Net income	—	—	73,213	—	73,213	33	73,246
Other comprehensive income (loss)	—	—	—	33,578	33,578	—	33,578

Balances as of December 31, 2019	$2,231	$444,575	$425,877	$(927)	$871,756	$518	$872,274

Bank Leumi Le-Israel Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31
$ in thousands	2019	2018
Operating activities
Net income	$73,180	$62,125
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	19,607	29,300
Net income attributable to non-controlling interest	33	28
Depreciation and write off of fixed assets not fully depreciated	12,828	12,814
Net amortization on securities	2,143	67
Net gain on sale of securities	(5,631)	(2,050)
Deferred tax expense	2,142	(6,905)
Gain on revaluation of trading securities	—	(1,198)
Net sales of trading securities	—	22,135
Increase in cash surrender value of bank owned life insurance	(1,815)	(1,367)
Decrease (Increase) in customers’ obligation for acceptances	(3,650)	2,214
Increase in accrued interest receivable	(1,190)	(5,976)
Increase in other assets	(13,176)	(971)
(Decrease) Increase in other liabilities	(7,675)	33,091

Net cash provided by operating activities	76,796	143,307

Investing activities
Proceeds from sales, redemptions and paydowns of available-for-sale securities	495,795	222,869
Purchases of available-for-sale securities	(169,575)	(255,103)
Proceeds from paydowns and redemptions of held-to-maturity securities	44,425	19,917
Purchases of held-to-maturity securities	(139,688)	(112,587)
(Purchases) Sales of Federal Home Loan Bank capital stock	(1,810)	19,463
Net (decrease) increase in loans	(129,236)	(99,765)
Purchases of equipment	(4,927)	(4,299)
Decrease in equity investment	(33)	(28)

Net cash used in investing activities	94,951	(209,533)

Financing Activities
Net increase (decrease) in deposits	(277,235)	405,560
(Decrease) Increase in borrowings from Federal Home Loan Bank	40,000	(434,900)
Dividends paid	(60,000)	—

Net cash used by financing activities	(297,235)	(29,340)

Net decrease in cash and due from banks and restricted cash	(125,488)	(95,566)
Cash and due from banks and restricted cash - beginning of year	224,700	320,266

Cash and due from banks - end of year	$99,212	$224,700

Supplemental disclosure of cash flow information
Interest paid	$73,688	$53,694
Income taxes paid	$18,365	$20,198

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Dollars in thousands, except per share data)

1. Organization and Summary of Significant Accounting Policies

Bank Leumi Le-Israel Corporation (“BLL Corp.”), a corporation organized in the state of New York. BLL Corp. is a majority owned subsidiary of Bank Leumi Le-Israel B.M. (the “Leumi Group”, “BLITA”), a banking corporation organized in Israel, with subsidiaries and affiliates throughout the world. BLL Corp., through its subsidiary Bank Leumi USA (“BLUSA”) conducts its U.S. operations through branches located in New York, Illinois, California and Florida. BLUSA is a full service community bank focused on providing relationship based financial services in its geographical markets. The financial services provided to the customers and management of its investment portfolio are BLL Corp’s and BLUSA’s primary sources of revenue.

Included in the consolidation is Leumi Investment Services Inc. (“LISI”), a wholly owned subsidiary of BLUSA. LISI is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”).

The accounting policies of BLL Corp. and its subsidiaries conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). A summary of the accounting and reporting policies follows:

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of BLL Corp. and its subsidiaries. All significant intercompany transactions are eliminated in consolidation. Certain reclassifications have been made to the prior period’s financial statements and notes to conform to the current period’s presentation.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Significant accounting estimates include estimates for the allowance for loan losses, derivatives, securities and evaluation of other-than-temporary impairment, the realization of deferred tax assets, calculation of pension and postretirement obligations and litigation reserves.

Segment Reporting

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Substantially all of the Company’s operations occur through banking related activities that involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of its banking operation, which constitutes the Company’s only operating segment for financial reporting purposes.

Restricted Cash

BLL Corp. is required to comply with various laws and regulations, such as those of the Federal Reserve Board which requires maintaining certain amounts of cash on deposit and is restricted from investing those amounts.

Other amounts included in restricted cash represent those required to be set aside by contractual agreements with affiliates as collateral for loan participation transactions entered into during the course of normal business. These amounts are restricted as to withdrawal or use under the terms of these contractual agreements.

Cash and Cash Equivalents

BLL Corp. defines cash and cash equivalents to include cash, due from banks and money market instruments.

Investment in Debt Securities

Debt securities for which BLL Corp. has the intent and ability to hold to maturity are classified as held-to-maturity (“HTM”). The HTM portfolio is stated at cost, adjusted for amortization of premium or accretion of discount using the effective interest rate method. Debt securities which may be subject to sale prior to maturity are classified as available-for-sale (“AFS”). The AFS portfolio is stated at fair value, with unrealized gains (losses) credited (charged) to other comprehensive income (loss), net of tax, in the consolidated statements of net income and comprehensive income. Realized gains and losses on sales of debt securities are determined using the specific identification method and are recorded in gain on sale of available-for-sale securities, net in the consolidated statements of net income and comprehensive income.

BLL Corp. monitors its debt securities portfolio for impairment. Impairment can result from either credit deterioration of the issuer or from changes in market rates relative to the interest rate of the instrument. BLL Corp. considers many factors in determining whether the impairment is other-than-temporary including, but not limited to, the length of time the debt securities have had a market value less than the cost basis, the severity of the unrealized loss, BLL Corp’s intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner and external credit ratings. BLL Corp. has not recorded any other-than-temporary impairment for the years ending December 31, 2019 or December 31, 2018, respectively.

Loans

Loans, including lease financing receivables, are stated at the principal amount outstanding, net of deferred loan origination fees received and allowance for loan losses. Loan origination fees are deferred and amortized to income as yield adjustments, based on the effective interest method, over the lives of the respective loans.

Interest on loans is recognized on the accrual basis and is credited to interest income based upon the principal amount outstanding.

Loans are considered past due when principal or interest is not collected at the time they are contractually due for payment. Factors considered in determining whether a loan is impaired include:

•	the financial condition of the borrower;

•	reliability and sources of the cash flows; and

•	deterioration of related collateral.

Loans are considered impaired and are placed on nonaccrual status when collection of all or a portion of principal or interest in accordance with contractual terms, is in doubt. Interest paid on nonaccrual loans is credited to principal or recognized as income on a cash basis, depending on management’s assessment of the ultimate collectability of principal. Accrual of interest is resumed when principal and interest is no longer due and unpaid, and BLL Corp. expects repayment of the remaining contractual principal and interest, or it becomes otherwise well secured and in the process of collection.

BLL Corp. manages its credit products by the following portfolio classes. These classes are:

•	Real estate – Real estate loans are intended to primarily provide financing to commercial land development, construction, multifamily and commercial real estate related ventures. Repayment of these loan types is primarily dependent on the success of the related land development or construction project, funds received from the ongoing operations of multifamily or commercial properties, and the local real estate markets and economies in which our customers operate.

•

Middle market and other - Middle market and other loans includes, but is not limited to, credits provided to commercial and industrial clients, Israeli corporations and private loans. Commercial and industrial loans are primarily provided wholesalers (i.e. apparel and textile), non-bank financial institutions and manufacturing companies. Credits extended to Israeli corporate clients typically relate to the U.S. subsidiaries of Israeli corporations. Repayment on these credits is primarily dependent on the underlying operations of these businesses. Private loans are typically extended to high net worth individuals and their families both internationally and in the United States. Most notably, these credits are typically extended through non-purpose lending or premium finance transactions. Repayment on these credits is primarily dependent on the individual’s financial well-being.

•

Healthcare – Healthcare loans are primarily made in order to provide financing to the owners of senior care facilities, in particular, skilled nursing facilities and assisted living facilities. Specifically, these funds are typically utilized to fund the purchase or refinancing on a facility or, to a lesser extent, provide credit to support the day-to-day working capital needs of a facility. Repayment of a loan is primarily dependent on funds obtained from the operation of the borrower’s business and other external factors.

•

Media & entertainment – Media and entertainment loans are primarily intended to finance either the production or distribution of certain motion picture and video productions. Repayment of these credits is primarily dependent on the borrower’s ability to successfully produce and/or distribute the creative product. Furthermore, BLL Corp. has ceased underwriting new credits related to this portfolio class and has been winding down Media and Entertainment loan portfolio.

Troubled Debt Restructuring

A loan is considered a troubled debt restructuring when BLL Corp. modifies the terms of a loan agreement to provide a debtor experiencing financial difficulty with a concession. A troubled debt restructuring can involve the acceptance of assets or any equity interest in the debtor in satisfaction of a loan, the reduction of the stated interest rate or principal amount of a loan or the extension of a loan’s due date.

BLL Corp. measures impairment loss on a troubled debt restructuring involving a modification of terms if the future undiscounted cash flows specified by the new contractual terms are less than the recorded investment in the loan before the restructuring. Impairment losses are recorded as a provision through the allowance for loan losses.

Allowance and Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance. BLL Corp. maintains an allowance for losses inherent in the loan portfolio. The allowance for loan losses consists of specific and general allowances.

Specific allowances consist of provisions for losses on impaired loans for which carrying values are higher than estimated realizable values. Specific allowances are calculated based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral, less estimated selling expenses for certain collateral dependent loans.

General allowances cover losses inherent in the loan portfolio but which have not been identified to a specific loan. The level of general allowance depends upon an assessment of business and economic conditions, historical and expected loss experience, loan portfolio composition and other relevant factors. The historical loss experience is supplemented with qualitative loss factors that are determined by management and are adjusted to reflect management’s evaluation of the following:

•	Changes in policy and procedures for underwriting, collections and charge offs.

•	Changes in national, regional, local economic and business conditions, and in the condition of various markets

•	Changes in nature and volume of the loan portfolio

•	Changes in the experience, ability and depth of lending management and staff

•	Changes in volume and severity of past due and classified loans, volume of non-accruals, TDRs and other loan modification

•	Changes in quality of BLL Corp’s loan review and/or loan classification system, Board and management oversight

•	The existence and effect of concentration of credit and changes to concentration levels

•	External factors including environmental, competition, legal & regulatory requirements.

BLL Corp. applies the methodology described above to each portfolio class.

General allowances are computed using models developed by BLL Corp. The allowance, which is reviewed quarterly, reflects model and estimation risks in addition to management’s judgment.

Charge-off of Uncollectible Loans

Loan losses are charged-off in the period that the relevant loan, or a portion thereof, is deemed uncollectible. For collateral dependent real estate and healthcare loans, charge-offs are generally recorded when the collateral value is less than the carrying value of the loan and in all cases no later than when BLL Corp. takes possession of collateral. Charge-offs are generally measured as the excess of the loan carrying value over the estimated fair value of the collateral, net of selling costs. Fair value is estimated based on credible, verifiable indicators of value such as appraisals, cash-flows, evaluations, documented discussions, or transactions of comparable assets. In the case of other loan segments, including media & entertainment and middle market & other, charge-offs are generally recorded when a loan reaches a level of delinquency where a portion of the loan is deemed uncollectible unless there are extenuating circumstances that can be clearly evidenced. Such circumstances include loans that are well secured and in process of collection along with loans undergoing extensive restructuring/settlement discussions with the borrower.

Equipment and Software

Equipment and software are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or the lease term, if shorter. Estimated useful lives are generally as follows: leasehold improvements – over the life of the lease, furniture and equipment – 3 to 10 years, and software – 5 years. Maintenance and repairs are charged to expense and improvements are capitalized.

Bank Owned Life Insurance (“BOLI”)

BOLI represents the cash surrender value of life insurance policies on the lives of certain employees where BLL Corp. is the beneficiary. The amount in BOLI is accounted for in accordance with Accounting Standard Codification (“ASC”) 325 – Investments – Other.

Goodwill

Goodwill is initially recorded at fair value and included in other assets – other in the consolidated statements of financial condition. As of December 31, 2019 and 2018, BLL Corp’s goodwill totaled $4,550 relating to the acquisition of a bank. Goodwill is evaluated for impairment on an annual basis and as events occur or circumstances change which indicates impairment that would more likely than not reduce fair value below its carrying amount. BLL Corp. completed its annual assessment as of December 31, 2019, and determined that there is no evidence of impairment of goodwill as of this date and, accordingly, no change in carrying amount resulted in accordance with provisions of ASC 350, Intangibles – Goodwill and Other.

Foreign Currency Translation

Foreign currency assets and liabilities are translated at the spot rate, with forward points where applicable, at the date of the consolidated statements of financial condition. Foreign currency revenues and expenses are translated at the spot rate at the transaction settlement date. Gains or losses resulting from these translations are charged or recognized to the income statement, which are included in noninterest income – other in the consolidated statements of net income and comprehensive income.

Employee Benefit Plans

Defined Benefit Plans

The costs of the pension and other post-retirement plans (the “Plans”) are determined on the basis of actuarial valuations. BLL Corp. measures the plan asset and benefit obligations at each fiscal year end. This process involves making certain estimates and assumptions, including the discount rate and the expected long-term rate of return on the pension plan assets.

The fair value of pension plan assets is based on fair values generally representing observable market prices. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The accumulated benefit obligations represent the actuarial present value of benefits attributed by the Plans’ benefit formula to employee service rendered prior to that date and based on current and past compensations levels.

The assumed discount rate, in management’s judgment, reflects the rates at which benefits could be effectively settled. Such discount rate is used to measure the projected and accumulated benefit obligations and to calculate the service cost and interest cost. For fiscal years 2019 and 2018, the assumed discount rate for the Plans was selected in consultation with independent actuaries, using a pension discount-yield curve based on the characteristics of the Plan benefit obligations.

Defined Contribution Plans

BLL Corp’s contribution to the defined contribution plans is predetermined by the terms of the plan, based on BLL Corp’s contribution for each year. The contributions required to be made by BLL Corp. for any year are charged as expense in that year.

Derivative Financial Instruments and Hedging Activity

BLL Corp. recognizes all of its derivatives as either other assets or other liabilities in the consolidated statements of financial condition and measures those instruments at fair value. The accounting for changes in fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and that qualify as a hedge of the exposure to variability in expected future cashflows, or other types of forecasted transactions, are considered cashflow hedges. For derivatives designated as cashflow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income or loss and will be subsequently reclassified to earnings when the hedged transaction affects earnings. Further, the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. These derivatives used for economic hedges are recorded at fair value with changes in fair value recognized in non-interest income in the consolidated statements of net income.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between willing market participants at the measurement date (i.e., the “exit price”). When determining the fair value for assets and liabilities carried at fair value, BLL Corp. considers the principal or most advantageous market in which it would transact and uses assumptions that market participants would use when pricing the asset or liability. The assets and liabilities measured at fair value include AFS debt securities, other equity securities, derivative instruments and retirement plan assets.

BLL Corp. measurement of fair values is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon either using broker or dealer quotes or internally developed models that use primarily independently-sourced market parameters, including interest rate yield curves, option volatilities and currency rates or valuation models using unobservable market inputs. Valuation adjustments are made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality and BLL Corp’s creditworthiness that are applied consistently over time.

Fair Value Hierarchy

BLL Corp. follows a three-level hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted process for similar instruments in active markets; quoted prices for identical or similar products in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Model derived valuations in which one or more significant inputs or significant value drivers are unobservable.

BLL Corp. measures or monitors many of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected for fair value option, as well as for certain assets and liabilities for which fair value is the primary basis of accounting. Fair value of goodwill is used on a nonrecurring basis, that is, the fair value of goodwill is not measured on an ongoing basis but is subject to fair value adjustments when there is evidence of impairment. Fair value is also used for financial assets and liabilities for disclosure purposes in accordance with ASC 825, Financial Instruments. Depending upon the nature of the asset or liability, BLL Corp. uses various valuation techniques and assumptions when estimating the instrument’s fair value

Stock Based Compensation

For all stock-based awards granted, stock-based compensation expense is amortized on a straight-line basis over the requisite service period, including consideration of vesting conditions. The fair value of stock options is measured using the Black-Scholes option-pricing model.

Earnings per share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner to basic EPS, except that the weighted average number of common shares is increased to include incremental shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive stock options were exercised.

Provision for Income Taxes

Income taxes are provided for using the asset and liability method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities. BLL Corp. reports interest expense related to income tax matters and income tax penalties in income tax expenses. For federal, state and local purposes, BLL Corp. is included in the consolidated tax return filed by the Parent. Pursuant to the tax sharing agreement, and in accordance with ASC 740, Income Taxes, BLL Corp. computes its federal, state and local tax liability on a separate company basis. The corresponding income tax payable (or receivable) is included in Other Liabilities in the consolidated statements of financial condition.

Deferred Income Taxes

BLL Corp. calculates its deferred income taxes based on the temporary differences between the financial reporting and tax bases of assets and liabilities using the tax rates and laws that will be in effect when such differences are expected to reverse. A valuation allowance is established to reduce all or a portion of the deferred tax asset to the amount that more likely than not will be realized.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, pension liability, and cash flow hedges, are reported as a separate component of the shareholder’s equity section of the consolidated balance sheets. These items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

BLL Corp. has elected to the extended transition period provided for emerging growth company exception (“EGC”) under the Jumpstart Our Business Startups (“JOBS”) Act for 2019 and will adopt all new or revised accounting standards under the private company effective date.

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. BLL Corp. has adopted ASU for 2019. The Company’s revenue streams primarily consist of net interest income and noninterest income. The scope of this standard explicitly excludes net interest income, as well as other revenues from transactions involving financial instruments, such as loans, leases and debt securities. BLL Corp. has reviewed the impact of the update and concluded that it does not have a material impact on the Company’s recognition considerations and that there was no cumulative adjustment recorded upon adoption.

Descriptions of the activities that are within the scope of ASC 606, and presented in the consolidated statements of income as components of non-interest income, are as follows:

Investment management fees: Revenues driven by fees earned from purchases and sales of products on behalf of its customers; where the performance obligation is satisfied at trade execution. Revenues driven by safekeeping and custody fees on overall client assets under management; where the performance obligation is satisfied over time as BLL Corp. provides the contracted services.

Cash management and account service charges: Revenues driven by services related to deposit account activity, money transfer, and other cash management activities; where the performance obligation is satisfied at transaction execution.

The following table presents BLL Corp’s sources of non-interest income for the year ended December 31, 2019 and 2018 that are within the scope of ASC 606:

$ in thousands
Year ending	As of December 31, 2019	As of December 31, 2018
Investment management fees	25,733	25,219
Cash management and account service charges	10,217	9,622
Not within the scope of ASC 606	25,406	18,917

Total non-interest income	$61,356	$53,758

Other Recent Accounting Pronouncements

In January 2016, the FASB issued No. ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which addressed certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective beginning after December 15, 2018, with early adoption permitted. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017. BLL Corp. has adopted ASU 2016-01 and noted an immaterial impact.

In February 2016, the FASB issued No. ASU 2016-02, Leases (Topic 842), which amends the existing standards for lease accounting effectively bringing most leases onto the balance sheets of the related lessees. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2020, with early adoption permitted. The ASU is effective for public business entities for interim and annual reporting periods beginning after December 15, 2018. BLL Corp. is currently evaluating the pending adoption of ASU 2016-02 and its impact on BLL Corp’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses: Measurement of Credit Losses on Financial Instruments, (“CECL”), in order to provide financial statement users with more information regarding expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The requirements are effective for the Company for the fiscal year beginning January 1, 2023 with early adoption permitted for the fiscal year ended December 31, 2019. The requirements are effective for most calendar year public business entities that are SEC filers on January 1, 2020. BLL Corp. is evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures and expects an overall increase in its allowance for loan losses in future periods.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities to enable reporting entities to better portray their risk management activities. A provision in ASU 2017-12 enacted via ASU No 2019-04 provided that BLL Corp. may reclassify a debt security from HTM to AFS at the time of adoption if the debt security is eligible to be hedged under the last-of-layer method. Generally, this includes debt securities that are prepayable, including mortgage related securities, and debt securities that are callable by the issuer, including many of BLL Corp’s state and municipal securities. BLL Corp. transferred HTM securities with an amortized cost basis of $216,208, fair value of $224,362, and an unrealized gain of $8,154 in other comprehensive income as of the adoption date in 2019. See Note 2 “Debt Securities” for additional information. BLL Corp. has early adopted ASU 2017-12.

2. Investment in Debt Securities

The amortized cost and fair value of investment in debt securities as of December 31 are as follows:

$ in thousands	2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Mortgage Related:
Agency-backed	$694,206	$5,066	$(1,008)	$698,264
Private Label	42,113	456	(21)	42,548

Other Securities:
U.S. Government Treasuries	65,011	—	(1,572)	63,439
U.S. Federal Agencies	17,710	25	(2)	17,733
Debt securities issued by foreign governments	95,000	2,543	—	97,543
State and municipal securities	178,990	7,934	(272)	186,652

Total available-for-sale securities	$1,093,030	$16,024	$(2,875)	$1,106,179

Held-to-maturity securities:
Mortgage Related
Agency-backed	1,516	55	—	1,571

Other Securities
U.S. Federal Agencies	115,913	6	(625)	115,294
Debt securities issued by foreign governments	10,000	41	—	10,041
State and municipal securities	103,679	7,953	—	111,632

Total held-to-maturity securities	$231,108	$8,055	$(625)	$238,538

$ in thousands	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Mortgage Related
Agency-backed	$1,030,832	$1,933	$(34,263)	$998,502

Other Securities
U.S. Federal Agencies	52,579	25	(583)	52,021
Debt securities issued by foreign governments	95,000	46	(961)	94,085
State and municipal securities	23,985	—	(1,590)	22,395

Total available-for-sale securities	$1,202,396	$2,004	$(37,397)	$1,167,003

Held-to-maturity securities:
Mortgage Related
Agency-backed	$36,218	$—	$(2,347)	$33,871
Private Label	48,612	—	(1,424)	47,188

Other Securities
U.S. Federal Agencies	24,999	19		25,018
Debt securities issued by foreign governments	10,000	73	—	10,073
State and municipal securities	229,127	1,327	(3,958)	226,496

Total held-to-maturity securities	$348,956	$1,419	$(7,729)	$342,646

Debt securities does not include investments in Federal Home Loan Bank (“FHLB”) equity securities. BLL Corp. held $24,155 and $22,346 of FHLB equity securities as of December 31, 2019 and 2018. FHLB equity investments are included in other assets in the consolidated statements of financial condition. FHLB equity investments are carried at cost and evaluated for impairment based on the Company’s expectation of the stock’s par value. There was no other-than-temporary impairment.

Debt securities does not include other equity securities. BLL Corp. held $6,000 and $5,126 of other equity investments in mutual fund securities as of December 31, 2019 and 2018 and are recorded at fair value. Other equity securities are included in other assets and changes in fair market value are recorded in non-interest income.

Gross unrealized losses and fair value of individual securities that are in an unrealized loss position as of December 31 are as follows:

$ in thousands	2019
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
Mortgage Related
Agency-backed	$172,779	$(947)	$9,644	$(61)	$182,423	$(1,008)
Private Label	4,609	(12)	3,717	(9)	8,326	(21)
Other Securities
U.S. Government Treasuries	63,439	(1,572)	—	—	63,439	(1,572)
U.S. Federal Agencies	1,898	(2)	—	—	1,898	(2)
State and municipal securities	12,858	(129)	10,039	(143)	22,897	(272)

Total available-for-sale securities	$255,583	$(2,662)	$23,400	$(213)	$278,983	$(2,875)

Held-to-maturity securities:
U.S. Federal Agencies	90,289	(625)	—	—	90,289	(625)

Total held-to-maturity securities	$90,289	$(625)	$—	$—	$90,289	$(625)

$ in thousands	2018
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
Mortgage Related
Agency-backed	$40,176	$(2,087)	$764,788	$(32,176)	$804,964	$(34,263)

Other Securities
U.S. Federal Agencies	28,451	(93)	15,319	(490)	43,770	(583)

Debt securities issued by foreign governments	—	—	59,039	(961)	59,039	(961)
State and municipal securities	—	—	22,395	(1,590)	22,395	(1,590)

Total available-for-sale securities	$68,627	$(2,180)	$861,541	$(35,217)	$930,168	$(37,397)

Held-to-maturity securities:
Mortgage Related
Agency-backed	$1,520	$(116)	$32,351	$(2,231)	$33,871	$(2,347)
Private Label	6,523	(70)	40,665	(1,354)	47,188	(1,424)

Other Securities
State and municipal securities	54,304	(518)	74,396	(3,440)	128,700	(3,958)

Total held-to-maturity securities	$62,347	$(704)	$147,412	$(7,025)	$209,759	$(7,729)

The primary cause of unrealized losses disclosed is due to changes in market interest rates. BLL Corp. has the ability and intent to hold impaired securities until recovery and, currently, BLL Corp. will not likely be required to sell the securities. If BLL Corp. intends to sell the impaired debt security or it is more likely than not it will be required to sell the impaired debt security, the impaired security will be considered other-than-temporarily impaired.

There was no other-than-temporary impairment recorded for the years ended December 31, 2019 and 2018.

The amortized cost and estimated fair value of debt securities held as of December 31, 2019 are presented below by weighted average life. Actual maturities may differ from the below because issuers may have the right to call or prepay obligations. Mortgage related debt securities are shown separately since they are not due at a single maturity date.

$ in thousands	Amortized Cost	Fair Value
Available-for-sale securities - other:
One year or less	$14,569	$14,716
One year through five years	83,256	84,886
Five years through ten years	164,919	167,081
Greater than ten years	93,967	98,683
Available-for-sale - Mortgage related:	736,319	740,813

Total available-for-sale securities	$1,093,030	$1,106,179

Held-to-maturity securities - other:
One year or less	$55,298	$55,086
One year through five years	207	217
Five years through ten years	29,800	31,815
Greater than ten years	144,287	149,849

Held-to-maturity - Mortgage related	1,516	1,571

Total held-to-maturity securities	$231,108	$238,538

BLL Corp. uses securities as collateral for certain deposit types and derivatives margin calls. As of December 31, 2019 and December 31, 2018, the amortized cost of the company’s pledged securities was $116,235 and $96,904, respectively. As of December 31, 2019 and 2018, BLL Corp. did not pledge any securities as collateral under agreements to repurchase.

In 2019, BLL Corp. adopted ASU 2017-12 “Derivatives and Hedging (Topic 815) – Targeted Improvements to Accounting for Hedging Activities”. Adoption allowed BLL Corp. to reclassify certain debt securities from HTM to AFS if the debt security is eligible to be hedged in compliance of the last-of-layer method in accordance with ASU 2017-12. Generally, this included debt securities that are pre-payable, including mortgage-related securities, and debt securities that are callable by the issuer. BLL Corp. transferred HTM securities with an amortized cost basis of $216,208 and fair value of $224,362.

3. Loans

BLL Corp. monitors credit quality by evaluating various attributes and utilizes similar information in the assessment of the adequacy of the allowance for credit losses. The following sections provide the credit quality indicators BLL Corp. most closely monitors. All loans are subject to individual risk assessment using BLL Corp’s internal credit risk ratings. The internal credit risk ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard and Doubtful categories, which are defined by banking regulatory agencies. Criticized credits are analyzed on a quarterly basis.

Credit Quality

The summarized gross loan balance of Criticized loans by portfolio class as of December 31 is as follows:

$ in thousands	2019			2018
	Special Mention	Substandard	Doubtful	Special Mention	Substandard	Doubtful
Healthcare	$56,542	$88,608	$—	$76,619	$89,463	$—
Real Estate	43,433	2,330	—	2,854	—	—
Media & Entertainment	—	5,659	—	5,192	18,870	—
Middle Market	43,167	3,023	—	29,199	30,801	—

Total credit risk by segment	$143,142	$99,620	$—	$113,864	$139,134	$—

The following tables provide the recorded investment on the non-performing loan portfolio by class at December 31 for the years indicated:

	2019
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Non-performing loans:
Non-accrual loans	42,018	—	5,659	—	47,677
Loans 90 days past due	3,461	1,567	—	2,910	7,938
Non-accruing troubled restructured debt	23,643	1,325	—	2,823	27,791

Total non-performing loans	69,122	2,892	5,659	5,733	83,406

Past due loans:
31-89 Days	450	4,280	—	20,510	25,240
90+ Days	3,461	1,567	—	2,910	7,938

Total past due loans	3,911	5,847	—	23,420	33,178

	2018
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Non-performing loans:
Non-accrual loans	36,915	—	16,851	837	54,603
Loans 90 days past due	8,279	—	—	786	9,065
Non-accruing troubled restructured debt	1,963	—	—	14,173	16,136

Total non-performing loans	47,157	—	16,851	15,796	79,804

Past due loans:
31-89 Days	29,267	1,162	—	21,437	51,866
90+ Days	8,279	—	—	786	9,065

Total past due loans	37,546	1,162	—	22,223	60,931

BLL Corp. uses loans as collateral for borrowings from the FHLB. As of December 31, 2019 and December 31, 2018, the amortized cost of the Company’s pledged loans was $681,387 and $630,442, respectively.

4. Allowance for Loan Losses

The following tables provide information on the activity in the allowance for loan losses by the respective loan portfolio class for the years ended December 31:

	2019
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Balance at beginning of year	22,021	8,056	7,098	16,759	53,934
Provision (credit)	16,937	1,741	7,390	(6,461)	19,607
Charge-offs	(16,423)	—	(11,431)	(31)	(27,885)
Recoveries	2,424	60	982	3,729	7,195

Net (charge-offs) / recoveries	(13,999)	60	(10,449)	3,698	(20,690)

Balance at end of period	24,959	9,857	4,039	13,996	52,851

Ending balance: individually evaluated for impairment	70,687	1,325	5,659	3,347	81,018
Ending balance: collectively evaluated for impairment	837,646	2,170,198	42,706	2,030,984	5,081,534

Total gross loans	908,333	2,171,523	48,365	2,034,331	5,162,552

	2018
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Balance at beginning of year	16,476	8,779	2,617	16,071	43,943
Provision (credit)	8,140	(723)	7,946	13,937	29,300
Charge-offs	(4,684)	—	(3,465)	(16,335)	(24,484)
Recoveries	2,089	—	—	3,086	5,175

Net (charge-offs) / recoveries	(2,595)	—	(3,465)	(13,249)	(19,309)

Balance at end of period	22,021	8,056	7,098	16,759	53,934

Ending balance: individually evaluated for impairment	72,580	—	18,870	16,347	107,797
Ending balance: collectively evaluated for impairment	890,207	1,914,313	146,575	1,996,895	4,947,990

Total gross loans	962,787	1,914,313	165,445	2,013,242	5,055,787

BLUSA recorded deferred loan fees of $9,945 and $11,722 as of the years ending December 31, 2019 & 2018, respectively.

BLL Corp. did not acquire loans with deteriorated credit quality during the years ending December 31, 2019 and 2018.

The following tables present the recorded investment with respect to impaired loans, the associated allowance by the applicable portfolio class and the principal balance of the impaired loans prior to amounts charged-off at December 31 for the years indicated:

	2019
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Impaired loans with a specific allowance:
Non-accruing	1,770	—	2,473	—	4,243
Troubled restructured debt, accruing	—	—	—	—	—
Troubled restructured debt, non-accruing	306	1,325	—	2,823	4,454

Total	2,076	1,325	2,473	2,823	8,697

Specific allowance	1,955	389	763	1,347	4,453

Impaired loans without a specific allowance:
Non-accruing	40,248	—	3,186	—	43,434
Troubled restructured debt, accruing	5,026	—	—	524	5,550
Troubled restructured debt, non-accruing	23,337	—	—	—	23,337

Total	68,611	—	3,186	524	72,321

Total impaired loans:
Non-accruing	42,018	—	5,659	—	47,677
Troubled restructured debt, accruing	5,026	—	—	524	5,550
Troubled restructured debt, non-accruing	23,643	1,325	—	2,823	27,791

Total	70,687	1,325	5,659	3,347	81,018

Unpaid principal in total impaired loans	88,544	1,325	19,033	3,685	112,586

Average impaired loan balances	71,439	331	11,861	6,594	90,226

Interest income on impaired loans recognized on a cash basis	1,187			1,117	2,303

	2018
(in thousands)	Healthcare	Real Estate	Media & Entertainment	Middle Market & Other	Total
Impaired loans with a specific allowance:
Non-accruing	17,281	—	15,812	—	33,093
Troubled restructured debt, accruing	—	—	—	—	—
Troubled restructured debt, non-accruing	—	—	—	3,447	3,447

Total	17,281	—	15,812	3,447	36,540

Specific allowance	3,737	—	3,305	614	7,656

Impaired loans without a specific allowance:
Non-accruing	19,634	—	1,040	837	21,511
Troubled restructured debt, accruing	33,702	—	2,018	1,337	37,057
Troubled restructured debt, non-accruing	1,963	—	—	10,726	12,689

Total	55,299	—	3,058	12,900	71,257

Total impaired loans:
Non-accruing	36,915	—	16,852	837	54,604
Troubled restructured debt, accruing	33,702	—	2,018	1,337	37,057
Troubled restructured debt, non-accruing	1,963	—	—	14,173	16,136

Total	72,580	—	18,870	16,347	107,797

Unpaid principal in total impaired loans	79,448	—	24,153	31,413	135,014

Average impaired loan balances	65,465	—	11,821	31,785	109,071

Interest income on impaired loans recognized on a cash basis	344	—	—	1,037	1,381

At December 31, 2019 and 2018, troubled debt restructured loans amounted to $33,341 and $53,193, respectively, and had an allowance of $1,912 and $614, respectively. BLL Corp. does not have significant concentration with any individual customer. Troubled debt restructured loans are typically the result of interest rate adjustments, term extensions, or other covenant adjustments.

5. Equipment and Software

Equipment and software at December 31 included the following:

$ in thousands	2019	2018
Leasehold improvements	$28,062	$28,062
Software	69,055	65,181
Furniture and equipment	7,728	6,675

Total gross carrying value	104,845	99,918

Accumulated depreciation and amortization	(46,093)	(33,266)

Total equipment and software	$58,752	$66,652

For the years ended December 31, 2019 and 2018, depreciation in occupancy and equipment expenses in the consolidated statements of net income was $12,828 and $12,814, respectively.

6. Deposits

Included in interest-bearing deposits are savings, certain demand, money market, call and checking plus accounts which totaled $1,824,502 and $1,613,450 at December 31, 2019 and 2018, respectively. Non-FDIC insured time deposits, with third parties (in excess of $250 per depositor), were $478,438 and $802,299 at December 31, 2019 and 2018, respectively. Non-FDIC insured time deposits, with related parties (in excess of $250 per depositor), were $268,845 and $343,205 at December 31, 2019 and December 31, 2018, respectively.

At December 31, 2019, the scheduled maturities of interest-bearing time deposits were as follows:

$ in thousands
Year ending	As of December 31
2020	$1,186,312
2021	131,659
2022 and thereafter	201,540

Total	$1,519,511

7. Other Borrowings

BLL Corp. has other borrowings (advances) from the FHLB totaling $455,000 and $415,000 as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the average interest rate on outstanding FHLB advances was 1.84% and 2.65%, respectively. Borrowings maturing in excess of one year were $125,000 and $0 as of December 31, 2019 and 2018, respectively. Borrowings maturing within of one year were $330,000 and $415,000 as of December 31, 2019 and 2018, respectively in accordance with the Advances, Collateral Pledge and Security Agreement with the FHLB, BLL Corp. maintained the requisite qualifying collateral with the FHLB, as defined by the FHLB, to secure such advances.

BLL Corp. may have facilities in place with the Federal Reserve Bank (“FRB”) on a secured basis. As of December 31, 2019 and 2018, BLL Corp. had $406 million and $396 million of loans located at the discount window of the FRB, all of which was unused and available to support additional borrowings.

8. Regulatory Capital

BLL Corp. and BLUSA are subject to various regulatory capital requirements administered by the Federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BLL Corp’s consolidated financial statements. Under capital adequacy guidelines, and the regulatory framework, BLL Corp. and BLUSA must meet specific capital guidelines that involve quantitative measures of BLL Corp’s and BLUSA’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

BLL Corp’s and BLUSA’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require BLL Corp. and BLUSA to maintain minimum amounts and ratios (set forth in the table below) of Total Capital, Tier 1 Capital and Common Equity Tier 1 (“CET1”) to risk-weighted assets. BLL Corp’s and BLUSA’s actual capital amounts and ratios are as follows:

$ in thousands	Actual		Minimum Ratio for Capital Adequacy Purposes		Well Capitalized Minimum Ratio
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019 (Basel III):
Total Capital Ratio
BLL Corp	$913,022	14.98%	$487,628	> 8%	$609,534	> 10%
BLUSA	$908,947	14.91%	$487,584	> 8%	$609,479	> 10%
Tier 1 Capital Ratio
BLL Corp	859,629	14.10%	365,688	> 6%	365,721	> 6%
BLUSA	855,554	14.04%	365,688	> 6%	487,584	> 8%
CET1 Ratio
BLL Corp	859,111	14.09%	274,290	> 4.5%	N/A	N/A
BLUSA	855,554	14.04%	274,266	> 4.5%	396,162	> 6.5%

As of December 31, 2018 (Basel III):
Total Capital Ratio
BLL Corp	$900,893	15.07%	$478,285	> 8%	$597,856	> 10%
BLUSA	$895,105	14.97%	$478,227	> 8%	$597,783	> 10%
Tier 1 Capital Ratio
BLL Corp	846,459	14.16%	358,714	> 6%	358,714	> 6%
BLUSA	840,671	14.06%	358,670	> 6%	478,227	> 8%
CET1 Ratio
BLL Corp	845,974	14.15%	269,035	> 4.5%	N/A	N/A
BLUSA	840,671	14.06%	269,002	> 4.5%	388,559	> 6.5%

During 2019, LISI executed one dividend, totaling $3 million, to its parent, BLUSA. LISI does not expect an adverse effect from the dividend distribution on its business or capital standing and LISI’s Net Capital is higher than the minimum regulatory requirement.

9. Income Taxes

For 2019 and 2018, the difference between BLL Corp’s statutory tax rate and effective tax rate primarily relates to state and local income taxes net of the federal tax benefit, tax-exempt interest income net of the Tax Equity and Fiscal Responsibility Act of 1982 adjustment, non-taxable income on bank-owned life insurance contracts, low-income housing investment and certain non-deductible expenses. BLL Corp. applies the individual security approach for releasing tax effects from AOCI regarding available for sale securities.

The components of income tax expenses are as follows:

$ in thousands	2019	2018
Current tax expense:
Federal	$14,956	$19,396
State and local	6,344	8,564

Total current tax expense	21,300	27,960

Deferred tax expense:
Federal	1,424	(4,596)
State and local	718	(2,326)

Total deferred tax expense	2,142	(6,922)

Total income tax expense	$23,442	$21,038

Effective tax rates differ from the federal statutory rate of 21% for December 31 2019 and 2018, which is applied to income before tax expense, due to the following:

	2019		2018
$ in thousands	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	20,305	21.0%	17,476	21.0%
State income tax, net of federal benefit	5,579	5.8%	4,928	5.9%
Tax-exempt interest, net of disallowance	(1,830)	-1.9%	(1,355)	-1.6%
Bank-owned life insurance	(670)	-0.7%	(221)	-0.3%
Other	58	0.1%	210	0.3%

Effective income tax rate	23,442	24.2%	21,038	25.3%

Deferred Income Taxes

The following represents BLL Corp’s deferred tax assets and liability as of December 31, 2019 and 2018:

$ in thousands	2019	2018
Deferred tax assets:
Allowance for loan losses	14,882	14,925
Net unrealized losses on securities	—	9,831
Accrued compensation	10,830	10,925
Accrued pension and post-retirement ben	3,835	3,771
Deferred rent	4,745	4,768
Net deferred loan fees	2,790	3,244
Other	5,305	2,460

Total deferred tax assets	42,387	49,924

Deferred tax liabilities:
Bank premises and equipment	(8,902)	(9,786)
Net unrealized gains on securities	(3,472)	—
Other	(6,175)	(1,296)

Total deferred tax liabilities	(18,549)	(11,082)

Net deferred tax asset	23,838	38,842

BLL Corp. did not record a valuation allowance for deferred tax assets as of December 31, 2019 and 2018. In assessing a valuation allowance for deferred tax assets, BLL Corp. considers whether it is more likely than not that a portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. As of December 31, 2019, BLL Corp. believes it is more likely than not that the Company will fully realize its deferred tax asset.

Unrecognized Tax Benefits and Examinations

BLL Corp. recognizes tax positions in the consolidated financial statements only when it is more likely than not to be sustained upon examination by the relevant taxing authority based on its technical merits. The position is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

At December 31, 2019 and 2018, BLL Corp. had no ASC 740-10 unrecognized tax benefits. BLL Corp. does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

BLL Corp. is currently under audit by the State of New York and New York City for 2015 through 2017 and the State of Illinois for 2016. The standard three-year statute of limitations remains in effect for returns filed in the Federal, New York State, New York City, California, Illinois, New Jersey and Florida jurisdictions. Accordingly, all years subsequent to and including 2016 remain open to examination.

10. Lease Commitments

The future minimum lease commitments for banking premises under operating leases as of December 31, 2019 were as follows:

$ in thousands
Year	2019
2020	$8,833
2021	8,975
2022	8,858
2023	8,780
2024 and thereafter	85,866

Total	$121,312

The above commitments include scheduled rent escalations. Certain leases are subject to additional escalation based on future changes in the consumer price index and specific expenses of the lessor.

The aggregate rental expense, net of sublease rentals, for the years ended December 31, 2019 and 2018 was $9,179 and $8,492, respectively, and is included under occupancy expenses in the consolidated statements of net income and comprehensive income.

11. Related-Party Transactions

BLL Corp. transacts business with the Parent and its affiliates while conducting its commercial banking and brokerage activities.

Commercial Banking Transactions

Included in the consolidated financial statements are the following amounts with the Parent and its affiliates, as of and for the years ended December 31:

$ in thousands	2019	2018
Cash and due from banks	$11,721	$70,285
Deposits	278,990	355,401
Other liabilities	7,547	3,662

Other Related Party Transactions:

In 2018, the Parent executed a sale of 15% of BLL’s outstanding ownership equity (3,347,648 shares) for $42.00 per share.

During the course of normal commercial lending activities, BLL Corp. is the lead bank for certain loans of which BLITA is a participant. BLITA’s portion was $683 million and $677 million as of December 31, 2019 and December 31, 2018, respectively. In accordance with U.S. GAAP, BLITA’s portion of the loans and the related income is not recorded in our consolidated financial statements.

Ordinary Banking Relationships

Certain of BLUSA’s and or BLL Corp’s officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, BLL Corp. in the ordinary course of business. These transactions include deposits, loans, letters of credit, foreign exchange and interest rate swaps. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of these financials, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. BLL Corp. expects to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Ordinary Expense Reimbursement

Certain of BLUSA’s or BLL Corp’s officers and directors incur reasonable business expenses directly related to their respective responsibilities. BLL Corp. will reimburse related parties for costs incurred for qualifying transactions.

12. Employee Benefit Plans

BLL Corp. participates in a defined benefit plan and defined contribution plan covering substantially all of its U.S. employees. The defined benefit plan was frozen in prior years, and at that time, all future benefit accruals ceased. The following tables provide a reconciliation of the changes in the Plans’ benefit obligations, funded status and fair value of assets for the plan participants, over the two-year period ended December 31:

$ in thousands	Pension Benefits		Other Benefits
As of December 31	2019	2018	2019	2018
Reconciliation of benefit obligations:
Obligation as of January 1	$48,882	$56,410	$10,696	$13,646
Service Cost	65	43	23	62
Interest Cost	1,968	1,899	441	457
Settlements	—	(3,233)	—	—
Actuarial (gain) / loss	5,011	(5,231)	1,379	(2,663)
Benefit Payments	(1,587)	(1,006)	(867)	(806)

Total obligation	$54,339	$48,882	$11,672	$10,696

As of December 31	2019	2018	2019	2018
Reconciliation of fair value of plan assets:
Fair value of plan assets as of January 1	$45,952	$50,534	$—	$—
Actual return on plan assets	9,775	(2,754)	—	—
Settlements	—	(3,822)	—	—
Employer contributions	—	3,000	867	806
Benefit payments	(1,587)	(1,006)	(867)	(806)

Total fair value of plan assets	$54,140	$45,952	$—	$—

Funded Status	$(199)	$(2,930)	$(11,672)	$(10,696)

Assumptions used to determine benefit obligations	2019	2018	2019	2018
Discount Rate	3.40%	4.08%	3.40%	4.08%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rates:
Current year’s rate (<65/65+)	N/A	N/A	6.50%	5.00%
Ultimate rate	N/A	N/A	4.50%	5.00%
Year ultimate rate is reached	N/A	N/A	2028	2017

The amount of expected benefit payments of the defined benefit plan as of December 31, 2019 are as follows:

$ in thousands
As of December 31	Pension Benefits	Other Benefits
2019	$3,604	$855
2020	3,251	833
2021	2,604	844
2022	2,943	749
2023	2,868	649
2024 - 2028	14,884	2,704

Total	$30,154	$6,634

The following table provides the components of net periodic benefit cost for the Plans for the years ended December 31:

$ in thousands	Pension Benefits		Other Benefits
As of December 31	2019	2018	2019	2018
Service cost	$65	$43	$23	$62
Interest cost	1,968	1,899	441	457
Expected return on plan assets	(3,141)	(3,452)	—	—
Amortization of prior service cost	—	—	—	(634)
Amortization of net loss	471	422	(2,132)	(1,379)
Settlement	—	1,476	—	—

Net periodic (benefit) / cost	$(637)	$388	$(1,668)	$(1,494)

BLL Corp’s unrecognized loss included in accumulated other comprehensive loss for the Plans was $13,618 and $12,201 at December 31, 2019 and 2018, respectively.

Average asset allocations of the defined benefit pension plan at December 31, 2019 and 2018, by asset category, are as follows:

$ in thousands	2019		2018
As of December 31	Fair Value	Percentage	Fair Value	Percentage
Money market and temporary investment fund	$1,942	4%	$1,046	2%
Mututal funds:
Stock funds	23,431	43%	17,535	38%
Bond funds	28,767	53%	27,370	60%

Total	$54,140	100%	$45,952	100%

The securities in the above table are classified Level 1 for fair valuation hierarchy purposes.

BLL Corp. adopted the mortality table released by the Society of Actuaries (“SOA”) for the annuity portion of the benefit based on the PRI-2012 mortality table with the MP-2019 and MP-2018 mortality projection tables, respectively, without any further adjustments (including any collar adjustments).

BLL Corp. also participates in a defined contribution plan, the Sheltered Savings Plan, which covers substantially all permanent employees who work at least 1,000 hours per year. Participants may elect to contribute up to 50% of their base salary, up to a maximum of $19, subject to Internal Revenue Service limitations. BLL Corp. contributed $2,671 and $2,974 to the Sheltered Savings Plan in 2019 and 2018, respectively.

13. Derivatives

BLL Corp. enters into various derivative contracts on behalf of its clients and for economic hedging purposes. These positions primarily include interest rate products, foreign currency options and foreign currency contracts. The changes in fair value of these derivatives are included in other non-interest income in the consolidated statements of net income and comprehensive income except, as discussed below, the effective portion of changes in fair value related to cash flow hedges.

At December 31, 2019 and 2018, the fair value of derivatives included in other assets and liabilities in the consolidated statements of financial condition is as follows:

$ in thousands	2019		2018
	Fair Value		Fair Value
	Assets	Liabilities	Assets	Liabilities
Foreign exchange forward contracts sold	$2,966	$833	$1,034	$4,447
Foreign exchange forward contracts purchased	1,261	3,298	5,895	1,239
Currency options	148	94	12	12
Interest rate swaps	12,926	15,198	11,316	11,228

Total fair value of derivatives	$17,301	$19,423	$18,257	$16,926

The maximum loss under derivatives that would be recognized at the reporting date, if the counterparties failed completely to perform as contracted, is the fair value. Management monitors and controls the related risk exposure.

Cash Flow Hedges of Interest Rate Risk

During the year ended December 31, 2019, BLL Corp. commenced a cash flow hedge program. BLL Corp’s objective in using interest rates derivatives are to add stability to net interest income and to manage the exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps, as well as, interest rate options as a part of its interest rate management strategy. Interest rate options designated as a cashflow hedge involve the receipt of fixed rate-amounts subject to the contractual cap or floor from a counterparty in exchange for the Company making variable-rate payments. As of December 31, 2019, the Company had 5 interest rate options, with an aggregate notional amount of $400 million that were designated as cash flow hedges of interest rate risk associate with the Company’s variable-rate assets. The contractual maturities of these instruments vary with the last one maturing in December 2024.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive (Loss) Income (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the changes in fair values of the derivatives is recognized directly in earnings. During the years ended December 31, 2019 & 2018, the Company did not recognize any gains or losses for hedge ineffectiveness.

Amounts reported in AOCI related to derivatives may be reclassified to interest income, as applicable, as interest payments are received on the Company’s variable rate assets. The amounts expected to be reclassified are immaterial.

14. Commitments and Contingencies

Off-Balance Sheet Commitments

BLL Corp. utilizes various lending related financial instruments to meet the financing needs of its customers. BLL Corp. issues commitments to extend credit, standby letters of credit, and commercial letters of credit. BLL Corp’s exposure to credit loss in the event of nonperformance by the counterparty to the instruments is represented by the contractual amounts of these instruments. The aforementioned commitments and obligations are subject to the same credit policies as on-balance sheet instruments. To provide for risk of losses inherent in the credit extension process, BLL Corp. determines specific and expected loss components for its off-balance sheet products. Reserves allocated to off-balance sheet credit risk were $542 and $499 as of December 31, 2019 and 2018, respectively, and are included in other liabilities in the consolidated statements of financial condition.

BLL Corp’s commitment exposure as of December 31, 2019 and 2018, is as follows:

$ in thousands	Contract Amount
	2019	2018
Commitments to extend credit	$1,023,632	$940,789
Standby letters of credit	205,448	172,209
Commercial letters of credit	41,954	96,459

Total commitments	$1,271,034	$1,209,457

The maximum potential amount of future payment under these standby letters of credit guarantees at December 31, 2019, is as follows:

$ in thousands
	Within One Year	From One Year to Three Years	From Three Years to Five Years	Over Five Years	Total
Standby letters of credit	$171,356	$26,373	$7,719	$—	$205,448

Other

BLL Corp. is subject to certain legal actions which arise during the normal course of business. Management believes that the resolution of any litigation or investigation will not have a material adverse effect on the consolidated financial condition or results of operations of BLL Corp.

15. Concentration of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if a borrower failed to perform as contracted and any collateral or security provided proved to be of no value. Concentration of credit risk arises when a number of customers are engaged in similar business activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by a change in economic conditions.

BLL Corp. manages its on-balance sheet and off-balance sheet financial instruments portfolio by establishing and monitoring various limits and sub-limits. A substantial portion of BLL Corp’s lending operation is concentrated in the great New York City area, and particularly the real estate loan class. BLL Corp. does not have any other significant concentrations except for the U.S. Treasury and its agencies. For further information regarding on- and off-balance sheet credit concentrations by major product or segments, see Notes 2, 3, 13 and 14 to the consolidated financial statements.

16. Fair Value of Financial Instruments

The following is a description of BLL Corp’s valuation methodologies for assets and liabilities measured at fair value:

Available-for-sale Securities

BLL Corp’s debt securities portfolio is priced via an independent pricing service. The fair values are generally based on or derived from mid prices. Level 1 securities include U.S. Treasury securities. Fair values of securities classified within Level 2 are derived using pricing models, which utilize marked based, or independently sourced market parameters, such as interest rate yield curves, time value, volatility factors, issuer spreads and quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments include collateralized mortgage obligations, commercial mortgage-backed securities (“MBS”), MBS pass-throughs, debt issued by U.S. Government Federal agencies, asset-backed securities, corporate debt and certain high-yield debt securities. Securities whose value is determined using pricing models based on inputs that are unobservable and significant to the fair value measurement, as well as instruments for which the determination of fair value requires significant management judgement or estimation, are classified within Level 3.

Derivative Instruments

Derivative instruments are valued using an independent valuation system and dealer or broker quotes that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy. Such derivatives include basic interest rate swaps, forwards, and options.

Fair Value Hierarchy

The following table presents the financial instruments carried at fair value on a recurring basis as of December 31, by level, in the fair value hierarchy:

$ in thousands	2019
	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Unobservable Inputs (Level 2)	Significant Observable Inputs (Level 3)
Assets:
Available-for-sale securities:
Mortgate Related
Agency-backed	$698,264	$—	$698,264	$—
Private Label	42,548	—	42,548	—
Other Securities
U.S. Government Treasuries	63,439	63,439	—	—
U.S. Federal Agencies	17,733	—	17,733	—
Debt securities issued by foreign governments	97,543	—	97,543	—
State and municipal securities	186,652	—	186,652	—

Total available-for-sale securities	$1,106,179	$63,439	$1,042,740	$—

Other equity securities	6,000	—	6,000	—
Trading derivative assets	17,301	—	17,301	—

Total assets	$1,129,480	$63,439	$1,066,041	$—

Liabilities:
Trading derivative liabilities	19,423	—	19,423	—

Total liabilities	$19,423	$—	$19,423	$—

$ in thousands	2018
	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities:
Mortgate Related
Agency-backed	$998,502	$—	$998,502	$—
Other Securities
U.S. Federal Agencies	52,021	—	52,021	—
Debt securities issued by foreign governments	94,085	—	94,085	—
State and municipal securities	22,395	—	22,395	—

Total available-for-sale securities	$1,167,003	$—	$1,167,003	$—

Other equity securities	5,126		5,126
Trading derivative assets	18,257	—	18,257	—

Total assets	$1,190,386	$—	$1,190,386	$—

Liabilities:
Securities sold, not yet purchased:
Trading derivative liabilities	16,926	—	16,926	—

Total liabilities	$16,926	$—	$16,926	$—

The carrying values and estimated fair values of financial instruments not recorded at fair value on a recurring basis as of December 31 are as follows:

$ in thousands	2019		2018
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Held-to-maturity portfolio	231,108	238,538	348,956	342,646
Loans, net	5,099,761	5,101,563	4,990,131	4,975,147

Total non-fair value financial assets	$5,330,869	$5,340,101	$5,339,087	$5,317,793

Financial liabilities:
Time deposits	1,519,511	1,527,095	2,172,523	2,168,653
Borrowings from FHLB	455,000	454,922	415,000	415,224

Total non-fair value financial liabilities	$1,974,511	$1,982,017	$2,587,523	$2,583,877

Financial assets for which fair value approximates book value include cash and due from banks, federal funds sold, restricted cash, FHLB equity securities, receivables and customers’ obligation for acceptances.

Financial liabilities for which fair value approximates book value include money market and savings deposits, interest payable, accrued expenses and acceptances outstanding.

17. Stock Based Compensation

For the years ended December 31, 2019 and 2018, BLL Corp. recorded share-based compensation and related tax benefits as follows:

(Dollars in thousands)	Year ended December 31,
	2019	2018
Share-based compensation expense	$990	$355
Income tax (benefit) related to share-based compensation expense	(274)	$(98)

As of December 31, 2019, unrecognized share-based compensation expense was as follows:

(Dollars in thousands)
	Unrecognized expense	Weighted Average Expected Recognition period in years
Stock options	$2,617	2.64

During the year ended December 31, 2018, BLL Corp. granted 676,190 shares of stock options. The stock options granted during 2018 will expire in 2025. This exercise price is the same per share price as the 15% sale of BLL Corp’s shares.

During 2019, BLL Corp. paid a special dividend. As a result, BLL Corp’s board of directors approved a reduction in exercise price to $39.06 per share. The incremental compensation cost as a result of the modification was not material.

There were no stock options that were vested, exercised, forfeited, expired, or cancelled during the year ended December 31, 2019.

The fair values of share-based awards for employee stock options were estimated using the Black-Sholes option pricing model. The following is a summary of our employee stock options:

Employee Share-Based Awards	2019
Expected life - in years	4.8
Volatility	16.33%
Risk-Free Rate	2.29%
Dividend Yield	2.00%

The stock options will vest during the year ending December 31, 2022. The expected life is based on the simplified method as described in Staff Accounting Bulletin Topic 14.D.2.

As BLL Corp. and the Parent are not publicly traded entities, the expected volatility assumption has been developed using the historical stock price volatility and implied volatility of a peer group of publicly traded companies.

18. Subsequent Events

BLL Corp. has evaluated whether events or transaction have occurred after December 31, 2019, that would require recognition or disclosure in these consolidated financial statements through February 24, 2020, the date of issuance of these consolidated financial statements.

On January 30, 2020, BLL Corp. approved a $73 million dividend to be paid in the first quarter of 2020.

Management has determined that there were no other subsequent events that require adjustment to, or disclosure in, the consolidated financial statements other than those items already disclosed.

ANNEX C

September 22, 2021

Board of Directors

Valley National Bancorp

1455 Valley Road

Wayne, NJ 07470

Members of the Board:

We understand that Bank Leumi le-Israel Corporation (the “Company”), Valley National Bancorp (the “Parent”), and Volcano Merger Sub Corporation, a newly-formed and wholly owned subsidiary of the Parent (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 22, 2021 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Merger Sub with and into the Company, with the Company surviving the merger as the “Interim Surviving Corporation” (the “Merger”), and (ii) the subsequent merger, at the Follow-On Merger Effective Time (as defined in the Merger Agreement), of the Interim Surviving Corporation with and into the Parent. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Common Shares”), other than Disregarded Shares and Dissenting Shares (each, as defined in the Merger Agreement), will be converted into the right to receive (a) $5.08064 per share in cash (the “Per Share Cash Consideration”), and (b) 3.8025 shares of common stock, no par value, of the Parent (“Parent Shares”) (the “Per Share Stock Consideration”), in each case subject to adjustment in certain circumstances set forth in the Merger Agreement. For purposes of the opinion set forth herein, with your consent and based on, in the case of the Per Share Cash Consideration, the trailing 30-day volume weighted average price of the Parent Shares as of September 20, 2021, and in the case of the Per Share Stock Consideration, the closing price of the Parent Shares on September 22, 2021, as well as in each case, the number of outstanding Common Shares as of the date hereof, we have assumed that the value of the aggregate consideration to be paid by the Parent pursuant to the Merger Agreement is $1,147,958,865 (such aggregate amount, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Merger Agreement further provides that, following the Merger, Bank Leumi USA, a subsidiary of the Company (the “Company Bank Subsidiary”), will merge with and into Valley National Bank, a subsidiary of the Parent (the “Parent Bank Subsidiary”), with the Parent Bank Subsidiary being the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).

You have asked for our opinion as to whether the Consideration to be paid by the Parent pursuant to the Merger Agreement is fair from a financial point of view to the Parent.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain financial statements and other publicly available business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other business, financial and operating data concerning the Company and the Parent, respectively;

3)	Reviewed certain financial projections prepared or furnished to us by the management of the Company as well as certain financial projections based on the Parent Street Forecasts (as defined below);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Parent, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)

Discussed the past and current operations and financial condition and the prospects of the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

7)

Reviewed the pro forma impact of the Merger on the Parent’s earnings per share, tangible book value per share, common equity Tier 1 ratio, cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Parent Shares;

9)

Compared the financial performance of the Company and the Parent and the prices and trading activity of the Parent Shares with that of certain publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. At your direction, our analysis relating to the business and financial prospects for the Parent for purposes of this opinion have been made on the basis of certain financial projections with respect to the Parent that were primarily derived from a consensus of selected Wall Street equity research financial forecasts, which forecasts were extrapolated for certain fiscal years based on your guidance and approved by you for our use (such forecasts and extrapolations thereof, the “Parent Street Forecasts”). With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Parent of the future financial performance of the Company and the Parent, and the Parent Street Forecasts are reasonable bases upon which to evaluate the business and financial prospects of the Parent. We express no view as to the Parent Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Parent Street Forecasts were derived. In addition, we have assumed that, in all respects material to our analysis, the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger in a manner that would be material to our analysis. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby (other than the Consideration to the extent expressly specified herein) or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, including, without limitation, any terms, aspects or implications of any related transactions. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other alternative business transaction or other business or financial strategies that might be available to the Parent, nor does it address the underlying business decision of the Parent to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at the Company or the Parent, nor have we examined any individual loan credit files of the Company or the Parent or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowances for loan losses of the Company and the Parent are adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Parent in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and the Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent, the Company, and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Parent and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Parent is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which the Parent Shares will trade following consummation of the Merger or at any time, and Morgan Stanley expresses no opinion or recommendation as to how any shareholders of the Parent should act or vote in connection with any of the transactions contemplated by the Merger Agreement.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Parent pursuant to the Merger Agreement is fair from a financial point of view to the Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Elizabeth Jacobs
Name: Elizabeth Jacobs Title: Managing Director

ANNEX D

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-255364, 333-235333, 333-222345 and 333-211060) and Form S-3ASR No. 333-254696 of our reports dated February 26, 2021, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

December 3, 2021

D-1

Annex E

Consent of Independent Auditors

We consent to the use of our report dated March 2, 2021, with respect to the consolidated financial statements of Bank Leumi Le-Israel Corporation and Subsidiaries, included herein in the Definitive Proxy Statement of Valley National Bancorp, which is incorporated by reference in the Registration Statements on Form S-8 (Nos. 333-255364, 333-235333, 333-222345 and 333-211060) and Form S-3 No. 333-254696 of Valley National Bancorp.

/s/ KPMG LLP

New York, New York

December 3, 2021

E-1

Annex F

Consent of Independent Auditors

We consent to the use of our report dated February 24, 2020, with respect to the consolidated financial statements of Bank Leumi Le-Israel Corporation and Subsidiaries included in the Definitive Proxy Statement of Valley National Bancorp filed with the Securities and Exchange Commission on December 3, 2021, that is incorporated by reference in the Registration Statements (Forms S-8 Nos. 333-255364, 333-235333, 333-222345 and 333-211060 and Form S-3 No. 333-254696) of Valley National Bancorp.

/s/ Ernst & Young LLP

New York, New York

December 3, 2021

F-1

ANNEX G

VALLEY NATIONAL BANK FOR RETURNED BAD ADDRESS C/O PROXY SERVICES P.O. BOX 9163 FARMINGDALE, NY 11735 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VLY2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please retain a copy of the 16-digit control number from your proxy card, as you will need it to participate in the virtual-only meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62926-S36217 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VALLEY NATIONAL BANCORP The Board of Directors of Valley National Bancorp (“Valley”) recommends you vote FOR the following proposals: For Against Abstain 1. To approve the issuance of shares of common stock, no par value, of Valley pursuant to the Agreement and Plan of Merger, dated as of September 22, 2021, by and among Bank Leumi Le-Israel Corporation, Valley and Volcano Merger Sub Corporation; and 2. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal above. NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Combined Document is available at www.proxyvote.com. D62927-S36217 VALLEY NATIONAL BANCORP PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS January 13, 2022 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Valley National Bancorp (“Valley”) hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and SURESH L. SANI and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Valley standing in the undersigned’s name at the Special Meeting of Shareholders of Valley, to be held via live audio webcast at www.virtualshareholdermeeting.com/VLY2022SM, on January 13, 2022 at 3:00 p.m., Eastern Time, and at any adjournment or postponement thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned shareholder hereby revokes any and all proxies heretofore given with respect to such meeting. This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR proposals 1 and 2. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually. (Continued and to be signed on the reverse side.)